Exhibit 10.8

Execution Version

SEVENTH AMENDMENT

SEVENTH AMENDMENT TO CREDIT AGREEMENT (this “Seventh Amendment”), dated as of December 1, 2016 among Envision Healthcare Corporation (together with its successors in interest, the “Borrower”), the several banks and financial institutions parties hereto that constitute Tranche C Term Lenders (as further defined in Subsection 1(b)(i) hereof), the other Lenders party hereto, Deutsche Bank AG New York Branch (“DBNY”), as existing Administrative Agent (the “Existing Administrative Agent”) and existing collateral agent (the “Existing Collateral Agent”) and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent under the Restated Credit Agreement (as defined below) (the “New Administrative Agent”) and as Collateral Agent under the Restated Credit Agreement (as defined below) (the “New Collateral Agent”). Unless otherwise indicated, all capitalized terms used herein and not otherwise defined shall have the respective meanings provided to such terms in the Credit Agreement referred to below.

W I T N E S S E T H :

WHEREAS, the Borrower, the Lenders from time to time party thereto and the Administrative Agent are parties to a Credit Agreement, dated as of May 25, 2011 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, pursuant to the 2016 Merger Agreement, AmSurg Corp. (together with its successors in interest, “AmSurg”) and Holdings will combine in an all stock merger of equals;

WHEREAS, pursuant to and in accordance with Subsection 2.6 of the Credit Agreement, the Borrower has requested that Incremental Term Loan Commitments in an aggregate principal amount of $2,676,930,416.35 be made available to the Borrower, and the Tranche C Term Lenders and the Administrative Agent have agreed, upon the terms and subject to the conditions set forth herein, (a) that the Tranche C Term Lenders will make Incremental Term Loans in the form of the Tranche C Term Loans (as defined in Subsection 1(b)(i) hereof) and exchange Exchanged Term Loans (as defined in Subsection 1(b)(i) hereof) for Tranche C Term Loans, (b) that the proceeds of the Tranche C Term Loans will be used (i) to finance the 2016 Mergers and to pay fees, premiums and expenses incurred in connection with the 2016 Mergers and this Amendment, (ii) to repay in full all Loans (other than Exchanged Term Loans) outstanding under the Credit Agreement immediately prior to the Seventh Amendment Effective Date and to pay all accrued and unpaid interest thereon through the Seventh Amendment Effective Date (collectively, the “Prepayment”) and (iii) to finance the working capital, capital expenditures, business requirements, acquisitions and other general corporate purposes of the Borrower and its Restricted Subsidiaries and (d) to amend the Credit Agreement as provided herein without the consent or approval of any other Lender, as permitted by Subsections 2.6(d) and 11.1(d) thereof;

WHEREAS, certain Lenders holding Initial Term Loans and/or Tranche B Term Loans have elected, and the Borrower has agreed, to exchange (by exercising a cashless rollover option pursuant to Subsection 4.8 of the Credit Agreement) their Initial Term Loans and/or Tranche B Term Loans for Tranche C Term Loans;

WHEREAS, immediately following the effectiveness of the Incremental Credit Agreement Amendments (as defined in Section 4 hereof) and the Prepayment, the Tranche C Term Lenders will constitute all of the Lenders under the Credit Agreement, as amended hereby;

WHEREAS, immediately following the effectiveness of the Incremental Credit Agreement Amendments and the Prepayment, the Tranche C Term Lenders, then constituting all Lenders under the Credit Agreement, as amended hereby, the Existing Administrative Agent, the Existing Collateral Agent, the New Administrative Agent and the New Collateral Agent wish and agree to amend the Credit Agreement as set forth in Section Two below;

WHEREAS, the Borrower, certain of the Borrower’s subsidiaries and the Collateral Agent are party to a Guarantee and Collateral Agreement, dated as of May 25, 2011 (as amended, supplemented, waived or otherwise modified from time to time, the “Guarantee and Collateral Agreement”);

WHEREAS, immediately following the effectiveness of the Incremental Credit Agreement Amendments and the Prepayment, pursuant to Section 9.1 of the Guarantee and Collateral Agreement and Subsection 11.1(a) of the Credit Agreement, the New Collateral Agent, the Borrower, the Grantors (as defined therein) and the Lenders party hereto, constituting not less than the Required Lenders (determined immediately following the effectiveness of the Incremental Credit Agreement Amendments and the Prepayment) agree to make the amendments to the Guarantee and Collateral Agreement set forth in Section Three below; and

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION ONE - Incremental Credit Agreement Amendments. Subject to the satisfaction of the conditions set forth in Section Four hereof:

(a) The Tranche C Term Loans shall be deemed to be “Incremental Term Loans”, the Tranche C Term Lenders shall be deemed to be “Additional Lenders”, the Tranche C Term Loan Commitments shall be deemed to be “Incremental Term Loan Commitments” and this Seventh Amendment shall be deemed to be an “Incremental Commitment Amendment” and a “Loan Document”, in each case, for all purposes of the Credit Agreement and the other Loan Documents. The Borrower and the Administrative Agent hereby consent, pursuant to Subsections 11.6(b)(i) and 2.6(b) of the Credit Agreement, to the inclusion as an “Additional Lender” of each Tranche C Term Lender that is party to this Seventh Amendment that is not an Existing Term Lender, an Affiliate of an Existing Term Lender or an Approved Fund.

2

(b) Subsection 1.1 of the Credit Agreement is hereby amended as follows:

i. by adding the following new definitions, to appear in proper alphabetical order:

“2016 Transactions” (i) means, collectively, any or all of the following: (i) the entry into the indenture, dated as of December 1, 2016, among the Borrower and Wilmington Trust, National Association, entry into the purchase agreement, dated as of November 16, 2016, among the Borrower and the initial purchasers party thereto and the issuance of the senior unsecured notes on December 1, 2016, (ii) the entry into the Seventh Amendment and the Incurrence of the Term Loans, (iii) the entry into the third amendment to the Senior ABL Facility, (iv) the consummation of the 2016 Mergers (vi) the repayment, refinancing, defeasance and/or redemption of certain Indebtedness of each of Envision Healthcare Holdings, Inc. and its Subsidiaries and AmSurg in connection with the foregoing and (vii) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Exchanged Term Loans”: as to any Existing Term Lender, the full principal amount of such Lender’s outstanding Initial Term Loans and/or Tranche B Term Loans (in each case, as indicated on such Existing Term Lender’s counterpart to the Seventh Amendment) or, if less, the amount notified to the Administrative Agent by JPMorgan Chase Bank, N.A. prior to the Seventh Amendment Effective Date.

“Exchanging Lender”: as defined in Subsection 2.1(d)(ii).

“Existing Term Lenders”: those Lenders holding an Initial Term Loan and/or a Tranche B Term Loan immediately prior to the Seventh Amendment Effective Date.

“New Tranche C Term Lenders”: as defined in Subsection 2.1(d)(i).

“New Tranche C Term Loan Commitments”: as defined in Subsection 2.1(d)(i).

“Seventh Amendment”: the Seventh Amendment to Credit Agreement, dated as of the Seventh Amendment Effective Date, among the Borrower, the Tranche C Term Lenders, the Administrative Agent and the other parties thereto.

“Seventh Amendment Effective Date”: December 1, 2016.

“Tranche C Lead Arrangers”: as defined in the definition of “Lead Arrangers” in this Subsection 1.1.

“Tranche C Repricing Transaction”: the prepayment, refinancing, substitution or replacement of all or a portion of the Tranche C Term Loans (including, without limitation, as may be effected through any amendment, waiver or modification to this Agreement relating to the interest rate for, or weighted average yield of, the Tranche C Term Loans), (a) if the primary purpose of such prepayment, refinancing, substitution, replacement, amendment, waiver or modification is (as reasonably determined by the Borrower in good faith) to

3

refinance the Tranche C Term Loans at a lower “effective yield” (taking into account, among other factors, margin, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, commitment, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Adjusted LIBOR Rate, but including any LIBOR floor or similar floor that is higher than the then Adjusted LIBOR Rate), (b) if the prepayment, refinancing, substitution, replacement, amendment, waiver or modification is effectuated by the incurrence by the Borrower or any Restricted Subsidiary of new Indebtedness, such new Indebtedness is first lien secured term loan bank financing, and (c) if such prepayment, refinancing, substitution, replacement, amendment, waiver or modification results in such first lien secured term loan bank financing having an “effective yield” (as reasonably determined by the Administrative Agent, in consultation with the Borrower, consistent with generally accepted financial practices, after giving effect to, among other factors, margin, upfront or similar fees or original issue discount shared with all providers of such financing (calculated based on assumed four-year average life and without present value discount), but excluding the effect of any arrangement, commitment, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Adjusted LIBOR Rate, but including any LIBOR floor or similar floor that is higher than the then applicable Adjusted LIBOR Rate) that is less than the “effective yield” (as reasonably determined by the Administrative Agent, in consultation with the Borrower, on the same basis) of the Tranche C Term Loans prior to being so prepaid, refinanced, substituted or replaced or subject to such amendment, waiver or modification to this Agreement.

“Tranche C Term Lender”: any Lender having a Tranche C Term Loan Commitment and/or a Tranche C Term Loan outstanding hereunder.

“Tranche C Term Loan”: the Term Loans made by the Lenders holding the Tranche C Term Loan Commitments to the Borrower (or holding Exchanged Term Loans) under Section 2 of the Seventh Amendment on the Seventh Amendment Effective Date.

“Tranche C Term Loan Commitment”: as to any Lender, its obligation to make Tranche C Term Loans to the Borrower pursuant to Subsection 2.1(d) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in Schedule A-2 under the heading “Tranche C Term Loan Commitment” or, in the case of any Lender that is an Assignee, the amount of the assigning Lender’s Tranche C Term Loan Commitment assigned to such Assignee pursuant to Subsection 11.6(b) (in each case as such amount may be adjusted from time to time as provided herein); collectively, as to all Lenders, the “Tranche C Term Loan Commitments”. The original aggregate amount of the Tranche C Term Loan Commitments on the Seventh Amendment Effective Date is $2,676,930,416.35.

4

“Tranche C Term Loan Percentage”: as to any Tranche C Term Lender at any time, the percentage which (a) such Lender’s Tranche C Term Loan Commitment then outstanding constitutes of (b) the sum of all of the Tranche C Term Loan Commitments then outstanding.

ii. by restating the definition of “Adjusted LIBOR Rate” as follows:

““Adjusted LIBOR Rate”: with respect to any Borrowing of Eurodollar Loans for any Interest Period, an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1.00%) determined by the Administrative Agent to be equal to the higher of (a) (i) the LIBOR Rate for such Borrowing of Eurodollar Loans in effect for such Interest Period divided by (ii) 1 minus the Statutory Reserves (if any) for such Borrowing of Eurodollar Loans for such Interest Period and (b) (i) in respect of the Initial Term Loans, 1.00%, (ii) in respect of the Tranche B-2 Term Loans, 1.00% and (iii) in respect of the Tranche C Term Loans, 0.75%.”

iii. by restating the definition of “Alternate Base Rate” as follows:

““Alternate Base Rate”: for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1.00%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, (c) the Adjusted LIBOR Rate for an Interest Period of one-month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 1.00% and (d) (i) in respect of the Initial Term Loans, 2.00%, (ii) in respect of the Tranche B-2 Term Loans, 2.00% and (iii) in respect of the Tranche C Term Loans, 1.75%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBOR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c) above, as the case may be, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate, respectively.”

5

iv. by amending and restating the definition of “Applicable Margin” as follows:

““Applicable Margin”: in respect of (I) Initial Term Loans, a percentage per annum equal to (a) from the First Amendment Effective Date until the first Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Subsection 7.2(b) in respect of the first full fiscal quarter ending after the First Amendment Effective Date, 3.00% per annum for Eurodollar Loans, and 2.00% per annum for ABR Loans, and (b) thereafter, the applicable percentage per annum set forth below, as determined by reference to the Consolidated First-Lien Net Leverage Ratio, as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Subsection 7.2(b):

Applicable Margin

Pricing Level	Consolidated First-Lien Net Leverage Ratio	Eurodollar Loans	ABR Loans
1	< 2.50:1.00	3.00%	2.00%
2	> 2.50:1.00	3.25%	2.25%

(II) Tranche B-2 Term Loans, 3.50% per annum for Eurodollar Loans, and 2.50% per annum for ABR Loans; and

(III) Tranche C Term Loans, 3.00% per annum for Eurodollar Loans, and 2.00% per annum for ABR Loans.

Notwithstanding the foregoing, in the event that the financial statements required to be delivered pursuant to Subsection 7.1(a) or 7.1(b), as applicable, and the related Compliance Certificate required to be delivered pursuant to Subsection 7.2(b), are not delivered when due, then:

(1) if such financial statements and Compliance Certificate are delivered after the date such financial statements and Compliance Certificate were required to be delivered (without giving effect to any applicable cure period) and the Applicable Margin in respect of the Initial Term Loans increases from that previously in effect as a result of the delivery of such financial statements, then the Applicable Margin in respect of the Initial Term Loans during the period from the date upon which such financial statements were required to be delivered (without giving effect to any applicable cure period) until the date upon which they actually are delivered shall, except as otherwise provided in clause (3) below, be the Applicable Margin as so increased;

(2) if such financial statements and Compliance Certificate are delivered after the date such financial statements and Compliance Certificate were required to be delivered and the Applicable Margin in respect of the Initial Term Loans decreases from that previously in effect as a result of the delivery of such financial statements, then such decrease in the Applicable Margin in respect of the Initial Term Loans shall not become applicable until the date upon which the financial statements and Compliance Certificate actually are delivered, and

6

(3) if such financial statements and Compliance Certificate are not delivered prior to the expiration of the applicable cure period, then, effective upon such expiration, for the period from the date upon which such financial statements and Compliance Certificate were required to be delivered (after the expiration of the applicable cure period) until two Business Days following the date upon which they actually are delivered, Pricing Level 2 shall apply in respect of the Initial Term Loans (it being understood that the foregoing shall not limit the rights of the Administrative Agent and the Lenders set forth in Section 9).”

v. by inserting the words “, Tranche C Term Loan Commitments” after the words “Additional Tranche B-2 Term Loan Commitments” appearing in the definition of “Borrowing”,

vi. by replacing the words “or Tranche B-2 Term Loan Commitment” appearing in clause (b) of the definition of “Conduit Lender” with the words “, Tranche B-2 Term Loan Commitment or Tranche C Term Loan Commitment”,

vii. by amending and restating the definition of “Facility” as follows:

““Facility”: each of (a) the Initial Term Loan Commitments and the Extensions of Credit made thereunder, (b) the Original Tranche B-2 Term Loan Commitments and the Extensions of Credit made thereunder, (c) the Additional Tranche B-2 Term Loan Commitments and the Extensions of Credit made thereunder, (d) the Tranche B-2 Term Loan Commitments and the Extensions of Credit made thereunder, (e) the Tranche C Term Loan Commitments and the Extensions of Credit made thereunder and any Tranche C Term Loans issued in exchange for Exchanged Term Loans and (f) any other committed facility hereunder and the Extensions of Credit made thereunder.”

viii. by amending and restating the definition of “Lead Arranger” as follows:

““Lead Arrangers”: in respect of (I) Initial Term Loans, Deutsche Bank Securities Inc., Barclays Capital, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., RBC Capital Markets, and UBS Securities LLC, as Joint Lead Arrangers (collectively, the “Original Lead Arrangers”), (II) Original Tranche B-2 Term Loans, Barclays Bank PLC, Goldman Sachs Bank USA, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as Joint Lead Arrangers (collectively, the “Tranche B-2 Lead Arrangers”), (III) Additional Tranche B-2 Term Loans, Barclays Bank PLC, Goldman Sachs Bank USA, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as Joint Lead Arrangers (collectively, the “Additional Tranche B-2 Lead Arrangers”) and (IV) Tranche C Term Loans, JPMorgan Chase Bank, N.A., Barclays Bank PLC, Wells Fargo

7

Securities, LLC and SunTrust Robinson Humphrey, Inc. (collectively, the “Tranche C Lead Arrangers”). For the avoidance of doubt, none of the Tranche B-2 Lead Arrangers, the Additional Tranche B-2 Lead Arrangers or the Tranche C Lead Arrangers shall constitute Lead Arrangers for the purposes of Subsections 6.1(b) and (e).”

ix. by amending and restating the definition of “Loan” as follows:

““Loan”: each Initial Term Loan, Tranche B-2 Term Loan, Tranche C Term Loan, Incremental Loan and/or Extended Loan, as the context shall require; collectively, the “Loans”.”

x. by amending and restating the definition of “Maturity Date” as follows:

““Maturity Date”: in respect of (I) Initial Term Loans, May 25, 2018, (II) Tranche B-2 Term Loans, October 28, 2022, and (III) Tranche C Term Loans, December 1, 2023, as the context may require.”

xi. by amending and restating the definition of “Other Representatives” as follows:

““Other Representatives”: in respect of (I) Initial Term Loans, each of Deutsche Bank Securities Inc., Barclays Capital, Merrill Lynch, Pierce, Fenner & Smith Inc., Morgan Stanley Senior Funding, Inc., RBC Capital Markets, and UBS Securities LLC, in their collective capacity as Joint Lead Arrangers, and Barclays Capital, Merrill Lynch, Pierce, Fenner & Smith Inc., Morgan Stanley Senior Funding, Inc., RBC Capital Markets, UBS Securities LLC, Citigroup Global Markets Inc. and Natixis, in their collective capacity as Joint Bookmanagers, (II) Original Tranche B-2 Term Loans, each of Barclays Bank PLC, Goldman Sachs Bank USA, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, in their collective capacity as Joint Bookrunners, each of Barclays Bank PLC, Goldman Sachs Bank USA, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC in their collective capacity as Joint Lead Arrangers, and Fifth Third Bank, UBS Securities LLC and Wells Fargo Securities, LLC, in their collective capacity as co-managers, (III) Additional Tranche B-2 Term Loans, each of Barclays Bank PLC, Goldman Sachs Bank USA, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, in their collective capacity as Joint Bookrunners, each of Barclays Bank PLC, Goldman Sachs Bank USA, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC in their collective capacity as Joint Lead Arrangers, and Fifth Third Bank, UBS Securities LLC and Wells Fargo Securities, LLC, in their collective capacity as co-managers and (IV) Tranche C Term Loans, each of JPMorgan Chase Bank, N.A., Barclays Bank PLC, Wells Fargo Securities, LLC and SunTrust Robinson Humphrey, Inc., in their collective capacity as Joint Lead Arrangers and Deutsche Bank Securities Inc., BMO Capital Markets Corp. and RBC Capital Markets, in their collective capacity as co-managers.”

8

xii. by amending and restating the definition of “Term Loans” as follows:

““Term Loans”: the Initial Term Loans, Tranche B-2 Term Loans, Tranche C Term Loans, Incremental Term Loans and/or Extended Term Loans, as the context shall require.”

xiii. by amending and restating the definition of “Tranche” as follows:

““Tranche”: with respect to Term Loans or commitments, refers to whether such Term Loans or commitments are (1) Initial Term Loans, Original Initial Term Loan Commitments, (2) Original Tranche B-2 Term Loans or Original Tranche B-2 Term Loan Commitments, (3) Additional Tranche B-2 Term Loans or Additional Tranche B-2 Term Loan Commitments, (4) Tranche B-2 Term Loans or Tranche B-2 Term Loan Commitments, (5) Tranche C Term Loans or Tranche C Term Loan Commitments, (6) Incremental Loans or Incremental Commitments with the same terms and conditions made on the same day, or (7) Extended Term Loans (of the same Extension Series) (excluding the Additional Tranche B-2 Term Loans and Additional Tranche B-2 Term Loan Commitments); provided that, the 2013 Supplemental Term Loans shall be considered part of the Initial Term Loans to which such 2013 Supplemental Term Loans are added pursuant to the definition of Initial Term Loan; provided, further, for the avoidance of doubt, that, simultaneous with the effectiveness of the Fourth Amendment on the Fourth Amendment Effective Date, the Original Tranche B-2 Term Loans or Original Tranche B-2 Term Loan Commitments and the Additional Tranche B-2 Term Loans or Additional Tranche B-2 Term Loan Commitments became considered part of the same Tranche for all purposes under the Loan Documents.”

(c) Section 2.1 of the Credit Agreement is hereby amended by inserting the following as new clause (d) thereof:

“(d) (i) Subject to the terms and conditions hereof, each Lender listed on Schedule A-2 under the subheading “New Tranche C Term Loan Commitments” attached hereto (the “New Tranche C Term Lenders”) severally agrees to make, in Dollars, in a single draw on the Seventh Amendment Effective Date, one or more term loans to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule A-2 under the heading “Tranche C Term Loan Commitment”, as such amount may be adjusted or reduced pursuant to the terms hereof.

(ii) Subject to the terms and conditions hereof, on the Seventh Amendment Effective Date, each Exchanged Term Loan, if any, of each Existing Term Lender (each such Existing Term Lender, an “Exchanging Lender”), shall

9

be exchanged with the Borrower for a Tranche C Term Loan in a like principal amount. For the avoidance of doubt, such Tranche C Term Loans held by an Exchanging Lender shall constitute “Rollover Indebtedness” for all purposes of this Agreement.

(iii) Such Tranche C Term Loans shall, at the option of the Borrower, be incurred and maintained as and/or converted into, ABR Loans or Eurodollar Loans.

(iv) Such Tranche C Term Loans pursuant to clause (d)(i) above shall be made by each such Lender in an aggregate principal amount which does not exceed the Tranche C Term Loan Commitment of such Lender.

Once repaid, Tranche C Term Loans incurred hereunder may not be reborrowed. On the Seventh Amendment Effective Date (after giving effect to the incurrence of Tranche C Term Loans on such date), the Tranche C Term Loan Commitment of each Tranche C Term Lender shall terminate.”

(d) Section 2.2 of the Credit Agreement is hereby amended as follows:

i. by amending and restating clause (a) thereof as follows:

“The Borrower agrees that, upon the request to the Administrative Agent by any Lender made on or prior to the Closing Date (in the case of requests relating to Loans other than the Tranche B-2 Term Loans and Tranche C Term Loans), the Second Amendment Effective Date (in the case of requests relating to the Original Tranche B-2 Term Loans), the Fourth Amendment Effective Date (in the case of requests relating to the Additional Tranche B-2 Term Loans) or the Seventh Amendment Effective Date (in the case of requests relating to the Tranche C Term Loans) or in connection with any assignment pursuant to Subsection 11.6(b), in order to evidence such Lender’s Loan, the Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Note” and, collectively, the “Notes”), in each case with appropriate insertions therein as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the unpaid principal amount of the applicable Loans made (or acquired by assignment pursuant to Subsection 11.6(b)) by such Lender to the Borrower. Each Note in respect of an Initial Term Loan shall be dated the Closing Date. Each Note in respect of an Original Tranche B-2 Term Loan shall be dated the Second Amendment Effective Date. Each Note in respect of an Additional Tranche B-2 Term Loan shall be dated the Fourth Amendment Effective Date. Each Note in respect of a Tranche C Term Loan shall be dated the Seventh Amendment Effective Date. Each Note shall be payable as provided in Subsections 2.2(b), 2.2(c) or 2.2(d), as applicable, and provide for the payment of interest in accordance with Subsection 4.1.”

10

ii. by inserting the following as new clause (d) thereof:

“(d) The Tranche C Term Loans of all the Lenders shall be payable in consecutive quarterly installments beginning on March 31, 2017 up to and including the Maturity Date in respect of the Tranche C Term Loans (subject to reduction as provided in Subsection 4.4), on the dates and in the principal amounts, subject to adjustment as set forth below, equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable installment dates (or, if less, the aggregate amount of such Tranche C Term Loans then outstanding):

Date	Amount
Each March 31, June 30, September 30 and December 31 ending prior to the Maturity Date in respect of the Tranche C Term Loans	0.25% of the aggregate initial principal amount of the Tranche C Term Loans on the Seventh Amendment Effective Date

Maturity Date in respect of the Tranche C Term Loans	all unpaid aggregate principal amounts of any outstanding Tranche C Term Loans

(e) Subsection 2.3 of the Credit Agreement is hereby amended and restated as follows:

“Procedure for Term Loan Borrowing. The Borrower shall have given the Administrative Agent notice (which notice must have been received by the Administrative Agent prior to 9:00 A.M., New York City time, and shall be irrevocable after funding) on (i) the Closing Date specifying the amount of the Initial Term Loans to be borrowed, (ii) the Second Amendment Effective Date specifying the amount of Original Tranche B-2 Term Loans to be borrowed, (iii) the Fourth Amendment Effective Date specifying the amount of Additional Tranche B-2 Term Loans to be borrowed or (iv) one Business Day prior to the Seventh Amendment Effective Date specifying the amount of Tranche C Term Loans to be borrowed. Upon receipt of such notice, the Administrative Agent shall promptly notify each applicable Lender thereof. Each applicable Lender will make (a) in the case of the Initial Term Loans, the amount of its pro rata share (based on its Initial Term Loan Percentage) of the Initial Term Loan Commitments, (b) in the case of the Original Tranche B-2 Term Loans, the amount of its pro rata share (based on its Original Tranche B-2 Term Loan Percentage) of the Original Tranche B-2 Term Loan Commitments, (c) in the case of the Additional Tranche B-2 Term Loans, the amount of its pro rata share (based on its Additional Tranche B-2 Term Loan Percentage) of the Additional Tranche B-2 Term Loan Commitments and (d) in the case of the Tranche C Term Loans, the amount of its pro rata share (based on its Tranche C Term Loan Percentage) of the Tranche C Term Loan Commitments, as applicable, available to the Administrative Agent, in each case for the account of the Borrower at the office of the Administrative Agent specified in Subsection 11.2 prior to 10:00 A.M., New York City time, on the Closing Date, the Second Amendment Effective Date, the Fourth Amendment Effective Date or the Seventh Amendment Effective Date, as applicable, in

11

funds immediately available to the Administrative Agent. The Administrative Agent shall on such date credit the account of the Borrower on the books of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.”

(f) Subsection 2.5 of the Credit Agreement is hereby amended by amending and restating the first sentence of clause (a) thereof as follows:

“The Borrower hereby unconditionally promises to pay to the Administrative Agent (in the currency in which such Term Loan is denominated) for the account of: (i) each applicable Lender the then unpaid principal amount of each Initial Term Loan of such Lender made to the Borrower, on the Maturity Date in respect of the Initial Term Loans (or such earlier date on which the Initial Term Loans become due and payable pursuant to Section 9), (ii) each applicable Lender the then unpaid principal amount of each Tranche B-2 Term Loan of such Lender made to the Borrower, on the Maturity Date in respect of the Tranche B-2 Term Loans (or such earlier date on which the Tranche B-2 Term Loans become due and payable pursuant to Section 9) or (iii) each applicable Lender the then unpaid principal amount of each Tranche C Term Loan of such Lender made to the Borrower, on the Maturity Date in respect of the Tranche C Term Loans (or such earlier date on which the Tranche C Term Loans become due and payable pursuant to Section 9).”

(g) Subsection 2.6(d) of the Credit Agreement is hereby amended by amending and restating subclause (iv) thereof as follows:

“(iv) the interest rate margins applicable to the loans made pursuant to the Incremental Commitments shall be determined by the Borrower and the applicable Additional Lenders; provided that in the event that the applicable interest rate margins for any term loans Incurred by the Borrower under any Incremental Term Loan Commitment (solely for the purposes of the Tranche B-2 Term Loans, to the extent that such term loans are Incurred on or prior to the 12-month anniversary of the Second Amendment Effective Date) are higher than the applicable interest rate margin for the Initial Term Loans, Tranche B-2 Term Loans and the Tranche C Term Loans by more than 50 basis points, then the Applicable Margin for the Initial Term Loans, Tranche B-2 Term Loans and/or the Tranche C Term Loans shall be increased to the extent necessary so that the applicable interest rate margin for the Initial Term Loans, Tranche B-2 Term Loans and/or the Tranche C Term Loans is equal to the applicable interest rate margins for such Incremental Term Loan Commitment minus 50 basis points; provided, further that, in determining the applicable interest rate margins for the Initial Term Loans, the Tranche B-2 Term Loans, the Tranche C Term Loans and the Incremental Term Loans, (A) original issue discount (“OID”) or upfront fees payable generally to all participating Additional Lenders in lieu of OID (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under the Initial Term Loans, the Tranche B-2 Term Loans, the

12

Tranche C Term Loans or any Incremental Term Loan in the initial primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity); (B) any arrangement, structuring or other fees payable in connection with the Incremental Term Loans that are not shared with all Additional Lenders providing such Incremental Term Loans shall be excluded; (C) any amendments to the Applicable Margin on the Initial Term Loans, Tranche B-2 Term Loans or the Tranche C Term Loans that became effective subsequent to the Closing Date (with respect to Initial Term Loans), the Second Amendment Effective Date (with respect to the Tranche B-2 Term Loans) or the Seventh Amendment Effective Date (with respect to the Tranche C Term Loans) but prior to the time of such Incremental Term Loans shall also be included in such calculations and (D) if the Incremental Term Loans include an interest rate floor greater than the interest rate floor applicable to the Initial Term Loans, Tranche B-2 Term Loans and/or the Tranche C Term Loans, such increased amount shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the Applicable Margin for the Initial Term Loans, Tranche B-2 Term Loans and/or the Tranche C Term Loans shall be required, to the extent an increase in the interest rate floor for the Initial Term Loans, Tranche B-2 Term Loans and/or the Tranche C Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Margin) applicable to the Initial Term Loans, Tranche B-2 Term Loans and/or the Tranche C Term Loans shall be increased by such amount.”

(h) Subsection 2.8 of the Credit Agreement is hereby amended by inserting the words “and Tranche C Term Loans” after the words “Tranche B-2 Term Loans” in clause (a) thereof.

(i) Subsection 4.4 of the Credit Agreement is hereby amended as follows:

i. by inserting the following sentence after the last sentence appearing in clause (a) thereof:

“Each prepayment of Tranche C Term Loans pursuant to this Subsection 4.4(a) made on or prior to the twelve-month anniversary of the Seventh Amendment Effective Date in an amount equal to, or with the Net Cash Proceeds received by the Borrower or any Restricted Subsidiary from, its incurrence of new Indebtedness under first lien secured term loan bank financing in a Tranche C Repricing Transaction shall be accompanied by the payment of the fee required by
Subsection 4.5(d).”

ii. by restating the first sentence of clause (c) thereof as follows:

“Subject to the last sentence of Subsection 4.4(d) and Subsection 4.4(g), each prepayment of Term Loans pursuant to Subsections 4.4(a) and (b) shall be allocated pro rata among the Initial Term Loans, the Tranche B-2 Term Loans, the Tranche C Term Loans, the Incremental Term Loans and the Extended Term Loans and shall be applied within each Tranche of Term Loans to the respective

13

installments of principal thereof in the manner directed by the Borrower (or, if no such direction is given, in direct order of maturity); provided, that at the request of the Borrower, in lieu of such application on a pro rata basis among all Tranches of Term Loans, such prepayment may be applied to any Tranche of Term Loans so long as the maturity date of such Tranche of Term Loans precedes the maturity date of each other Tranche of Term Loans then outstanding or, in the event more than one Tranche of Term Loans shall have an identical maturity date that precedes the maturity date of each other Tranche of Term Loans then outstanding, to such Tranches on a pro rata basis.”

(j) Subsection 4.5 of the Credit Agreement is hereby amended by inserting the following new clause (d) thereof:

“(d) If on or prior to the twelve-month anniversary of the Seventh Amendment Effective Date the Borrower makes an optional prepayment of the Tranche C Term Loans in an amount equal to, or with the Net Cash Proceeds received by the Borrower or any Restricted Subsidiary from, its incurrence of new Indebtedness under first lien secured bank term loan financing in a Tranche C Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each Tranche C Term Lender, a prepayment premium of 1.0% of the aggregate principal amount of Tranche C Term Loans being prepaid. If, on or prior to the twelve-month anniversary of the Seventh Amendment Effective Date, any Lender is replaced pursuant to Subsection 11.1(g) in connection with any amendment of this Agreement (including in connection with any refinancing transaction permitted under Subsection 11.6(g) to replace the Tranche C Term Loans) that results in a Tranche C Repricing Transaction, such Lender (and not any Person who replaces such Lender pursuant to Subsection 2.8(e) or 11.1(g)) shall receive a fee equal to 1.0% of the principal amount of the Tranche C Term Loans of such Lender assigned to a replacement Lender pursuant to Subsection 2.8(e) or 11.1(g).”

(k) Subsection 5.16 is hereby amended and restated as follows:

“The proceeds of Term Loans shall be used by the Borrower (i) in the case of the Initial Term Loans other than the 2013 Supplemental Term Loans, to effect, in part, the Refinancing and the other Transactions, and to pay certain fees and expenses relating thereto, (ii) in the case of Tranche B-2 Term Loans, to finance the working capital, capital expenditures, business requirements, acquisitions and other general corporate purposes of the Borrower and its Restricted Subsidiaries, (iii) in the case of Additional Tranche B-2 Term Loans, to finance the working capital, capital expenditures, business requirements, acquisitions and other general corporate purposes of the Borrower and its Restricted Subsidiaries, (iv) in the case of the Tranche C Term Loans, to finance (x) the 2016 Transactions and to pay fees, premiums and expenses incurred in connection with the 2016 Transactions and (y) the working capital, capital expenditures, business requirements, acquisitions and other general corporate purposes of the Borrower and its Restricted Subsidiaries and (v) in the case of all other Term Loans, to finance the working capital, capital expenditures, business requirements and other general corporate purposes of the Borrower and its Restricted Subsidiaries.”

14

(l) Subsection 11.2 of the Credit Agreement is hereby amended by deleting the reference to “Schedule A and A-1” in clause (a) thereof and replacing it with “Schedules A, A-1 and A-2”.

(m) Subsection 11.6 of the Credit Agreement is hereby amended as follows:

i. by inserting the words “, Tranche C Term Loan Commitments” after the words “Tranche B-2 Term Loan Commitments” appearing in subclause (iv) of clause (b) thereof;

ii. by inserting the words “, Tranche C Term Loan Commitments” after the words “Tranche B-2 Term Loan Commitments” appearing in the third to last paragraph of clause (b) thereof; and

iii. by inserting the words “Tranche C Term Loan Commitments,” after the words “Tranche B-2 Term Loan Commitments,” in the first sentence of subclause (i) of clause (c) thereof.

(n) The Schedules to the Credit Agreement are hereby amended by adding as new Schedule A-2 Annex I hereto.

(o) Each Exchanging Lender hereby waives any right to receive any payments under Subsection 4.12 of the Credit Agreement as a result of the 2016 Transactions. It is understood and agreed that the Borrower, with the consent of the Administrative Agent, may elect on or prior to the Seventh Amendment Effective Date that the Tranche C Term Loans for which the Initial Term Loans and/or Tranche B Term Loans are exchanged be Eurodollar Loans having an Interest Period designated by the Borrower, regardless of whether the Seventh Amendment Effective Date is the last day of an Interest Period with respect to such exchanged Initial Term Loans and/or Tranche B Term Loans (which, for the avoidance of doubt, may include Interest Periods of one week or two weeks).

(p) The Borrower hereby agrees that it shall, together with any prepayment of the Initial Term Loans and/or Tranche B Term Loans pursuant to this Seventh Amendment, pay to all Lenders, on the Seventh Amendment Effective Date, accrued and unpaid interest to the Seventh Amendment Effective Date on the amount of Initial Term Loans and/or Tranche B Term Loans prepaid or exchanged pursuant to this Seventh Amendment.

SECTION TWO - Amendment and Restatement of Credit Agreement. Subject to satisfaction of the conditions set forth in Section Five below, effective as of the Restatement Effective Date, the Credit Agreement (and the Exhibits and Schedules thereto) is hereby amended and restated in the form attached as Annex II hereto (the “Restated Credit Agreement”).

15

SECTION THREE - Guarantee and Collateral Agreement Amendments. Effective as of the Restatement Effective Date and upon the occurrence of the GCA Amendments Effective Time (as defined below) (the “GCA Amendments”), the Guarantee and Collateral Agreement is hereby amended as follows:

a.	The Guarantee and Collateral Agreement is hereby amended by deleting the words “CDRT ACQUISITION CORPORATION, a Delaware corporation (“Holdings”),” from the first paragraph thereof and deleting each reference to “CDRT ACQUISITION CORPORATION” and “Holdings”.

b.	Section 1.1 of the Guarantee and Collateral Agreement is hereby amended as follows:

i.	by deleting the definition of “Excluded Vehicles”; and

ii.	by amending and restating the definition of “Vehicles” as follows:

““Vehicles”: all vehicles that are owned by a Grantor, including cars, trucks, trailers, ambulances and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.”

c.	Sections 2.1(d)(ii) and (iii) of the Guarantee and Collateral Agreement is hereby amended and rested as follows:

“(ii) as to any Guarantor, a sale or other disposition of all the Capital Stock of such Guarantor (other than to a Borrower or a Subsidiary Guarantor), or any other transaction or occurrence as a result of which such Guarantor ceases to be a Restricted Subsidiary of the Borrower, in each case that is permitted under the Credit Agreement and (iii) as to any Guarantor, such Guarantor becoming an Excluded Subsidiary.”

d.	Sections 2.1(e)(ii) and (iii) of the Guarantee and Collateral Agreement are hereby amended and rested as follows:

“(ii) as to any Guarantor, a sale or other disposition of all the Capital Stock of such Guarantor (other than to a Borrower or a Subsidiary Guarantor), or any other transaction or occurrence as a result of which such Guarantor ceases to be a Restricted Subsidiary of the Borrower, in each case that is permitted under the Credit Agreement and (iii) as to any Guarantor, such Guarantor becoming an Excluded Subsidiary.”

e.	Section 3.1 of the Guarantee and Collateral Agreement is hereby amended by replacing the words “all Vehicles” with the word “[reserved]” in clause (p) thereof.

f.	Section 3.3 of the Guarantee and Collateral Agreement is hereby amended as follows:

i.	by amending and restating clause (j) thereof as follows:

“(j)	any assets subject to certificate of title;”

i.	by inserting the words “to the extent the security interest therein is not automatically perfected by the filings under the Uniform Commercial Code of any applicable jurisdiction” immediately before the words “other than Loan Party DDAs” in clause (n) thereof; and

ii.	replacing the words “any Excluded Vehicles” with the words “any Vehicles” in clause (q) thereof.

16

g.	Sections 5.1(ii) and (iii) of the Guarantee and Collateral Agreement are hereby amended and rested as follows:

“(ii) as to any Guarantor, a sale or other disposition of all the Capital Stock of such Guarantor (other than to a Borrower or a Subsidiary Guarantor), or any other transaction or occurrence as a result of which such Guarantor ceases to be a Restricted Subsidiary of the Borrower, in each case that is permitted under the Credit Agreement or (iii) as to any Guarantor, such Guarantor becoming an Excluded Subsidiary.”

h.	Sections 5.2(ii) and (iii) of the Guarantee and Collateral Agreement are hereby amended and rested as follows:

“(ii) a sale or other disposition of all the Capital Stock of such Grantor (other than to a Borrower or a Subsidiary Guarantor), or any other transaction or occurrence as a result of which such Grantor ceases to be a Restricted Subsidiary of the Borrower, in each case that is permitted under the Credit Agreement or (iii) as to any Grantor, such Grantor becoming an Excluded Subsidiary:”

i.	Sections 5.3(ii) and (iii) of the Guarantee and Collateral Agreement are hereby amended and rested as follows:

“(ii) as to any Pledgor, a sale or other disposition of all the Capital Stock of such Pledgor (other than to a Borrower or a Subsidiary Guarantor), or any other transaction or occurrence as a result of which such Pledgor ceases to be a Restricted Subsidiary of the Borrower, in each case that is permitted under the Credit Agreement or (iii) as to any Pledgor, such Pledgor becoming an Excluded Subsidiary:”

j.	The second sentence of Section 9.16(b) is hereby amended and restated as follows:

“In connection with a sale or other disposition of all the Capital Stock of any Granting Party (other than any sale or disposition to another Grantor) or any other transaction or occurrence as a result of which such Granting Party ceases to be a Restricted Subsidiary of the Borrower or the sale or other disposition of Security Collateral (other than a sale or disposition to another Grantor) permitted under the Credit Agreement, the Collateral Agent shall, upon receipt from the Borrower of a written request for the release of such Granting Party from its Guarantee or the release of the Security Collateral subject to such sale or other disposition, identifying such Granting Party or the relevant Security Collateral and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents, execute and deliver to the Borrower or the relevant

17

Granting Party (without recourse and without any representation or warranty), at the sole cost and expense of such Granting Party, any Security Collateral of such relevant Granting Party held by the Collateral Agent that is being released, or the Security Collateral subject to such sale or disposition (as applicable), and, at the sole cost and expense of such Granting Party, execute, acknowledge and deliver to such Granting Party such releases, instruments or other documents (including without limitation UCC termination statements and certificates and instructions for terminating Liens on Vehicles, if applicable), and do or cause to be done all other acts, as the Borrower or such Granting Party shall reasonably request (x) to evidence or effect the release of such Granting Party from its Guarantee (if any) and of the Liens created hereby (if any) on such Granting Party’s Security Collateral or (y) to evidence the release of the Security Collateral subject to such sale or disposition.”

k.	Section 9.16(c) of the Guarantee and Collateral Agreement is hereby amended by replacing the words “Upon the designation of any Granting Party as an Unrestricted Subsidiary” with the words “Upon any Granting Party becoming an Excluded Subsidiary”.

l.	by inserting the following new Section 9.18:

“9.18. Transfer Tax Acknowledgment. Each party hereto acknowledges that the shares delivered hereunder are being transferred to and deposited with the Collateral Agent (or other Person in accordance with any applicable Intercreditor Agreement) as security for the Obligations and that this Subsection 9.18 is intended to be the certificate of exemption from New York stock transfer taxes for the purposes of complying with Section 270.5(b) of the Tax Law of the State of New York.”

SECTION FOUR - Conditions to Effectiveness relating to Incremental Credit Agreement Amendments. This Seventh Amendment relating to the Credit Agreement amendments set forth in Section One above (the “Incremental Credit Agreement Amendments”) shall become effective on the date (the “Seventh Amendment Effective Date”) and at the time (the “Incremental Credit Agreement Amendments Effective Time”) when each of the following conditions shall have been satisfied:

(a) the Borrower, the New Tranche C Term Lenders, each Existing Term Lender with an Exchanged Term Loan, the Existing Administrative Agent, the Existing Collateral Agent, the New Administrative Agent and the New Collateral Agent shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of facsimile or other electronic transmission) the same to the Existing Administrative Agent;

(b) the Existing Administrative Agent shall have received (A) true and complete copies of resolutions of the board of directors or a duly authorized committee thereof of the Borrower approving and authorizing the execution, delivery and performance of this Seventh Amendment, and the performance of the Credit Agreement as amended by this Seventh Amendment, certified as of the Seventh Amendment Effective Date by a Responsible Officer, secretary or assistant secretary of the Borrower as being in full force and effect without modification or amendment and (B) a good standing certificate (or the equivalent thereof) for the Borrower from its jurisdiction of formation;

18

(c) the Borrower shall have delivered to the Existing Administrative Agent and the Lenders an opinion from each of Debevoise & Plimpton LLP, special New York counsel to the Borrower, Richards, Layton & Finger, P.A., special Delaware counsel to the Borrower and Bass Berry & Sims PLC, special Tennessee counsel to the Borrower ;

(d) the Existing Administrative Agent shall have received a certificate of the Borrower required pursuant to Subsection 2.6(a) and the definition of “Maximum Incremental Facilities Amount” in the Credit Agreement;

(e) in lieu of any “upfront fees” pursuant to the fee letter referred to below, the Existing Administrative Agent shall have received, for the account of each Exchanging Term Lender, an upfront fee in an amount equal to 1.00% of the principal amount of such Exchanging Term Lender’s Exchanged Term Loans and each New Tranche C Term Loan Lender shall have received an upfront fee equal to 1.00% of the principal amount of its New Tranche C Term Loan Commitment (it being understood that the Borrower hereby authorizes each New Tranche C Term Loan Lender to fund its Tranche C Term Loan net of the amount of such upfront fee);

(f) all fees and expenses then due and payable to the Administrative Agent, the New Administrative Agent and the Other Representatives in respect of the Tranche C Term Loans and the Tranche C Term Loan Lenders pursuant to the fee letter agreement, dated June 15, 2016 (as amended by that certain Letter Agreement Pursuant to Commitment Letter dated June 15, 2016 dated as of July 7, 2016, as amended by that certain Letter Agreement Pursuant to Commitment Letter dated June 15, 2016 dated as of July 8, 2016 and as may be further amended, supplemented or otherwise modified from time to time) by and among the Borrower, AmSurg Corp., JPMorgan Chase Bank, N.A., Barclays Bank PLC, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, SunTrust Bank, SunTrust Robinson Humphrey, Inc., Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., BMO Harris Bank N.A., BMO Capital Markets Corp., RBC Capital Markets, LLC and Bank of America, N.A. and Section Seven hereof shall have been paid on, or contemporaneously with the funding of Tranche C Term Loans on, the Seventh Amendment Effective Date;

(g) the Administrative Agent shall have received a notice of such borrowing as required by Subsection 2.3 of the Credit Agreement (as amended hereby);

(h) the 2016 Mergers shall have been or, substantially concurrently with the initial borrowing of Tranche C Term Loans shall be, consummated in all material respects in accordance with the terms of the 2016 Merger Agreement, without giving effect to any modifications, amendments, express waivers or express consents thereunder that are materially adverse to the Tranche C Term Lenders without the consent of the Tranche C Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed), it being understood and agreed that any change in the Exchange Ratio (as defined in the 2016 Merger Agreement) shall not be deemed to be materially adverse to the Tranche C Term Loan Lenders;

19

(i) Since the date of the 2016 Merger Agreement, (i) no change, event, development, condition, occurrence or effect shall have occurred, arisen or become known that has had, or would reasonably be expected to have, individually or in the aggregate, an Amethyst Material Adverse Effect (as defined in the 2016 Merger Agreement on June 15, 2016) and (ii) no change, event, development, condition, occurrence or effect shall have occurred, arisen or become known that has had, or would reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect (as defined in the 2016 Merger Agreement on June 15, 2016);

(j) the Administrative Agent shall have received a certificate of the chief financial officer or treasurer (or other comparable officer) of the Borrower certifying the Solvency, after giving effect to the 2016 Mergers, of the Borrower and its Subsidiaries on a consolidated basis in the form attached as Annex I to Exhibit G to that certain commitment letter among, inter alia Holdings, AmSurg and the Tranche C Lead Arrangers, dated as of June 15, 2016 (as amended, supplemented or otherwise modified prior to the date hereof);

(k) the Administrative Agent and the Tranche C Lead Arrangers shall have received at least three Business Days prior to the Seventh Amendment Effective Date all documentation and information as is reasonably requested in writing by the Administrative Agent and the Tranche C Lead Arrangers, at least 10 calendar days prior to the Seventh Amendment Effective Date, about the Borrower and the Guarantors mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act; and

(l) the representation and warranties in Section Seven below shall, except to the extent they relate to a particular date (in which case, such representations and warranties shall be true and correct in all material respects on and as of such earlier date), be true and correct in all material respects on and as of the Seventh Amendment Effective Date as if made on and as of such date.

The making of the Tranche C Term Loans by the Tranche C Term Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by each Tranche C Term Lender that has made its respective Tranche C Term Loan that each of the conditions precedent set forth in Section Four of this Seventh Amendment and the Credit Agreement shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

SECTION FIVE - Conditions to Effectiveness of the Restatement of the Credit Agreement. The Restated Credit Agreement shall become effective on the date and at the time (such date, the “Restatement Effective Date” and such time, the “Restatement Effective Time”) on which the Incremental Amendment Effective Time and the Prepayment shall have occurred.

SECTION SIX - Conditions to Effectiveness relating to GCA Amendments. The GCA Amendments shall become effective on the Restatement Effective Date at the time (the “GCA Amendments Effective Time”) immediately following the occurrence of the Restatement Effective Time.

20

SECTION SEVEN - Representations and Warranties; No Default. In order to induce the Tranche C Term Lenders party hereto, the Existing Term Lenders with Exchanged Term Loans, the Existing Administrative Agent, the Existing Collateral Agent, the New Administrative Agent and the New Collateral Agent to enter into this Seventh Amendment, the Borrower represents and warrants to each of such Lenders and the Administrative Agent that on and as of the date hereof, after giving effect to this Seventh Amendment, (i) no Default or Event of Default exists as of the Seventh Amendment Effective Date; (ii) the representations and warranties of each Loan Party contained in Section 5 of the Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the date hereof except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date; (iii) the execution, delivery and performance of this Seventh Amendment has been duly authorized by all necessary corporate or limited liability company action on the part of the Borrower, has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and (iv) the execution and delivery hereof by the Borrower and the performance and observance by the Borrower of the provisions hereof do not violate or conflict with (A) any Organizational Document of the Borrower or (B) any Requirement of Law applicable to the Borrower or result in a breach of any provision of any Contractual Obligation of the Borrower, in each case, in any respect that would reasonably be expected to have a Material Adverse Effect.

SECTION EIGHT - Fees.

The Borrower agrees to reimburse the Existing Administrative Agent, the Existing Collateral Agent, the New Administrative Agent, the New Collateral Agent and the Other Representatives in respect of the Tranche C Term Loans for their reasonable and documented out-of-pocket expenses incurred by them in connection with this Seventh Amendment, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Other Representatives in respect of the Tranche C Term Loans and for the New Administrative Agent and New Collateral Agent, and White & Case LLP, counsel for the Existing Administrative Agent and Existing Collateral Agent, (I) in the case of the Existing Administrative Agent and Existing Collateral Agent, in accordance with Subsection 11.5 of the Credit Agreement and (II) in the case of the New Administrative Agent, the New Collateral Agent and the Other Representatives, in accordance with the Commitment Letter dated as of June 15, 2016, as amended, by and among the Borrower and other parties thereto.

SECTION NINE - Reference to and Effect on the Credit Agreement and the Notes.

On and after the effectiveness of the Incremental Credit Agreement Amendments, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement,

21

as amended by the Incremental Credit Agreement Amendments. On and after the Restatement Effective Date, each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Restated Credit Agreement. On and after the effectiveness of the GCA Amendments, each reference in the Guarantee and Collateral Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Guarantee and Collateral Agreement and each reference in the Credit Agreement and each of the other Loan Documents to “the Guarantee and Collateral Agreement”, “thereunder”, “thereof” or words of like import referring to the Guarantee and Collateral Agreement, shall mean and be a reference to the Guarantee and Collateral Agreement, as amended by the GCA Amendments. Each of the parties hereto (i) acknowledges that, at the Restatement Effective Time, pursuant to Subsection 11.22 of the Restated Credit Agreement, the Existing Administrative Agent and the Existing Collateral Agent shall cease to be the “Administrative Agent” and the “Collateral Agent” under the Loan Documents (as defined in the Restated Credit Agreement), (ii) agrees that all rights, priviliges and immunities provided to the “Former Agent” in the Restated Credit Agreement shall apply for the benefit of the Existing Administrative Agent and Existing Collateral Agent and (iii) acknowledges and agrees that, at the Restatement Effective Time, the Existing Administrative Agent and Existing Collateral Agent, in its capacities as such, shall be fully discharged from its duties and obligations as “Administrative Agent” and “Collateral Agent” under the Restated Credit Agreement and the other Loan Documents (as defined therein) and shall not be responsible for (i) any actions taken or omitted to be taken by the New Administrative Agent or New Collateral Agent (or their respective successors, agents or assigns), or that otherwise occur, from or after the Restatement Effective Time and (ii) any and all claims under or related to the Loan Documents (as defined in the Restated Credit Agreement) that may arise from events occurring from or after the Restatement Effective Time. The Credit Agreement, the Notes and each of the other Loan Documents, as specifically amended by this Seventh Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Seventh Amendment shall not, except as expressly provided herein, operate as an amendment or waiver of any right, power or remedy of any Lender or any Agent under any of the Loan Documents, nor constitute an amendment or waiver of any provision of any of the Loan Documents. The Borrower and each other Grantor hereby expressly acknowledges the terms of this Seventh Amendment and reaffirms, as of the date hereof, (i) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, its obligations to JPMCB as New Administrative Agent and New Collateral Agent and such covenants and agreements as in effect immediately after giving effect to this Seventh Amendment and the transactions contemplated hereby and (ii) its grant of Liens on the Collateral to secure the Secured Obligations (including, without limitation, in respect of the Tranche C Term Loans) pursuant to the Security Documents both after giving effect to the Incremental Credit Agreement Amendments and after giving effect to the Restated Credit Agreement.

SECTION TEN - Execution in Counterparts. This Seventh Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute a single contract. Delivery of an executed counterpart of this Seventh Amendment by facsimile transmission or electronic photocopy (i.e., “pdf”) shall be effective as delivery of a manually executed counterpart of this Seventh Amendment.

22

SECTION ELEVEN - Governing Law. THIS SEVENTH AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SEVENTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SECTION TWELVE - Assignment of Assigned Security Interests. The Existing Collateral Agent, hereby assigns, without warranty, representation or recourse, to the New Collateral Agent, effective on and after the Restatement Effective Time, all powers of attorney, security interests, mortgages, Liens, Collateral and other rights, titles, interests, privileges, claims, demands, equities and charges of the Existing Collateral Agent as the mortgagee, secured party or beneficiary, whether now or hereafter existing under or pursuant to the Loan Documents or any other liens of record in favor of the Existing Administrative Agent or Existing Collateral Agent, as applicable, in its capacity as the Administrative Agent and Collateral Agent under the Credit Agreement and the other Loan Documents and all other rights, benefits, remedies and privileges of the Existing Administrative Agent or Existing Collateral Agent, as applicable, in its capacity as the holder, mortgagee, secured party, pledgee or beneficiary of the security and the Collateral under or pursuant to the Credit Agreement, and the other Loan Documents in its capacity as agent for the Secured Parties (and not as an individual Lender) (collectively, the “Assigned Security Interests”), and the New Collateral Agent hereby assumes all of the Assigned Security Interests for its benefit and for the benefit of all other Secured Parties. Without limiting the generality of the foregoing, from and after the Restatement Effective Time, any reference to DBNY on any publicly filed document or in any agreement, to the extent such filing or agreement relates to the Liens and security interests in the Collateral assigned hereby and until such filing or agreement is modified to reflect the interests of JPMCB, as Collateral Agent, shall, with respect to such Liens and security interests, constitute a reference to the DBNY as sub-agent of JPMCB, as Collateral Agent. Each of the parties hereto acknowledges that (i) neither the Existing Administrative Agent or Existing Collateral Agent nor any of their respective Related Parties has made or shall be deemed to have made any representation or warranty to it (including, without limitation, regarding the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, creation or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document (as defined in the Credit Agreement or in the Restated Credit Agreement) or any other instrument or document furnished pursuant thereto or the sufficiency of any documentation transferring any such lien or security interest to the New Administrative Agent or New Collateral Agent) except those expressly set forth in Section 2(a) of the Agency Transfer Agreement (as defined in the Restated Credit Agreement) and (ii) it has, independently and without reliance upon the Existing Administrative Agent or Existing Collateral Agent or any of their respective Related Parties, made its own decision to enter into this Agreement and the Restated Credit Agreement and the transactions contemplated hereby and thereby.

23

SECTION THIRTEEN - Notwithstanding anything herein (or in any other document, communication or filing relating hereto by any person) to the contrary, the Existing Administrative Agent and Existing Collateral Agent are authorizing solely the assignment of the Assigned Security Interests and not any other powers, Liens, collateral and other rights, titles, interests, privileges, claims, demands, equities or charges of DBNY in its capacity as a Lender or created or existing in favor of DBNY pursuant to any other document that is not a Loan Document or in favor of any other person.

24

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to be duly executed and delivered as of the day and year first above written.

ENVISION HEALTHCARE CORPORATION

By:	/s/ Randel G. Owen
Name:	Randel G. Owen
Title:	Chief Financial Officer

[Signature Page to Seventh Amendment to Term Loan Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as Existing Administrative Agent and Existing Collateral Agent

By:	/s/ Peter Cucchiara
Name:	Peter Cucchiara
Title:	Vice President

By:	/s/ Benjamin South
Name:	Benjamin South
Title:	Vice President

[Signature Page to Seventh Amendment to Term Loan Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Tranche C Term Lender

By:	/s/ John A. Horst
Name:	John A. Horst
Title:	Executive Director

JPMORGAN CHASE BANK, N.A., as New Administrative Agent and New Collateral Agent

By:	/s/ John A. Horst
Name:	John A. Horst
Title:	Executive Director

[Signature Page to Seventh Amendment to Term Loan Credit Agreement]

Each Guarantor acknowledges and consents to each of the foregoing provisions of this Seventh Amendment and the incurrence of the Tranche C Term Loans. Each Guarantor further acknowledges and agrees that all Obligations (as defined in the Guarantee and Collateral Agreement) with respect to the Tranche C Term Loans shall be fully guaranteed and secured pursuant to the Guarantee and Collateral Agreement in accordance with the terms and provisions thereof. Each Guarantor hereby agrees to the amendments contemplated by Section One and Section Two hereof and to the amendments to the Guarantee and Collateral Agreement contemplated by Section Three hereof.

GUARANTORS:

ENVISION HEALTHCARE INTERMEDIATE CORPORATION

By:	/s/ William A. Sanger
	Name:	William A. Sanger
	Title:	Chief Executive Officer

CLINICAL PARTNERS MANAGEMENT COMPANY, LLC
NORTHWOOD ANESTHESIA ASSOCIATES, L.L.C.

By:	/s/ William A. Sanger
	Name:	William A. Sanger
	Title:	Manager

[Signature Page to Seventh Amendment to Term Loan Credit Agreement]

GUARANTORS (cont’d):

A1 LEASING, INC.
ABBOTT AMBULANCE, INC.
ACCENT HOME HEALTH CARE INC.
ADAM TRANSPORTATION SERVICE, INC.
AFFILION, INC.
AIR AMBULANCE SPECIALISTS, INC.
AMBULANCE ACQUISITION, INC.
AMERICAN EMERGENCY PHYSICIANS MANAGEMENT, INC.
AMERICAN INVESTMENT ENTERPRISES, INC.
AMERICAN MEDICAL PATHWAYS, INC.
AMERICAN MEDICAL RESPONSE AMBULANCE SERVICE, INC.
AMERICAN MEDICAL RESPONSE HOLDINGS, INC.
AMERICAN MEDICAL RESPONSE MANAGEMENT, INC.
AMERICAN MEDICAL RESPONSE MID-ATLANTIC, INC.
AMERICAN MEDICAL RESPONSE NORTHWEST, INC.
AMERICAN MEDICAL RESPONSE OF COLORADO, INC.
AMERICAN MEDICAL RESPONSE OF CONNECTICUT, INCORPORATED
AMERICAN MEDICAL RESPONSE OF GEORGIA, INC.
AMERICAN MEDICAL RESPONSE OF ILLINOIS, INC.
AMERICAN MEDICAL RESPONSE OF INLAND EMPIRE
AMERICAN MEDICAL RESPONSE OF MASSACHUSETTS, INC.
AMERICAN MEDICAL RESPONSE OF NORTH CAROLINA, INC.
AMERICAN MEDICAL RESPONSE OF OKLAHOMA, INC.

By:	/s/ Craig A. Wilson
Name:	Craig A. Wilson
Title:	Secretary

[Signature Page to Seventh Amendment to Term Loan Credit Agreement]

GUARANTORS (cont’d):

AMERICAN MEDICAL RESPONSE OF SOUTH CAROLINA, INC.
AMERICAN MEDICAL RESPONSE OF SOUTHERN CALIFORNIA
AMERICAN MEDICAL RESPONSE OF TENNESSEE, INC.
AMERICAN MEDICAL RESPONSE OF TEXAS, INC.
AMERICAN MEDICAL RESPONSE WEST
AMERICAN MEDICAL RESPONSE, INC.
AMR BAY STATE, LLC
AMR HOLDCO, INC.
AMR OF CENTRAL TEXAS I, LLC
AMR OF CENTRAL TEXAS II, LLC
APH LABORATORY SERVICES, INC.
ARIZONA EMS HOLDINGS, INC.
ASSOCIATED AMBULANCE SERVICE, INC.
ATLANTIC AMBULANCE SERVICES ACQUISITION, INC.
ATLANTIC/KEY WEST AMBULANCE, INC.
ATLANTIC/PALM BEACH AMBULANCE, INC.
BEACON TRANSPORTATION, INC.
BESTPRACTICES, INC.
BLYTHE AMBULANCE SERVICE
BOWERS COMPANIES, INC.
BROWARD AMBULANCE, INC.
COMMUNITY AUTO AND FLEET SERVICES L.L.C.
COMMUNITY EMS, INC.
COMTRANS AMBULANCE SERVICE, INC.
COMTRANS, INC.
CORNING AMBULANCE SERVICE INC.
DESERT VALLEY MEDICAL TRANSPORT, INC.
DONLOCK, LTD.

By:	/s/ Craig A. Wilson
Name:	Craig A. Wilson
Title:	Secretary

[Signature Page to Seventh Amendment to Term Loan Credit Agreement]

GUARANTORS (cont’d):

E.M.S. VENTURES, INC.
EASTERN AMBULANCE SERVICE, INC.
EASTERN PARAMEDICS, INC.
EHR MANAGEMENT CO.
EMCARE ANESTHESIA PROVIDERS, INC.
EMCARE HOLDCO, INC.
EMCARE HOLDINGS INC.
EMCARE OF CALIFORNIA, INC.
EMCARE PHYSICIAN PROVIDERS, INC.
EMCARE PHYSICIAN SERVICES, INC.
EMCARE, INC.
EMERGENCY MEDICAL SERVICES LP CORPORATION
EMERGENCY MEDICAL TRANSPORT, INC.
EMERGENCY MEDICAL TRANSPORTATION, INC.
EMERGENCY MEDICINE EDUCATION SYSTEMS, INC.
EMS VENTURES OF SOUTH CAROLINA, INC.
FIVE COUNTIES AMBULANCE SERVICE, INC.
FLORIDA EMERGENCY PARTNERS, INC.
FOUNTAIN AMBULANCE SERVICE, INC.
GILA HOLDCO LLC
GOLD COAST AMBULANCE SERVICE
GOLD CROSS AMBULANCE SERVICE OF PA., INC.
GOLD CROSS AMBULANCE SERVICES, INC.
GRACE BEHAVIORAL HEALTH, L.L.C.
GREATER PINELLAS TRANSPORTATION MANAGEMENT SERVICES, INC.
GUARDIAN HEALTH CARE, INC.
GUARDIAN HEALTHCARE GROUP, INC.
GUARDIAN HEALTHCARE HOLDINGS, INC.

By:	/s/ Craig A. Wilson
Name:	Craig A. Wilson
Title:	Secretary

[Signature Page to Seventh Amendment to Term Loan Credit Agreement]

GUARANTORS (cont’d):

HANK’S ACQUISITION CORP.
HEALTH PRIORITY HOME CARE, INC.
HEALTHCARE ADMINISTRATIVE SERVICES, INC.
HEMET VALLEY AMBULANCE SERVICE, INC.
HERREN ENTERPRISES, INC.
HOLIDAY ACQUISITION COMPANY, INC.
INTERNATIONAL LIFE SUPPORT, INC.
JLM HEALTHCARE, INC.
KMAC, INC.
KUTZ AMBULANCE SERVICE, INC.
LASALLE AMBULANCE INC.
LIFE LINE AMBULANCE SERVICE, INC.
LIFECARE AMBULANCE SERVICE, INC.
LIFEFLEET SOUTHEAST, INC.
MAINSTAY SOLUTIONS, LLC
MARLBORO HUDSON AMBULANCE & WHEELCHAIR SERVICE, INC.
MEDEVAC MEDICAL RESPONSE, INC.
MEDEVAC MIDAMERICA, INC.
MEDIC ONE AMBULANCE SERVICES, INC.
MEDIC ONE OF COBB, INC.
MEDICAL EMERGENCY DEVICES AND SERVICES (MEDS), INC.
MEDI-CAR AMBULANCE SERVICE, INC.
MEDI-CAR SYSTEMS, INC.
MEDICS AMBULANCE SERVICE (DADE), INC.
MEDICS AMBULANCE SERVICE, INC.
MEDICS AMBULANCE, INC.
MEDICS EMERGENCY SERVICES OF PALM BEACH COUNTY, INC.
MEDICS SUBSCRIPTION SERVICES, INC.
MEDICS TRANSPORT SERVICES, INC.
MEDICWEST AMBULANCE, INC.
MEDICWEST HOLDINGS, INC.
MEDLIFE EMERGENCY MEDICAL SERVICE, INC.
MEDSTAT EMS, INC. MERCURY AMBULANCE SERVICE, INC.

By:	/s/ Craig A. Wilson
Name:	Craig A. Wilson
Title:	Secretary

[Signature Page to Seventh Amendment to Term Loan Credit Agreement]

GUARANTORS (cont’d):

MERCY AMBULANCE OF EVANSVILLE, INC.
MERCY LIFE CARE
MERCY, INC.
METRO AMBULANCE SERVICE (RURAL), INC.
METRO AMBULANCE SERVICE, INC.
METRO AMBULANCE SERVICES, INC.
METRO CARE CORP.
METROPOLITAN AMBULANCE SERVICE
MIDWEST AMBULANCE MANAGEMENT COMPANY
MOBILE MEDIC AMBULANCE SERVICE, INC.
NATIONAL AMBULANCE & OXYGEN SERVICE, INC.
NEVADA RED ROCK AMBULANCE, INC.
NEVADA RED ROCK HOLDINGS, INC.
NORTH MISS. AMBULANCE SERVICE, INC.
OHERBST, INC.
PACIFIC AMBULANCE, INC.
PARAMED, INC.
PARK AMBULANCE SERVICE INC.
PHYSICIAN ACCOUNT MANAGEMENT, INC.
PHYSICIANS & SURGEONS AMBULANCE SERVICE, INC.
PROFESSIONAL MEDICAL TRANSPORT, INC.
PROVIDER ACCOUNT MANAGEMENT, INC.
PUCKETT AMBULANCE SERVICE, INC.
R/M ARIZONA HOLDINGS, INC.
R/M MANAGEMENT CO., INC.
R/M OF TENNESSEE G.P., INC.
R/M OF TENNESSEE L.P., INC.
RADIOLOGY STAFFING SOLUTIONS, INC.
RADSTAFFING MANAGEMENT SOLUTIONS, INC.
RANDLE EASTERN AMBULANCE SERVICE, INC.
REIMBURSEMENT TECHNOLOGIES, INC.
RIVER MEDICAL INCORPORATED

By:	/s/ Craig A. Wilson
Name:	Craig A. Wilson
Title:	Secretary

[Signature Page to Seventh Amendment to Term Loan Credit Agreement]

GUARANTORS (cont’d):

RURAL/METRO (DELAWARE), INC.
RURAL/METRO CORPORATION
RURAL/METRO CORPORATION
RURAL/METRO CORPORATION OF FLORIDA
RURAL/METRO CORPORATION OF TENNESSEE
RURAL/METRO FIRE DEPT., INC.
RURAL/METRO OF BREWERTON, INC.
RURAL/METRO OF CALIFORNIA, INC.
RURAL/METRO OF CENTRAL ALABAMA, INC.
RURAL/METRO OF CENTRAL COLORADO, INC.
RURAL/METRO OF CENTRAL OHIO, INC.
RURAL/METRO OF GREATER SEATTLE, INC.
RURAL/METRO OF NEW YORK, INC.
RURAL/METRO OF NORTHERN CALIFORNIA, INC.
RURAL/METRO OF NORTHERN OHIO, INC.
RURAL/METRO OF OHIO, INC.
RURAL/METRO OF OREGON, INC.
RURAL/METRO OF ROCHESTER, INC.
RURAL/METRO OF SAN DIEGO, INC.
RURAL/METRO OF SOUTHERN CALIFORNIA, INC.
RURAL/METRO OF SOUTHERN OHIO, INC.

By:	/s/ Craig A. Wilson
Name:	Craig A. Wilson
Title:	Secretary

[Signature Page to Seventh Amendment to Term Loan Credit Agreement]

GUARANTORS (cont’d):

S. FISHER & S. THOMAS INC.
SEMINOLE COUNTY AMBULANCE, INC.
SIOUX FALLS AMBULANCE, INC. SOUTHWEST AMBULANCE AND RESCUE OF ARIZONA, INC.
SOUTHWEST AMBULANCE OF CASA GRANDE, INC.
SOUTHWEST AMBULANCE OF NEW MEXICO, INC.
SOUTHWEST AMBULANCE OF SOUTHEASTERN ARIZONA, INC.
SOUTHWEST AMBULANCE OF TUCSON, INC.
SOUTHWEST GENERAL SERVICES, INC.
SPRINGS AMBULANCE SERVICE, INC.
SSAG, LLC
STAT HEALTHCARE, INC.
SUNRISE HANDICAP TRANSPORT CORP.
SW GENERAL, INC.
T.M.S. MANAGEMENT GROUP INC.
TEK AMBULANCE, INC.
THE AID AMBULANCE COMPANY, INC.
THE AID COMPANY, INC.
TIDEWATER AMBULANCE SERVICE, INC.
TKG, INC.
TOWNS AMBULANCE SERVICE, INC.
TRANSPORTATION MANAGEMENT SERVICES OF BREVARD, INC.
TROUP COUNTY EMERGENCY MEDICAL SERVICES, INC.
VALLEY FIRE SERVICE, INC.
VELITA SMITH HOME HEALTH, INC.
V.I.P. PROFESSIONAL SERVICES, INC.
VISTA STAFFING SOLUTIONS, INC.
VITAL ENTERPRISES, INC.
W&W LEASING COMPANY, INC.
WP ROCKET HOLDINGS INC.

By:	/s/ Craig A. Wilson
Name:	Craig A. Wilson
Title:	Secretary

[Signature Page to Seventh Amendment to Term Loan Credit Agreement]

GUARANTORS (cont’d):

ACCESS 2 CARE, LLC

By: MISSION CARE SERVICES, LLC, as Manager of Access 2 Care, LLC

By: AMERICAN MEDICAL RESPONSE, INC., as Manager of Mission Care Services, LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

ACUTE MANAGEMENT, LLC

By: HAWKEYE HOLDCO LLC, as Sole Member of Acute Management, LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

AGAPE HEALTH CARE AGENCY, LLC.
CARE CONNECTION OF CINCINNATI LLC
GEM CITY HOME CARE, LLC
GUARDIAN OHIO NEWCO, LLC

By: GUARDIAN HEALTHCARE HOLDINGS, INC., as Sole Member of Agape Health Care Agency, LLC, Care Connection of Cincinnati LLC, Gem City Home Care, LLC and Guardian Ohio NewCo, LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

[Signature Page to Seventh Amendment to Term Loan Credit Agreement]

GUARANTORS (cont’d):

ALPHA PHYSICIAN RESOURCES, L.L.C.

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

AMERICAN MEDICAL RESPONSE DELAWARE VALLEY, LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

AMERICAN MEDICAL RESPONSE HPPP, LLC

By: AMERICAN MEDICAL RESPONSE, INC., as Sole Member of American Medical Response HPPP, LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

AMERICAN MEDICAL RESPONSE OF MARICOPA, LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

AMERICAN MEDICAL RESPONSE OF PIMA, LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

[Signature Page to Seventh Amendment to Term Loan Credit Agreement]

GUARANTORS (cont’d):

AMR BROCKTON, L.L.C.

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

APEX ACQUISITION LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

BRAVO REIMBURSEMENT SPECIALIST, L.L.C.

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

CMORX, LLC

By: EMCARE, INC., as Sole Member of CMORx, LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

ED SOLUTIONS, LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

[Signature Page to Seventh Amendment to Term Loan Credit Agreement]

GUARANTORS (cont’d):

EDIMS, L.L.C.

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

EMS MANAGEMENT LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

EMS OFFSHORE MEDICAL SERVICES, LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

EMSC SERVICESCO, LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

EVERRAD, LLC

By: TEMPLETON READINGS, LLC, as Sole Member of EverRad, LLC

By: EMCARE, INC., as Sole Member of Templeton Readings, LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

[Signature Page to Seventh Amendment to Term Loan Credit Agreement]

GUARANTORS (cont’d):

EVOLUTION HEALTH LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

EVOLUTION MOBILE IMAGING, LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

HAWKEYE HOLDCO LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

MEDASSOCIATES, LLC

By: EMCARE, INC., as Sole Member of MedAssociates, LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

MISSION CARE OF ILLINOIS, LLC

By: MISSION CARE SERVICES, LLC, as Manager of Mission Care of Illinois, LLC

By: AMERICAN MEDICAL RESPONSE, INC., as Manager of Mission Care Services, LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

[Signature Page to Seventh Amendment to Term Loan Credit Agreement]

GUARANTORS (cont’d):

MISSION CARE OF MISSOURI, LLC

By: MISSION CARE SERVICES, LLC, as Manager of Mission Care of Missouri, LLC

By: AMERICAN MEDICAL RESPONSE, INC., as Manager of Mission Care Services, LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

MISSION CARE SERVICES, LLC

By: AMERICAN MEDICAL RESPONSE, INC., as Manager of Mission Care Services, LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

MSO NEWCO, LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

[Signature Page to Seventh Amendment to Term Loan Credit Agreement]

GUARANTORS (cont’d):

PHOENIX PHYSICIANS, LLC
STREAMLINED MEDICAL SOLUTIONS LLC

By: EMCARE, INC., as Sole Member of Phoenix Physicians, LLC and Streamlined Medical Solutions LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

PINNACLE CONSULTANTS MID-ATLANTIC, L.L.C.

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

PROVEN HEALHCARE SOLUTIONS OF NEW JERSEY, LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

PROVIDACARE, L.L.C.

By: AMERICAN MEDICAL PATHWAYS, INC., as Sole Member of ProvidaCare, L.L.C.

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

[Signature Page to Seventh Amendment to Term Loan Credit Agreement]

GUARANTORS (cont’d):

QRX MEDICAL MANAGEMENT, LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Senior Vice President and Secretary

RMC CORPORATE CENTER, L.L.C.

By: RURAL/METRO CORPORATION, as Member of RMC Corporate Center, L.L.C.

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

RURAL/METRO MID-SOUTH, L.P.

By: R/M OF TENNESSEE G.P., INC., as General Partner of Rural/Metro Mid-South, L.P.

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

RURAL/METRO OF INDIANA, L.P.

By: THE AID AMBULANCE COMPANY, INC., as General Partner of Rural/Metro of Indiana, L.P.

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

[Signature Page to Seventh Amendment to Term Loan Credit Agreement]

GUARANTORS (cont’d):

RURAL/METRO OF TENNESSEE, L.P.

By: R/M OF TENNESSEE G.P., INC., as General Partner of Rural/Metro of Tennessee, L.P.

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

RURAL/METRO OPERATING COMPANY, LLC

By: RURAL/METRO CORPORATION, as Sole Member of Rural/Metro Operating Company, LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

SAN DIEGO MEDICAL SERVICES ENTERPRISE, LLC

By: RURAL/METRO OF SOUTHERN CALIFORNIA, INC., as Member of San Diego Medical Services Enterprise, LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

By: RURAL/METRO OF SAN DIEGO, INC., as Member of San Diego Medical Services Enterprise, LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

[Signature Page to Seventh Amendment to Term Loan Credit Agreement]

GUARANTORS (cont’d):

REGIONAL EMERGENCY SERVICES, L.P.

By: FLORIDA EMERGENCY PARTNERS, INC., as General Partner of Regional Emergency Services, L.P.

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

ROSE RADIOLOGY, LLC

By: SPOTLIGHT HOLDCO LLC, as Sole Member of Rose Radiology, LLC

By: EMCARE, INC., as Sole Member of EmCare, Inc.

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

SEAWALL ACQUISITION, LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

SPOTLIGHT HOLDCO LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

[Signature Page to Seventh Amendment to Term Loan Credit Agreement]

GUARANTORS (cont’d):

SUN DEVIL ACQUISITION LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

TEMPLETON READINGS, LLC

By: EMCARE, INC., as Sole Member of Templeton Readings, LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

WHITAKER PHYSICIANS SERVICES, L.L.C.

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

[Signature Page to Seventh Amendment to Term Loan Credit Agreement]

GUARANTORS (cont’d):

AMERICAN MEDICAL RESPONSE OF NEW YORK, LLC

By: AMERICAN MEDICAL RESPONSE, INC., as Sole Member of American Medical Response of New York, LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

METROCARE SERVICES – ABILENE, L.P.

By: AMR OF CENTRAL TEXAS II, LLC, as General Partner of MetroCare Services – Abilene, L.P.

By: AMERICAN MEDICAL RESPONSE, INC., as Sole Member of AMR of Central Texas II, LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

PATIENT ADVOCACY GROUP, LLC

By: AMR HOLDCO, INC., as Sole Member of Patient Advocacy Group, LLC

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Secretary

[Signature Page to Seventh Amendment to Term Loan Credit Agreement]

ACKNOWLEDGEMENT

Deutsche Bank AG New York Branch, as ABL Agent under that certain Intercreditor Agreement dated as of May 25, 2011 (the “Intercreditor Agreement”) and Deutsche Bank AG New York Branch, as Term Loan Agent under the Intercreditor Agreement hereby acknowledge that the issuance of the Tranche C Term Loans will constitute Term Loan Obligations (as defined in the Intercreditor Agreement), under the Original Term Loan Credit Agreement (as defined in the Intercreditor Agreement).

DEUTSCHE BANK AG NEW YORK BRANCH
in its capacity as ABL Agent

By:	/s/ Peter Cucchiara
Name:	Peter Cucchiara
Title:	Vice President

By:	/s/ Dusan Lazarov
Name:	Dusan Lazarov
Title:	Director

DEUTSCHE BANK AG NEW YORK BRANCH in its capacity as Term Loan Agent

By:	/s/ Peter Cucchiara
Name:	Peter Cucchiara
Title:	Vice President

By:	/s/ Dusan Lazarov
Name:	Dusan Lazarov
Title:	Director

[Signature Page to Seventh Amendment to Term Loan Credit Agreement]

Annex I

Schedule A-2

Tranche C Term Loan Commitments

JPMorgan Chase Bank, N.A.	$2,676,930,416.35

Annex II

[See attached]

EXECUTION VERSION

$3,495,000,000

AMENDED AND RESTATED

CREDIT AGREEMENT

among

ENVISION HEALTHCARE CORPORATION,

as Borrower,

THE LENDERS

FROM TIME TO TIME PARTIES HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent,

JPMORGAN CHASE BANK, N.A.

BARCLAYS BANK PLC

WELLS FARGO SECURITIES, LLC

and

SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Lead Arrangers

and

Joint Bookrunners

dated as of December 1, 2016

(i)

(continued)

(ii)

(continued)

(iii)

(continued)

(iv)

SCHEDULES

A	—	[Reserved]
1.1(c)	—	Assumed Indebtedness
1.1(d)	—	Existing Capitalized Lease Obligations
1.1(e)	—	Existing Liens
1.1(f)	—	Existing Investments
5.1	—	Financial Condition
5.2	—	Material Adverse Effect Disclosure
5.3	—	Good Standing Disclosure
5.4	—	Consents Required
5.6	—	Litigation
5.8	—	Real Property
5.9	—	Intellectual Property Claims
5.15	—	Subsidiaries
5.17	—	Environmental Matters
5.20	—	Insurance
7.2	—	Website Address for Electronic Financial Reporting
8.1	—	Existing Indebtedness
8.5	—	Affiliate Transactions

EXHIBITS

A	—	Form of Note
B	—	[Reserved]
C	—	Form of Mortgage
D	—	Form of U.S. Tax Compliance Certificate
E	—	Form of Assignment and Acceptance
F	—	Form of Secretary’s Certificate
G	—	Form of Officer’s Certificate
H	—	Form of Solvency Certificate
I-1	—	Form of Increase Supplement
I-2	—	Form of Lender Joinder Agreement
J-1	—	[Reserved]
J-2	—	[Reserved]
J-3	—	[Reserved]
J-4	—	[Reserved]
J-5	—	[Reserved]
J-6	—	[Reserved]
J-7	—	[Reserved]
K	—	[Reserved]
L	—	Form of Junior Lien Intercreditor Agreement
M	—	Form of Affiliated Lender Assignment and Assumption
N	—	Form of Acceptance and Prepayment Notice
O	—	Form of Discount Range Prepayment Notice
P	—	Form of Discount Range Prepayment Offer

(v)

Q	—	Form of Solicited Discounted Prepayment Notice
R	—	Form of Solicited Discounted Prepayment Offer
S	—	Form of Specified Discount Prepayment Notice
T	—	Form of Specified Discount Prepayment Response

(vi)

AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT, dated as of December 1, 2016, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, among Envision Healthcare Corporation, a Delaware corporation (as further defined in Subsection 1.1, the “Borrower”), the several banks and other financial institutions from time to time party to this Agreement (as further defined in Subsection 1.1, the “Lenders”) and JPMorgan Chase Bank, N.A. (“JPMCB”), as administrative agent and collateral agent for the Lenders hereunder (in such capacities, respectively, and as further defined in Subsection 1.1, the “Administrative Agent” and the “Collateral Agent”).

The parties hereto hereby agree as follows:

W I T N E S S E T H:

WHEREAS, the Borrower is party to that certain Term Loan Credit Agreement, dated as of May 25, 2011 (as amended by Amendment No. 1, dated as of February 7, 2013, Amendment No. 2, dated as of February 10, 2015, Amendment No. 3, dated as of October 28, 2015, Amendment No. 4, dated as of November 12, 2015, Amendment No. 5, dated as of January 26, 2016, Amendment No. 6, dated as of July 25, 2016 and as further amended, supplemented, waived or otherwise modified prior to the Restatement Effective Date (as defined below), the “Original Credit Agreement”);

WHEREAS, on the Seventh Amendment Effective Date, the Lenders party to the Seventh Amendment made the Tranche C Term Loans available to the Borrower and a portion of the proceeds of the Tranche C Term Loans were used to refinance all Term Loans outstanding under the Original Credit Agreement that were not exchanged for Tranche C Term Loans;

WHEREAS, following the Incremental Credit Agreement Amendments Effective Time (as defined in the Seventh Amendment) and the Prepayment (as defined in the Seventh Amendment), the Lenders party to the Seventh Amendment constitute all of the Lenders under the Original Credit Agreement;

WHEREAS, the Administrative Agent and the Lenders have agreed to amend and restate the Original Credit Agreement in its entirety to read as set forth in this Agreement, and it has been agreed by such parties that the Loans outstanding as of the Restatement Effective Date and other “Term Loan Obligations” under and as defined in the Original Credit Agreement shall be governed by and deemed to be outstanding under this Agreement with the intent that the terms of the Original Credit Agreement shall hereafter have no further effect upon the parties thereto, and all references to the “Credit Agreement” in any Loan Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1

Definitions

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“2016 Merger Agreement”: that certain Agreement and Plan of Merger among Envision Healthcare Holdings, Inc., AmSurg Corp., a Tennessee corporation, and New Amethyst Corp., a Delaware corporation and a wholly owned subsidiary of AmSurg Corp., pursuant to which AmSurg Corp. and Envision Healthcare Holdings, Inc. will combine in an all stock merger of equals.

“2016 Mergers”: the consummation of the Mergers (as defined in the 2016 Merger Agreement) and all other transactions relating to any of the foregoing (including payment of fees and expenses related thereto).

“ABL Agent”: Deutsche Bank AG New York Branch, in its capacity as administrative agent and collateral agent under the ABL Facility Documents, or any successor administrative agent or collateral agent under the ABL Facility Documents.

“ABL Facility Documents”: the “Loan Documents” as defined in the Senior ABL Facility Agreement, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time.

“ABL Facility Loans”: the loans borrowed under the Senior ABL Facility.

“ABL Priority Collateral”: as defined in the ABL/Term Loan Intercreditor Agreement whether or not the same remains in full force and effect.

“ABL/Term Loan Intercreditor Agreement”: the Intercreditor Agreement, dated as of the Closing Date, between the Collateral Agent (as successor to Deutsche Bank AG New York Branch as “Collateral Agent” under the Original Credit Agreement) and the ABL Agent (in its capacity as collateral agent under the ABL Facility Documents), and acknowledged by certain of the Loan Parties, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof and thereof.

“ABR”: when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Loans”: Loans to which the rate of interest applicable is based upon the Alternate Base Rate.

“Acceleration”: as defined in Subsection 9.1(e).

“Acceptable Discount”: as defined in Subsection 4.4(h)(iv)(2).

“Acceptable Prepayment Amount”: as defined in Subsection 4.4(h)(iv)(3).

“Acceptance and Prepayment Notice”: a written notice from the Borrower setting forth the Acceptable Discount pursuant to Subsection 4.4(h)(iv)(2) substantially in the form of Exhibit N.

“Acceptance Date”: as defined in Subsection 4.4(h)(iv)(2).

“Accounts”: “accounts” as defined in the UCC (including any “health-care-insurance receivables” as defined in the UCC) and, with respect to any Person, all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts receivable created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Obligors, (e) all letters of credit, guarantees or collateral for any of the foregoing and (f) all insurance policies or rights relating to any of the foregoing.

“Acquired Indebtedness”: Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Additional ABL Credit Facility”: as defined in the ABL/Term Loan Intercreditor Agreement.

“Additional Assets”: (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Borrower or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures in respect of any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Indebtedness”: as defined in the ABL/Term Loan Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable.

“Additional Lender”: as defined in Subsection 2.6(b).

“Additional Obligations”: subordinated or senior Indebtedness (which Indebtedness may be (x) unsecured, (y) secured by a Lien ranking pari passu to the Lien securing the First Lien Obligations or (z) secured by a Lien ranking junior to the Lien securing the First Lien Obligations), including customary bridge financings, in each case issued or incurred by the Borrower or a Guarantor, the terms of which Indebtedness (i) do not provide for a maturity date or weighted average life to maturity earlier than the Maturity Date of the Initial Term Loans or shorter than the remaining weighted average life to maturity of the Initial Term Loans, as the case may be (other than an earlier maturity date and/or shorter weighted average life to maturity for customary revolving financings and customary bridge financings, which, in the case of bridge financings, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Maturity Date of the Initial Term Loans or the remaining weighted average life to maturity of the Initial Term Loans, as applicable), (ii) to the extent such Indebtedness is subordinated, provide for customary payment subordination to the Term Loan Facility Obligations under the Loan Documents as reasonably determined by the Borrower in good faith and (iii) do not provide for any mandatory repayment or redemption from asset sales, casualty or condemnation events or excess cash flow on more than a ratable basis with Term Loans (other than (x) in the case of any customary revolving facility, prepayments in such amount necessary to reduce amounts outstanding thereunder to an amount not in excess of the facility or any applicable sub-facility and (y) in the case of any customary bridge financing, prepayments of such bridge financing from the issuance of equity or other Indebtedness permitted hereunder which meets the requirements of this definition); provided that (a) such Indebtedness shall not be secured by any Lien on any asset of any Loan Party that does not also secure the Term Loan Facility Obligations, or be guaranteed by any Person other than the Guarantors, and (b) if secured by Collateral, such Indebtedness (and all related Obligations) shall be subject to the terms of the ABL/Term Loan Intercreditor Agreement (if such Indebtedness and related Obligations constitute First Lien Obligations), the Junior Lien Intercreditor Agreement (if such Indebtedness and related Obligations do not constitute First Lien Obligations) or an Other Intercreditor Agreement (if otherwise agreed by the Administrative Agent and the Borrower).

“Additional Obligations Documents”: any document or instrument (including any guarantee, security agreement or mortgage and which may include any or all of the Loan Documents) issued or executed and delivered with respect to any Additional Obligations or Rollover Indebtedness by any Loan Party.

“Additional Specified Refinancing Lender”: as defined in Subsection 2.9(b).

“Adjusted LIBOR Rate”: with respect to any Borrowing of Eurodollar Loans for any Interest Period, an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1.00%) determined by the Administrative Agent to be equal to the higher of (a) (i) the LIBOR Rate for such Borrowing of Eurodollar Loans in effect for such Interest Period divided by (ii) 1 minus the Statutory Reserves (if any) for such Borrowing of Eurodollar Loans for such Interest Period and (b) in respect of the Initial Term Loans, 0.75%.

“Administrative Agent”: as defined in the Preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to Subsection 10.9; provided that, with respect to periods prior to the Restatement Effective Time (and the activities of the Former Agent prior to such time), such term shall include the Former Agent. For purposes of all rights and immunities of the “Administrative Agent”, under and/or as set forth in Sections 10 and 11, such term shall also include the Former Agent in connection with any actions taken or required to be taken by such Former Agent after the Restatement Effective Time in connection with the Agency Transfer Agreement, Section 11.22 of the Restated Credit Agreement or Sections 9 or 12 of the Seventh Amendment.

“Administrative Questionnaire”: an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Eurodollar Rate”: as defined in Subsection 4.7.

“Affected Loans”: as defined in Subsection 4.9.

“Affiliate”: as to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction”: as defined in Subsection 8.5(a).

“Affiliated Lender Assignment and Assumption”: as defined in Subsection 11.6(h)(i)(1).

“Agency Transfer Agreement”: the Agency Transfer Agreement, dated as of the Restatement Effective Date, by and among the Borrower, JPMorgan Chase Bank, N.A. and Deutsche Bank AG New York Branch.

“Agent Default”: an Agent has admitted in writing that it is insolvent or such Agent becomes subject to an Agent-Related Distress Event.

“Agent-Related Distress Event”: with respect to any Agent (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person is subject to a Bail-In Action or makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that an Agent-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Agent or any person that directly or indirectly controls such Agent by a Governmental Authority or an instrumentality thereof.

“Agents”: the collective reference to the Administrative Agent and the Collateral Agent and “Agent” shall mean any of them. For purposes of all rights and immunities of the “Agents”, under and/or as set forth in Sections 10 and 11, such term shall also include the Former Agent in connection with any actions taken or required to be taken by such Former Agent after the Restatement Effective Time in connection with the Agency Transfer Agreement, Section 11.22 of the Restated Credit Agreement or Sections 9 or 12 of the Seventh Amendment.

“Agreement”: this Credit Agreement, as amended, supplemented, waived or otherwise modified, from time to time.

“Alternate Base Rate”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus  1⁄2 of 1%, (c) the Adjusted LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, the Adjusted LIBOR Rate for any day shall be based on the LIBOR Rate at approximately 11:00 a.m. London time on such day and (d) with respect to the Initial Term Loans, 1.75%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBOR Rate, respectively.

“Amendment”: as defined in Subsection 8.3(c).

“AmSurg”: AmSurg Corp., a Tennessee corporation.

“Anti-Corruption Laws”: the Foreign Corrupt Practices Act of 1977, as amended.

“Applicable Discount”: as defined in Subsection 4.4(h)(iii)(2).

“Applicable Margin”: in respect of Initial Term Loans, a percentage per annum equal to 3.00% per annum for Eurodollar Loans, and 2.00% per annum for ABR Loans.

“Approved Fund”: as defined in Subsection 11.6(b).

“Asset Disposition”: any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable Requirement of Law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Borrower or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition to the Borrower or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) a disposition of Cash Equivalents, Investment Grade Securities or Temporary Cash Investments, (iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms, as determined by the Borrower in good faith) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (v) any Restricted Payment Transaction, (vi) a disposition that is governed by Subsection 8.7, (vii) any Financing Disposition, (viii) any “fee in lieu” or other disposition of assets to any Governmental Authority that continue in use by the Borrower or any Restricted Subsidiary, so long as the Borrower or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (ix) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (x) any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Restatement Effective Date, including without limitation any sale/leaseback transaction or asset securitization, (xi) any disposition arising from foreclosure, condemnation, eminent domain, or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, or, in the case of a Person, business or assets acquired or to be acquired in an acquisition, necessary or advisable (as determined by the Borrower in good faith) in order to consummate the acquisition of such Person, business or assets, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement, or of non-core assets acquired in connection with any acquisition of any Person, business or assets or any Investment, (xii) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xiii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiv) a disposition of not more than 5.00% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xv) any disposition or series of related dispositions for aggregate consideration not to exceed the greater of $100.0 million and 0.66% of Consolidated Total Assets, (xvi) the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries taken as a whole, (xvii) any license, sublicense or other grant of right-to-use of any trademark, copyright, patent or other intellectual property, (xviii) any disposition arising from foreclosure or similar action with respect to any property or assets subject to a Municipal Contract Lien, (xix) the conversion of any Restricted Subsidiary into a Related Professional Corporation in a manner consistent with past practices on or prior to the Restatement Effective Date or in the ordinary course of business, including the entry into applicable Related Corporation Contracts in connection therewith or (xx) the creation or granting of any Lien permitted under this Agreement.

“Assignee”: as defined in Subsection 11.6(b)(i).

“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit E hereto.

“Assumed Indebtedness”: Indebtedness for borrowed money of the Borrower and its Restricted Subsidiaries outstanding on the Restatement Effective Date and disclosed on Schedule 1.1(c).

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of the Bank Recovery and Resolution Directive, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, the processing of payments and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by any Restricted Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition).

“Bank Products Obligations”: of any Person means the obligations of such Person pursuant to any Bank Products Agreement.

“Bank Recovery and Resolution Directive”: Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

“Bankruptcy Proceeding”: as defined in Subsection 11.6(h)(iv).

“Benefited Lender”: as defined in Subsection 11.7(a).

“Board”: the Board of Governors of the Federal Reserve System.

“Board of Directors”: for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Borrower.

“Borrower”: as defined in the Preamble hereto, and any successor in interest thereto.

“Borrower Offer of Specified Discount Prepayment”: the offer by the Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Subsection 4.4(h)(ii).

“Borrower Solicitation of Discount Range Prepayment Offers”: the solicitation by the Borrower of offers for, and the corresponding acceptance by a Lender of a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Subsection 4.4(h)(iii).

“Borrower Solicitation of Discounted Prepayment Offers”: the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Lender of a voluntary prepayment of Term Loans at a discount to par pursuant to Subsection 4.4(h)(iv).

“Borrowing”: the borrowing of one Type of Loans of a given Tranche from all the Lenders having Initial Term Loan Commitments, on a given date (or resulting from a conversion or conversions on such date) having, in the case of Eurodollar Loans, the same Interest Period.

“Borrowing Base”: the sum of (1) 50.0% of the book value of Inventory of the Borrower and its Restricted Subsidiaries, (2) 80.0% of the net trade and other accounts receivables of the Borrower and its Restricted Subsidiaries (as reported on the consolidated balance sheet of the Borrower in accordance with GAAP), and (3) cash, Cash Equivalents and Temporary Cash Investments of the Borrower and its Restricted Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Borrower for which internal consolidated financial statements of the Borrower are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith).

“Borrowing Date”: any Business Day specified in a notice delivered pursuant to Subsection 2.3 as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close, except that, when used in connection with a Eurodollar Loan, “Business Day” shall mean any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York.

“Capital Expenditures”: for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under leases evidencing Capitalized Lease Obligations) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Borrower.

“Capital Stock”: as to any Person, any and all shares or units of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation”: an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Captive Insurance Subsidiary”: any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof), including EMCA Insurance Company Ltd. and Marblehead Surety & Reinsurance Company, Ltd.

“Cash Capped Incremental Facility”: as defined in the definition of “Maximum Incremental Facilities Amount”.

“Cash Equivalents”: any of the following: (a) money; (b) securities issued or fully guaranteed or insured by the United States of America or a member state of the European Union or any agency or instrumentality of any thereof; (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any bank or other institutional lender under this Agreement or the Senior ABL Facility or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency); (d) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency); (f) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended; (g) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors; and (h) solely with respect to any Captive Insurance Subsidiary, any investment that person is permitted to make in accordance with applicable law.

“CHAMPVA”: collectively, the Civilian Health and Medical Program of the Department of Veteran Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veteran Affairs, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including, without limitation, (a) all federal statutes (whether set forth in 38 U.S.C. § 1713 or elsewhere) affecting such program to the extent applicable to CHAMPVA and (b) all rules, regulations (including 38 C.F.R. § 17.54), manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Change in Law”: as defined in Subsection 4.11(a).

“Change of Control”: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), shall be the “beneficial owner” of (A) so long as the Borrower is a Subsidiary of any Parent Entity, shares of Voting Stock having more than 35.0% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (B) if the Borrower is not a Subsidiary of any Parent Entity, shares of Voting Stock having more than 35.0% of the total voting power of all outstanding shares of the Borrower; or (ii) a “Change of Control” as defined in the Senior ABL Facility Agreement or the Senior Notes Indenture (or any indenture or agreement governing Refinancing Indebtedness in respect of the Senior Notes, in each case relating to Indebtedness in an aggregate principal amount equal to or greater than $150.0 million). Notwithstanding anything to the contrary in the foregoing, the Transactions shall not constitute or give rise to a Change of Control.

“Claim”: as defined in Subsection 11.6(h)(iv).

“Closing Date”: May 25, 2011.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: as defined in the Preamble hereto and shall include any successor to the Collateral Agent appointed pursuant to Subsection 10.9; provided that with respect to periods prior to the Restatement Effective Time (and the activities of the Former Agent prior to such time), such term shall include the Former Agent. For purposes of all rights and immunities of the “Collateral Agent”, under and/or as set forth in Sections 10 and 11, such term shall also include the Former Agent in connection with any actions taken or required to be taken by such Former Agent after the Restatement Effective Time in connection with the Agency Transfer Agreement, Section 11.22 of the Restated Credit Agreement or Sections 9 or 12 of the Seventh Amendment.

“Commodities Agreement”: in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Compliance Certificate”: as defined in Subsection 7.2(b).

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Term Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including without limitation Subsection 4.10, 4.11, 4.12 or 11.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Initial Term Loan Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility to the Borrower.

“Confidential Healthcare Information”: as defined in Subsection 7.6(b).

“Confidential Information Memorandum”: that certain Confidential Information Memorandum dated November, 2016, and furnished to the Lenders.

“Consolidated Coverage Ratio”: as of any date of determination, the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available, to (ii) Consolidated Interest Expense for such four fiscal quarters (in each of the foregoing clauses (i) and (ii), determined for any fiscal quarter (or portion thereof) ending prior to the Restatement Effective Date, on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such four-quarter period); provided that:

(1) if, since the beginning of such period, the Borrower or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred or issued, as applicable, on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

(2) if, since the beginning of such period, the Borrower or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

(3) if, since the beginning of such period, the Borrower or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business, including any such disposition occurring in connection with a transaction causing a calculation to be made hereunder, or designated any Restricted Subsidiary as an Unrestricted Subsidiary (any such disposition or designation, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Borrower or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Borrower and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is disposed of in such Sale or any Restricted Subsidiary is designated as an Unrestricted Subsidiary, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

(4) if, since the beginning of such period, the Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder or designated any Unrestricted Subsidiary as a Restricted Subsidiary (any such Investment, acquisition or designation, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

(5) if, since the beginning of such period, any Person became a Restricted Subsidiary or was merged or consolidated with or into the Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period;

provided that, in the event that the Borrower shall classify Indebtedness Incurred on any date of determination as Incurred in part under Subsection 8.1(a) and in part under Subsection 8.1(b), as provided in Subsection 8.1(c)(iii)) any such pro forma calculation of Consolidated Interest Expense on such date of determination shall not give effect to any such Incurrence of Indebtedness on such date of determination pursuant to Subsection 8.1(b).

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred, or Indebtedness repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or a Responsible Officer of the Borrower; provided that with respect to cost savings or synergies relating to any Sale, Purchase or other transaction, the related actions are expected by the Borrower to be taken no later than 18 months after the date of determination. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Borrower or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Borrower or such Restricted Subsidiary may designate. If any

Indebtedness that is being given pro forma effect was incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated EBITDA”: for any period, the Consolidated Net Income for such period, plus (x) the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any); (ii) Consolidated Interest Expense and any Special Purpose Financing Fees; (iii) depreciation; (iv) amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs); (v) any non-cash charges or non-cash losses; (vi) any expenses or charges related to any equity offering, Investment or Indebtedness permitted by this Agreement (whether or not consummated or incurred, and including any offering or sale of Capital Stock to the extent the proceeds thereof were intended to be contributed to the equity capital of the Borrower or its Restricted Subsidiaries); (vii) the amount of any loss attributable to non-controlling interests; (viii) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Hedging Obligations or other derivative instruments; and (ix) [Reserved], plus (y) the amount of net cost savings projected by the Borrower in good faith to be realized as the result of actions taken or to be taken on or prior to the date that is 18 months after the Restatement Effective Date, or 18 months after the initiation or consummation of any operational change, respectively, and prior to or during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions (which adjustments shall not be duplicative of pro forma adjustments made pursuant to the proviso to the definition of “Consolidated Coverage Ratio” or “Consolidated First-Lien Net Leverage Ratio”); provided that such cost savings are reasonably identifiable and factually supportable.

“Consolidated First-Lien Net Indebtedness”: at any time, (x) the aggregate amount of Consolidated First-Lien Secured Indebtedness at such time minus (y) the Unrestricted Cash of the Borrower and its Restricted Subsidiaries at such time.

“Consolidated First-Lien Net Leverage Ratio”: as of any date of determination, the ratio of (i) Consolidated First-Lien Net Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (ii) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available (determined, for any fiscal quarter (or portion thereof) ending prior to the Restatement Effective Date, on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such four-quarter period), provided that:

(1) if, since the beginning of such period, the Borrower or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if, since the beginning of such period, the Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if, since the beginning of such period, any Person became a Restricted Subsidiary or was merged or consolidated with or into the Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period;

provided that, in the event that the Borrower shall classify Indebtedness Incurred on the date of determination as secured in part pursuant to clause (k)(1) of the “Permitted Liens” definition in respect of Indebtedness Incurred pursuant to the Ratio Incremental Facility and in part pursuant to such clause (k)(1) in respect of Indebtedness Incurred pursuant to Subsection 8.1(b)(i) (other than pursuant to the Ratio Incremental Facility) or one or more other clauses or subclauses of the definition of “Permitted Liens”), as provided in clause (x) of the final paragraph of such definition, any calculation of the Consolidated First Lien Leverage Ratio on the date of determination, including in the definition of “Maximum Incremental Facilities Amount” shall not include any such Indebtedness (and shall not give effect to any Discharge of Indebtedness from the proceeds thereof) not Incurred pursuant to the Ratio Incremental Facility; provided, further, that, for purposes of the foregoing calculation, in the event that the Borrower shall classify Indebtedness Incurred on any date of determination as Incurred in part pursuant to Subsection 8.1(b)(x) (other than by reason of subclause (2) of the proviso to such clause (x)) and in part pursuant to one or more other clauses of Subsection 8.1(b) and/or (unless the Borrower at its option has elected to disregard Indebtedness being Incurred on such date of determination in part pursuant to subclause (2) of the proviso to Subsection 8.1(b)(x) for purposes of calculating the Consolidated Coverage Ratio for Incurring Indebtedness on such date of determination in part under Subsection 8.1(a)) pursuant to Subsection 8.1(a) (as provided in Subsections 8.1(c)(ii) and (iii)), Consolidated Total Indebtedness shall not include any such Indebtedness Incurred pursuant to one or more such other clauses of Subsection 8.1(b) and/or pursuant to Subsection 8.1(a), and shall not give effect to any Discharge of any Indebtedness from the proceeds of any such Indebtedness being disregarded for purposes of the calculation of the Consolidated First-Lien Net Leverage Ratio on such date of determination that otherwise would be included in Consolidated Total Indebtedness.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including, without limitation, in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or another Responsible Officer of the

Borrower; provided that with respect to cost savings or synergies relating to any Sale, Purchase or other transaction, the related actions are expected by the Borrower to be taken no later than 18 months after the date of determination.

“Consolidated First-Lien Secured Indebtedness”: as of any date of determination, an amount equal to the Consolidated Secured Indebtedness as of such date (excluding any Consolidated Secured Indebtedness secured by a Lien on Collateral ranking junior to the Lien securing the Term Loan Facility Obligations; provided that any Indebtedness that is then being or was previously Incurred in reliance on clause (ii) of the definition “Maximum Incremental Facilities Amount” on a junior lien basis or on an unsecured basis (together with Refinancing Indebtedness in respect thereof) shall be treated as, and included in the amount of, Consolidated First-Lien Secured Indebtedness); provided that, on any date on which Incremental Revolving Commitments are being provided pursuant to Subsection 2.6, such Incremental Revolving Commitments will be treated as fully drawn for purposes of determining the amount of Consolidated First-Lien Secured Indebtedness as of and solely on such date.

“Consolidated Interest Expense”: for any period, (i) the total interest expense of the Borrower and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Borrower and its Restricted Subsidiaries, including without limitation, any such interest expense consisting of (A) interest expense attributable to Capitalized Lease Obligations, (B) amortization of debt discount, (C) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Borrower or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Borrower or any Restricted Subsidiary, (D) non-cash interest expense, (E) the interest portion of any deferred payment obligation and (F) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary (for the avoidance of doubt, other than, on or prior to July 1, 2017, dividends paid in cash in respect of the Existing Mandatory Convertible Preferred), and minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, in each case under clauses (i) through (iii) above as determined on a Consolidated basis in accordance with GAAP; provided that gross interest expense shall be determined after giving effect to any net payments made or received by the Borrower and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income”: for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that there shall not be included in such Consolidated Net Income:

(i) any net income (loss) of any Person if such Person is not the Borrower or a Restricted Subsidiary, except that (A) the Borrower’s or any Restricted Subsidiary’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below) and (B) the Borrower’s or any Restricted Subsidiary’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Borrower or any of its Restricted Subsidiaries in such Person,

(ii) solely for purposes of determining the amount available for Restricted Payments under Subsection 8.2(a)(3)(A) and Excess Cash Flow, any net income (or loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to this Agreement or the other Loan Documents and (z) restrictions in effect on the Restatement Effective Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Lenders than such restrictions in effect on the Restatement Effective Date as determined by the Borrower in good faith), except that (A) the Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause (ii)) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Borrower or any of its other Restricted Subsidiaries in such Restricted Subsidiary,

(iii) any gain or loss realized upon the sale or other disposition of any asset of the Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors),

(iv) any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions and any acquisition, merger or consolidation after the Restatement Effective Date),

(v) the cumulative effect of a change in accounting principles,

(vi) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness,

(vii) any unrealized gains or losses in respect of Hedge Agreements,

(viii) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(ix) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards,

(x) to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary,

(xi) any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments), and

(xii) expenses related to the conversion of various employee benefit programs in connection with the Transactions, and non-cash compensation related expenses.

In the case of any unusual or nonrecurring gain, loss or charge not included in Consolidated Net Income pursuant to clause (iv) above in any determination thereof, the Borrower will deliver a certificate of a Responsible Officer to the Administrative Agent promptly after the date on which Consolidated Net Income is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge. Notwithstanding the foregoing, for the purpose of Subsection 8.2(a)(3)(A) only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Borrower or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Borrower to increase the amount of Restricted Payments permitted under Subsection 8.2(a)(3)(C) or (D).

In addition, Consolidated Net Income for any period ending on or prior to the Restatement Effective Date shall be determined based upon the net income (loss) reflected in the consolidated financial statements of the Borrower for such period; and each Person that is a Restricted Subsidiary upon giving effect to the Transactions shall be deemed to be a Restricted Subsidiary and the Transactions shall not constitute a sale or disposition under clause (iii) above, for purposes of such determination.

“Consolidated Net Indebtedness”: at any time, (x) the aggregate amount of Consolidated Total Indebtedness at such time minus (y) the Unrestricted Cash of the Borrower and its Restricted Subsidiaries at such time.

“Consolidated Net Leverage Ratio”: as of any date of determination, the ratio of (i) Consolidated Net Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (ii) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available (determined, for any fiscal quarter (or portion thereof) ending prior to the Restatement Effective Date, on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such four-quarter period); provided that:

(1) if, since the beginning of such period, the Borrower or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if, since the beginning of such period, the Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if, since the beginning of such period, any Person became a Restricted Subsidiary or was merged or consolidated with or into the Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including, without limitation, in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or another Responsible Officer of the Borrower; provided that with respect to cost savings or synergies relating to any Sale, Purchase or other transaction, the related actions are expected by the Borrower to be taken no later than 18 months after the date of determination.

“Consolidated Secured Indebtedness”: as of any date of determination, an amount equal to the Consolidated Total Indebtedness as of such date that in each case is then secured by Liens on property or assets of the Borrower and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby).

“Consolidated Total Assets”: as of any date of determination, the total assets in each case of the Borrower and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter of the Borrower for which such financial statements of the Borrower and its Restricted Subsidiaries are available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness, Lien or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Total Indebtedness”: as of any date of determination, an amount equal to (i) the aggregate principal amount of outstanding Indebtedness of the Borrower and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit); Capitalized Lease Obligations; debt obligations evidenced by bonds, debentures, notes or similar instruments; Disqualified Stock; and (in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations) minus (ii) the sum of (A) the amount of such Indebtedness consisting of Indebtedness of a type referred to in, or Incurred pursuant to, Subsection 8.1(b)(ix) and (B) cash, Cash Equivalents and Temporary Cash Investments held by the Borrower and its Restricted Subsidiaries as of the end of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available.

“Consolidated Working Capital”: at any date, the excess of (a) the sum of all amounts (other than cash, Cash Equivalents and Temporary Cash Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower at such date excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes.

“Consolidation”: the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Borrower in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning. For purposes of this Agreement for periods ending on or prior to the Restatement Effective Date, references to the consolidated financial statements of the Borrower shall be to the consolidated financial statements of the Borrower with pro forma effect being given to the Transactions, as the context may require.

“Contract Consideration”: as defined in the definition of “Excess Cash Flow”.

“Contractual Obligation”: as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Amounts”: the aggregate amount of capital contributions applied by the Borrower to permit the Incurrence of Contribution Indebtedness pursuant to Subsection 8.1(b)(xi).

“Contribution Indebtedness”: Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions, the proceeds from the issuance of Disqualified Stock or contributions by the Borrower or any Restricted Subsidiary) made to the capital of the Borrower or such Restricted Subsidiary after the Restatement Effective Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is Incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to a certificate of a Responsible Officer of the Borrower on the date of Incurrence thereof.

“Covered Liabilities”: as defined in Subsection 11.21.

“Currency Agreement”: in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Default”: any of the events specified in Subsection 9.1, whether or not any requirement for the giving of notice (other than, in the case of Subsection 9.1(e), a Default Notice), the lapse of time, or both, or any other condition specified in Subsection 9.1, has been satisfied.

“Default Notice”: as defined in Subsection 9.1(e).

“Defaulting Lender”: any Lender or Agent whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Agent Default.

“Deposit Account”: any deposit account (as such term is defined in Article 9 of the UCC).

“Designated Noncash Consideration”: the Fair Market Value of noncash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation.

“Designation Date”: as defined in Subsection 2.8(f).

“Discharge”: as defined in clause (2) of the definition of “Consolidated Coverage Ratio”.

“Discount Prepayment Accepting Lender”: as defined in Subsection 4.4(h)(ii)(2).

“Discount Range”: as defined in Subsection 4.4(h)(iii)(1).

“Discount Range Prepayment Amount”: as defined in Subsection 4.4(h)(iii)(1).

“Discount Range Prepayment Notice”: a written notice of the Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Subsection 4.4(h) substantially in the form of Exhibit O.

“Discount Range Prepayment Offer”: the irrevocable written offer by a Lender, substantially in the form of Exhibit P, submitted in response to an invitation to submit offers following the Administrative Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date”: as defined in Subsection 4.4(h)(iii)(1).

“Discount Range Proration”: as defined in Subsection 4.4(h)(iii)(3).

“Discounted Prepayment Determination Date”: as defined in Subsection 4.4(h)(iv)(3).

“Discounted Prepayment Effective Date”: in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offers, five (5) Business Days following the receipt by each relevant Lender of notice from the Administrative Agent in accordance with Subsection 4.4(h)(ii), Subsection 4.4(h)(iii) or Subsection 4.4(h)(iv), as applicable unless a shorter period is agreed to between the Borrower and the Administrative Agent.

“Discounted Term Loan Prepayment”: as defined in Subsection 4.4(h)(i).

“Disinterested Directors”: with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Borrower, or one or more members of the Board of Directors of a Parent Entity, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower or any Parent Entity or any options, warrants or other rights in respect of such Capital Stock.

“Disposition”: as defined in the definition of the term “Asset Disposition” in this Subsection 1.1.

“Disqualified Lender”: (i) any competitor of the Borrower and its Restricted Subsidiaries that is in the same or a similar line of business as the Borrower and its Restricted Subsidiaries or any affiliate of such competitor designated in writing by the Borrower to the Administrative Agent from time to time and (ii) any Persons designated in writing by the Borrower to the Lead Arrangers prior to the Restatement Effective Date (other than bona fide debt funds); provided that (i) such written designation shall be submitted by the Borrower to the Administrative Agent at JPMDQ_Contact@jpmorgan.com, (ii) subject to clause (iii) below, any such written designation shall become effective on the third Business Day following the date of receipt of such notice by the Administrative Agent and (iii) any such written designation shall not be effective as to any Person that is a Lender, Participant or counterparty to a pending trade at the time such notice is provided to Lenders by the Administrative Agent. The Borrower authorizes the Administrative Agent to post the list of Disqualified Lenders to the Platform and agrees that the Administrative Agent shall have no duty to ascertain, monitor or enforce such list and shall not have any liability therefor.

“Disqualified Stock”: with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control” or an Asset Disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control” or an Asset Disposition), in whole or in part, in each case on or prior to the Maturity Date; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Borrower or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary of the Borrower which is not a Foreign Subsidiary.

“ECF Payment Date”: as defined in Subsection 4.4(b).

“ECF Prepayment Amount”: as defined in Subsection 4.4(b).

“EEA Financial Institution”: (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority; or (c) any institution established in an EEA Member Country which is a Subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision of an EEA Resolution Authority with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield”: as to any Term Loans of any Tranche, the effective yield on such Term Loans as reasonably determined by the Administrative Agent in consultation with the Borrower utilizing (a) any interest rate “floor” (or similar device) applicable to such Term Loans on such date, (b) the interest rate margin for such Term Loans on such date (or any recurring fee or similar form of consideration payable in lieu thereof), and (c) the “issue price” of such Term Loans after giving effect to any original issue discount or upfront fees (amortized over the shorter of (x) the life of such Term Loans and (y) the four (4) years following the date of incurrence thereof) payable generally to Lenders making such Term Loans, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders and customary amendment and consent fees paid generally to consenting Lenders. Any such determination by the Administrative Agent shall be conclusive and binding on all Lenders. The Administrative Agent shall not have any liability to any Person with respect to such determination absent gross negligence, bad faith or willful misconduct.

“Environmental Costs”: any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”: any and all U.S. or foreign, federal, state, provincial, territorial, local or municipal laws, rules, orders, enforceable guidelines and orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Adjusted LIBOR Rate.

“Event of Default”: any of the events specified in Subsection 9.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Cash Flow”: for any period, an amount equal to the excess of:

(a) the sum, without duplication, of

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income and cash receipts to the extent excluded in arriving at such Consolidated Net Income,

(iii) decreases in Consolidated Working Capital and decreases in long-term accounts receivable (not otherwise included in the determination of Consolidated Working Capital) for such period (other than any such decreases arising from acquisitions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(iv) an amount equal to the aggregate net non-cash loss on Asset Dispositions (each, an “ECF Acquisition” or “ECF Disposition”, respectively) by the Borrower and the Restricted Subsidiaries during such period (other than Asset Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; and

(v) cash receipts in respect of Hedge Agreements during such period to the extent not otherwise included in Consolidated Net Income;

over (b) the sum, without duplication, of

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges to the extent deducted in arriving at such Consolidated Net Income,

(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior years, the amount of Capital Expenditures either made in cash or accrued during such period (provided that, whether any such Capital Expenditures shall be deducted for the period in which cash payments for such Capital Expenditures have been paid or the period in which such Capital Expenditures have been accrued shall be at the Borrower’s election; provided, further that, in no case shall any accrual of a Capital Expenditure which has previously been deducted give rise to a subsequent deduction upon the making of such Capital Expenditure in cash in the same or any subsequent period), except to the extent that such Capital Expenditures were financed with the proceeds of Indebtedness of the Borrower or the Restricted Subsidiaries (unless such Indebtedness has been repaid),

(iii) the aggregate amount of all principal payments, purchases or other retirements of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations, (B) the amount of any repayment of Term Loans pursuant to Subsection 2.2(b) and (C) the amount of a mandatory prepayment of Term Loans pursuant to Subsection 4.4(b)(i) to the extent required due to an Asset Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding (w) all other prepayments of Term Loans and Incremental Revolving Loans, (x) all prepayments of loans under the Senior ABL Facility and (y) all prepayments of any other revolving loans (other than Incremental Revolving Loans), to the extent there is not an equivalent permanent reduction in commitments thereunder) made during such period, except to the extent financed with the proceeds of other long-term Indebtedness of the Borrower or the Restricted Subsidiaries,

(iv) an amount equal to the aggregate net non-cash gain on Asset Dispositions (or any disposition specifically excluded from the definition of the term “Asset Disposition”) by the Borrower and the Restricted Subsidiaries during such period (other than Asset Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital and increases in long term accounts receivable (not otherwise included in the determination of Consolidated Working Capital) for such period (other than any such increases arising from acquisitions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(vi) payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, to the extent not already deducted from Consolidated Net Income,

(vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the aggregate amount of cash consideration paid by the Borrower and the Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions) made during such period constituting “Permitted Investments” (other than Investments of the type described in clause (iii) of the definition thereof and intercompany Investments by and among the Borrower and its Restricted Subsidiaries) or made pursuant to Subsection 8.2 to the extent that such Investments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(viii) the amount of Restricted Payments (other than Investments) made in cash during such period (on a consolidated basis) by the Borrower and the Restricted Subsidiaries pursuant to Subsection 8.2(b) (other than Subsection 8.2(b)(vi)), to the extent such Restricted Payments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(ix) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and are not deducted in calculating Consolidated Net Income,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income,

(xi) at the Borrower’s election, without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Investments constituting “Permitted Investments” (other than Investments of the type described in clause (iii) of the definition thereof and intercompany Investments by and among the Borrower and its Restricted Subsidiaries) or made pursuant to Subsection 8.2 or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Investments and Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii) the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and

(xiii) cash expenditures in respect of Hedge Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.

“Exchanged Term Loan”: as defined in the Seventh Amendment.

“Exchanging Lender”: as defined in the Seventh Amendment.

“Excluded Assets”: as defined in the Guarantee and Collateral Agreement.

“Excluded Contribution”: Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Borrower as capital contributions to the Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Borrower, in each case to the extent designated as an Excluded Contribution pursuant to a certificate of a Responsible Officer of the Borrower and not previously included in the calculation set forth in Subsection 8.2(a)(3)(B)(x) for purposes of determining whether a Restricted Payment may be made.

“Excluded Liability”: any liability that is excluded under the Bail-In Legislation from the scope of any Bail-In Action including, without limitation, any liability excluded pursuant to Article 44 of the Bank Recovery and Resolution Directive.

“Excluded Subsidiary”: at any date of determination, any Subsidiary of the Borrower that:

(a) is an Immaterial Subsidiary;

(b) is prohibited by Requirement of Law or Contractual Obligations existing on the Restatement Effective Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from Guaranteeing or granting Liens to secure the Term Loan Facility Obligations or if Guaranteeing or granting Liens to secure the Term Loan Facility Obligations would require governmental (including regulatory) consent, approval, license or authorization unless such consent, approval, license or authorization has been received;

(c) with respect to which the Borrower and the Administrative Agent reasonably agree that the burden or cost or other consequences of providing a guarantee of the Term Loan Facility Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom;

(d) with respect to which the provision of such guarantee of the Term Loan Facility Obligations would result in material adverse tax consequences to the Borrower or one of its Subsidiaries (as reasonably determined by the Borrower and notified in writing to the Administrative Agent);

(e) is a Subsidiary of a Foreign Subsidiary;

(f) is a joint venture or any non-Wholly Owned Subsidiary;

(g) is an Unrestricted Subsidiary;

(h) is a Captive Insurance Subsidiary;

(i) is a Special Purpose Entity; or

(j) EMS Executive Investco LLC, a Delaware limited liability company;

provided, however, that no Subsidiary of the Borrower shall be an “Excluded Subsidiary” if such Subsidiary is not an “Excluded Subsidiary” (or comparable term) for purposes of the Senior ABL Facility. Subject to the proviso in the preceding sentence, any Subsidiary that fails to meet the foregoing requirements as of the last day of the period of the most recent four consecutive fiscal quarters for which consolidated financial statements of the Borrower are available shall continue to be deemed an Excluded Subsidiary hereunder until the date that is sixty (60) days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Subsection 7.1 with respect to such period.

“Excluded Taxes”: (a) any Taxes measured by or imposed upon the net income of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any such Agent or Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed: (i) by the jurisdiction under the laws of which such Agent or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such Tax and such Agent or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any Notes, and (b) any Tax imposed by FATCA.

“Existing Capitalized Lease Obligations”: Capitalized Lease Obligations of the Borrower and its Restricted Subsidiaries existing on the Restatement Effective Date or permitted to be incurred under the 2016 Merger Agreement and disclosed on Schedule 1.1(d).

“Existing Mandatory Convertible Preferred”: the Borrower’s 5.25% Mandatory Convertible Preferred Stock, Series A-1, with a liquidation preference of $100 per share, issued on July 16, 2014.

“Existing Term Loans”: as defined in Subsection 2.8(a).

“Existing Term Tranche”: as defined in Subsection 2.8(a).

“Extended Term Loans”: as defined in Subsection 2.8(a).

“Extended Term Tranche”: as defined in Subsection 2.8(a).

“Extending Lender”: as defined in Subsection 2.8(b).

“Extension”: as defined in Subsection 2.8(b).

“Extension Amendment”: as defined in Subsection 2.8(c).

“Extension Date”: as defined in Subsection 2.8(d).

“Extension Election”: as defined in Subsection 2.8(b).

“Extension of Credit”: as to any Lender, the making of an Initial Term Loan (excluding any Supplemental Term Loans being made under the same Tranche as the Initial Term Loans).

“Extension Request”: as defined in Subsection 2.8(a).

“Extension Request Deadline”: as defined in Section 4.4(b).

“Extension Series”: all Extended Term Loans that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans provided for therein are intended to be part of any previously established Extension Series) and that provide for the same interest margins, extension fees and amortization schedule.

“Facility”: each of (a) the Initial Term Loan Commitments and the Extensions of Credit made thereunder and the Initial Term Loans exchanged for Exchanged Term Loans in accordance with the Seventh Amendment and (b) any other committed facility hereunder and the Extensions of Credit made thereunder.

“Fair Market Value”: with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the senior management of the Borrower or the Board of Directors, whose determination will be conclusive.

“FATCA”: Sections 1471 through 1474 of the Code as in effect on the Restatement Effective Date (and any amended or successor provisions that are substantively comparable), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.

“Federal District Court”: as defined in Subsection 11.13(a).

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Fee Letter”: the fee letter agreement, dated June 15, 2016 (as amended by that certain Letter Agreement Pursuant to Commitment Letter dated June 15, 2016 dated as of July 7, 2016, as amended by that certain Letter Agreement Pursuant to Commitment Letter dated June 15, 2016 dated as of July 8, 2016 and as may be further amended, supplemented or otherwise modified from time to time) by and among the Borrower, AmSurg Corp., JPMorgan Chase Bank, N.A., Barclays Bank PLC, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, SunTrust Bank, SunTrust Robinson Humphrey, Inc., Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., BMO Harris Bank N.A., BMO Capital Markets Corp., RBC Capital Markets, LLC and Bank of America, N.A.

“Financing Disposition”: any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“FIRREA”: the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“First Lien Obligations”: (i) the Term Loan Facility Obligations and (ii) the Additional Obligations, the Permitted Debt Exchange Notes, Rollover Indebtedness and Refinancing Indebtedness in respect of the Indebtedness described in this clause (ii) (other than any such Additional Obligations, Permitted Debt Exchange Notes, Rollover Indebtedness and Refinancing Indebtedness that are unsecured or secured by a Lien ranking junior to the Lien securing the Term Loan Facility Obligations) secured by a first priority interest in the Term Loan Priority Collateral and a second priority interest in the ABL Priority Collateral, collectively.

“first priority”: with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such

Collateral is subject (subject to Permitted Liens applicable to such Collateral which have priority over the respective Liens on such Collateral created pursuant to the relevant Security Document (or, in the case of Collateral constituting Pledged Stock (as defined in the Guarantee and Collateral Agreement), Permitted Liens of the type described in clauses (a), (l), (m), (n), (p)(1) and, solely with respect to Permitted Liens described in the foregoing clauses, (o) of the definition thereof)). For purposes of this definition, a Lien purported to be created in any Collateral pursuant to any Security Document will be construed as the “most senior Lien” to which such Collateral is subject, notwithstanding the existence of a Permitted Lien on the Collateral that is pari passu with the Lien on such Collateral, so long as such Permitted Lien is subject to the terms of the ABL/Term Loan Intercreditor Agreement or an Other Intercreditor Agreement.

“Fiscal Year”: any period of 12 consecutive months ending on December 31 of any calendar year or any other period agreed by the Borrower and the Administrative Agent pursuant to Subsection 7.15.

“Fixed GAAP Date”: the Closing Date, provided that at any time after the Restatement Effective Date, the Borrower may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms”: (a) the definitions of the terms “Borrowing Base”, “Capital Expenditures”, “Capitalized Lease Obligation”, “Consolidated Coverage Ratio”, “Consolidated EBITDA”, “Consolidated First-Lien Net Leverage Ratio”, “Consolidated First-Lien Net Indebtedness”, “Consolidated First-Lien Secured Indebtedness”, “Consolidated Interest Expense”, “Consolidated Net Income”, “Consolidated Net Leverage Ratio”, “Consolidated Secured Indebtedness”, “Consolidated Total Assets”, “Consolidated Total Indebtedness”, “Consolidated Working Capital”, “Consolidation”, “Excess Cash Flow”, “Inventory” or “Receivables”, (b) all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions and (c) any other term or provision of this Agreement or the Loan Documents that, at the Borrower’s election, may be specified by the Borrower by written notice to the Administrative Agent from time to time.

“Foreign Pension Plan”: a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Restricted Subsidiary sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan”: each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Borrower or any of its Restricted Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Subsidiary”: any Subsidiary of the Borrower which is organized and existing under the laws of any jurisdiction outside of the United States of America or that is a Foreign Subsidiary Holdco and any Subsidiary of any such Subsidiary. Any subsidiary of the Borrower which is organized and existing under the laws of Puerto Rico or any other territory of the United States of America shall be a Foreign Subsidiary.

“Foreign Subsidiary Holdco”: any Restricted Subsidiary of the Borrower, so long as such Restricted Subsidiary has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), and intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets (including cash, Cash Equivalents or Temporary Cash Investments) relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries; provided, that no Subsidiary of the Borrower shall be a “Foreign Subsidiary Holdco” if such Subsidiary is not a “Foreign Subsidiary Holdco” (or comparable term) for purposes of the Senior ABL Facility.

“Former Agent”: Deutsche Bank AG New York Branch, in its capacity as administrative agent and collateral agent under the Original Credit Agreement (and the other Loan Documents) prior to the effectiveness of this Agreement on the Restatement Effective Date.

“Funded Debt”: all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of such debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Term Loans.

“GAAP”: generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following sentence. If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Borrower may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.

“Government Accounts Receivable”: any right to payment for goods sold or services rendered for Restricted Government Accounts.

“Government Accounts Receivable Bank”: any bank at which a Government Receivables Deposit Account is maintained.

“Government Receivables Deposit Account”: any Deposit Accounts containing or receiving Government Accounts Receivable deposited or transferred by Governmental Authorities.

“Governmental Authority”: the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee”: any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement, dated as of the Closing Date, by and among the Loan Parties and the Collateral Agent (as successor to the Former Agent), as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such

Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor Subordinated Obligations”: with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Restatement Effective Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty pursuant to a written agreement.

“Guarantors”: the collective reference to each Subsidiary Guarantor; individually, a “Guarantor”.

“Hedge Agreements”: collectively, Interest Rate Agreements, Currency Agreements and Commodities Agreements.

“Hedging Obligations”: as to any Person, the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“HIPAA”: has the meaning provided in Subsection 7.6(b).

“Hospital Joint Venture”: a Person that (a) is owned by (i) the Borrower or any Restricted Subsidiary and (ii) a hospital or health system or an Affiliate thereof; (b) owns more than 50% of the outstanding Capital Stock of an Operating Entity and (c) is not subject to any contractual obligation that limits the ability of such Person to pay dividends or make any other distribution on any of such Person’s Capital Stock or other equity interests owned by the Borrower or any Restricted Subsidiary, other than restrictions comparable to those described under Subsection 8.3 (except transactions described in clause (a), (d)(vi), (e) or (f) of such subsection); provided, however, that the Borrower or any Restricted Subsidiary must own no less than 40% of the outstanding Capital Stock of such Person.

“Identified Participating Lenders”: as defined in Subsection 4.4(h)(iii)(3).

“Identified Qualifying Lenders”: as defined in Subsection 4.4(h)(iv)(3).

“IFRS”: International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary”: any Subsidiary of the Borrower designated as such in writing by the Borrower to the Administrative Agent that (i) (x) contributed 2.50% or less of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available and (y) had consolidated assets representing 2.50% or less of Consolidated Total Assets as of the end of the most recently ended financial period for which consolidated financial statements of the Borrower are available; and (ii) together with all other Immaterial Subsidiaries designated pursuant to the preceding clause (i), (x) contributed 5.00% or less of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available and (y) had consolidated assets representing 5.00% or less of Consolidated Total Assets as of the end of the most recently ended financial period for which consolidated financial statements of the Borrower are available; provided, however, that no Subsidiary of the Borrower shall be an “Immaterial Subsidiary” if such Subsidiary is not an “Immaterial Subsidiary” (or comparable term) for purposes of the Senior ABL Facility. Subject to the proviso in the preceding sentence, any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing requirements as of the last day of the period of the most recent four consecutive fiscal quarters for which consolidated financial statements of the Borrower are available shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is sixty (60) days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Subsection 7.1 with respect to such period.

“Impacted Interest Period”: has the meaning assigned to it in the definition of “LIBOR Rate.”

“Increase Supplement”: as defined in Subsection 2.6(c).

“Incremental Commitment Amendment”: as defined in Subsection 2.6(d).

“Incremental Commitments”: as defined in Subsection 2.6(a).

“Incremental Indebtedness”: Indebtedness Incurred by the Borrower pursuant to and in accordance with Subsection 2.6.

“Incremental Loans”: as defined in Subsection 2.6(d).

“Incremental Revolving Commitments”: as defined in Subsection 2.6(a).

“Incremental Revolving Loans”: any loans drawn under an Incremental Revolving Commitment.

“Incremental Term Loan”: any Incremental Loan made pursuant to an Incremental Term Loan Commitment.

“Incremental Term Loan Commitments”: as defined in Subsection 2.6(a).

“Incur”: issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will not be deemed to be an

Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness”: with respect to any Person on any date of determination (without duplication):

(i) the principal of indebtedness of such Person for borrowed money;

(ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed);

(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto;

(v) all Capitalized Lease Obligations of such Person;

(vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Borrower other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by senior management of the Borrower, the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock);

(vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Borrower) and (B) the amount of such Indebtedness of such other Persons;

(viii) all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person; and

(ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Individual Lender Exposure”: of any Lender, at any time, the sum of the aggregate principal amount of all Term Loans made by such Lender and then outstanding.

“Initial Agreement”: as defined in Subsection 8.3(c).

“Initial Lien”: as defined in Subsection 8.6.

“Initial Term Lender”: any Lender having an Initial Term Loan Commitment or an Initial Term Loan outstanding hereunder.

“Initial Term Loan”: on and after the Restatement Effective Date and following the making of the Tranche C Term Loans pursuant to the Seventh Amendment, the Tranche C Term Loans. The original aggregate amount of the Initial Term Loans on the Restatement Effective Date is $3,495.0 million.

“Initial Term Loan Commitment”: as to any Lender, its obligation to make Initial Term Loans to the Borrower pursuant to the Seventh Amendment.

“Initial Term Loan Percentage”: as to any Initial Term Lender at any time, the percentage which (a) such Lender’s Initial Term Loans and unused Initial Term Loan Commitment then outstanding constitute of (b) the sum of all of the Initial Term Loans and unused Initial Term Loan Commitments then outstanding (or, if the Initial Term Loan Commitments have terminated or expired in their entirety, the percentage which such Lender’s Initial Term Loans then outstanding constitute of the aggregate Initial Term Loans then outstanding).

“Initial Term Loan Refinancing Debt”: any Incremental Term Loans incurred under this Agreement the proceeds of which are used to (a) voluntarily prepay all or a portion of the Initial Term Loans on a dollar-for-dollar basis and (b) pay the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”: as defined in Subsection 5.9.

“Intercreditor Agreement Supplement”: as defined in Subsection 10.8(a).

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any Eurodollar Loan having an Interest Period longer than three months, (i) each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Loan:

(a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, three or six months (or, if required pursuant to Subsection 2.1, or agreed to by each affected Lender two months, 12 months or a shorter period) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, three or six months (or if required pursuant to Subsection 2.1 or agreed to by each affected Lender two months, 12 months or a shorter period) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that would otherwise extend beyond the applicable Maturity Date shall (for all purposes other than Subsection 4.12) end on the applicable Maturity Date;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a scheduled payment of any Eurodollar Loan during an Interest Period for such Eurodollar Loan.

“Interest Rate Agreement”: with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Interpolated Rate”: at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the

Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBOR Screen Rate for the shortest period (for which that LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Inventory”: goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

“Investment”: in any Person by any other Person, any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and Subsection 8.2 only, (i) “Investment” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that to the extent that the amount of Restricted Payments outstanding at any time pursuant to Subsection 8.2(a) is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to Subsection 8.2(a).

“Investment Company Act”: the Investment Company Act of 1940, as amended from time to time.

“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or any equivalent rating by any other Rating Agency.

“Investment Grade Securities”: (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade

Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) above, which fund may also hold cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“JPMCB”: as defined in the Preamble hereto.

“Junior Debt”: (i) the Senior Notes and Guarantees thereof (and Refinancing Indebtedness in respect thereof) and (ii) any Subordinated Obligations and Guarantor Subordinated Obligations.

“Junior Lien Intercreditor Agreement”: the intercreditor agreement substantially in the form of Exhibit L to be entered into as required by the terms hereof, as amended, supplemented, waived or otherwise modified, from time to time.

“LCA Election”: as defined in Subsection 1.2(i).

“LCA Test Date”: as defined in Subsection 1.2(i).

“Lead Arrangers”: in respect of the Initial Term Loans, JPMorgan Chase Bank, N.A., Barclays Bank PLC, Wells Fargo Securities, LLC and SunTrust Robinson Humphrey, Inc.

“Lender Joinder Agreement”: as defined in Subsection 2.6(c).

“Lenders”: the several banks and other financial institutions from time to time parties to this Agreement together with, in each case, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by notice to the Administrative Agent and the Borrower to make any Loans available to the Borrower; provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to Subsection 11.1, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.

“Liabilities”: collectively, any and all claims, obligations, liabilities, causes of action, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case whether incurred, arising or existing with respect to third parties or otherwise at any time or from time to time.

“LIBOR Rate”: with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBOR Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBOR Screen Rate”: as defined in the definition of “LIBOR Rate.”

“Lien”: any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Acquisition”: any acquisition or any other investment by one or more of the Borrower and its Restricted Subsidiaries of, or in, any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing. In addition, for purposes of this Agreement, the 2016 Mergers shall be deemed to be a Limited Condition Acquisition.

“Loan”: each Initial Term Loan, Incremental Loan and/or Extended Term Loan, as the context shall require; collectively, the “Loans”.

“Loan Documents”: this Agreement, the Seventh Amendment, any Notes, the ABL/Term Loan Intercreditor Agreement, the Guarantee and Collateral Agreement, the Junior Lien Intercreditor Agreement (on and after the execution thereof) each Other Intercreditor Agreement (on and after the execution thereof) and any other Security Documents, each as amended, supplemented, waived or otherwise modified from time to time.

“Loan Parties”: the Borrower and the Subsidiary Guarantors; individually, a “Loan Party”.

“Management Advances”: (1) loans or advances made to directors, officers, employees or consultants of any Parent Entity, the Borrower or any Restricted Subsidiary or to Related Physicians (x) in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business, (y) in respect of moving related expenses incurred in connection with any closing or consolidation of any facility or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $25.0 million in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under Subsection 8.1.

“Management Guarantees”: guarantees (x) of up to an aggregate principal amount outstanding at any time of $50.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers or employees of any Parent Entity, the Borrower or any Restricted Subsidiary or to any Related Physicians (1) in respect of travel, entertainment and moving related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $25.0 million in the aggregate outstanding at any time.

“Management Investors”: the officers, directors, employees and other members of the management of any Parent Entity, the Borrower or any of their respective Subsidiaries, and Related Physicians, or family members or relatives of any of the foregoing, or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Borrower or any Parent Entity.

“Management Stock”: Capital Stock of the Borrower or any Parent Entity (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries taken as a whole or (b) the validity or enforceability as to any Loan Party thereto of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents and the Lenders under the Loan Documents or with respect to the Collateral taken as a whole.

“Material Subsidiaries”: Restricted Subsidiaries of the Borrower constituting, individually or in the aggregate (as if such Restricted Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Materials of Environmental Concern”: any hazardous or toxic substances or materials or wastes defined, listed, or regulated as such in or under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”: in respect of (i) the Initial Term Loans, December 1, 2023, as the context may require and (ii) for any Specified Refinancing Tranche the “Maturity Date” set forth in the applicable Specified Refinancing Amendment.

“Maximum Incremental Facilities Amount”: at any date of determination, the sum of (i) $1.3 billion (amounts Incurred pursuant to this clause (i), the “Cash Capped Incremental Facility”) plus (ii) an additional amount if, after giving effect to the Incurrence of such additional amount (or, after giving pro forma effect to the Incurrence of the entire committed amount of such additional amount), the Consolidated First-Lien Net Leverage Ratio shall not exceed 4.00 to 1.00 (as set forth in an officer’s certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at the time of such Incurrence, together with calculations demonstrating compliance with such ratio) (amounts Incurred pursuant to this clause (ii), the “Ratio Incremental Facility”) (it being understood that (A) if pro forma effect is given to the entire committed amount of any such additional amount, such committed amount may thereafter be borrowed and reborrowed in whole or in part, from time to time, without further compliance with this clause (ii), (B) for purposes of so calculating the Consolidated First-Lien Net Leverage Ratio under this clause (ii), any additional amount Incurred pursuant to this clause (ii) shall be treated as if such amount is Consolidated First-Lien Net Indebtedness, regardless of whether such amount is actually secured or is secured by Liens ranking junior to the Liens securing the First Lien Obligations and (C) for purposes of so calculating the Consolidated First-Lien Net Leverage Ratio under this clause (ii) in determining the amount of Ratio Incremental Facilities that may be Incurred on any date of determination, Consolidated First-Lien Net Indebtedness shall not include Indebtedness Incurred pursuant to the Cash Capped Incremental Facility (and shall not give effect to any Discharge of Indebtedness from the proceeds thereof) on such date of determination).

“Medicaid”: collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare”: collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations manuals, orders or guidelines (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Minimum Exchange Tender Condition”: as defined in Subsection 2.7(b).

“Moody’s”: Moody’s Investors Service, Inc., and its successors.

“Mortgaged Fee Properties”: the collective reference to each real property owned in fee by the Loan Parties required to be mortgaged as Collateral pursuant to the requirements of Subsection 7.9, including the land and all buildings, improvements, structures and fixtures now or subsequently located thereon and owned by any such Loan Party.

“Mortgages”: each of the mortgages and deeds of trust, or similar security instruments executed and delivered by any Loan Party to the Collateral Agent, substantially in the form of Exhibit C, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Municipal Contract Lien”: any Lien incurred in connection with any of the Borrower’s or its Subsidiaries’ contracts with Governmental Authorities, including municipalities, providing for emergency 911 ambulance services.

“Net Available Cash”: from an Asset Disposition or Recovery Event, an amount equal to the cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or Recovery Event or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, as a consequence of such Asset Disposition or Recovery Event (including as a consequence of any transfer of funds in connection with the application thereof in accordance with Subsection 8.4), (ii) all payments made, and all installment payments required to be made, on any Indebtedness (other than Indebtedness secured by Liens on the Collateral that are expressly (pursuant to the ABL/Term Loan Intercreditor Agreement, Junior Lien Intercreditor Agreement or an Other Intercreditor Agreement, as applicable) pari passu with or junior to the Liens on the Collateral securing the First Lien Obligations) (x) that is secured by any assets subject to such Asset Disposition or involved in such Recovery Event, in accordance with the terms of any Lien upon such assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition or Recovery Event, including but not limited to any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition or Recovery Event, or to any other Person (other than the Borrower or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition or Recovery Event, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition or involved in such Recovery Event and retained, indemnified or insured by the Borrower or any Restricted Subsidiary after such Asset Disposition or Recovery Event, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition or Recovery Event, (v) in the case of an Asset Disposition, the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Borrower or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Borrower or any Restricted Subsidiary, in either case in respect of such Asset Disposition and (vi) in the case of any Recovery Event, any amount thereof that constitutes or represents reimbursement or compensation for any amount previously paid or to be paid by the Borrower or any of its Subsidiaries.

“Net Cash Proceeds”: with respect to any issuance or sale of any securities of the Borrower or any Subsidiary by the Borrower or any Subsidiary, or any capital contribution, or any Incurrence of Indebtedness, the cash proceeds of such issuance, sale, contribution or Incurrence net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale, contribution or Incurrence and net of taxes paid or payable as a result thereof.

“New York Courts”: as defined in Subsection 11.13(a).

“New York Supreme Court”: as defined in Subsection 11.13(a).

“Non-Excluded Taxes”: all Taxes other than Excluded Taxes.

“Non-Extending Lender”: as defined in Subsection 2.8(e).

“Notes”: as defined in Subsection 2.2(a).

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Banking Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations”: with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Obligor”: any purchaser of goods or services or other Person obligated to make payment to the Borrower or any of its Restricted Subsidiaries (other than any Restricted Subsidiary that is not a Loan Party) in respect of a purchase of such goods or services.

“Offered Amount”: as defined in Subsection 4.4(h)(iv)(1).

“Offered Discount”: as defined in Subsection 4.4(h)(iv)(1).

“Operating Entity”: a Person (i) that is an ambulatory surgery center, (ii) as to which the Borrower or any Restricted Subsidiary or any Hospital Joint Venture owns more than 50% of the outstanding Capital Stock and as to which a Person other than the Borrower or a Restricted Subsidiary or a Hospital Joint Venture has a noncontrolling or minority ownership interest and (iii) that is not subject to any contractual obligation that limits the ability of such Person to pay dividends or make any other distribution on any of such Person’s Capital Stock owned by the Borrower or any Restricted Subsidiary or any Hospital Joint Venture, other than restrictions comparable to those described in Subsection 8.3 (except transactions described in clauses (a), (d)(iv), (e) or (f) of such subsection).

“Organizational Documents”: with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person, (b) the bylaws or operating agreement (or the equivalent governing documents) of such Person and (c) any document (other than policy or procedural manuals or other similar documents) setting forth the manner of election or duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Capital Stock.

“Other Intercreditor Agreement”: an intercreditor agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent.

“Other Representatives”: in respect of the Initial Term Loans, each of JPMorgan Chase Bank, N.A., Barclays Bank PLC, Wells Fargo Securities, LLC and SunTrust Robinson Humphrey, Inc., in their collective capacity as Lead Arrangers and Deutsche Bank Securities Inc., BMO Capital Markets Corp. and RBC Capital Markets, in their collective capacity as co-managers.

“Outstanding Amount”: with respect to the Loans on any date, the principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof occurring on such date.

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent Entity”: any Other Parent, and any other Person that is a Subsidiary of any Other Parent and of which the Borrower is a Subsidiary. As used herein, “Other Parent” means a Person of which the Borrower becomes a Subsidiary after the Restatement Effective Date, provided that either (x) immediately after the Borrower first becomes a Subsidiary of such Person, more than 50.0% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50.0% of the Voting Stock of the Borrower or a Parent Entity of the Borrower immediately prior to the Borrower first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Borrower first becoming a Subsidiary of such Person.

“Parent Expenses”: (i) costs (including all professional fees and expenses) incurred by any Parent Entity in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to Indebtedness of the Borrower or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent Entity in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Borrower or any Subsidiary thereof, (iii) indemnification obligations of any Parent Entity owing to directors, officers, employees or other Persons under its charter or bylaws or pursuant to written agreements with or for the benefit of any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of any Parent Entity incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent Entity in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Borrower or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent Entity shall cause the amount of such expenses to be repaid to the Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Participant”: as defined in Subsection 11.6(c).

“Participant Register”: as defined in Subsection 11.6(b)(v).

“Participating Lender”: as defined in Subsection 4.4(h)(iii)(2).

“Patient Receivables”: with respect to any Restricted Subsidiary, the patient accounts receivable of such Restricted Subsidiary existing or hereafter created, any and all rights to receive payments due on such accounts receivable from any Governmental Authority payor under or in respect of such accounts receivable (including, without limitation, Medicare, Medicaid, CHAMPVA and TRICARE), and all proceeds of or in any way derived, whether directly or indirectly, from any of the foregoing (including, without limitation, all interest, finance charges and other amounts payable by any Governmental Authority obligor, directly or indirectly, in respect thereof).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Debt Exchange”: as defined in Subsection 2.7(a).

“Permitted Debt Exchange Notes”: as defined in Subsection 2.7(a).

“Permitted Debt Exchange Offer”: as defined in Subsection 2.7(a).

“Permitted Investment”: an Investment by the Borrower or any Restricted Subsidiary in, or consisting of, any of the following:

(i) a Restricted Subsidiary, the Borrower, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary);

(ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary (and, in each case, any Investment held by such other Person that was not acquired by such Person in contemplation of such merger, consolidation or transfer);

(iii) Temporary Cash Investments, Investment Grade Securities or Cash Equivalents;

(iv) receivables owing to the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v) any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with Subsection 8.4;

(vi) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Borrower or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii) Investments in existence or made pursuant to legally binding written commitments in existence on the Restatement Effective Date and set forth on Schedule 1.1(f);

(viii) Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with Subsection 8.1;

(ix) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Subsection 8.6;

(x) (1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition by, to, in or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness; or (2) any promissory note issued by the Borrower, or any Parent Entity; provided that if such Parent Entity receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent Entity to the Borrower;

(xi) bonds secured by assets leased to and operated by the Borrower or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Borrower or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(xii) [Reserved];

(xiii) any Investment to the extent made using Capital Stock of the Borrower (other than Disqualified Stock), or Capital Stock of any Parent Entity, as consideration;

(xiv) Management Advances;

(xv) Investments in Related Businesses in an aggregate amount outstanding at any time not to exceed an amount equal to the greater of $550.0 million and 3.33% of Consolidated Total Assets;

(xvi) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Subsection 8.5(b) (except transactions described in clauses (i), (ii)(4), (iii), (v), (vi), (ix), (x) and (xi) therein), including any Investment pursuant to any transaction described in Subsection 8.5(b)(ii) (whether or not any Person party thereto is at any time an Affiliate of the Borrower);

(xvii) other Investments in an aggregate amount outstanding at any time not to exceed an amount equal to the greater of $550.0 million and 3.33% of Consolidated Total Assets;

(xviii) loans and advances to and other Investments in Related Corporations (a) made on a basis consistent with past practices on or prior to the Restatement Effective Date or made in the ordinary course of business, pursuant to or in connection with Related Corporation Contracts, including obtaining letters of credit on behalf of Related Corporations or (b) in connection with the acquisition of, or Investment in, any Person that becomes a Related Corporation (promptly following such acquisition or Investment), in any such case by the Related Corporation in which such loans, advances or other Investments were made in or to on a basis consistent with past practices on or prior to the Restatement Effective Date or made in the ordinary course of business, including the entry into applicable Related Corporation Contracts in connection therewith; and

(xix) any Investment by any Captive Insurance Subsidiary in connection with the provision of insurance to the Borrower or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable.

If any Investment pursuant to clause (xv) or (xvii) above, or Subsection 8.2(b)(vi), as applicable, is made in any Person that is not a Restricted Subsidiary and such Person thereafter (A) becomes a Restricted Subsidiary or (B) is merged or consolidated into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, then such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) above, respectively, and not clause (xv) or (xvii) above, or Subsection 8.2(b)(vi), as applicable.

“Permitted Liens”:

(a) Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Borrower and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b) Liens with respect to outstanding motor vehicle fines and carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c) pledges, deposits or Liens in connection with workers’ compensation, professional liability insurance, insurance programs, unemployment insurance and other social security and other similar legislation or other insurance related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e) easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(f) Liens existing on, or provided for under written arrangements existing on, the Restatement Effective Date and set forth on Schedule 1.1(e), or (in the case of any such Liens securing Indebtedness of the Borrower or any of its Subsidiaries existing or arising under written arrangements existing on the Restatement Effective Date) securing any Refinancing Indebtedness in respect of such Indebtedness, so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(g) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Borrower or any Restricted Subsidiary of the Borrower has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(h) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Bank Products Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with Subsection 8.1;

(i) Liens arising out of judgments, decrees, orders or awards in respect of which the Borrower or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(j) leases, subleases, licenses or sublicenses to or from third parties;

(k) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (1) Indebtedness Incurred in compliance with Subsection 8.1(b)(i) pursuant to (a) this Agreement and the other Loan Documents, (b) the Senior ABL Facility, (c) any Permitted Debt Exchange Notes (and any Refinancing Indebtedness in respect thereof), (d) any Rollover Indebtedness (and any Refinancing Indebtedness in respect thereof) and (e) any Additional Obligations (and any Refinancing Indebtedness in respect thereof), provided, that any Liens on Collateral pursuant to this clause (k)(1) shall be subject to the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement or an Other Intercreditor Agreement, (2) Indebtedness Incurred in compliance with clauses (b)(iv), (b)(v), (b)(vii), (b)(viii) and, so long as same are limited to Liens on cash, Cash Equivalents and Temporary Cash Investments, (b)(xiv)(C) and (b)(xiv)(D) of Subsection 8.1, or clauses (b)(iii)(B) and (C) of Subsection 8.1 (other than Refinancing Indebtedness Incurred in respect of Indebtedness described in Subsections 8.1(a) and 8.1(b)(iii)(A)), (3) any Indebtedness Incurred in compliance with Subsection 8.1(b)(xiii), provided that any Liens securing such Indebtedness shall rank junior to the Liens securing the Term Loan Facility Obligations and shall be subject to the Junior Lien Intercreditor Agreement or an Other Intercreditor Agreement, (4) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor (limited, in the case of this clause (k)(4), to Liens on any of the property and assets of any Restricted Subsidiary that is not a Subsidiary Guarantor), or (5) obligations in respect of Management Advances or Management Guarantees; in each case including Liens securing any Guarantee of any thereof;

(l) Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Borrower (or at the time the Borrower or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (l), if a Person other than the Borrower is the Successor Borrower with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Borrower, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Borrower;

(m) Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(n) any encumbrance or restriction (including, but not limited to, pursuant to put and call agreements or buy/sell arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(o) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness (other than any Indebtedness described in clause (k)(1) above of this definition) Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(p) Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, including Liens arising under or by reason of the Perishable Agricultural Commodities Act of 1930, as amended from time to time, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) [Reserved], (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (6) in favor of the Borrower or any Subsidiary (other than Liens on property or assets of the Borrower or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) on inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (9) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (10) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business or (11) arising in connection with repurchase agreements permitted under Subsection 8.1 on assets that are the subject of such repurchase agreements;

(q) other Liens securing Indebtedness or other obligations that in the aggregate do not exceed an amount equal to the greater of $350.0 million and 2.10% of Consolidated Total Assets at any time outstanding;

(r) Liens (1) in favor of any Special Purpose Entity in connection with any Financing Disposition, or (2) Incurred in connection with a Special Purpose Financing pursuant to Subsection 8.1(b)(ix);

(s) Retained Rights; and

(t) Municipal Contract Liens;

for purposes of determining compliance with this definition, (t) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (u) the principal amount of Indebtedness secured by a Lien under any category of Permitted Liens shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness, (v) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Borrower shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, (w) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (k)(1) above in respect of Indebtedness Incurred pursuant to the Ratio Incremental Facility (giving effect to the Incurrence of such portion of such Indebtedness), the Borrower, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (k)(1) above in respect of Indebtedness Incurred pursuant to the Ratio Incremental Facility and the remainder of the Indebtedness as having been secured pursuant to such clause (k)(1) in respect of Indebtedness Incurred pursuant to Subsection 8.1(b)(i) (other than pursuant to the Ratio Incremental Facility) or one or more of the other clauses of this definition, (x) if any Liens securing Indebtedness are Incurred to refinance Liens securing Indebtedness initially Incurred (or, to refinance Liens Incurred to refinance Liens initially Incurred) in reliance on a basket measured by reference to a percentage of Consolidated Total Assets at the time of Incurrence of such Indebtedness or other obligations, and is refinanced by any Indebtedness or other obligation secured by any Lien incurred by reference to such category of Permitted Liens, and such refinancing would cause the percentage of Consolidated Total Assets to be exceeded if calculated based on the Consolidated Total Assets on the date of such refinancing, such percentage of Consolidated Total Assets shall not be deemed to be exceeded (and such refinancing Lien shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness or other obligations does not exceed an amount equal to the principal amount of such Indebtedness or other obligations being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing and (y) if any Indebtedness or other obligation is secured by any Lien outstanding under any category of Permitted Liens measured by reference to a dollar amount, and is refinanced by any Indebtedness or other obligation secured by any Lien Incurred by reference to such category of Permitted Liens, and such refinancing (or any subsequent refinancing) would cause such dollar amount to be exceeded, such dollar amount shall not be deemed to be exceeded (and such refinancing Lien shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness or other obligation does not exceed an amount equal to the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing.

“Permitted Payment”: as defined in Subsection 8.2(b).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Platform”: Intralinks, SyndTrak Online or any other similar electronic distribution system.

“Preferred Stock”: as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Prepayment Date”: as defined in Subsection 4.4(d).

“Prime Rate”: the rate of interest per annum publicly announced from time to time by the Administrative Agent as its “prime rate” (which, in the case of JPMorgan Chase Bank, N.A. shall be its “prime rate” in effect at its office located at 270 Park Avenue, New York, New York); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Purchase”: as defined in clause (4) of the definition of “Consolidated Coverage Ratio”.

“Purchase Money Obligations”: any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualifying Lender”: as defined in Subsection 4.4(h)(iv)(3).

“Ratio Incremental Facility”: as defined in the definition of “Maximum Incremental Facilities Amount”.

“Receivable”: a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party giving rise to Net Available Cash to such Loan Party, as the case may be, in excess of $5.0 million, to the extent that such settlement or payment does not constitute reimbursement or compensation for amounts previously paid by the Borrower or any other Loan Party in respect of such casualty or condemnation.

“refinance”: refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Refinancing Agreement”: as defined in Subsection 8.3(c).

“Refinancing Indebtedness”: Indebtedness that is Incurred to refinance any Indebtedness existing on the Restatement Effective Date and set forth on Schedule 8.1 or Incurred in compliance with this Agreement (including Indebtedness of the Borrower that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in this Agreement) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, that (1) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness (x) has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or, if shorter, the Maturity Date of the Initial Term Loans), (y) has a weighted average life to maturity at the time such Refinancing Indebtedness is Incurred that is equal to or longer than the remaining weighted average life to maturity of the Indebtedness being refinanced (or, if shorter, the remaining weighted average life to maturity of the Initial Term Loans) and (z) if an Event of Default under Subsection 9.1(a) or (f) is continuing, is subordinated in right of payment to the Term Loan Facility Obligations to the same extent as the Indebtedness being refinanced, (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such Refinancing Indebtedness, (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Borrower or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to Subsection 8.1 or (y) Indebtedness of the Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary, (4) if the Indebtedness being refinanced constitutes Additional Obligations, Rollover Indebtedness, Permitted Debt Exchange Notes or Term Loan Facility Obligations incurred pursuant to Subsection 8.1(b)(i)(II)(a) (or Refinancing Indebtedness in respect of the foregoing Indebtedness), (w) the Refinancing Indebtedness complies with the requirements of the definition of “Additional Obligations”, (x) if the Indebtedness being refinanced is unsecured and an Event of Default under Subsection 9.1(a) or (f) is continuing, the Refinancing Indebtedness is unsecured, (y) if the Indebtedness being refinanced is secured by a Lien ranking junior to the Liens securing the Term Loan Facility Obligations and an Event of Default under Subsection 9.1(a) or (f) is continuing, the Refinancing Indebtedness is unsecured or secured by a Lien ranking junior to the Liens securing the Term Loan Facility Obligations and (z) if the Indebtedness being refinanced constitutes Term Loan Facility Obligations of the type described above in this clause (4), the Refinancing Indebtedness is incurred pursuant to (and evidenced by) Additional Obligations Documents (and not this Agreement and the other Loan Documents), and (5) if the Indebtedness being refinanced is the Senior Notes (or Refinancing Indebtedness in respect thereof), (x) if no Event of Default under Subsection 9.1(a) or (f) is continuing, such Refinancing Indebtedness shall comply with the requirements of clauses (i) and (iii) of the definition of “Additional Obligations” and (y) in all other cases, the terms of such Refinancing

Indebtedness (A) shall not provide for a maturity date earlier than the maturity date of the Senior Notes or a weighted average life to maturity shorter than the remaining weighted average life to maturity of the Senior Notes and (B) shall not provide for any mandatory repayment or redemption from asset sales, casualty or condemnation events or excess cash flow on terms no less favorable to the Lenders than those under the Senior Notes Indenture.

“Register”: as defined in Subsection 11.6(b)(iv).

“Regulation D”: Regulation D of the Board as in effect from time to time.

“Regulation S-X”: Regulation S-X promulgated by the United States Securities and Exchange Commission, as in effect on the Restatement Effective Date.

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Reinvestment Period”: as defined in Subsection 8.4(b)(i).

“Related Billing Entity”: any Person whose only substantial activity is invoicing and collecting payments for professional medical services on behalf of a Related Professional Corporation or a Subsidiary of the Borrower.

“Related Business”: those businesses in which the Borrower or any of its Subsidiaries is engaged on the Restatement Effective Date, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Corporation”: (i) a Related Professional Corporation, (ii) a Related Billing Entity, (iii) a Hospital Joint Venture or (iv) an Operating Entity.

“Related Corporation Contracts”: (i) management, practice support, administrative support, consulting and similar agreements, entered into on a basis consistent with past practices on or prior to the Restatement Effective Date or entered into in the ordinary course of business, with Related Corporations and (ii) joint venture agreements (including operating agreements and partnership agreements) entered into on a basis consistent with past practices on or prior to the Restatement Effective Date or entered into in the ordinary course of business with respect to Related Corporations.

“Related Parties”: with respect to any Person, such Person’s affiliates and the partners, officers, directors, trustees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons of such person and of such person’s affiliates and “Related Party” shall mean any of them.

“Related Physicians”: physicians or independent contractors that own, are employed by, or are under contract with, a Related Professional Corporation or a Subsidiary of the Borrower.

“Related Professional Corporation”: any Person that is owned by one or more physicians and/or independent contractor physicians, in each case to whom a Subsidiary of the Borrower or another Related Professional Corporation provides management services pursuant to a management services, practice support or similar agreement.

“Related Taxes”: (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by any Parent Entity other than to another Parent Entity), required to be paid by any Parent Entity by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Borrower, any of its Subsidiaries or any Parent Entity), or being a holding company parent of the Borrower, any of its Subsidiaries or any Parent Entity or receiving dividends from or other distributions in respect of the Capital Stock of the Borrower, any of its Subsidiaries or any Parent Entity, or having guaranteed any obligations of the Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Borrower or any of its Subsidiaries is permitted to make payments to any Parent Entity pursuant to Subsection 8.2, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Borrower or any Subsidiary thereof, (y) any taxes attributable to any taxable period (or portion thereof) ending on or prior to the Restatement Effective Date, or to the consummation of any of the Transactions, or to any Parent Entity’s receipt of (or entitlement to) any payment in connection with the Transactions, including any payment received after the Restatement Effective Date pursuant to any agreement related to the Transactions or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent Entity is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated, combined, unitary or affiliated basis as if the Borrower had filed a consolidated, combined, unitary or affiliated return on behalf of an affiliated group (as defined in the applicable state or local tax laws for filing such return) consisting only of the Borrower and its Subsidiaries. Taxes include all interest, penalties and additions relating thereto.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30 day notice period is waived under Section 21, 22, 23, 24, 25, 27 or 28 of PBGC Regulation Section 4043 or any successor regulation thereto.

“Repricing Transaction”: the prepayment, refinancing, substitution or replacement of all or a portion of the Initial Term Loans (including, without limitation, as may be effected through any amendment, waiver or modification to this Agreement relating to the interest rate for, or weighted average yield of, the Initial Term Loans), (a) if the primary purpose of such prepayment, refinancing, substitution, replacement, amendment, waiver or modification is (as reasonably determined by the Borrower in good faith) to refinance the Initial Term Loans at a lower “effective yield” (taking into account, among other factors, margin, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, commitment, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Adjusted LIBOR Rate, but including any LIBOR floor or similar floor that is higher than the then Adjusted LIBOR Rate); (b) if the prepayment, refinancing, substitution, replacement, amendment, waiver or modification is effectuated by the incurrence by the Borrower or any Restricted Subsidiary of new Indebtedness, such new Indebtedness is first lien secured term loan bank financing; and (c) if such prepayment, refinancing, substitution, replacement, amendment, waiver or modification results in such first lien secured term loan bank financing having an “effective yield” (as reasonably determined by the Administrative Agent, in consultation with the Borrower, consistent with generally accepted financial practices, after giving effect to, among other factors, margin, upfront or similar fees or original issue discount shared with all providers of such financing (calculated based on assumed four-year average life and without present value discount), but excluding the effect of any arrangement, commitment, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Adjusted LIBOR Rate, but including any LIBOR floor or similar floor that is higher than the then applicable Adjusted LIBOR Rate) that is less than the “effective yield” (as reasonably determined by the Administrative Agent, in consultation with the Borrower, on the same basis) of the Initial Term Loans prior to being so prepaid, refinanced, substituted or replaced or subject to such amendment, waiver or modification to this Agreement.

“Required Lenders”: Lenders, the sum of whose outstanding Individual Lender Exposures represents a majority of the sum of the Individual Lender Exposures at such time.

“Requirement of Law”: as to any Person, the Organizational Documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Responsible Officer”: as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, in each case who has been designated in writing to the Administrative Agent or the Collateral Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, by such chief financial officer of such Person, (c) with respect to Subsection 7.7 and without limiting the foregoing, the general counsel of such Person and (d) with respect to ERISA matters, the senior vice president – human resources (or substantial equivalent) of such Person.

“Restatement Effective Date”: December 1, 2016.

“Restatement Effective Time”: as defined in the Seventh Amendment.

“Restricted Government Accounts”: collectively, any and all Accounts which are (a) Medicare Accounts, (b) Medicaid Accounts, (c) TRICARE Accounts, (d) CHAMPVA Accounts, in each case, pursuant to Medicare, Medicaid, TRICARE, CHAMPVA or any other similar or replacement laws, rules or regulations of a Governmental Authority as amended or re-enacted from time to time and (e) Accounts arising from services provided under agreements with the U.S. Department of Health and Human Services but only to the extent such Accounts are subject to Medicare, Medicaid, TRICARE, CHAMPVA or any other similar or replacement laws, rules or regulations of a Governmental Authority as amended or re-enacted from time to time.

“Restricted Payment”: as defined in Subsection 8.2(a).

“Restricted Payment Transaction”: any Restricted Payment permitted pursuant to Subsection 8.2, any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) of such definition and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Subsidiary”: any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Rights”: with respect to any Patient Receivable owing from any Governmental Authority, the rights of any payee granted by applicable law and regulation over such Patient Receivable, which in the absence of a court order in the manner expressly contemplated by applicable state and federal law are subject to restrictions on assignment, pledging or are otherwise encumbered by applicable law or regulation, including, without limitation, and as applicable, restrictions on the collection thereof and discretion over the transfer thereof, to any party and restrictions on any such party’s ability to enforce the claim giving rise to such Patient Receivable against such Governmental Authority.

“Rollover Indebtedness”: means Indebtedness of a Loan Party issued to any Lender in lieu of such Lender’s pro rata portion of any repayment of Term Loans made pursuant to Subsection 4.4(a) or (b); so long as (other than in connection with a refinancing in full of the Facilities) such Indebtedness would not have a weighted average life to maturity earlier than the remaining weighted average life to maturity of the Term Loans being repaid.

“S&P”: Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale”: as defined in clause (3) of the definition of “Consolidated Coverage Ratio”.

“SEC”: the Securities and Exchange Commission.

“Secured Parties”: the “Secured Parties” as defined in the Guarantee and Collateral Agreement.

“Securities Act”: the Securities Act of 1933, as amended from time to time.

“Security Documents”: the collective reference to each Mortgage related to any Mortgaged Fee Property, the Guarantee and Collateral Agreement and all other similar security documents hereafter delivered to the Collateral Agent granting or perfecting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Collateral Agent pursuant to Subsection 7.9(a), 7.9(b) or 7.9(c), in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Senior ABL Facility”: the collective reference to the Senior ABL Facility Agreement, any ABL Facility Documents, any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Facility Agreement or one or more other credit agreements, indentures (including the Senior Notes Indenture) or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior ABL Facility). Without limiting the generality of the foregoing, the term “Senior ABL Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Borrower as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Senior ABL Facility Agreement”: the Amended and Restated Credit Agreement, dated as of the Restatement Effective Date, among the Borrower, the other borrowers party thereto from time to time, the lenders and other financial institutions party thereto from time to time and Deutsche Bank AG New York Branch, as administrative agent and co-collateral agent thereunder, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Facility Agreement or one or more other credit agreements or otherwise, unless such agreement, instrument or other document expressly provides that it is not intended to be and is not a Senior ABL Facility Agreement). Any reference to the Senior ABL Facility Agreement hereunder shall be deemed a reference to each Senior ABL Facility Agreement then in existence.

“Senior Notes”: 8.125% Senior Notes due 2019 of the Borrower issued on the Closing Date, as the same may be exchanged for substantially similar senior notes that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Notes Debt Documents”: the Senior Notes Indenture and all other instruments, agreements and other documents evidencing or governing the Senior Notes or providing for any guarantee, obligation, security or other right in respect thereof.

“Senior Notes Indenture”: the Indenture dated as of the Closing Date, under which the Senior Notes are issued, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Notes Offering”: the issuance by the Borrower of senior unsecured notes pursuant to Rule 144A and Regulation S under the Securities Act, under the Senior Notes Indenture on the Closing Date.

“Set”: the collective reference to Eurodollar Loans of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

“Settlement Service”: as defined in Subsection 11.6(b).

“Seventh Amendment”: the Seventh Amendment to Credit Agreement, dated as of the Restatement Effective Date, among the Borrower, the Lenders party thereto, the Administrative Agent and the other parties thereto.

“Seventh Amendment Effective Date”: December 1, 2016.

“Single Employer Plan”: any Plan which is covered by Title IV or Section 302 of ERISA or Section 412 of the Code, but which is not a Multiemployer Plan.

“Solicited Discount Proration”: as defined in Subsection 4.4(h)(iv)(3).

“Solicited Discounted Prepayment Amount”: as defined in Subsection 4.4(h)(iv)(1).

“Solicited Discounted Prepayment Notice”: an irrevocable written notice of the Borrower Solicitation of Discounted Prepayment Offers made pursuant to Subsection 4.4(h)(iv) substantially in the form of Exhibit Q.

“Solicited Discounted Prepayment Offer”: the irrevocable written offer by each Lender, substantially in the form of Exhibit R, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date”: as defined in Subsection 4.4(h)(iv)(1).

“Solvent” and “Solvency”: with respect to the Borrower and its Restricted Subsidiaries on the Restatement Effective Date on a consolidated basis means (i) the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Restricted Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Restricted Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Restricted Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature (all capitalized terms used in this definition other than “Borrower” and “Restricted Subsidiary” shall have the meaning assigned to such terms in the form of solvency certificate attached hereto as Exhibit H).

“Special Purpose Entity”: (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets.

“Special Purpose Financing”: any financing or refinancing of assets consisting of or including Receivables of the Borrower or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

“Special Purpose Financing Fees”: distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings”: representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Borrower or any of its Restricted Subsidiaries that the Borrower determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Borrower or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Borrower or a Restricted Subsidiary that is not a Special Purpose Subsidiary and (iii) any Guarantee in respect of customary recourse obligations (as determined in good faith by the Borrower, which determination shall be conclusive) in connection with any Special Purpose Financing or Financing Disposition, including in respect of Liabilities in the event of any involuntary case commenced with the collusion of any Special Purpose Subsidiary or any Affiliate thereof, or any voluntary case commenced by any Special Purpose Subsidiary, under any applicable bankruptcy law, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Borrower or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary”: any Subsidiary of the Borrower that (a) is engaged solely in (x) the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Borrower.

“Specified Discount”: as defined in Subsection 4.4(h)(ii)(1).

“Specified Discount Prepayment Amount”: as defined in Subsection 4.4(h)(ii)(1).

“Specified Discount Prepayment Notice”: an irrevocable written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Subsection 4.4(h)(ii) substantially in the form of Exhibit S.

“Specified Discount Prepayment Response”: the written response by each Lender, substantially in the form of Exhibit T, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date”: as defined in Subsection 4.4(h)(ii)(1).

“Specified Discount Proration”: as defined in Subsection 4.4(h)(ii)(3).

“Specified Existing Term Tranche”: as defined in Subsection 2.8(a).

“Specified Refinancing Amendment”: an amendment to this Agreement effecting the incurrence of Specified Refinancing Facilities in accordance with Subsection 2.9.

“Specified Refinancing Facilities”: as defined in Subsection 2.9(a).

“Specified Refinancing Indebtedness”: Indebtedness incurred by the Borrower pursuant to and in accordance with Subsection 2.9.

“Specified Refinancing Lenders”: as defined in Subsection 2.9(b).

“Specified Refinancing Term Loans”: as defined in Subsection 2.11(a).

“Specified Refinancing Tranche”: Specified Refinancing Facilities with the same terms and conditions made on the same day and any Supplemental Term Loan and Loans in respect thereof, as applicable, added to such Tranche pursuant to Subsection 2.9.

“Stated Maturity”: with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Statutory Reserves”: for any day as applied to a Eurodollar Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Strategic Investors”: physicians, hospitals, health systems, other healthcare providers, other healthcare companies and other similar strategic joint venture partners which joint venture partners are actively involved in the day-to-day operations of providing surgical care and surgery-related services, or, in the case of physicians, that have retired therefrom, individuals who are former owners or employees of surgical care facilities purchased by the Borrower, any of its Restricted Subsidiaries, and consulting firms that receive common stock solely as consideration for consulting services performed.

“Submitted Amount”: as defined in Subsection 4.4(h)(iii)(1).

“Submitted Discount”: as defined in Subsection 4.4(h)(iii)(1).

“Subordinated Obligations”: any Indebtedness of the Borrower (whether outstanding on the Restatement Effective Date or thereafter Incurred) that is expressly subordinated in right of payment to the Term Loan Facility Obligations pursuant to a written agreement.

“Subsection 2.8 Additional Amendment”: as defined in Subsection 2.8(c).

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes. The term

“Subsidiary” shall not include any Related Corporation, provided that, for the avoidance of doubt, nothing in this sentence shall limit or otherwise affect the treatment of Related Corporations (including with respect to consolidation) for financial reporting purposes under and in accordance with GAAP. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Domestic Subsidiary that is a Wholly Owned Subsidiary (other than any Excluded Subsidiary) of the Borrower which executes and delivers a Subsidiary Guaranty pursuant to Subsection 7.9 or otherwise, in each case, unless and until such time as the respective Subsidiary Guarantor (a) ceases to constitute a Domestic Subsidiary of the Borrower in accordance with the terms and provisions hereof, (b) is designated an Unrestricted Subsidiary pursuant to the terms of this Agreement or (c) is released from all of its obligations under the Subsidiary Guaranty in accordance with terms and provisions thereof.

“Subsidiary Guaranty”: the guaranty of the Term Loan Facility Obligations of the Borrower under the Loan Documents provided pursuant to the Guarantee and Collateral Agreement.

“Successor Borrower”: as defined in Subsection 8.7(a)(i).

“Supplemental Term Loan Commitments”: as defined in Subsection 2.6(a).

“Taxes”: any and all present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Temporary Cash Investments”: any of the following: (i) any investment in (x) direct obligations of the United States of America, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof, or obligations Guaranteed by the United States of America or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under this Agreement or any Senior ABL Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Borrower or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Preferred Stock (other than of the Borrower or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95.0% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“Term Loan Facility Obligations”: obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during (or would accrue but for) the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents.

“Term Loan Priority Collateral”: as defined in the ABL/Term Loan Intercreditor Agreement, whether or not the same remains in full force and effect.

“Term Loan Refinancing Debt”: (i) any Additional Obligations, the proceeds of which are used to (a) repay or prepay all or a portion of the Term Loans on a dollar-for-dollar basis and (b) pay the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (ii) any Refinancing Indebtedness in respect of the Indebtedness described in preceding clause (i).

“Term Loans”: the Initial Term Loans, Incremental Term Loans, Extended Term Loans and/or Specified Refinancing Term Loans, as the context shall require.

“Total Liquidity”: at any time, the sum of (a) the aggregate amount available (without duplication) to be borrowed by any Loan Party under the Senior ABL Facility plus (b) the Unrestricted Cash of the Borrower and its Restricted Subsidiaries (including any Person so acquired).

“Trade Payables”: with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Tranche”: with respect to Term Loans or commitments, refers to whether such Term Loans or commitments are (1) Initial Term Loans or Initial Term Loan Commitments, (2) Incremental Loans or Incremental Commitments with the same terms and conditions made on the same day, (3) Extended Term Loans (of the same Extension Series) or (4) Specified Refinancing Term Loans or Specified Refinancing Term Loan Commitments with the same terms and conditions made on the same day and any Supplemental Term Loans added to such Tranche pursuant to Subsection 2.6.

“Tranche C Term Loan”: the Tranche C Term Loans made by the Lenders to the Borrower pursuant to the Seventh Amendment.

“Transaction Documents”: collectively, (i) the 2016 Merger Agreement, (ii) the indenture, dated as of December 1, 2016, among the Borrower and Wilmington Trust, National Association, (iii) the purchase agreement, dated as of November 16, 2016, among the Borrower and the initial purchasers party thereto, (iv) the Seventh Amendment, (v) the third amendment to the Senior ABL Facility Agreement and (vi) customary director indemnification agreements.

“Transactions”: means, collectively, any or all of the following: (i) the entry into the indenture, dated as of December 1, 2016, among the Borrower and Wilmington Trust, National Association, entry into the purchase agreement, dated as of November 16, 2016, among the Borrower and the initial purchasers party thereto and the issuance of the senior unsecured notes on December 1, 2016, (ii) the entry into the Seventh Amendment and the Incurrence of the Initial Term Loans, (iii) the entry into the third amendment to the Senior ABL Facility, (iv) the consummation of the 2016 Mergers (vi) the repayment, refinancing, defeasance and/or redemption of certain Indebtedness of each of Envision Healthcare Holdings, Inc. and its Subsidiaries and AmSurg in connection with the foregoing and (vii) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Transferee”: any Participant or Assignee.

“TRICARE”: collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, which program was formerly known as the Civilian Health and Medical Program of the Uniformed Services (CHAMPUS), and all laws, rules, regulations, manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Type”: the type of Term Loan determined based on the interest option applicable thereto, with there being two Types of Term Loans hereunder, namely ABR Loans and Eurodollar Loans.

“U.S. Tax Compliance Certificate”: as defined in Subsection 4.11(b)(ii)(2).

“UCC” the Uniform Commercial Code as in effect in the State of New York from time to time.

“Underfunding”: the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan allocable to such accrued benefits.

“United States Person”: any United States person within the meaning of Section 7701(a)(30) of the Code.

“Unrestricted Cash”: as at any date of determination, (a) the aggregate amount of cash, Cash Equivalents and Temporary Cash Investments included in the cash accounts that would be listed on the consolidated balance sheet of the Borrower prepared in accordance with GAAP as at such date to the extent such cash is not classified as “restricted” for financial statement purposes (unless so classified solely because of any provision under the Loan Documents or any other agreement or instrument governing other Indebtedness that is subject to the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement governing the application thereof or because they are subject to a Lien securing the First Lien Obligations or other Indebtedness that is subject to the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement), plus (b) the proceeds from any Incurrence of Incremental Term Loans that are (in the good faith judgment of the Borrower) intended to be used for working capital purposes at the date of determination, plus (c) the Net Cash Proceeds from any Excluded Contribution that are intended (in the good faith judgment of the Borrower) to be used for working capital purposes at the date of determination.

“Unrestricted Subsidiary”: (i) any Subsidiary of the Borrower that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary of the Borrower) to be an Unrestricted Subsidiary unless (x) such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Borrower or any other Restricted Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated or (y) such Subsidiary or any of its Subsidiaries is a “Restricted Subsidiary” for the purpose of the ABL Facility Documents or the Senior Notes Debt Documents; provided, that (A) such designation was made at or prior to the Restatement Effective Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Subsection 8.2 and (D) immediately before and after such designation, no Event of Default under Subsection 9.1(a) or (f) shall have occurred and be continuing. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (w) the Borrower could Incur at least $1.00 of additional Indebtedness under Subsection 8.1(a) or (x) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (y) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) Subsection 8.1(b) and (z) immediately after such designation, no Event of Default under Subsection 9.1(a) or (f) shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Borrower’s Board of Directors giving effect to such designation and a certificate of a Responsible Officer of the Borrower certifying that such designation complied with the foregoing provisions.

“Vehicles”: as defined in the Guarantee and Collateral Agreement.

“Voting Stock”: as to any entity, all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

“Wholly Owned Subsidiary”: as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary other than directors qualifying shares or shares held by nominees.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Other Definitional Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(a) As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Restricted Subsidiaries not defined in Subsection 1.1 and accounting terms partly defined in Subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(c) For purposes of determining any financial ratio or making any financial calculation for any fiscal quarter (or portion thereof) ending prior to the Restatement Effective Date, the components of such financial ratio or financial calculation shall be determined on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such four quarter period; and each Person that is a Restricted Subsidiary upon giving effect to the Transactions shall be deemed to be a Restricted Subsidiary for purposes of the components of such financial ratio or financial calculation as of the beginning of such four quarter period.

(d) For purposes of this Agreement for periods ending on or prior to the Restatement Effective Date, references to the consolidated financial statements of the Borrower shall be to (i) the consolidated financial statements of the consolidated financial statements of the Borrower with pro forma effect being given to the Transactions or (ii) the consolidated financial statements of any Parent Entity whose financial statements satisfy the Borrower’s reporting obligations under Subsection 7.1, as the context may require.

(e) Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(f) Any references in this Agreement to “cash and/or Cash Equivalents”, “cash, Cash Equivalents and/or Temporary Cash Investments” or any similar combination of the foregoing shall be construed as not double counting cash or any other applicable amount which would otherwise be duplicated therein.

(g) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(h) In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default or Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Acquisition are entered into. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (h), and any Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

(i) In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of:

(a) determining compliance with any provision of this Agreement which requires the calculation of the Consolidated Coverage Ratio, the Consolidated First-Lien Net Leverage Ratio or the Consolidated Net Leverage Ratio; or

(b) testing baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which consolidated financial statements of the Borrower (or, as applicable, any Parent Entity) are available, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date in connection with any action taken with respect to such Limited Condition Acquisition are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in exchange rates or in Consolidated EBITDA or Consolidated Total Assets of the Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the Incurrence of Indebtedness or Liens, or the making of Restricted Payments, Asset Dispositions, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

(j) For purposes of this Agreement references to the consolidated financial statements of the Borrower shall be deemed to include the consolidated financial statements of any Parent Entity whose financial statements satisfy the Borrower’s reporting obligations under Subsection 7.1, as the context may require.

1.3 Effect of Restatement. This Agreement shall amend and restate the Original Credit Agreement in its entirety, with the parties to the Seventh Amendment hereby agreeing that there is no novation of the Original Credit Agreement and from and after the effectiveness of this Agreement, the rights and obligations of the parties under the Original Credit Agreement shall be subsumed and governed by this Agreement. From and after the effectiveness of this Agreement, the Term Loan Facility Obligations under the Original Credit Agreement shall continue as Term Loan Facility Obligations under this Agreement and the Loan Documents until otherwise paid in accordance with the terms hereof. Without limiting the generality of the foregoing, the Security Documents and the grant of Liens on all of the Collateral described therein do and shall continue to secure the payment of all Obligations (as defined in the Guarantee and Collateral Agreement) of the Loan Parties under the Loan Documents, in each case, as amended by this Agreement.

SECTION 2

Amount and Terms of Commitments

2.1 Term Loans.

(i) Subject to the terms and conditions of the Seventh Amendment, each Lender with an Initial Term Loan Commitment made, in Dollars, in a single draw on the Seventh Amendment Effective Date, a term loan to the Borrower in an aggregate principal amount equal to its Initial Term Loan Commitment.

(ii) Subject to the terms and conditions of the Seventh Amendment, on the Seventh Amendment Effective Date, the Exchanged Term Loan of each Exchanging Lender was exchanged for an Initial Term Loan of like principal amount. For the avoidance of doubt, such Initial Term Loans held by an Exchanging Lender shall constitute “Rollover Indebtedness” for all purposes under this Agreement.

(iii) Such Initial Term Loans shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans.

(iv) Such Initial Term Loans shall remain outstanding under this Agreement in accordance with the terms hereof.

Once repaid, Initial Term Loans incurred hereunder may not be reborrowed.

2.2 Notes. (a) The Borrower agrees that, upon the request to the Administrative Agent by any Lender made on or prior to the Restatement Effective Date (in the case of requests relating to the Initial Term Loans) or in connection with any assignment pursuant to Subsection 11.6(b), in order to evidence such Lender’s Loan, the Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A

(each, as amended, supplemented, replaced or otherwise modified from time to time, a “Note” and, collectively, the “Notes”), in each case with appropriate insertions therein as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the unpaid principal amount of the applicable Loans made (or acquired by assignment pursuant to Subsection 11.6(b)) by such Lender to the Borrower. Each Note in respect of an Initial Term Loan shall be dated the Restatement Effective Date. Each Note shall be payable as provided in Subsections 2.2(b) and provide for the payment of interest in accordance with Subsection 4.1.

(b) Initial Term Loans of all the Lenders shall be payable in consecutive quarterly installments beginning on March 31, 2017 up to and including the Maturity Date in respect of the Initial Term Loans (subject to reduction as provided in Subsection 4.4), on the dates and in the principal amounts, subject to adjustment as set forth below, equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable installment dates (or, if less, the aggregate amount of such Initial Term Loans then outstanding):

Date	Amount
Each March 31, June 30, September 30 and December 31 ending prior to the Maturity Date in respect of the Initial Term Loans	0.25% of the aggregate initial principal amount of the Initial Term Loans on the Restatement Effective Date

Maturity Date in respect of the Initial Term Loans	all unpaid aggregate principal amounts of any outstanding Initial Term Loans

2.3 [Reserved].

2.4 [Reserved].

2.5 Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent (in the currency in which such Term Loan is denominated) for the account of each applicable Lender the then unpaid principal amount of each Initial Term Loan of such Lender made to the Borrower, on the Maturity Date in respect of the Initial Term Loans (or such earlier date on which the Initial Term Loans become due and payable pursuant to Section 9). The Borrower hereby further agrees to pay interest on the unpaid principal amount of such Initial Term Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Subsection 4.1.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to Subsection 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof, the Tranche thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each applicable Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each applicable Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Subsection 2.5(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.6 Incremental Facilities. (a) So long as no Event of Default under Subsection 9.1 (a) or (f) exists or would arise therefrom, the Borrower shall have the right, at any time and from time to time after the Restatement Effective Date, (i) to request new term loan commitments under one or more new term loan credit facilities to be included in this Agreement (the “Incremental Term Loan Commitments”), (ii) to increase the Existing Term Loans by requesting new term loan commitments to be added to an existing Tranche of Term Loans (the “Supplemental Term Loan Commitments”), (iii) to request new commitments under one or more new revolving facilities to be included in this Agreement (the “Incremental Revolving Commitments”) and (iv) to request new letter of credit facility commitments under one or more new letter of credit facilities to be included in this Agreement (together with the Incremental Term Loan Commitments, Supplemental Term Loan Commitments and the Incremental Revolving Commitments, the “Incremental Commitments”), provided that, (i) the aggregate amount of Incremental Commitments permitted pursuant to this Subsection 2.6 shall not exceed, at the time the respective Incremental Commitment becomes effective (and after giving effect to the Incurrence of Indebtedness in connection therewith), the Maximum Incremental Facilities Amount, (ii) if any portion of an Incremental Commitment is to be incurred in reliance on clause (ii) of the definition of “Maximum Incremental Facilities Amount”, the Borrower shall have delivered a certificate to the Administrative Agent, certifying compliance with the financial test set forth in such clause (together with calculations demonstrating compliance with such ratio) and (iii) if any portion of an Incremental Commitment is to be incurred in reliance on clause (i) of the definition of “Maximum Incremental Facilities Amount”, the Borrower shall have delivered a certificate to the Administrative Agent, certifying the amount of the available basket in such clause to be used for the incurrence of such Incremental Commitment. Any loans made in respect of any such Incremental Commitment (other than Supplemental Term Loan Commitments) shall be made by creating a new Tranche. Each Incremental Commitment made available pursuant to this Subsection 2.6 shall be in a minimum aggregate amount of at least $15,000,000 and in integral multiples of $5,000,000 in excess thereof.

(b) Each request from the Borrower pursuant to this Subsection 2.6 shall set forth the requested amount and proposed terms of the relevant Incremental Commitments. The Incremental Commitments (or any portion thereof) may be made by any existing Lender or by any other bank or financial institution (any such bank or other financial institution, an “Additional Lender”), provided, that if such Additional Lender is not already a Lender hereunder or an Affiliate of a Lender hereunder, to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and the consent of any swingline lender or issuing lender, as the case may be, that may be required pursuant to Subsection 11.6.

(c) Supplemental Term Loan Commitments shall become commitments under this Agreement pursuant to a supplement specifying the Term Loan Tranche to be increased, executed by the Borrower and each increasing Lender substantially in the form attached hereto as Exhibit I-1 (the “Increase Supplement”) or by each Additional Lender substantially in the form attached hereto as Exhibit I-2 (the “Lender Joinder Agreement”), as the case may be, which shall be delivered to the Administrative Agent for recording in the Register. An Increase Supplement or Lender Joinder Agreement may, without the consent of any other Lender, effect such amendments (including to Subsection 2.2(b)) to the Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Subsection 2.5. Upon effectiveness of the Lender Joinder Agreement each Additional Lender shall be a Lender for all intents and purposes of this Agreement and the term loan made pursuant to such Supplemental Term Loan Commitment shall be a Term Loan.

(d) Incremental Commitments (other than Supplemental Term Loan Commitments) shall become commitments under this Agreement pursuant to an amendment (an “Incremental Commitment Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and each Additional Lender. An Incremental Commitment Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Subsection 2.6, provided, however, that (i) (A) the Incremental Commitments will not be guaranteed by any Subsidiary of the Borrower other than the Subsidiary Guarantors, and will be secured on a pari passu or (at the Borrower’s option) junior basis by the same Collateral securing the Initial Term Loans (so long as any such Incremental Commitments (and related Obligations) are subject to the Junior Lien Intercreditor Agreement or an Other Intercreditor Agreement or will be unsecured), (B) the Incremental Commitments and any incremental loans drawn thereunder (the “Incremental Loans”) shall rank pari passu in right of payment with or (at the Borrower’s option) junior to the Initial Term Loans and (C) no Incremental Commitment Amendment may provide for (I) any Incremental Commitment or any Incremental Loans to be secured by any Collateral or other assets of any Loan Party that do not also secure the Term Loans and (II) so long as any Initial Term Loans are outstanding, other than in the case of an Incremental Revolving Commitment, any mandatory prepayment provisions that do not also apply to the Term Loans (other than Incremental Term Loans secured on a junior basis by the Collateral or ranking junior in right of payment) on a pro rata basis (or otherwise provide for more favorable prepayment treatment for the Initial Term Loans than such Incremental Term Loans as contemplated by the proviso appearing in Subsection 4.4(c)), provided that any Incremental Term Loans constituting Initial Term Loan Refinancing Debt may provide for more favorable amortization payments than the Initial Term Loans; (ii) no Lender will be required to provide any such Incremental Commitment unless it so agrees; (iii) the maturity date and the weighted average life to maturity of any such Incremental Term Loan Commitments shall be no earlier than or shorter than, as the case may be, the Maturity Date or the remaining weighted average life to maturity of the Initial Term Loans, as applicable (other than customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Maturity Date of the Initial Term Loans or the remaining weighted average life to maturity of the Initial Term Loans, as applicable); (iv) the interest rate margins and (subject to clause (iii) above) amortization schedule applicable to the loans made pursuant to the Incremental Commitments shall be determined by the Borrower and the applicable Additional Lenders; provided that in the event that the applicable interest rate margins for any term loans Incurred by the Borrower under any Incremental Term Loan Commitment are higher than the applicable interest rate margin for the Initial Term Loans by more than 50 basis points, then the Applicable Margin for the Initial Term Loans shall be increased to the extent necessary so that the applicable interest rate margin for the Initial Term Loans is equal to the applicable interest rate margins for such Incremental Term Loan Commitment minus 50 basis points; provided, further, that in determining the applicable interest rate margins for the Initial Term Loans and the Incremental Term Loans, (A) original issue discount (“OID”) or upfront fees payable generally to all participating Additional Lenders in lieu of OID (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under the Initial Term Loans or any Incremental Term Loan in the initial primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (provided that, if the Initial Term Loans are issued in a manner such that all Initial Term Loans were not issued with a uniform amount of OID or upfront fees within the Tranche of Initial Term Loans, the amount of OID and upfront fees attributable to the entire Tranche of Initial Term Loans shall be determined on a weighted average basis), (B) any arrangement, structuring or other fees payable in connection with the Incremental Term Loans that are not shared with all Additional Lenders providing such Incremental Term Loans shall be excluded, (C) any amendments to the Applicable Margin on Initial Term Loans that became effective subsequent to the Restatement Effective Date but prior to the time of such Incremental Term Loans shall also be included in such calculations, (D) if the Incremental Term Loans include an interest rate floor greater than the interest rate floor applicable to the Initial Term Loans, such increased amount shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the Applicable Margin for the Initial Term Loans shall be required, to the extent an increase in the interest rate floor for the Initial Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Margin) applicable to the Initial Term Loans shall be increased by such amount, (E) if the Incremental Term Loans include an interest rate floor lower than the interest rate floor applicable to the Initial Term Loans or do not include any interest rate floor, to the extent a reduction in the interest rate floor for such Initial Term Loans would cause a reduction in the interest rate then in effect thereunder, an amount equal to the difference between the interest rate floor applicable to the Initial Term Loans and the interest rate floor applicable to such Incremental Term Loans (which shall be deemed to equal 0% for any Incremental Term Loans without any interest rate floor), but which in any event shall not exceed the maximum amount by which a reduction in the interest rate floor applicable to the Initial Term Loans would cause a reduction in the interest rate then in effect thereunder, shall reduce the applicable interest rate margin of the applicable Incremental Terms Loans for purposes of determining whether an increase to the Applicable Margin for such Initial Term Loans shall be required, and (F) if the applicable Initial Term Loans include a pricing grid the interest rate margins in such pricing grid which are not in effect at the time the applicable Incremental Commitments become effective shall also each be increased by an amount equal to the increased amount; (v) such Incremental Commitment Amendment may provide (1) for the inclusion, as appropriate, of Additional

Lenders in any required vote or action of the Required Lenders or of the Lenders of each Tranche hereunder, (2) class voting and other class protections for any additional credit facilities, (3) for the amendment of the definitions of “Additional Obligations” and “Refinancing Indebtedness” and Subsection 8.8(b), in each case only to extend the maturity date and the weighted average life to maturity requirements, from the Maturity Date of the Initial Term Loans and remaining weighted average life to maturity of the Initial Term Loans to the extended maturity date and the weighted average life to maturity of such Incremental Term Loans, as applicable, and (4) in the case of an Incremental Revolving Commitment, provide for adjustments to the definition of “Agent Default”, “Defaulting Lender” protections and appropriate modifications to Subsection 2.8 to provide for “amend and extend” mechanics for Incremental Revolving Commitments (and related Obligations), in each case on terms substantially similar to the equivalent provisions in the Senior ABL Facility Agreement (as in effect on the Restatement Effective Date), or as otherwise agreed by the Borrower, the Administrative Agent and the Lenders providing such Commitments (including any swingline lender or issuing lender); and (vi) the other terms and documentation in respect thereof, to the extent not consistent with this Agreement as in effect prior to giving effect to the Incremental Commitment Amendment, shall otherwise be reasonably satisfactory to the Borrower, provided that to the extent such terms and documentation are not consistent with, in the case of Incremental Term Loans, the terms and documentation governing the Initial Term Loans (except to the extent permitted by clause (iii), (iv) or (v) above), they shall be reasonably satisfactory to the Administrative Agent.

2.7 Permitted Debt Exchanges. (a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) with outstanding Term Loans of a particular Tranche, as selected by the Borrower, the Borrower may from time to time following the Restatement Effective Date consummate one or more exchanges of Term Loans of such Tranche for Additional Obligations in the form of notes (such notes, “Permitted Debt Exchange Notes”, and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) no Event of Default under Subsection 9.1(a) or (f) shall have occurred and be continuing at the time the relevant offering document in respect of a Permitted Debt Exchange Offer is delivered to the relevant Lenders, (ii) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount of the applicable Tranche actually held by it) shall exceed the maximum aggregate principal amount of Term Loans offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) based on their respective aggregate principal amounts of outstanding Term Loans of the applicable Tranche, (vi) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Administrative Agent, and (vi) any applicable Minimum Exchange Tender Condition shall be satisfied.

(b) With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Subsection 2.7, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Subsection 4.4 and (ii) such Permitted Debt Exchange Offer shall be made for not less than $25.0 million in aggregate principal amount of Term Loans, provided that subject to the foregoing clause (ii), the Borrower may at its election specify as a condition (a “Minimum Exchange Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans be tendered.

(c) In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Subsection 2.7 and without conflict with Subsection 2.7(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five Business Days following the date on which the Permitted Debt Exchange Offer is made (or such shorter period as may be agreed to by the Administrative Agent in its reasonable discretion).

(d) The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange (other than the Borrower’s reliance on any certificate delivered by a Lender pursuant to Subsection 2.7(a) above for which such Lender shall bear sole responsibility) and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended.

2.8 Extension of Term Loans. (a) The Borrower may at any time and from time to time request that all or a portion of the Term Loans of one or more Tranches (including any Extended Term Loans) existing at the time of such request (each, an “Existing Term Tranche” and the Term Loans of such Tranche, the “Existing Term Loans”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any Existing Term Tranche (any such Existing Term Tranche which has been so extended, an “Extended Term Tranche” and the Term Loans of such Tranche, the “Extended Term Loans”) and to provide for other terms consistent with this Subsection 2.8; provided that (i) any such request shall be made by the Borrower to all Lenders with Term Loans with a like maturity date (whether under one or more Tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Term Loans), (ii) no Event of Default under Subsection 9.1(a) or (f) shall have occurred and be continuing at the time of any such request and (iii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. Subject to the provisions of this Subsection 2.8, the Borrower may elect to extend an Existing Term Tranche by combining the Existing Term Loans thereunder with existing Extended Term Loans, in which case such Existing Term Loans shall become Extended Term Loans and shall constitute an Extension Series with such existing Extended Term Loans. In order to establish any Extended Term Tranche, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Term Tranche to be established, which terms shall be substantially similar to those applicable to the Existing Term Tranche from which they are to be extended (the “Specified Existing Term Tranche”), except (x) all or any of the final maturity dates of such Extended Term Tranches may be delayed to later dates than the final maturity dates of the Specified Existing Term Tranche, (y) (A) the interest margins with respect to the Extended Term Tranche may be higher or lower than the interest margins for the Specified Existing Term Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Term Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case to the extent provided in the applicable Extension Amendment and (z) amortization with respect to the Extended Term Tranche may be greater or lesser than amortization for the Specified Existing Tranche, so long as the Extended Term Tranche does not have a weighted average life to maturity shorter than the remaining weighted average life to maturity of the Specified Existing Tranche; provided that, notwithstanding anything to the contrary in this Subsection 2.8 or otherwise, assignments and participations of Extended Term Tranches shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions than those applicable to Initial Term Loans set forth in Subsection 11.6. No Lender shall have any obligation to agree to have any of its Existing Term Loans converted into an Extended Term Tranche pursuant to any Extension Request. Any Extended Term Tranche shall constitute a separate Tranche of Term Loans from the Specified Existing Term Tranches and from any other Existing Term Tranches (together with any other Extended Term Tranches so established on such date).

(b) The Borrower shall provide the applicable Extension Request at least ten (10) Business Days (or such shorter period as the Administrative Agent may agree in its reasonable discretion) prior to the date on which Lenders under the applicable Existing Term Tranche or Existing Term Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Term Tranche converted into an Extended Term Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Term Tranche that it has elected to convert into an Extended Term Tranche. In the event that the aggregate amount of the Specified Existing Term Tranche subject to Extension Elections exceeds the amount of Extended Term Tranches requested pursuant to the Extension Request, the Specified Existing Term Tranches subject to Extension Elections shall be converted to Extended Term Tranches on a pro rata basis based on the amount of Specified Existing Term Tranches included in each such Extension Election. In connection with any extension of Term Loans pursuant to this Subsection 2.8 (each, an “Extension”), the Borrower shall agree to such procedures regarding timing, rounding and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, as may be established by or acceptable to the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Subsection 2.8. The Borrower may amend, revoke or replace an Extension Request pursuant to procedures reasonably acceptable to the Administrative Agent at any time prior to the date (the “Extension Request Deadline”) on which Lenders under the applicable Existing Term Tranche or Existing Term Tranches are requested to respond to the Extension Request. Any Lender may revoke an Extension Election at any time prior to 5:00 p.m. on the date that is two (2) Business Days prior to the Extension Request Deadline, at which point the Extension Request becomes irrevocable (unless otherwise agreed by the Borrower). The revocation of an Extension Election prior to the Extension Request Deadline shall not prejudice any Lender’s right to submit a new Extension Election prior to the Extension Request Deadline.

(c) Extended Term Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to (i) provisions related to maturity or interest margins, fees or amortization referenced in clauses (x), (y) and (z) of Subsection 2.8(a), (ii) the definitions of “Additional Obligations” and “Refinancing Indebtedness” and Subsection 8.8(b) to extend the maturity date and the weighted average life to maturity requirements, from the Maturity Date of the Initial Term Loans and weighted average life to maturity of the Initial Term Loans to the extended maturity date and the weighted average life to maturity of such Extended Term Tranche, as applicable, and which, in each case, except to the extent expressly contemplated by the penultimate sentence of this Subsection 2.8(c) and notwithstanding anything to the contrary set forth in Subsection 11.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Tranches established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders. No Extension Amendment shall provide for any Extended Term Tranche in an aggregate principal amount that is less than $50,000,000. Notwithstanding anything to the contrary in this Agreement and without limiting the generality or applicability of Subsection 11.1 to any Subsection 2.8 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Subsection 2.8 Additional Amendment”) to this Agreement and the other Loan Documents; provided, that such Subsection 2.8 Additional Amendments do not become effective prior to the time that such Subsection 2.8 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Term Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Subsection 2.8 Additional Amendments to become effective in accordance with

Subsection 11.1; provided, further, that no Extension Amendment may provide for (i) any Extended Term Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Term Tranches and (ii) so long as any Existing Term Tranches are outstanding, any mandatory prepayment provisions that do not also apply to the Existing Term Tranches (other than Existing Term Tranches secured on a junior basis by the Collateral or ranking junior in right of payment) on a pro rata basis (or otherwise provide for more favorable prepayment treatment for Existing Term Tranches than such Extended Term Tranches as contemplated by the proviso appearing in Subsection 4.4(c)). It is understood and agreed that each Lender has consented for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Subsection 2.8 and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Subsection 2.8 Additional Amendment. In connection with any Extension Amendment, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby.

(d) Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Term Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Term Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Term Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Tranche so converted by such Lender on such date, and such Extended Term Tranches shall be established as a separate Tranche from the Specified Existing Term Tranche and from any other Existing Term Tranches (together with any other Extended Term Tranches so established on such date); provided that any Extended Term Tranche or Extended Term Loans may, to the extent provided in the applicable Extension Amendment, be designated as part of any Tranche of Term Loans or Extension Series established on or prior to the date of such Extension Amendment.

(e) If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, (i) replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Subsection 11.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided, that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Term Loans on the terms set forth in such Extension Amendment; and provided, further, that all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Term Loans so assigned shall be paid in full by the assignee Lender (or, at the Borrower’s option, by the Borrower) to such Non-Extending Lender concurrently with such Assignment and Acceptance or (ii) upon notice to the Administrative Agent, prepay the Existing Term Loans, in whole or in part, subject to Subsection 4.12, without premium or penalty. In connection with any such replacement under this Subsection 2.8, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (B) the date as of which all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Term Loans so assigned shall be paid in full by the assignee Lender (or, at the Borrower’s option, by the Borrower) to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Extending Lender.

(f) Following any Extension Date, with the written consent of the Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Term Loans deemed to be an Extended Term Loan under the applicable Extended Term Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Term Tranche; provided that (i) such Lender shall have provided written notice to the Borrower and the Administrative Agent at least 10 Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion) and (ii) no more than three Designation Dates may occur in any one year period without the written consent of the Administrative Agent. Following a Designation Date, the Existing Term Loans held by such Lender so elected to be extended will be deemed to be Extended Term Loans of the applicable Extended Term Tranche, and any Existing Term Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Term Loans” of the applicable Tranche.

(g) With respect to all Extensions consummated by the Borrower pursuant to this Subsection 2.8, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Subsection 4.4 and (ii) no Extension Request is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and may be waived by the Borrower) of Existing Term Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Subsection 2.8 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Subsections 4.4 and 4.8) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Subsection 2.8.

2.9 Specified Refinancing Facilities.

(a) The Borrower may, from time to time, add new term loan commitments under one or more new term loan credit facilities to be included in this Agreement (the “Specified Refinancing Term Loan Commitments”) to refinance all or any portion of any Tranche of Loans then outstanding under this Agreement (each such facility, a “Specified Refinancing Facility”); provided, that (i) the Specified Refinancing Term Loan Commitments will not be guaranteed by any Subsidiary of the Borrower other than the Subsidiary Guarantors, and will be secured by the same Collateral securing the Term Loan Facility Obligations (so long as any such Specified Refinancing Amendments (and related Obligations) are subject to the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement (after execution and delivery thereof) or any Other Intercreditor Agreement (after execution and delivery thereof)) or (at the Borrower’s option) will be unsecured, (ii) the Specified Refinancing Term Loan Commitments and any term loans drawn thereunder (the “Specified Refinancing Term Loans”) shall rank pari passu in right of payment with or (at the Borrower’s option) junior to the Term Loan Facility Obligations, (iii) no Specified Refinancing Amendment may provide for any Specified Refinancing Term Loan Commitments or any Specified Refinancing Term Loans to be secured by any Collateral or other assets of any Loan Party that do not also secure the Term Loan Facility Obligations, (iv) the Specified Refinancing Term Loan Commitments will have such pricing, amortization (subject to clause (vi) below) and optional and mandatory prepayment terms as may be agreed by the Borrower and the applicable Lenders thereof, (v) [Reserved], (vi) the maturity date and the weighted average life to maturity of the Specified Refinancing Term Loan Commitments shall be no earlier than or shorter than, as the case may be, the Maturity Date of the Tranche of Term Loans being refinanced or the remaining weighted average life to maturity of the Term Loans being refinanced, as applicable (other than an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Maturity Date of the Tranche of Term Loans being refinanced or the remaining weighted average life to maturity of the Term Loans being refinanced, as applicable), (vii) the Net Cash Proceeds of such Specified Refinancing Term Loan Commitments shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans being so refinanced, in each case pursuant to Subsection 4.4; and (viii) the Specified Refinancing Term Loan Commitments shall not have a principal or commitment amount greater than the Loans being refinanced plus the aggregate amount of all fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

(b) Each request from the Borrower pursuant to this Subsection 2.9 shall set forth the requested amount and proposed terms of the relevant Specified Refinancing Term Loan Commitments. The Specified Refinancing Term Loan Commitments (or any portion thereof) may be made by any existing Lender or by any other bank or financial institution (any such bank or other financial institution, an “Additional Specified Refinancing Lender”, and the Additional Specified Refinancing Lenders together with any existing Lender providing Specified Refinancing Term Loan Commitments, the “Specified Refinancing Lenders”); provided that if such Additional Specified Refinancing Lender is not already a Lender hereunder or an Affiliate of a Lender hereunder or an Approved Fund, the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required.

(c) Specified Refinancing Term Loan Commitments shall become facilities under this Agreement pursuant to a Specified Refinancing Amendment to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and each applicable Specified Refinancing Lender. Any Specified Refinancing Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Subsection 2.9, in each case on terms consistent with this Subsection 2.9.

(d) Any loans made in respect of any such Specified Refinancing Term Loan Commitments shall be made by creating a new Tranche. Each Specified Refinancing Facility made available pursuant to this Subsection 2.9 shall be in a minimum aggregate amount of at least $25.0 million (or such lower minimum amounts as agreed to by the Administrative Agent in its reasonable discretion).

(e) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Specified Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Specified Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Term Loan Commitments incurred pursuant thereto (including the addition of such Specified Refinancing Term Loan Commitments as separate “Facilities” and “Tranches” hereunder and treated in a manner consistent with the Facilities being refinanced, including for purposes of prepayments and voting). Any Specified Refinancing Amendment may, without the consent of any Person other than the Borrower, the Administrative Agent and the Lenders providing such Specified Refinancing Term Loan Commitments, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Subsection 2.9.

SECTION 3

[Reserved]

SECTION 4

General Provisions Applicable to Loans

4.1 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted LIBOR Rate determined for such day plus the Applicable Margin in effect for such day.

(b) Each ABR Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the Alternate Base Rate in effect for such day plus the Applicable Margin in effect for such day.

(c) If all or a portion of (i) the principal amount of any Term Loan, (ii) any interest payable thereon or (iii) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this Subsection 4.1, plus 2.00% and (y) in the case of overdue interest, the rate that would be otherwise applicable to principal of the related Term Loan pursuant to the relevant foregoing provisions of this Subsection 4.1 (other than clause (x) above) plus 2.00% and (z) in the case of other amounts, the rate described in clause (b) of this Subsection 4.1 for ABR Loans accruing interest at the Alternate Base Rate plus 2.00%, in each case from the date of such nonpayment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date; provided, that interest accruing pursuant to clause (c) of this Subsection 4.1 shall be payable from time to time on demand.

(e) It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

4.2 Conversion and Continuation Options. (a) Subject to its obligations pursuant to Subsection 4.12(c), the Borrower may elect from time to time to convert outstanding Loans of a given Tranche from Eurodollar Loans to ABR Loans, by the Borrower giving the Administrative Agent irrevocable notice of such election prior to 1:00 P.M., New York City time on the date of such election. The Borrower may elect from time to time to convert outstanding Term Loans of a given Tranche from ABR Loans to Eurodollar Loans, by the Borrower giving the Administrative Agent irrevocable notice of such election prior to 1:00 P.M., New York City time at least three Business Days prior to such election (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion). Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of outstanding Eurodollar Loans or ABR Loans may be converted as provided herein; provided, that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a Eurodollar Loan when any Default or Event of Default has occurred and is continuing and, in the case of any Default (other than a Default under Subsection 9.1(f)), the Administrative Agent has given notice to the Borrower that no such conversions may be made and (ii) no Term Loan may be converted into a Eurodollar Loan after the date that is one month prior to the applicable Maturity Date.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Eurodollar Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in Subsection 1.1; provided, that no Eurodollar Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and, in the case of any Default (other than a Default under Subsection 9.1(f)), the Administrative Agent has given notice to the Borrower that no such continuations may be made or (ii) after the date that is one month prior to the applicable Maturity Date and; provided, further, that if the Borrower shall fail to give any required notice as described above in this clause (b) or if such continuation is not permitted pursuant to the preceding proviso such

Eurodollar Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice of continuation pursuant to this Subsection 4.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.

4.3 Minimum Amounts; Maximum Sets. All borrowings, conversions and continuations of Term Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Set shall be equal to $1.0 million or a whole multiple of $250,000 in excess thereof and so that there shall not be more than 15 Sets at any one time outstanding.

4.4 Optional and Mandatory Prepayments. (a) The Borrower may at any time and from time to time prepay the Term Loans made to it, in whole or in part, subject to Subsection 4.12, without premium or penalty (except as provided in Subsection 4.5(b)), upon notice by the Borrower to the Administrative Agent prior to 1:00 P.M., New York City time three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the date of prepayment (in the case of Eurodollar Loans), or prior to 12:00 P.M., New York City time at least one Business Day (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the date of prepayment (in the case of ABR Loans). Such notice shall specify, in the case of any prepayment of Term Loans, the applicable Tranche being repaid, and if a combination thereof, the principal amount allocable to each, the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each. Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given and not revoked, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Eurodollar Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to Subsection 4.12. Partial prepayments pursuant to this Subsection 4.4(a) shall be in multiples of $1.0 million; provided, that notwithstanding the foregoing, any Term Loan may be prepaid in its entirety. Each prepayment of Initial Term Loans pursuant to this Subsection 4.4(a) made on or prior to the twelve-month anniversary of the Restatement Effective Date in connection with a Repricing Transaction shall be accompanied by the payment of the fee required by Subsection 4.5(b).

(b) (i) The Borrower shall, in accordance with Subsection 4.4(c), prepay the Term Loans to the extent required by Subsection 8.4(b) (subject to Subsection 8.4(c)), (ii) if on or after the Restatement Effective Date, the Borrower or any of its Restricted Subsidiaries shall Incur Indebtedness for borrowed money (excluding Indebtedness permitted pursuant to Subsection 8.1), the Borrower shall, in accordance with Subsection 4.4(c), prepay the Term Loans in an amount equal to 100.0% of the Net Cash Proceeds thereof minus the portion of such Net Cash Proceeds applied or offered (to the extent Borrower or any of its Subsidiaries is required by the terms thereof) to prepay, repay or purchase other Indebtedness that is pari passu with the Term Loan Facility Obligations on a pro rata basis with the Term Loans, in each case with such prepayment to be made on or before the fifth Business Day following notice given to each Lender of the Prepayment Date, as contemplated by Subsection 4.4(d), and (iii) the Borrower shall, in accordance with Subsection 4.4(c), prepay the Term Loans within 120 days following the last day of the immediately preceding Fiscal Year (commencing with the Fiscal Year ending on or about December 31, 2017) (each, an “ECF Payment Date”), in an amount equal to (A)(1) 50.0% (as may be adjusted pursuant to the last proviso of this clause (iii)) of the Borrower’s Excess Cash Flow for such Fiscal Year minus (2) the sum of (w) the aggregate principal amount of Term Loans (including Incremental Term Loans), Incremental Revolving Loans to the extent accompanied by a corresponding permanent Incremental Revolving Commitment reduction prepaid pursuant to Subsection 4.4(a) and pari passu Indebtedness (in the case of revolving loans, to the extent accompanied by a corresponding permanent commitment reduction) voluntarily prepaid, repaid, repurchased or retired and any prepayment of Term Loans (including Incremental Term Loans, Extended Term Loans and Specified Refinancing Term Loans) pursuant to Subsection 4.4(i) (provided that such deduction for prepayments pursuant to Subsection 4.4(i) shall be limited to the actual cash amount of such prepayment), in each case during such Fiscal Year (which, in any event, shall not include any designated prepayment pursuant to clause (x) below), (x) the aggregate principal amount of Term Loans (including Incremental Term Loans) and Incremental Revolving Loans to the extent accompanied by a corresponding permanent Incremental Revolving Commitment reduction prepaid pursuant to Subsection 4.4(a) during the period beginning with the day following the last day of such Fiscal Year and ending on the ECF Payment Date and stated by the Borrower as prepaid pursuant to this Subsection 4.4(b)(iii) (provided that no prepayments made pursuant to Subsection 4.4(h) or the other clauses of this Subsection 4.4(b) shall be so designated), (y) any ABL Facility Loans prepaid to the extent accompanied by a corresponding permanent commitment reduction under the Senior ABL Facility during such Fiscal Year (which, in any event, shall not include any designated prepayment pursuant to clause (z) below), and (z) the aggregate principal amount of ABL Facility Loans prepaid to the extent accompanied by a corresponding permanent commitment reduction under the Senior ABL Facility during the period beginning with the day following the last day of such Fiscal Year and ending on the ECF Payment Date and stated by the Borrower as prepaid pursuant to this Subsection 4.4(b)(iii) (provided that no prepayments made pursuant to the other clauses of this Subsection 4.4(b) shall be so designated), in each case, excluding prepayments funded with proceeds from the Incurrence of long-term Indebtedness (including a revolving credit facility) (the amount described in this clause (A), the “ECF Prepayment Amount”) minus (B) the portion of such ECF Prepayment Amount applied or offered (to the extent Borrower or any of its Subsidiaries is required by the terms thereof) to prepay, repay or purchase other Indebtedness that is pari passu with the Term Loan Facility Obligations on a pro rata basis with the Term Loans; provided, that such percentage in clause (A)(1) above shall be reduced to 0% if the Consolidated Net Leverage Ratio as of the last day of the immediately preceding Fiscal Year was less than 5.75:1.00. Nothing in this Subsection 4.4(b) shall limit the rights of the Agents and the Lenders set forth in Section 9.

(c) Subject to the last sentence of Subsection 4.4(d) and Subsection 4.4(g), each prepayment of Term Loans pursuant to Subsection 4.4(b) shall be allocated pro rata among the Initial Term Loans, the Incremental Term Loans, Extended Term Loans and Specified Refinancing Term Loans and shall be applied within each Tranche of Term Loans to the respective installments of principal thereof in the manner directed by the Borrower (or, if no such direction is given, in direct order of maturity); provided, that at the request of the Borrower, in lieu of such application on a pro rata basis among all Tranches of Term Loans, such prepayment may be applied to any Tranche of Term Loans so long as the maturity date of such Tranche of Term Loans precedes the maturity date of each other Tranche of Term Loans then outstanding or, in the event more than one Tranche of Term Loans shall have an identical maturity date that precedes the maturity date of each other Tranche of Term Loans then outstanding, to such Tranches on a pro rata basis.

(d) Notwithstanding any other provision of this Subsection 4.4, a Lender may, at its option, and if agreed by the Borrower, in connection with any prepayment of Term Loans pursuant to Subsection 4.4(a) or (b), exchange such Lender’s portion of the Term Loan to be prepaid for Rollover Indebtedness, in lieu of such Lender’s pro rata portion of such prepayment (and any such Term Loans so exchanged shall be deemed repaid for all purposes under the Loan Documents).

(e) The Borrower shall give notice to the Administrative Agent of any mandatory prepayment of the Term Loans (x) pursuant to Subsection 4.4(b)(iii), three Business Days prior to the date on which such payment is due and (y) pursuant to Subsection 4.4(b)(i) or (ii), promptly (and in any event within five Business Days) upon becoming obligated to make such prepayment. Such notice shall state that the Borrower is offering to make or will make such mandatory prepayment (i) in the case of mandatory prepayments pursuant to Subsection 4.4(b)(i), on or before the date specified in Subsection 8.4(b) and (ii) in the case of mandatory prepayments pursuant to Subsection 4.4(b)(ii) or (iii), on or before the date specified in Subsection 4.4(b)(ii) or (iii), as the case may be (each, a “Prepayment Date”). Subject to the following sentence, once given, such notice shall be irrevocable and all amounts subject to such notice shall be due and payable on the Prepayment Date (except as otherwise provided in the last sentence of this Subsection 4.4(d)). Any such notice of prepayment pursuant to Subsection 4.4(b) may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent, on or prior to the specified effective date) if such condition is not satisfied. Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately give notice to each Lender of the prepayment and the Prepayment Date. The Borrower (in its sole discretion) may give each Lender the option (in its sole discretion) to elect to decline any such prepayment by giving notice of such election in writing to the Administrative Agent by 11:00 A.M., New York City time, on the date that is three Business Days prior to the Prepayment Date (or such shorter period as may be agreed to by the Administrative Agent in its reasonable discretion). Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately notify the Borrower of such election. Any amount so declined by any Lender may, at the option of the Borrower, be applied to pay or prepay other obligations under other Credit Facilities, or otherwise be retained by the Borrower and its Restricted Subsidiaries and/or applied by the Borrower or any of its Restricted Subsidiaries in any manner not inconsistent with this Agreement.

(f) Amounts prepaid on account of Term Loans pursuant to Subsection 4.4(a), (b) or (h) may not be reborrowed.

(g) Notwithstanding the foregoing provisions of this Subsection 4.4, if at any time any prepayment of the Term Loans pursuant to Subsection 4.4(a) or (b) would result, after giving effect to the procedures set forth in this Agreement, in the Borrower incurring breakage costs under Subsection 4.12 as a result of Eurodollar Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially (i) deposit a portion (up to 100.0%) of the amounts that otherwise would have been paid in respect of such Eurodollar Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Eurodollar Loans not immediately prepaid), to be held as security for the obligations of the Borrower to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurodollar Loans (or such earlier date or dates as shall be requested by the Borrower) or (ii) make a prepayment of the Term Loans in accordance with Subsection 4.4(a) with an amount equal to a portion (up to 100.0%) of the amounts that otherwise would have been paid in respect of such Eurodollar Loans (which prepayment, together with any deposits pursuant to clause (i) above, must be equal in amount to the amount of such Eurodollar Loans not immediately prepaid); provided, that in the case of either clause (i) or (ii) above, such unpaid Eurodollar Loans shall continue to bear interest in accordance with Subsection 4.1 until such unpaid Eurodollar Loans or the related portion of such Eurodollar Loans, as the case may be, have or has been prepaid.

(h) Notwithstanding anything to the contrary herein, this Subsection 4.4 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of Term Loans added pursuant to Subsections 2.6, 2.8 and 2.9, as applicable.

(i) Notwithstanding anything in any Loan Document to the contrary, so long as no Event of Default under Subsection 9.1(a) or (f) has occurred and is continuing, the Borrower may prepay the outstanding Term Loans on the following basis:

(i) The Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, a Borrower Solicitation of Discount Range Prepayment Offers, or a Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Subsection 4.4(h); provided that (x) at the time of such Discounted Term Loan Prepayment, after giving effect thereto, Total Liquidity is equal to or greater than $100.0 million, (y) the Borrower shall not initiate any action under this Subsection 4.4(h) in order to make a Discounted Term Loan Prepayment unless (1) at least ten Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date (or such shorter period as may be agreed to by the Administrative Agent in its reasonable discretion) or (2) at least three Business Days shall have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender (or such shorter period as may be agreed to by the Administrative Agent in its reasonable discretion). Any Term Loans prepaid pursuant to this Subsection 4.4(h) shall be immediately and automatically cancelled.

(ii) Borrower Offer of Specified Discount Prepayment.

(1) The Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Administrative Agent with three Business Day’s (or such shorter period as may be agreed to by the Administrative Agent in its reasonable discretion) notice in the form of a Specified Discount Prepayment Notice; provided, that (I) any such offer shall be made available, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such offer shall specify the aggregate Outstanding Amount offered to be prepaid (the “Specified Discount Prepayment Amount”), the Tranches of Term Loans subject to such offer and the specific percentage discount to par value (the “Specified Discount”) of the Outstanding Amount of such Term Loans to be prepaid, (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $10.0 million and whole increments of $1.0 million, and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date designated by the Administrative Agent and approved by the Borrower) (the “Specified Discount Prepayment Response Date”).

(2) Each relevant Lender receiving such offer shall notify the Administrative Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount of such Lender’s Outstanding Amount and Tranches of Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Administrative Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept such Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the Borrower will make prepayment of outstanding Term Loans pursuant to this Subsection 4.4(h)(ii) to each Discount Prepayment Accepting Lender in accordance with the respective Outstanding Amount and Tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to the foregoing clause (2); provided that, if the aggregate Outstanding Amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective Outstanding Amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Administrative Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate Outstanding Amount and the Tranches of all Term Loans to be prepaid at the Specified Discount on such date, and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the Outstanding Amount, Tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with Subsection 4.4(h)(vi) below (subject to Subsection 4.4(h)(x) below).

(iii) Borrower Solicitation of Discount Range Prepayment Offers.

(1) The Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Administrative Agent with three Business Day’s (or such shorter period as may be agreed to by the Administrative Agent in its reasonable discretion) notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the relevant Term Loans that the Borrower is willing to prepay at a discount (the “Discount Range Prepayment Amount”), the Tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the Outstanding Amount of such Term Loans willing to be prepaid by the Borrower, (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $10.0 million and whole increments of $1.0 million, and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date as may be designated by the Administrative Agent and approved by the Borrower) (the “Discount Range Prepayment Response Date”). Each relevant Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the

Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans and the maximum aggregate Outstanding Amount and Tranches of such Term Loans such Lender is willing to have prepaid at the Submitted Discount (the “Submitted Amount”). Any Lender whose Discount Range Prepayment Offer is not received by the Administrative Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2) The Administrative Agent shall review all Discount Range Prepayment Offers received by it by the Discount Range Prepayment Response Date and will determine (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this Subsection 4.4(h)(iii). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Administrative Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate Outstanding Amount equal to the lesser of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following Subsection 4.4(h)(iii)(3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided, that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the Outstanding Amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Administrative Agent shall promptly, and in any case within three Business Days following the Discount Range Prepayment Response Date, notify (w) the Borrower of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Lender of the

Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount and Tranches of all Term Loans to be prepaid at the Applicable Discount on such date, (y) each Participating Lender of the aggregate Outstanding Amount and Tranches of such Lender to be prepaid at the Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with Subsection 4.4(h)(vi) below (subject to Subsection 4.4(h)(x) below).

(iv) Borrower Solicitation of Discounted Prepayment Offers.

(1) The Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Administrative Agent with one Business Day’s (or such shorter period as may be agreed to by the Administrative Agent in its reasonable discretion) notice in the form of a Solicited Discounted Prepayment Notice; provided, that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the Term Loans and the Tranches of Term Loans the Borrower is willing to prepay at a discount (the “Solicited Discounted Prepayment Amount”), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $10.0 million and whole increments of $1.0 million, and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York time on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date as may be designated by the Administrative Agent and approved by Borrower) (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Term Loans and the maximum aggregate Outstanding Amount and Tranches of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Administrative Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount to their par value.

(2) The Administrative Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received by it by the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select, at its sole discretion, the smallest of the

Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that the Borrower is willing to accept (the “Acceptable Discount”), if any. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Administrative Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (2) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Administrative Agent setting forth the Acceptable Discount. If the Administrative Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by the Administrative Agent by the Solicited Discounted Prepayment Response Date, within three Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Administrative Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the aggregate Outstanding Amount and the Tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this Subsection 4.4(h)(iv). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by the Administrative Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer to accept prepayment at an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required proration pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower will prepay outstanding Term Loans pursuant to this Subsection 4.4(h)(iv) to each Qualifying Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided, that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the Outstanding Amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Administrative Agent shall promptly notify (w) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Tranches to be prepaid at the Applicable Discount on such date, (y) each Qualifying Lender of the aggregate Outstanding Amount and the Tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (z) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with Subsection 4.4(h)(vi) below (subject to Subsection 4.4(h)(x) below).

(v) Expenses. In connection with any Discounted Term Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Administrative Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of reasonable out-of-pocket costs and expenses from the Borrower in connection therewith.

(vi) Payment. If any Term Loan is prepaid in accordance with Subsections 4.4(h)(ii) through (iv) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 A.M. (New York time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the Term Loans in inverse order of maturity. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Subsection 4.4(h) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate Outstanding Amount of the Tranches of the Term Loans outstanding shall be deemed reduced by the full par value of the aggregate Outstanding Amount of the Tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. The Lenders hereby agree that, in connection with a prepayment of Term Loans pursuant to this Subsection 4.4(h) and notwithstanding anything to the contrary contained in this Agreement, (i) interest in respect of the Term Loans may be made on a non-pro rata basis among the Lenders holding such Term Loans to reflect the payment of accrued interest to certain Lenders as provided in this Subsection 4.4(h)(vi) and (ii) all subsequent prepayments and repayments of the Term Loans (except as otherwise contemplated by this Agreement) shall be made on a pro rata basis among the respective Lenders based upon the then outstanding principal amounts of the Term Loans then held by the respective Lenders after giving effect to any prepayment pursuant to this Subsection 4.4(h) as if made at par. It is also understood and agreed that prepayments pursuant to this Subsection 4.4(h) shall not be subject to Subsection 4.4(a), or, for the avoidance of doubt, Subsection 11.7(a) or the pro rata allocation requirements of Subsection 4.8(a).

(vii) Other Procedures. To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Subsection 4.4(h), established by the Administrative Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(viii) Notice. Notwithstanding anything in any Loan Document to the contrary, for purposes of this Subsection 4.4(h), each notice or other communication required to be delivered or otherwise provided to the Administrative Agent (or its delegate) shall be deemed to have been given upon the Administrative Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(ix) Actions of Administrative Agent. Each of the Borrower and the Lenders acknowledges and agrees that Administrative Agent may perform any and all of its duties under this Subsection 4.4(h) by itself or through any Affiliate of the Administrative Agent and expressly consents to any such delegation of duties by the Administrative Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions in this Agreement shall apply to each Affiliate of the Administrative Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Subsection 4.4(h) as well as to activities of the Administrative Agent in connection with any Discounted Term Loan Prepayment provided for in this Subsection 4.4(h).

(x) Revocation. The Borrower shall have the right, by written notice to the Administrative Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is so revoked, any failure by the Borrower to make any prepayment to a Lender pursuant to this Subsection 4.4(h) shall not constitute a Default or Event of Default under Subsection 9.1 or otherwise).

(xi) No Obligation. This Subsection 4.4(h) shall not (i) require the Borrower to undertake any prepayment pursuant to this Subsection 4.4(h) or (ii) limit or restrict the Borrower from making voluntary prepayments of the Term Loans in accordance with the other provisions of this Agreement.

4.5 Administrative Agent’s Fee; Other Fees. (a) The Borrower agrees to pay to the Administrative Agent the fees set forth in the eighth paragraph under the heading “Term Loan Facilities Secured Facilities Fees” of the Fee Letter (as though this Agreement constituted the “Term Loan Facilities” referred to therein).

(b) If on or prior to the twelve-month anniversary of the Restatement Effective Date the Borrower makes an optional prepayment of the Initial Term Loans in an amount equal to, or with the Net Cash Proceeds received by the Borrower or any Restricted Subsidiary from, its incurrence of new Indebtedness under first lien secured bank term loan financing in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each Initial Term Lender, a prepayment premium of 1.0% of the aggregate principal amount of Initial Term Loans being prepaid. If, on or prior to the twelve-month anniversary of the Restatement Effective Date, any Lender is replaced pursuant to Subsection 11.1(g) in connection with any amendment of this Agreement (including in connection with any refinancing transaction permitted under Subsection 11.6(g) to replace the Initial Term Loans) that results in a Repricing Transaction, such Lender (and not any Person who replaces such Lender pursuant to Subsection 2.8(e) or 11.1(g)) shall receive a fee equal to 1.0% of the principal amount of the Initial Term Loans of such Lender assigned to a replacement Lender pursuant to Subsection 2.8(e) or 11.1(g).

4.6 Computation of Interest and Fees. (a) Interest (other than interest based on the Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and interest based on the Prime Rate shall be calculated on the basis of a 365-day year (or 366-day year, as the case may be) for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of each determination of an Adjusted LIBOR Rate. Any change in the interest rate on a Term Loan resulting from a change in the Alternate Base Rate or the Statutory Reserves shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to Subsection 4.1.

4.7 Inability to Determine Interest Rate. If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate with respect to any Eurodollar Loan for such Interest Period (the “Affected Eurodollar Rate”), the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (a) any Eurodollar Loans the rate of interest applicable to which is based on the Affected Eurodollar Rate requested to be made on the first day of such Interest Period shall be made as ABR Loans and (b) any Term Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans the rate of interest applicable to which is based upon the Affected Eurodollar Rate shall be converted to or continued as ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans the rate of interest applicable to which is based upon the Affected Eurodollar Rate shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurodollar Loans, the rate of interest applicable to which is based upon the Affected Eurodollar Rate.

4.8 Pro Rata Treatment and Payments. (a) Except as expressly otherwise provided herein, each payment (including each prepayment, but excluding payments made pursuant to Subsection 2.6, 2.7, 2.8, 2.9, 4.5(b), 4.9, 4.10, 4.11, 4.12, 4.13(d), 11.1(g) or 11.6) by the Borrower on account of principal of and interest on any Term Loans of a given Tranche (other than (x) any payments pursuant to Subsection 4.4(b) to the extent declined by any Lender in accordance with Subsection 4.4(d) and (y) any payments pursuant to Subsection 4.4(h) which shall be allocated as set forth in Subsection 4.4(h)) shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Term Loans then held by the respective Lenders; provided that a Lender may, at its option, and if agreed by the Borrower, exchange such Lender’s portion of a Term Loan to be prepaid for Rollover Indebtedness in lieu of such Lender’s pro rata portion of such prepayment, pursuant to the last sentence in Subsection 4.4(c). All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made on or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 P.M., New York City time), on the due date thereof to the Administrative Agent for the account of the Lenders holding the relevant Term Loans, the Lenders, the Administrative Agent, or the Other Representatives, as the case may be, at the Administrative Agent’s office specified in Subsection 11.2, in Dollars in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such Lenders or Other Representatives, as the case may be, if any such payment is received prior to 2:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent shall distribute such payment to such Lenders or Other Representatives, as the case may be, on the next succeeding Business Day. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. This Subsection 4.8(a) may be amended in accordance with Subsection 11.1(d) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new Tranches added pursuant to Subsections 2.6, 2.8 and 2.9, as applicable.

(b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower in respect of such borrowing a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Subsection 4.8(b) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall notify the Borrower of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder on demand from the Borrower; provided, that the foregoing notice and recovery provisions shall not apply to the funding of Initial Term Loans on the Restatement Effective Date.

4.9 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof in each case occurring after the Restatement Effective Date shall make it unlawful for any Lender to make or maintain any Eurodollar Loans as contemplated by this Agreement (“Affected Loans”): (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist); (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan when an Affected Loan is requested; and (c) such Lender’s Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Affected Loans or within such earlier period as required by law. If any such conversion or prepayment of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Subsection 4.12.

4.10 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Restatement Effective Date (or, if later, the date on which such Lender becomes a Lender):

(1) shall subject such Lender to any Tax of any kind whatsoever with respect to any Eurodollar Loans made or maintained by it or its obligation to make or maintain Eurodollar Loans, or change the basis of taxation of payments to such Lender in respect thereof, in each case, except for Non-Excluded Taxes, Taxes imposed by FATCA and Taxes measured by or imposed upon net income, or franchise Taxes, or Taxes measured by or imposed upon overall capital or net worth, or branch Taxes (in the case of such capital, net worth or branch Taxes, imposed in lieu of such net income Tax), of such Lender or its applicable lending office, branch, or any affiliate thereof;

(2) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

(3) shall impose on such Lender any other condition (excluding any Tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Administrative Agent in accordance herewith, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurodollar Loans; provided that, in any such case, the Borrower may elect to convert the Eurodollar Loans made by such Lender hereunder to ABR Loans by giving the Administrative Agent at least one Business Day’s notice of such election (or such shorter period as may be agreed to by the Administrative Agent in its reasonable discretion), in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this Subsection 4.10(a) and such amounts, if any, as may be required pursuant to Subsection 4.12. If any Lender becomes entitled to claim any additional amounts pursuant to this Subsection 4.10(a), it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in this clause (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this Subsection 4.10(a) submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Restatement Effective Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Borrower (through the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this clause (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this Subsection 4.10(b) submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

(c) Notwithstanding anything herein to the contrary, (x) the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Restatement Effective Date for all purposes herein.

4.11 Taxes. (a) Except as provided below in this Subsection 4.11 or as required by law, all payments made by the Borrower or the Agents under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of any Taxes; provided that if any Non-Excluded Taxes are required to be withheld from any amounts payable by the Borrower to any Agent or any Lender hereunder or under any Notes, the amounts so payable by the Borrower shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall be entitled to deduct and withhold, and the Borrower shall not be required to indemnify for any Non-Excluded Taxes, and any such amounts payable by the Borrower to or for the account of any Agent or Lender, shall not be increased (x) if such Agent or Lender fails to comply with the requirements of clause (b), (c) or (d) of this Subsection 4.11 or with the requirements of Subsection 4.13, or (y) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement unless such Non-Excluded Taxes are imposed as a result of a Change in Law, or (z) with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof, unless such Non-Excluded Taxes are imposed as a result of a change in treaty, law or regulation that occurred after such Agent became an Agent hereunder or such Lender became a Lender hereunder (or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later) (any such change, at such time, a “Change in Law”). Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the respective Lender or Agent, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate Governmental Authority in accordance with applicable law or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent, the Lenders and the Agents for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Subsection 4.11 shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

(b) Each Agent and each Lender that is not a United States Person shall:

(i) (1) on or before the date of any payment by the Borrower under this Agreement or any Notes to, or for the account of, such Agent or Lender, deliver to the Borrower and the Administrative Agent (A) two duly completed copies of Internal Revenue Service Form W-8BEN (certifying that it is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country) or Form W-8ECI, or successor applicable form, as the case may be, in each case certifying that it is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes, and (B) such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes;

(2) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification provided in Subsection 4.11(b)(i)(1) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrower;

(3) obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent; and

(4) deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower, to the Borrower and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (4) such Lender shall be entitled to consider the cost (to the extent unreimbursed by any Loan Party) which would be imposed on such Lender of complying with such request; or

(ii) in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is claiming the so-called “portfolio interest exemption”;

(1) represent to the Borrower and the Administrative Agent that it is not (A) a bank within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(2) deliver to the Borrower on or before the date of any payment by the Borrower with a copy to the Administrative Agent, (A) two certificates substantially in the form of Exhibit D hereto (any such certificate a “U.S. Tax Compliance Certificate”), (B) two accurate and complete original signed copies of

Internal Revenue Service Form W-8BEN, or successor applicable form, certifying to such Lender’s legal entitlement at the date of such form to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes and (C) such other forms, documentation or certifications, as the case may be certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes (and shall also deliver to the Borrower and the Administrative Agent two further copies of such form or certificate on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form or certificate and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms or certificates); and

(3) deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower, to the Borrower and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement and any Notes; provided that in determining the reasonableness of a request under this clause (3) such Lender shall be entitled to consider the cost (to the extent unreimbursed by the Borrower) which would be imposed on such Lender of complying with such request; or

(iii) in the case of any such Agent or Lender that is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes,

(1) on or before the date of any payment by the Borrower under this Agreement or any Notes to, or for the account of, such Agent or Lender, deliver to the Borrower and the Administrative Agent two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY and, if any beneficiary or member of such Lender is claiming the so-called “portfolio interest exemption”, (I) represent to the Borrower and the Administrative Agent that such Lender is not (A) a bank within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (II) also deliver to the Borrower and the Administrative Agent two U.S. Tax Compliance Certificates certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes; and

(A) with respect to each beneficiary or member of such Agent or Lender that is not claiming the so-called “portfolio interest exemption”, also deliver to the Borrower and the Administrative Agent (I) two duly completed copies of Internal Revenue Service Form W-8BEN (certifying that such beneficiary or member is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Form W-8ECI or Form W-9, or successor applicable form, as the case may be, in each case so that each such beneficiary or member is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes and (II) such other forms, documentation or certifications, as the case may be, certifying that each such beneficiary or member is entitled to an exemption from United States backup withholding tax with respect to all payments under this Agreement and any Notes; and

(B) with respect to each beneficiary or member of such Lender that is claiming the so-called “portfolio interest exemption”, (I) represent to the Borrower and the Administrative Agent that such beneficiary or member is not (1) a bank within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (II) also deliver to the Borrower and the Administrative Agent two U.S. Tax Compliance Certificates from each beneficiary or member and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form, certifying to such beneficiary’s or member’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes, and (III) also delivers to Borrower and the Administrative Agent such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes;

(2) deliver to the Borrower and the Administrative Agent two further copies of any such forms, certificates or certifications referred to above on or before the date any such form, certificate or certification expires or becomes obsolete, or any beneficiary or member changes, and after the occurrence of any event requiring a change in the most recently provided form, certificate or certification and obtain such extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms, certificates or certifications; and

(3) deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower, to the Borrower and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Agent or Lender (or beneficiary or member) to an exemption from withholding with respect to payments under this Agreement and any Notes; provided, that in determining the reasonableness of a request under this clause (3) such Agent or Lender shall be entitled to consider the cost (to the extent unreimbursed by the Borrower) which would be imposed on such Agent or Lender (or beneficiary or member) of complying with such request;

unless in any such case there has been a Change in Law which renders all such forms inapplicable or which would prevent such Agent or such Lender (or such beneficiary or member) from duly completing and delivering any such form with respect to it and such Agent or such Lender so advises the Borrower and the Administrative Agent.

(c) Each Lender and each Agent, in each case that is a United States Person shall on or before the date of any payment by the Borrower under this Agreement or any Notes to such Lender or Agent, deliver to the Borrower and the Administrative Agent two duly completed copies of Internal Revenue Service Form W-9, or successor form, certifying that such Lender or Agent is a United States Person and that such Lender or Agent is entitled to complete exemption from United States backup withholding tax.

(d) Notwithstanding the foregoing, on or before the date of any payment by the Borrower under this Agreement or any Notes to the Administrative Agent, the Administrative Agent shall:

(i) deliver to the Borrower (A) two duly completed copies of Internal Revenue Service Form W-8ECI, or successor applicable form, with respect to any amounts payable to the Administrative Agent for its own account, (B) two duly completed copies of Internal Revenue Service Form W-8IMY, or successor applicable form, with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments as contemplated by U.S. Treasury Regulation § 1.1441-1(b)(2)(iv)) or (C) such other forms or certifications as may be sufficient under applicable law to establish that the Administrative Agent is entitled to receive any payment by the Borrower under this Agreement or any Notes (whether for its own account or for the account of others) without deduction or withholding of any United States federal income taxes;

(ii) deliver to the Borrower two further copies of any such form or certification provided in Subsection 4.11(d)(i) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrower; and

(iii) obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent.

(e) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Administrative Agent and the Borrower, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Borrower, such documentation prescribed by applicable law and such additional documentation reasonably requested by the Administrative Agent or the Borrower as may be necessary for the Administrative Agent and the Borrower to comply with their respective obligations (including any applicable reporting requirements) under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

4.12 Indemnity. The Borrower agrees to indemnify each Lender in respect of Extensions of Credit made, or requested to be made, to the Borrower, and to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable decision) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment or conversion of Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurodollar Loans or the conversion of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. If any Lender becomes entitled to claim any amounts under the indemnity contained in this Subsection 4.12, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any indemnification pursuant to this Subsection 4.12 submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within five Business Days after receipt thereof. This covenant shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

4.13 Certain Rules Relating to the Payment of Additional Amounts. (a) Upon the request, and at the expense of the Borrower, each Lender to which the Borrower is required to pay any additional amount pursuant to Subsection 4.10 or 4.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford the Borrower the opportunity to contest, and reasonably cooperate with the Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Lender shall not be required to afford the Borrower the opportunity to so contest unless the Borrower shall have confirmed in writing to such Lender its obligation to pay such amounts pursuant to this Agreement; and (ii) the Borrower shall reimburse such Lender for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Lender shall be required to afford the Borrower the opportunity to contest, or cooperate with the Borrower in contesting, the imposition of any Non-Excluded Taxes, if such Lender in its sole discretion in good faith determines that to do so would have an adverse effect on it.

(b) If a Lender changes its applicable lending office (other than (i) pursuant to clause (c) below or (ii) after an Event of Default under Subsection 9.1(a) or (f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause the Borrower to become obligated to pay any additional amount under Subsection 4.10 or 4.11, the Borrower shall not be obligated to pay such additional amount.

(c) If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender by the Borrower pursuant to Subsection 4.10 or 4.11 or result in Affected Loans or commitments to make Affected Loans being automatically converted to ABR Loans or commitments to make ABR Loans, as the case may be, pursuant to Subsection 4.9, such Lender shall promptly notify the Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Term Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Borrower agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof).

(d) If the Borrower shall become obligated to pay additional amounts pursuant to Subsection 4.10 or 4.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under Subsection 4.10 or 4.11 or if Affected Loans or commitments to make Affected Loans are automatically converted to ABR Loans or commitments to make ABR Loans, as the case may be, under Subsection 4.9 and any affected Lender shall not have promptly taken steps necessary to avoid the need for such conversion under Subsection 4.9, the Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and the Borrower to purchase the affected Term Loan, in whole or in part, at an aggregate price no less than such Term Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) so long as no Event of Default under Subsection 9.1(a) or (f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent to prepay the affected Term Loan, in whole or in part, subject to Subsection 4.12, without premium or penalty. In the case of the substitution of a Lender, then, the Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to Subsection 11.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided, that any fees required to be paid by Subsection 11.6(b) in connection with such assignment shall be paid by the Borrower or the substitute Lender. In the case of a prepayment of an affected Term Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an affected Term Loan, the Borrower shall first pay the affected Lender any additional amounts owing under Subsections 4.10 and 4.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under this Subsection 4.13) prior to such substitution or prepayment. In the case of the substitution of a Lender pursuant to this Subsection 4.13(d), if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the assignee Lender executes and delivers such Assignment and Acceptance and/or such other documentation; and (b) the date as of which all obligations of the Borrower owing to such replaced Lender relating to the Term Loans and participations so assigned shall be paid in full by the assignee Lender and/or the Borrower to such Lender being replaced, then the Lender being replaced shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Lender.

(e) If any Agent or any Lender receives a refund directly attributable to Taxes for which the Borrower has made additional payments pursuant to Subsection 4.10(a) or 4.11(a), such Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to the Borrower; provided, however, that the Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

(f) The obligations of any Agent, Lender or Participant under this Subsection 4.13 shall survive the termination of this Agreement and the payment of the Term Loans and all amounts payable hereunder.

SECTION 5

Representations and Warranties

To induce the Administrative Agent and each Lender to enter into this Agreement on the Restatement Effective Date and to make any Extension of Credit on each other date thereafter on which an Extension of Credit is made, the Borrower with respect to itself and its Restricted Subsidiaries, hereby represents and warrants, on the Restatement Effective Date, in each case after giving effect to the Transactions, and on every other date thereafter on which an Extension of Credit is made (solely to the extent required to be true and correct for such Extension of Credit pursuant to Subsection 6.2), to the Administrative Agent and each Lender that:

5.1 Financial Condition. (a) (i) The audited consolidated balance sheets of the Borrower as of December 31, 2015, December 31, 2014 and December 31, 2013 and the related consolidated related statements of operations, comprehensive income (loss) and cash flows for the Fiscal Years ended December 31, 2015, December 31, 2014 and December 31, 2013,

reported on by and accompanied by unqualified reports from Ernst & Young LLP; (ii) the unaudited consolidated balance sheets of the Borrower and the related statements of operations, comprehensive income (loss) and cash flows for the fiscal quarter ended September 30, 2016, June 30, 2016 and March 31, 2016, (iii) audited consolidated balance sheets of AmSurg and its Subsidiaries as of December 31, 2015, December 31, 2014 and December 31, 2013 and the related consolidated related statements of earnings and cash flows for the Fiscal Years ended December 31, 2015, December 31, 2014 and December 31, 2013, reported on by and accompanied by unqualified reports from Deloitte & Touche LLP and (iv) the unaudited consolidated balance sheets of AmSurg and its Subsidiaries and the related statements of earnings and cash flows for the fiscal quarter ended September 30, 2016, June 30, 2016 and March 31, 2016. The financial statements referred to in clauses (i) and (ii) above present fairly, in all material respects, the consolidated financial condition as at such dates, and the consolidated statements of operations and consolidated cash flows for the respective Fiscal Years then ended, of Envision Healthcare Holdings, Inc. The financial statements referred to in clauses (iii) and (iv) above present fairly, in all material respects, the consolidated financial condition as at such dates, and the consolidated statements of operations and consolidated cash flows for the respective Fiscal Years then ended, of AmSurg. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer, and disclosed in any such schedules and notes).

(b) As of the Restatement Effective Date, except as set forth in the financial statements referred to in Subsection 5.1(a), there are no liabilities of any Loan Party of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect.

(c) The pro forma balance sheet and statements of operations of the Borrower, copies of which have heretofore been furnished to each Lender, are the balance sheet and statements of operations of the Borrower as of September 30, 2016, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of operations), , which shall be prepared in all material respects in compliance with Regulation S-X.

5.2 No Change; Solvent. Since the Restatement Effective Date, except as and to the extent disclosed on Schedule 5.2, there has been no development or event relating to or affecting any Loan Party which has had or would be reasonably expected to have a Material Adverse Effect (after giving effect to (i) the consummation of the Transactions, (ii) the making of the Extensions of Credit to be made on the Restatement Effective Date and the application of the proceeds thereof as contemplated hereby, and (iii) the payment of actual or estimated fees, expenses, financing costs and tax payments related to the Transactions contemplated hereby). As of the Restatement Effective Date, after giving effect to the consummation of the transactions described in preceding clauses (i) through (iii) of the preceding sentence, the Borrower, together with its Subsidiaries on a consolidated basis, is Solvent.

5.3 Corporate Existence; Compliance with Law. Each of the Loan Parties (a) except as set forth on Schedule 5.3, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation (to the extent applicable in the relevant jurisdiction) except (other than with respect to the Borrower or any Material Subsidiary), to the extent that the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect, (b) has the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the Extensions of Credit to it, if any, on the terms and conditions of this Agreement and any Notes. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of the Borrower, with the Extensions of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 5.4, all of which have been obtained or made prior to the Restatement Effective Date, (b) filings to perfect the Liens created by the Security Documents, (c) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), in respect of Accounts of the Borrower and its Restricted Subsidiaries the Obligor in respect of which is the United States of America or any department, agency or instrumentality thereof, (d) establishment of assignment of Restricted Government Accounts by or pursuant to the order of a court of competent jurisdiction and (e) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered by the Borrower, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party. This Agreement constitutes a legal, valid and binding obligation of the Borrower and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, in each case except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5 No Legal Bar. The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect,

(b) will not result in, or require the creation or imposition of any Lien (other than Liens securing the Term Loan Facility Obligations) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation and (c) will not violate any provision of the Organizational Documents of such Loan Party or any of the Restricted Subsidiaries, except (other than with respect to the Borrower or any Material Subsidiary) as would not reasonably be expected to have Material Adverse Effect.

5.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Restricted Subsidiaries or against any of their respective properties or revenues, (a) except as described on Schedule 5.6, which is so pending or threatened at any time on or prior to the Restatement Effective Date and relates to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

5.7 No Default. Neither the Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would be reasonably expected to have a Material Adverse Effect. Since the Restatement Effective Date, no Default or Event of Default has occurred and is continuing.

5.8 Ownership of Property; Liens. Each of the Borrower and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, except those for which the failure to have such good title or have such leasehold interest in would not be reasonably expected to have a Material Adverse Effect, and none of such real or other property is subject to any Lien, except for Permitted Liens. Schedule 5.8 sets forth all Mortgaged Fee Properties as of the Restatement Effective Date.

5.9 Intellectual Property. The Borrower and each of its Restricted Subsidiaries owns, or has the legal right to use, all United States and foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how and processes necessary for each of them to conduct its business as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect. Except as provided on Schedule 5.9, no claim has been asserted and is pending by any Person against the Borrower or any of its Restricted Subsidiaries challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any such claim, and, to the knowledge of the Borrower, the use of such Intellectual Property by the Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements which in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

5.10 Taxes. To the knowledge of the Borrower, (1) the Borrower and each of its Restricted Subsidiaries has filed or caused to be filed all material tax returns which are required to be filed by it and has paid (a) all Taxes shown to be due and payable on such returns and (b) all Taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property (including the Mortgaged Fee Properties) and all other Taxes imposed on it or any of its property by any Governmental Authority and (2) no Tax Liens have been filed (except for Liens for Taxes not yet due and payable), and no claim is being asserted in writing, with respect to any such Taxes (in each case other than in respect of any such (i) Taxes with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Restricted Subsidiaries, as the case may be).

5.11 Federal Regulations. No part of the proceeds of any Extensions of Credit will be used for any purpose which violates the provisions of the Regulations of the Board, including without limitation, Regulation T, Regulation U or Regulation X of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, referred to in said Regulation U.

5.12 ERISA. (a) During the five year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan, none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect: (i) a Reportable Event; (ii) a failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA); (iii) any noncompliance with the applicable provisions of ERISA or the Code; (iv) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (v) a Lien on the property of the Borrower or its Restricted Subsidiaries in favor of the PBGC or a Plan; (vi) a complete or partial withdrawal from any Multiemployer Plan by the Borrower or any Commonly Controlled Entity; (vii) the Reorganization or Insolvency of any Multiemployer Plan; or (viii) any transactions that resulted or could reasonably be expected to result in any liability to the Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA.

(b) With respect to any Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (i) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities; (iii) any obligation of the Borrower or its Restricted Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (iv) any Lien on the property of the Borrower or its Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (v) for each Foreign Plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (vi) any facts that, to the best knowledge of the Borrower or any of its Restricted Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Borrower or any of its Restricted Subsidiaries, would reasonably be expected to result in a material liability to the Borrower or any of its Restricted Subsidiaries concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits); and (vii) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

5.13 Collateral. the Guarantee and Collateral Agreement and the Mortgages (if any) are effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in or liens on the Collateral described therein, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing (and with respect to Restricted Government Accounts, only after assignment thereof has been established by or pursuant to the order of a court of competent jurisdiction). When (a) the actions specified in Schedule 3 to the Guarantee and Collateral Agreement have been duly taken, (b) all applicable Instruments, Chattel Paper and Documents (each as described therein) a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Collateral Agent, (c) all Deposit Accounts and Pledged Stock (each as defined in the Guarantee and Collateral Agreement) a security interest in which is required to be or is perfected by “control” (as described in the Uniform Commercial Code as in effect in each applicable jurisdiction (in the case of Deposit Accounts) and the State of New York (in the case of Pledged Stock) from time to time) are under the “control” of the Collateral Agent or the Administrative Agent, as agent for the Collateral Agent and as directed by the Collateral Agent, and (d) the Mortgages (if any) have been duly recorded in the proper recorders’ offices or appropriate public records and the mortgage recording fees and taxes in respect thereof, if any, are paid and compliance is otherwise had with the formal requirements of state or local law applicable to the recording of real property mortgages generally, the security interests and liens granted pursuant thereto shall constitute (to the extent described therein and with respect to the Mortgages, only as relates to the real property security interests and liens granted pursuant thereto) a perfected security interest in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein (excluding Commercial Tort Claims, as defined in the Guarantee and Collateral Agreement, other than such Commercial Tort Claims set forth on Schedule 6 thereto (if any)) with respect to such pledgor or mortgagor (as applicable). Notwithstanding any other provision of this Agreement, capitalized terms that are used in this Subsection 5.13 and not defined in this Agreement are so used as defined in the applicable Security Document.

5.14 Investment Company Act; Other Regulations. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act. The Borrower is not subject to regulation under any federal or state statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.

5.15 Subsidiaries. Schedule 5.15 sets forth all the Subsidiaries of the Borrower at the Restatement Effective Date (after giving pro forma effect to the Transactions), the jurisdiction of their organization and the direct or indirect ownership interest of the Borrower therein.

5.16 Purpose of Loans The proceeds of Term Loans shall be used by the Borrower (i) in the case of the Initial Term Loans, to finance (x) the Transactions and to pay fees, premiums and expenses incurred in connection with the Transactions and (y) the working capital, capital expenditures, business requirements, acquisitions and other general corporate purposes of the Borrower and its Restricted Subsidiaries and (ii) in the case of all other Term Loans, to finance the working capital, capital expenditures, business requirements and other general corporate purposes of the Borrower and its Restricted Subsidiaries.

5.17 Environmental Matters. Other than as disclosed on Schedule 5.17 or exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

(a) The Borrower and its Restricted Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them and reasonably expect to timely obtain without material expense all such Environmental Permits required for planned operations; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) believe they will be able to maintain compliance with Environmental Laws, including any reasonably foreseeable future requirements thereto.

(b) Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries or at any other location, which would reasonably be expected to (i) give rise to liability or other Environmental Costs of the Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law, or (ii) interfere with the planned or continued operations of the Borrower and its Restricted Subsidiaries, or (iii) impair the fair saleable value of any real property owned by the Borrower or any of its Restricted Subsidiaries that is part of the Collateral.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Borrower or any of its Restricted Subsidiaries is, or to the knowledge of the Borrower or any of its Restricted Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened.

(d) Neither the Borrower nor any of its Restricted Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information from any Governmental Authority with respect to any Materials of Environmental Concern.

(e) Neither the Borrower nor any of its Restricted Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

5.18 No Material Misstatements. The written information (including the Confidential Information Memorandum), reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower to the Administrative Agent, the Other Representatives and the Lenders on or prior to the Restatement Effective Date in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Restatement Effective Date any material misstatement of fact and did not omit to state as of the Restatement Effective Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Borrower and its Restricted Subsidiaries taken as a whole. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based or concerning any information of a general economic nature or general information about Borrower’s and its Subsidiaries’ industry, contained in any such information, reports, financial statements, exhibits or schedules, except that, in the case of such forecasts, estimates, pro forma information, projections and statements, as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

5.19 Labor Matters. There are no strikes pending or, to the knowledge of the Borrower, reasonably expected to be commenced against the Borrower or any of its Restricted Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Borrower and each of its Restricted Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect.

5.20 Insurance. Schedule 5.20 sets forth a complete and correct listing of all insurance that is (a) maintained by the Loan Parties and (b) material to the business and operations of the Borrower and its Restricted Subsidiaries, in each case, taken as a whole as of the Restatement Effective Date, with the amounts insured (and any deductibles) set forth therein.

5.21 Anti-Terrorism. To the extent applicable, each of the Borrower and each Restricted Subsidiary is in compliance, in all material respects, with (i) the PATRIOT Act, (ii) the Trading with the Enemy Act, as amended and (iii) any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) and any other enabling legislation or executive order relating thereto. Neither the Borrower, or any Restricted Subsidiary nor, to the knowledge of the Borrower, any director, officer or employee of the Borrower or any Restricted Subsidiary, is the target of any U.S. sanctions administered by OFAC or a person on the list of “Specially Designated Nationals and Blocked Persons.” No proceeds of the Term Loans will knowingly be used for the purpose of funding or financing any activities or business of or with any Person that at the time of such funding or financing is either the target of any U.S. sanctions administered by OFAC or a person on the list of “Specially Designated Nationals and Blocked Persons” or in any country or territory that is the target of any U.S. sanctions administered by OFAC. Except as would not reasonably be expected to have a Material Adverse Effect, each of the Borrower, each Restricted Subsidiary and to the knowledge of the Borrower, their respective officers and directors, are in compliance with Anti-Corruption Laws. No proceeds of the Loans or the Letters of Credit will knowingly be used by the Borrower or any Restricted Subsidiary in violation of any Anti-Corruption Law.

SECTION 6

Conditions Precedent

6.1 [Reserved].

6.2 Conditions to Each Extension of Credit After the Restatement Effective Date. The agreement of each Lender to make any Extension of Credit requested to be made by it on any date after the Restatement Effective Date is subject to the satisfaction or waiver of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party pursuant to this Agreement or any other Loan Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

Each Extension of Credit of Term Loans by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such borrowing that the conditions contained in this Subsection 6.2 have been satisfied.

SECTION 7

Affirmative Covenants

The Borrower hereby agrees that, from and after the Restatement Effective Date until payment in full of the Term Loans and all other Term Loan Facility Obligations then due and owing to any Lender or Agent hereunder, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its respective Restricted Subsidiaries to:

7.1 Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a) as soon as available, but in any event not later than the fifth Business Day after the 90th day following the end of each Fiscal Year of the Borrower ending on or after the Restatement Effective Date, a copy of the consolidated balance sheet of the Borrower as at the end of such year and the related consolidated statements of operations, changes in common stockholders’ equity and cash flows for such year, setting forth, in each case, in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent in its reasonable judgment (it being agreed that the furnishing of the Borrower’s or any Parent Entity’s annual report on Form 10-K for such year, as filed with the United States Securities and Exchange Commission or any successor or analogous Governmental Authority, will satisfy the Borrower’s obligation under this Subsection 7.1(a) with respect to such year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit);

(b) as soon as available, but in any event not later than the fifth Business Day after the 45th day following the end of each of the first three quarterly periods of each Fiscal Year of the Borrower, the unaudited consolidated balance sheet of the Borrower as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Borrower for such quarter and the portion of the Fiscal Year through the end of such quarter, setting forth, in each case, in comparative form the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) (it being agreed that the furnishing of the Borrower’s or any Parent Entity’s quarterly report on Form 10-Q for such quarter, as filed with the United States Securities and Exchange Commission or any successor or analogous Governmental Authority, will satisfy the Borrower’s obligations under this Subsection 7.1(b) with respect to such quarter);

(c) all such financial statements delivered pursuant to Subsection 7.1(a) or (b) to (and, in the case of any financial statements delivered pursuant to Subsection 7.1(b) shall be certified by a Responsible Officer of the Borrower to) fairly present in all material respects the financial condition of the Borrower in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to Subsection 7.1(b) shall be certified by a Responsible Officer of the Borrower as being) in reasonable detail and prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Restatement Effective Date (except as disclosed therein, and except, in the case of any financial statements delivered pursuant to Subsection 7.1(b), for the absence of certain notes); and

(d) to the extent applicable, concurrently with any delivery of consolidated financial statements referred to in Subsections 7.1(a) and (b) above, related unaudited condensed consolidating financial statements and appropriate reconciliations reflecting the material adjustments necessary (as determined by the Borrower in good faith) to eliminate the accounts of Unrestricted Subsidiaries (if any) and, if applicable, any Parent Entity and its Subsidiaries (other than the Borrower and its Subsidiaries) from such consolidated financial statements.

7.2 Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a) [Reserved].

(b) concurrently with the delivery of the financial statements and reports referred to in Subsections 7.1(a) and (b), a certificate signed by a Responsible Officer of the Borrower (a “Compliance Certificate”) (i) stating that, to the best of such Responsible Officer’s knowledge, the Borrower and its Restricted Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate and (ii) if (A) delivered with the financial statements required by Subsection 7.1(a) and (B) the Consolidated Net Leverage Ratio as of the last day of the immediately preceding Fiscal Year was greater than or equal to 5.75:1.00, set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Fiscal Year covered by such financial statements;

(c) [Reserved];

(d) within five Business Days after the same are filed, copies of all financial statements and periodic reports which the Borrower may file with the United States Securities and Exchange Commission or any successor or analogous Governmental Authority;

(e) within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which the Borrower may file with the United States Securities and Exchange Commission or any successor or analogous Governmental Authority;

(f) promptly, such additional financial and other information as any Agent or Lender may from time to time reasonably request; and

(g) promptly upon reasonable request from the Administrative Agent calculations of Consolidated EBITDA and other Fixed GAAP Terms as reasonably requested by the Administrative Agent upon receipt of a written notice from the Borrower electing to change the Fixed GAAP Date, which calculations shall show the calculations of the respective Fixed GAAP Terms both before and after giving effect to the change in the Fixed GAAP Date and identify the material change(s) in GAAP giving rise to the change in such calculations.

Documents required to be delivered pursuant to Subsection 7.1 or 7.2 may at the Borrower’s option be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s (or any Parent Entity’s) website on the Internet at the website address listed on Schedule 7.2 (or such other website address as the Borrower may specify by written notice to the Administrative Agent from time to time); or (ii) on which such documents are posted on the Borrower’s (or any Parent Entity’s) behalf on an Internet or intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

7.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any of its Restricted Subsidiaries, as the case may be, and except in each case to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.4 Conduct of Business and Maintenance of Existence; Compliance with Contractual Obligations and Requirements of Law. Preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, except as otherwise permitted pursuant to Subsection 8.4 or 8.7; provided, that the Borrower and its Restricted Subsidiaries shall not be required to maintain any such rights, privileges or franchises and the Borrower’s Restricted Subsidiaries shall not be required to maintain such existence, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.5 Maintenance of Property; Insurance. (a) (i) Keep all property useful and necessary in the business of the Borrower and its Restricted Subsidiaries, taken as a whole, in good working order and condition, except where failure to do so would not reasonably be expected to have a Material Adverse Effect; (ii) maintain with financially sound and reputable insurance companies (or any Captive Insurance Subsidiary) insurance on, or self-insure, all property material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; (iii) furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried; (iv) use commercially reasonable efforts to maintain property and liability policies that provide that in the event of any cancellation thereof during the term of the policy, either by the insured or by the insurance company, the insurance company shall provide to the secured party at least 30 days prior written notice thereof, or in the case of cancellation for non-payment of premium, ten days prior written notice thereof; (v) in the event of any material change in any of the property or liability policies referenced in the preceding clause (iv), use commercially reasonable efforts to provide the Administrative Agent with at least 30 days prior written notice thereof; and (vi) use commercially reasonable efforts to ensure that subject to the ABL/Term Loan Intercreditor Agreement, at all times the Collateral Agent for the benefit of the Secured Parties shall be named as an additional insured with respect to liability policies and the Collateral Agent for the benefit of the Secured Parties shall be named as loss payee with respect to the property insurance maintained by the Borrower and each Subsidiary Guarantor; provided, that unless an Event of Default shall have occurred and be continuing, (A) the Collateral Agent shall turn over to the Borrower any amounts received by it as loss payee under any property insurance maintained by the Borrower and its Restricted Subsidiaries, (B) the Collateral Agent agrees that the Borrower and/or the applicable Subsidiary shall have the sole right to adjust or settle any claims under such insurance and (C) all proceeds from a Recovery Event shall be paid to the Borrower.

(b) With respect to each property of the Loan Parties subject to a Mortgage:

(i) If any portion of any such property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, such Loan Party shall maintain or cause to be maintained, flood insurance to the extent required by, and in compliance with, applicable law.

(ii) The applicable Loan Party promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to such party or to such property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of such property, except for such non-compliance or non-conformity as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The applicable Loan Party shall not use or permit the use of such property in any manner which would reasonably be expected to result in the cancellation of any insurance policy or would reasonably be expected to void coverage required to be maintained with respect to such property pursuant to clause (a) of this Subsection 7.5.

(iii) If the Borrower is in default of its obligations to insure or deliver any such prepaid policy or policies, the result of which would reasonably be expected to have a Material Adverse Effect, then the Administrative Agent, at its option upon ten days’ written notice to the Borrower, may effect such insurance from year to year at rates substantially similar to the rate at which the Borrower or any Restricted Subsidiary had insured such property, and pay the premium or premiums therefor, and the Borrower shall pay to the Administrative Agent on demand such premium or premiums so paid by the Administrative Agent with interest from the time of payment at a rate per annum equal to 2.00%.

(iv) If such property, or any part thereof, shall be destroyed or damaged and the reasonably estimated cost thereof would exceed $10.0 million, the Borrower shall give prompt notice thereof to the Administrative Agent. All insurance proceeds paid or payable in connection with any damage or casualty to any property shall be applied in the manner specified in the proviso to Subsection 7.5(a).

7.6 Inspection of Property; Books and Records; Discussions. (a) In the case of the Borrower, keep proper books of records in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving the material assets and business of the Borrower and its Restricted Subsidiaries, taken as a whole; and permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Borrower and its Restricted Subsidiaries with officers of the Borrower and its Restricted Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice, and as often as may reasonably be desired; provided, that representatives of the Borrower may be present during any such visits, discussions and inspections.

(b) During the course of the above-described visits, inspections, examinations and discussions, representatives of the Administrative Agent and the Lenders may encounter individually identifiable healthcare information as defined under the Administrative Simplification (including privacy and security) regulations promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996, as amended (collectively, “HIPAA”), or other confidential information relating to healthcare patients whether protected under HIPAA or otherwise (collectively, the “Confidential Healthcare Information”). The Borrower or any Restricted Subsidiary shall, consistent with HIPAA’s “minimum necessary” provisions, permit such disclosure of Confidential Healthcare Information to representatives of the Administrative Agent or the Lenders for their “healthcare operations” purposes only to the extent permissible under applicable laws, regulations or ordinances intended to protect the privacy rights of healthcare patients, including, without limitation, HIPAA and its “minimum necessary” provision. Unless otherwise required by law, the Administrative Agent, the Lenders and their respective representatives shall not require or perform any act that would cause the Borrower or any of its Subsidiaries to violate any laws, regulations or ordinances intended to protect the privacy rights of healthcare patients, including, without limitation, HIPAA.

7.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) as soon as possible after a Responsible Officer of the Borrower knows thereof, the occurrence of any Default or Event of Default;

(b) as soon as possible after a Responsible Officer of the Borrower knows thereof, any default or event of default under any Contractual Obligation of the Borrower or any of its Restricted Subsidiaries, other than as previously disclosed in writing to the Lenders, which, if not cured, would reasonably be expected to have a Material Adverse Effect;

(c) as soon as possible after a Responsible Officer of the Borrower knows thereof, the occurrence of (i) any default or event of default under the Senior ABL Facility Agreement or the Senior Notes Indenture (or any agreement or indenture governing Refinancing Indebtedness in respect of the Senior Notes, in each case relating to Indebtedness in an aggregate principal amount equal to or greater than $150.0 million) or (ii) any payment default under any Additional Obligations Documents or under any agreement or document governing other Indebtedness, in each case relating to Indebtedness in an aggregate principal amount equal to or greater than $150.0 million;

(d) as soon as possible after a Responsible Officer of the Borrower knows thereof, any litigation, investigation or proceeding affecting the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(e) the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Borrower knows thereof: (i) the occurrence or expected occurrence of any Reportable Event (or similar event) with respect to any Single Employer Plan (or Foreign Plan), a failure to make any required contribution to a Single Employer Plan, Multiemployer Plan or Foreign Plan, the creation of any Lien on the property of the Borrower or its Restricted Subsidiaries in favor of the PBGC, a Plan or a Foreign Plan or any withdrawal from, or the full or partial termination, Reorganization or Insolvency of, any Multiemployer Plan or Foreign Plan; (ii) the institution of proceedings or the taking of any other formal action by the PBGC or the Borrower or any of its Restricted Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which would reasonably be expected to result in the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan, Multiemployer Plan or Foreign Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, would be reasonably expected to result in a Material Adverse Effect; or (iii) the first occurrence after the Restatement Effective Date of an Underfunding under a Single Employer Plan or Foreign Plan that exceeds 10.0% of the value of the assets of such Single Employer Plan or Foreign Plan, in each case, determined as of the most recent annual valuation date of such Single Employer Plan or Foreign Plan on the basis of the actuarial assumptions used to determine the funding requirements of such Single Employer Plan or Foreign Plan as of such date;

(f) as soon as possible after a Responsible Officer of the Borrower knows thereof, (i) any release or discharge by the Borrower or any of its Restricted Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Borrower reasonably determines that the total Environmental Costs arising out of such release or discharge would not reasonably be expected to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and (iii) any proposed action to be taken by the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to subject the Borrower or any of its Restricted Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Borrower reasonably determines that the total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect; and

(g) as soon as possible after a Responsible Officer of the Borrower knows thereof, any loss, damage, or destruction to a significant portion of the Term Loan Priority Collateral, whether or not covered by insurance.

Each notice pursuant to this Subsection 7.7 shall be accompanied by a statement of a Responsible Officer of the Borrower (and, if applicable, the relevant Commonly Controlled Entity or Restricted Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Borrower (or, if applicable, the relevant Commonly Controlled Entity or Restricted Subsidiary) proposes to take with respect thereto.

7.8 Environmental Laws. (a) (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Borrower or its Restricted Subsidiaries. For purposes of this Subsection 7.8(a), noncompliance shall not constitute a breach of this covenant; provided, that upon learning of any actual or suspected noncompliance, the Borrower and any such affected Restricted Subsidiary shall promptly undertake and diligently pursue reasonable efforts, if any, to achieve compliance; and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(b) Promptly comply, in all material respects, with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders or directives (i) as to which the failure to comply would not reasonably be expected to result in a Material Adverse Effect or (ii) as to which: (x) appropriate reserves have been established in accordance with GAAP; (y) an appeal or other appropriate contest is or has been timely and properly taken and is being diligently pursued in good faith; and (z) if the effectiveness of such order or directive has not been stayed, the failure to comply with such order or directive during the pendency of such appeal or contest would not reasonably be expected to have a Material Adverse Effect.

7.9 After-Acquired Real Property and Fixtures; Subsidiaries. (a) With respect to any owned real property or fixtures thereon, in each case with a purchase price or a Fair Market Value at the time of acquisition of at least $100.0 million, in which any Loan Party acquires ownership rights at any time after the Restatement Effective Date (or owned by any Subsidiary that becomes a Loan Party after the Restatement Effective Date), promptly grant to the Collateral Agent for the benefit of the Secured Parties, a Lien of record on all such owned real property and fixtures pursuant to a Mortgage or otherwise, upon terms reasonably satisfactory in form and substance to the Collateral Agent and in accordance with any applicable requirements of any Governmental Authority (including any required appraisals of such property under FIRREA and flood determinations under Regulation H of the Board); provided, that (i) nothing in this Subsection 7.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents which would attach or be perfected pursuant to the terms thereof without action by the Borrower, any of its Restricted Subsidiaries or any other Person; and (ii) no such Lien shall be required to be granted as contemplated by this Subsection 7.9 on any owned real property or fixtures the acquisition of which is, or is to be, within 180 days of such acquisition, financed or refinanced, in whole or in part through the incurrence of Indebtedness, until such Indebtedness is repaid in full (and not refinanced) or, as the case may be, the Borrower determines not to proceed with such financing or refinancing. In connection with any such grant to the Collateral Agent, for the benefit of the Secured Parties, of a Lien of record on any such real property pursuant to a Mortgage or otherwise in accordance with this Subsection 7.9, the Borrower or such Restricted Subsidiary shall deliver or cause to be delivered to the Collateral Agent corresponding UCC fixture filings and any surveys, appraisals (including any required appraisals of such property under FIRREA or in connection with flood determinations under Regulation H of the Board), title insurance policies, environmental reports, legal opinions and other documents in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property or as the Collateral Agent shall reasonably request (in light of the value of such real property and the cost and availability of such UCC fixture filings, surveys, appraisals, title insurance policies, environmental reports, legal opinions and other documents and whether the delivery of such UCC fixture filings, surveys, appraisals, title insurance policies, environmental reports, legal opinions and other documents would be customary in connection with such grant of such Lien in similar circumstances).

(b) With respect to (i) any Domestic Subsidiary that is a Wholly Owned Subsidiary (other than (x) an Excluded Subsidiary and (y) a Subsidiary that will be (and, unless the Administrative Agent shall otherwise agree in its sole discretion, within 90 days following its creation or acquisition, is) converted into a Related Professional Corporation in a manner consistent with past practices on or prior to the Restatement Effective Date or in the ordinary course of business) created or acquired (including by reason of any Foreign Subsidiary Holdco ceasing to constitute same) subsequent to the Restatement Effective Date by the Borrower or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (other than an Excluded Subsidiary), (ii) any Unrestricted Subsidiary that is a Wholly Owned Subsidiary being designated as a Restricted Subsidiary (and not otherwise constituting an Excluded Subsidiary), (iii) any Excluded Subsidiary that is a Wholly Owned Subsidiary ceasing to be an “Excluded Subsidiary” as provided in the definition thereof after the expiry of any applicable period referred to in such definition and (iv) any entity becoming a Domestic Subsidiary that is a Wholly Owned Subsidiary as a result of a transaction pursuant to, and permitted by, Subsection 8.2 or 8.7 (other than an Excluded Subsidiary or a Subsidiary of the type described in sub-clause (y) of the first parenthetical in preceding clause (i)), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, promptly (i) execute and deliver to the Collateral Agent for the benefit of the Secured Parties such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary, (ii) deliver to the Collateral Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Domestic Subsidiary that is directly owned by any Borrower or any Domestic Subsidiary that is a Wholly Owned Subsidiary (other than any Excluded Subsidiary and other than a Subsidiary that will be (and, unless the Administrative Agent shall otherwise agree in its sole discretion, within 90 days following its creation or acquisition, is) converted into a Related Professional Corporation in a manner consistent with past practices on or prior to the Restatement Effective Date or in the ordinary course of business) and (iii) cause such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of

Law (as and to the extent provided in the Guarantee and Collateral Agreement), including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent. In addition, the Borrower may cause any Domestic Subsidiary that is not required to become a Subsidiary Guarantor to become a Subsidiary Guarantor by executing and delivering a Subsidiary Guaranty.

(c) With respect to any Foreign Subsidiary or Domestic Subsidiary that is not a Wholly Owned Subsidiary created or acquired subsequent to the Restatement Effective Date by the Borrower or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (in each case, other than any Excluded Subsidiary and other than a Subsidiary that will be (and, unless the Administrative Agent shall otherwise agree in its sole discretion, within 90 days following its creation or acquisition, is) converted into a Related Professional Corporation in a manner consistent with past practices on or prior to the Restatement Effective Date or in the ordinary course of business), the Capital Stock of which is owned directly by the Borrower or a Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary or a Subsidiary referred to in the immediately preceding parenthetical), promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request, promptly (i) execute and deliver to the Collateral Agent a new pledge agreement or such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Subsidiary that is directly owned by the Borrower or any Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary or a Subsidiary referred to in the third preceding parenthetical) and (ii) to the extent reasonably deemed advisable by the Collateral Agent, deliver to the Collateral Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the relevant parent of such new Subsidiary and take such other action as may be reasonably deemed by the Collateral Agent to be necessary or desirable to perfect the Collateral Agent’s security interest therein (in each case as and to the extent required by the Guarantee and Collateral Agreement); provided, that in either case in no event shall more than 65.0% of each series of Capital Stock of any new Foreign Subsidiary be required to be so pledged and; provided, further, that in either case no such pledge or security shall be required with respect to any Subsidiary that is not a Wholly Owned Subsidiary and a Restricted Subsidiary to the extent that the grant of such pledge or security interest would violate the terms of any agreements under which the Investment by the Borrower or any of its Restricted Subsidiaries was made therein.

(d) At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents (to the extent the Collateral Agent determines, in its reasonable discretion, that such action is required to ensure the perfection or the enforceability as against third parties of its security interest in such Collateral) in each case in accordance with, and to the extent required by, the Guarantee and Collateral Agreement.

(e) Notwithstanding anything to the contrary in this Agreement, (A) the foregoing requirements shall be subject to the terms of the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement and, in the event of any conflict with such terms, the terms of the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement, as applicable, shall control, (B) no security interest is or will be granted pursuant to any Loan Document or otherwise in any right, title or interest of any of the Borrower or any of its Subsidiaries in, and “Collateral” shall not include, any Excluded Asset (as defined in the Guarantee and Collateral Agreement); (C) no Loan Party or any Affiliate thereof shall be required to take any action in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction); and (D) nothing in this Subsection 7.9 shall require that any Subsidiary grant a Lien with respect to any property or assets in which such Subsidiary acquires ownership rights to the extent that the Administrative Agent, in its reasonable judgment, determines that the granting of such a Lien is impracticable.

7.10 [Reserved].

7.11 Use of Proceeds. Use the proceeds of the Term Loans only for the purposes set forth in Subsection 5.16.

7.12 [Reserved].

7.13 [Reserved].

7.14 Commercially Reasonable Efforts to Maintain Ratings. At all times, the Borrower shall use commercially reasonable efforts to maintain ratings of the Initial Term Loans and a corporate rating and corporate family rating, as applicable, for the Borrower by each of S&P and Moody’s.

7.15 Accounting Changes. The Borrower will, for financial reporting purposes, cause the Borrower’s and each of its Subsidiaries’ Fiscal Years to end on December 31st of each calendar year; provided that the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

SECTION 8

Negative Covenants

The Borrower hereby agrees that, from and after the Restatement Effective Date until payment in full of the Term Loans and all other Term Loan Facility Obligations then due and owing to any Lender or any Agent hereunder:

8.1 Limitation on Indebtedness. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Borrower or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00; provided, further, that the amount of Indebtedness that may be Incurred pursuant to this Subsection 8.1(a), together with any amounts Incurred under Subsections 8.1(b)(x) and 8.1(b)(xiii) and Subsection 8.1(b)(iii)(C) (but only with respect to Refinancing Indebtedness in respect of Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors incurred in reliance on Subsection 8.1(a) and Refinancing Indebtedness in respect thereof), in each case by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed the greater of $400 million and 2.25% of Consolidated Total Assets at any one time outstanding.

(b) Notwithstanding the foregoing Subsection 8.1(a), the Borrower and its Restricted Subsidiaries may Incur the following Indebtedness:

(i) Indebtedness Incurred by the Borrower and the Guarantors (a) pursuant to this Agreement and the other Loan Documents, (b) pursuant to the Senior ABL Facility, (c) constituting Additional Obligations (and Refinancing Indebtedness in respect thereof), (d) constituting Rollover Indebtedness (and Refinancing Indebtedness in respect thereof) and (e) in respect of Permitted Debt Exchange Notes Incurred pursuant to a Permitted Debt Exchange in accordance with Subsection 2.7 (and which does not generate any additional proceeds) and any Refinancing Indebtedness in respect thereof, in a maximum principal amount for all such Indebtedness at any time outstanding not exceeding in the aggregate the amount equal to the sum of (A) $4,595.0 million, plus (B) the greater of (x) $1,000.0 million and (y) an amount equal to (1) the Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Entities that are Restricted Subsidiaries and then outstanding pursuant to Subsection 8.1(b)(ix), plus (C) without duplication of incremental amounts included in the definition of “Refinancing Indebtedness”, in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing, and (II) Indebtedness Incurred by the Borrower and the Guarantors (a) pursuant to this Agreement and the other Loan Documents, (b) pursuant to the Senior ABL Facility, (c) constituting Additional Obligations, (d) constituting Rollover Indebtedness and (e) in respect of Permitted Debt Exchange Notes Incurred pursuant to a Permitted Debt Exchange in accordance with Subsection 2.7 (and which does not generate any additional proceeds) in an aggregate principal amount for all such Indebtedness outstanding after giving effect to such Incurrence not in excess of the Maximum Incremental Facilities Amount (for purposes of determining the amount outstanding pursuant to clause (i) of the definition of “Maximum Incremental Facilities Amount”, treating (x) any then unused portion of Incremental Revolving Commitments made available in reliance on such clause as outstanding Indebtedness and (y) Refinancing Indebtedness and Permitted Debt Exchange Notes Incurred in respect of Indebtedness Incurred in reliance on clause (i) of the definition of “Maximum Incremental Facilities Amount” (and Refinancing Indebtedness and Permitted Debt Exchange Notes Incurred in respect of such Refinancing Indebtedness and/or Permitted Debt Exchange Notes) as outstanding pursuant to such clause), together with

Refinancing Indebtedness in respect of the Indebtedness described in subclauses (a), (b), (c) and (d) of this clause (II) (but, in the case of clause (a), only to the extent constituting Term Loan Facility Obligations (or previous Refinancing Indebtedness in respect thereof) plus without duplication of incremental amounts included in the definition of “Refinancing Indebtedness”, the aggregate amount of all fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness);

(ii) Indebtedness (A) of any Restricted Subsidiary to the Borrower, or (B) of the Borrower or any Restricted Subsidiary to any Restricted Subsidiary; provided that in the case of this Subsection 8.1(b)(ii), any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Borrower or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this Subsection 8.1(b)(ii);

(iii) Indebtedness represented by (A) the Senior Notes, (B) any Indebtedness (other than the Indebtedness described in Subsections 8.1(b)(i) and (ii)) outstanding on the Restatement Effective Date and set forth on Schedule 8.1 and (C) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this Subsection 8.1(b)(iii) or Subsection 8.1(a); provided, that the amount of Indebtedness that may be Incurred pursuant to this Subsection 8.1(b)(iii)(C) (but only with respect to Refinancing Indebtedness in respect of Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors incurred in reliance on Subsection 8.1(a) and Refinancing Indebtedness in respect thereof), together with any amounts Incurred under Subsections 8.1(a), 8.1(b)(x) and 8.1(b)(xiii), in each case by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed the greater of $400.0 million and 2.25% of Consolidated Total Assets at any one time outstanding;

(iv) Purchase Money Obligations, Capitalized Lease Obligations, and in each case any Refinancing Indebtedness with respect thereto, in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $325.0 million and 2.00% of Consolidated Total Assets;

(v) Indebtedness consisting of accommodation guarantees for the benefit of trade creditors of the Borrower or any of its Restricted Subsidiaries;

(vi) (A) Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Borrower or any Restricted Subsidiary (other than any Indebtedness Incurred by the Borrower or such Restricted Subsidiary, as the case may be, in violation of this Subsection 8.1), or (B) without limiting Subsection 8.6, Indebtedness of the Borrower or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Borrower or any Restricted Subsidiary (other than any Indebtedness Incurred by the Borrower or such Restricted Subsidiary, as the case may be, in violation of this Subsection 8.1); provided that Guarantees by, and other Indebtedness of the type described in preceding clause (B) of, Restricted Subsidiaries of the Borrower that are not Subsidiary Guarantors of or securing, as the case may be, other Indebtedness of the Borrower and its Restricted Subsidiaries Incurred pursuant to Subsections 8.1(a), 8.1(b)(x) and 8.1(b)(xiii) and Subsection 8.1(b)(iii)(C) (but only with respect to Refinancing Indebtedness in respect of Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors incurred in reliance on Subsection 8.1(a) and Refinancing Indebtedness in respect thereof) are subject to the limitations on Indebtedness of non-Subsidiary Guarantors set forth in such Subsections;

(vii) Indebtedness of the Borrower or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds in the ordinary course of business, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii) Indebtedness of the Borrower or any Restricted Subsidiary in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Hedging Obligations entered into for bona fide hedging purposes, or (D) Management Guarantees, or (E) the financing of insurance premiums in the ordinary course of business, or (F) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, or (G) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Borrower or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement or (H) Bank Products Obligations;

(ix) Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings); (2) in the event such Indebtedness shall become recourse to the Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Borrower as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this Subsection 8.1 for so long as such Indebtedness shall be so recourse; and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Borrower may classify such Indebtedness in whole or in part as Incurred under this Subsection 8.1(b)(ix);

(x) Indebtedness of (A) the Borrower or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with, any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Borrower or any Restricted Subsidiary; or (B) any Person that is acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation); provided, that on the date of such acquisition, merger or consolidation, after giving effect thereto, either (1) the Borrower could Incur at least $1.00 of additional Indebtedness pursuant to Subsection 8.1(a) or (2) the Consolidated Coverage Ratio of the Borrower would equal or exceed the Consolidated Coverage Ratio of the Borrower immediately prior to giving effect thereto; and any Refinancing Indebtedness with respect to any such Indebtedness; provided, further, that the amount of Indebtedness that may be Incurred pursuant to this Subsection 8.1(b)(x), together with any amounts Incurred under Subsections 8.1(a) and (b)(xiii) and Subsection 8.1(b)(iii)(C) (but only with respect to Refinancing Indebtedness in respect of Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors incurred in reliance on Subsection 8.1(a) and Refinancing Indebtedness in respect thereof), in each case by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed the greater of $400.0 million and 2.25% of Consolidated Total Assets at any one time outstanding;

(xi) Contribution Indebtedness and any Refinancing Indebtedness with respect thereto;

(xii) Indebtedness issuable upon the conversion or exchange of shares of Disqualified Stock issued in accordance with Subsection 8.1(a), and any Refinancing Indebtedness with respect thereto;

(xiii) Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $775.0 million and 4.75% of Consolidated Total Assets; provided that the amount of Indebtedness that may be Incurred pursuant to this Subsection 8.1(b)(xiii), together with any amounts Incurred under Subsections 8.1(a) and (b)(x) and Subsection 8.1(b)(iii)(C) (but only with respect to Refinancing Indebtedness in respect of Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors incurred in reliance on Subsection 8.1(a) and Refinancing Indebtedness in respect thereof), in each case by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed the greater of $400 million and 2.25% of Consolidated Total Assets at any one time outstanding;

(xiv) (A) Indebtedness of the Borrower or any Restricted Subsidiary to any Related Corporation, incurred consistent with past practices on or prior to the Restatement Effective Date or in the ordinary course of business, pursuant to or in connection with Related Corporation Contracts, (B) Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness or any other obligation or liability of any Related Corporation, incurred consistent with past practices on or prior to the Restatement Effective Date or in the ordinary course of business, pursuant to or in connection with

Related Corporation Contracts, (C) without limiting Subsection 8.6, Indebtedness of the Borrower or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of any Related Corporation, incurred consistent with past practices on or prior to the Restatement Effective Date or in the ordinary course of business, pursuant to or in connection with Related Corporation Contracts, and (D) Indebtedness of the Borrower or any Restricted Subsidiary in respect of letters of credit, banker’s acceptances or other similar instruments or obligations, issued, or relating to liabilities or obligations incurred on behalf of any Related Corporation, incurred consistent with past practices on or prior to the Restatement Effective Date or in the ordinary course of business, pursuant to or in connection with Related Corporation Contracts; and

(xv) Indebtedness representing Guarantees of Indebtedness of partnerships or joint ventures of the Borrower or of any of its Restricted Subsidiaries in an aggregate amount, when added to all other Indebtedness Incurred pursuant to this clause (xv) and then outstanding, not to exceed the greater of $260.0 million and 1.60% of Consolidated Total Assets.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Subsection 8.1, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this Subsection 8.1) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness Incurred pursuant to Subsection 8.1(b) meets the criteria of more than one of the types of Indebtedness described in Subsection 8.1(b), the Borrower, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of the clauses or subclauses of Subsection 8.1(b) (including in part under one such clause or subclause and in part under another such clause or subclause); provided, that (if the Borrower shall so determine) any Indebtedness Incurred pursuant to Subsection 8.1(b)(xiii) shall cease to be deemed Incurred or outstanding for purposes of such clause or subclause but shall be deemed Incurred for the purposes of Subsection 8.1(a) from and after the first date on which the Borrower or any Restricted Subsidiary could have Incurred such Indebtedness under Subsection 8.1(a) without reliance on such clause or subclause; (iii) in the event that Indebtedness could be Incurred in part under Subsection 8.1(a), the Borrower, in its sole discretion, may classify a portion of such Indebtedness as having been Incurred under Subsection 8.1(a) and the remainder of such Indebtedness as having been Incurred under Subsection 8.1(b); (iv) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP; (v) the principal amount of Indebtedness outstanding under any subclause of Subsection 8.1, including for purposes of any determination of the “Maximum Incremental Facilities Amount” except as otherwise expressly, set forth herein, shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness, (vi) if any Indebtedness is Incurred to refinance Indebtedness initially Incurred (or, to refinance Indebtedness Incurred to refinance Indebtedness initially Incurred) in reliance on any provision of Subsection 8.1(b) measured by reference to a percentage of Consolidated Total Assets at the time of Incurrence, and such refinancing would cause such percentage of Consolidated Total Assets to be exceeded if calculated based on the Consolidated Total Assets on the date of such refinancing, such percentage of Consolidated Total Assets shall not be deemed to be exceeded (and such refinancing Indebtedness shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness does not exceed an amount equal to the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing; and (vii) if any Indebtedness is Incurred to refinance Indebtedness initially Incurred (or, Indebtedness Incurred to refinance Indebtedness initially Incurred) in reliance on any provision of Subsection 8.1(b) measured by a dollar amount, such dollar amount shall not be deemed to be exceeded (and such refinancing Indebtedness shall be deemed permitted) to the extent the principal amount of such newly Incurred Indebtedness does not exceed an amount equal to the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing. Notwithstanding anything herein to the contrary, Indebtedness Incurred by the Borrower on the Seventh Amendment Effective Date under the Seventh Amendment shall be classified as Incurred under Subsection 8.1(b), and not under Subsection 8.1(a).

(d) For purposes of determining compliance with any dollar denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the dollar equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided, that (x) the dollar equivalent principal amount of any such Indebtedness outstanding on the Restatement Effective Date shall be calculated based on the relevant currency exchange rate in effect on the Restatement Effective Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing and (z) the dollar equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to this Agreement or any Senior ABL Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Borrower’s option, (A) the Restatement Effective Date, (B) any date on which any of the respective commitments under this Agreement or the applicable Senior ABL Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (C) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

8.2 Limitation on Restricted Payments. (a) The Borrower shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Borrower is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Borrower or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Junior Debt (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value), or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Borrower or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

(1) an Event of Default under Subsection 9.1(a), (c), (e), (f), (h), (i), (j) or (k), or another Event of Default known to the Borrower, shall have occurred and be continuing (or would result therefrom);

(2) the Borrower could not Incur at least an additional $1.00 of Indebtedness pursuant to Subsection 8.1(a); or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date and then outstanding would exceed, without duplication, the sum of:

(A) (i) $275.0 million plus (ii) 50.0% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on October 1, 2016 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Borrower are available (or, in case such Consolidated Net Income shall be a negative number, 100.0% of such negative number);

(B) the aggregate Net Cash Proceeds and the Fair Market Value of property or assets received (x) by the Borrower as capital contributions to the Borrower after the Restatement Effective Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified

Stock) after the Restatement Effective Date (other than Excluded Contributions and Contribution Amounts) or (y) by the Borrower or any Restricted Subsidiary from the Incurrence by the Borrower or any Restricted Subsidiary after the Restatement Effective Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Borrower (other than Disqualified Stock) or Capital Stock of any Parent Entity, plus the amount of any cash and the Fair Market Value of any property or assets, received by the Borrower or any Restricted Subsidiary upon such conversion or exchange;

(C) the aggregate amount of cash and the Fair Market Value of any property or assets received from (i) dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends or other distributions made pursuant to Subsection 8.2(b)(ix), plus (ii) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”); and

(D) in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), the aggregate amount of cash and the Fair Market Value of any property or assets received by the Borrower or a Restricted Subsidiary with respect to all such dispositions and repayments received by the Borrower or a Restricted Subsidiary.

(b) The provisions of Subsection 8.2(a) do not prohibit any of the following (each, a “Permitted Payment”):

(i) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Borrower or any Junior Debt made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the issuance or sale of, Capital Stock of the Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) or a capital contribution to the Borrower, in each case other than Excluded Contributions and Contribution Amounts; provided, that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under Subsection 8.2(a)(3)(B); provided, further, that, if the Net Cash Proceeds from any such issuance, sale or contribution or any related series of issuances, sales or contributions at any time exceeds $100.0 million in the aggregate, the Borrower at its option may, within 180 days of such Net Cash Proceeds exceeding $100.0 million in the aggregate (and so long as such Net Cash Proceeds have not theretofore been used to effect a purchase, redemption, repurchase, defeasance or other acquisition or retirement pursuant to this Subsection 8.2(b)(i)), designate such Net Cash Proceeds as an Excluded Contribution pursuant to an Officer’s Certificate and if the Borrower chooses not to make such a designation such Net Cash Proceeds will no longer be available under this Subsection 8.2(b)(i) and will be included in calculations under Subsection 8.2(a)(3)(B);

(ii) any dividend paid or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or of giving of any irrevocable notice of redemption, as applicable, if at such date of declaration or the giving of such notice, such dividend or redemption would have complied with Subsection 8.2;

(iii) Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(iv) loans, advances, dividends or distributions by the Borrower to any Parent Entity to permit any Parent Entity to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Borrower to repurchase or otherwise acquire Capital Stock of any Parent Entity or the Borrower (including any options, warrants or other rights in respect thereof), in each case from Management Investors (including any repurchase or acquisition by reason of the Borrower or any Parent Entity retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligation), such payments, loans, advances, dividends or distributions not to exceed in any calendar year (net of repayments of any such loans or advances) $100.0 million (with unused amounts in any calendar year being carried over to the next two succeeding calendar years; provided, that if any amount is so carried over, the application of the amount available in any calendar year under this Subsection 8.2(b)(iv) will be applied (1) first, from any amount carried over from the second preceding calendar year, (2) second, from any amount carried over from the immediately preceding calendar year, and (3) third, from the amount for such calendar year); provided that such amount in any calendar year may be increased by an amount not to exceed (x) the Net Cash Proceeds received by the Borrower since the Restatement Effective Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under Subsection 8.2(a)(3)(B)(x), plus (y) the cash proceeds of key man life insurance policies received by the Borrower or any Restricted Subsidiary (or by any Parent Entity and contributed to the Borrower) since the Restatement Effective Date to the extent such cash proceeds are not included in any calculation under Subsection 8.2(a)(3)(A);

(v) the payment by the Borrower of dividends on the common stock, units or equity of the Borrower in an amount not to exceed the greater of $75.0 million and 5.5% of Consolidated EBITDA in any Fiscal Year;

(vi) Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to the greater of $425.0 million and 2.50% of Consolidated Total Assets;

(vii) loans, advances, dividends or distributions to any Parent Entity or other payments by the Borrower or any Restricted Subsidiary (A) to satisfy or permit any Parent Entity to satisfy obligations under the Transaction Documents, or (B) to pay or permit any Parent Entity to pay (but without duplication) any Parent Expenses or any Related Taxes;

(viii) payments by the Borrower, or loans, advances, dividends or distributions by the Borrower to any Parent Entity to make payments to holders of Capital Stock of the Borrower or any Parent Entity in lieu of issuance of fractional shares of such Capital Stock;

(ix) dividends or other distributions of, or Investments paid for or made with, Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(x) any Restricted Payment pursuant to or in connection with the Transactions;

(xi) the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Subsection 8.1;

(xii) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of any Junior Debt (v) made by exchange for, or out of the proceeds of the Incurrence of, (1) Refinancing Indebtedness Incurred in compliance with Subsection 8.1 or (2) new Indebtedness of the Borrower, or a Guarantor, as the case may be, Incurred in compliance with Subsection 8.1, so long as such new Indebtedness satisfies all requirements for “Refinancing Indebtedness” set forth in the definition thereof applicable to a refinancing of such Junior Debt, (w) from Net Available Cash or any equivalent amount to the extent permitted by Subsection 8.4, (x) from declined amounts as contemplated by Subsection 4.4(d), (y) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Borrower shall have complied with Subsection 8.8(a) prior to purchasing, redeeming, repurchasing, defeasing, acquiring or retiring such Junior Debt or (z) constituting Acquired Indebtedness;

(xiii) any Restricted Payment; provided, that on a pro forma basis after giving effect to such Restricted Payment the Consolidated Total Net Leverage Ratio would be equal to or less than 3.50:1.00;

(xiv) any purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of a Restricted Subsidiary owned by a Strategic Investor if such purchase, redemption or other acquisition or retirement for value is made for consideration not in excess of the Fair Market Value of such Capital Stock; and

(xv) on or prior to July 1, 2017, the declaration and payment of dividends with respect to the Existing Mandatory Convertible Preferred in accordance with the terms thereof as in effect on the Issue Date;

provided that (A) in the case of Subsections 8.2(b)(ii), (v) and (viii), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in the case of Subsection 8.2(b)(iv), at the time of any calculation of the amount of Restricted Payments, the net amount of Permitted Payments that have then actually been made under Subsection 8.2(b)(iv) that is in excess of 50.0% of the total amount of Permitted Payments then permitted under Subsection 8.2(b)(iv) shall be included in such calculation of the amount of Restricted Payments, (C) in all cases other than pursuant to clauses (A) and (B) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments, and (D) solely with respect to Subsections 8.2(b)(vi), (xii) and (xiii), no Event of Default under Subsection 9.1(a), (c), (e), (f), (h), (i), (j) or (k) or other Event of Default known to the Borrower shall have occurred and be continuing at the time of any such Permitted Payment after giving effect thereto. The Borrower, in its sole discretion, may classify any Investment or other Restricted Payment as being made in part under one of the clauses or subclauses of this Subsection 8.2(b) (or, in the case of any Investment, the clauses or subclauses of Permitted Investments) and in part under one or more other such provisions (or, as applicable, clauses or subclauses).

8.3 Limitation on Restrictive Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on (i) the ability of the Borrower or any of its Restricted Subsidiaries (other than any Foreign Subsidiaries or any Excluded Subsidiaries) to create, incur, assume or suffer to exist any Lien in favor of the Lenders in respect of obligations and liabilities under this Agreement or any other Loan Documents upon any of its property, assets or revenues constituting Term Loan Priority Collateral as and to the extent contemplated by this Agreement and the other Loan Documents, whether now owned or hereafter acquired or (ii) the ability of any Restricted Subsidiary to (x) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Borrower, (y) make any loans or advances to the Borrower or (z) transfer any of its property or assets to the Borrower (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

(a) pursuant to an agreement or instrument in effect at or entered into on the Restatement Effective Date, this Agreement and the other Loan Documents, the ABL Facility Documents, the ABL/Term Loan Intercreditor Agreement, the Senior Notes Debt Documents and, on and after the execution and delivery thereof, the Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement, any Permitted Debt Exchange Notes (and any related documents) and any Additional Obligations Documents;

(b) pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or which agreement or instrument is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition of assets from such Person or any other transaction entered into in connection with any such acquisition, merger or consolidation, as in effect at the time of such acquisition, merger, consolidation or transaction (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger, consolidation or transaction); provided that for purposes of this Subsection 8.3(b), if a Person other than the Borrower is the Successor Borrower with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Borrower;

(c) pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred or outstanding pursuant or relating to, or that otherwise extends, renews, refunds, refinances or replaces, any agreement or instrument referred to in Subsection 8.3(a) or (b) or this Subsection 8.3(c) (an “Initial Agreement”) or that is, or is contained in, any amendment, supplement or other modification to an Initial Agreement or Refinancing Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Lenders than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Borrower);

(d) (i) pursuant to any agreement or instrument that restricts in a customary manner (as determined by the Borrower in good faith) the assignment or transfer thereof, or the subletting, assignment or transfer of any property or asset subject thereto, (ii) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement, (iii) contained in mortgages, pledges or other security agreements securing Indebtedness or other obligations of the Borrower or a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (iv) pursuant to customary provisions (as determined by the Borrower in good faith) restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Borrower or any Restricted Subsidiary, (v) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (vi) on cash or other deposits or net worth or inventory imposed by customers or suppliers under agreements entered into in the ordinary course of business, (vii) pursuant to customary provisions (as determined by the Borrower in good faith) contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and licenses) or in joint venture and other similar agreements or in shareholder, partnership, limited liability company and other similar agreements in respect of non-wholly owned Restricted Subsidiaries, (viii) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or such Restricted Subsidiary (ix) pursuant to Hedging Obligations or Bank Products Obligations or (x) pursuant to Related Corporation Contracts;

(e) with respect to any agreement for the direct or indirect disposition of Capital Stock of any Person, property or assets, imposing restrictions with respect to such Person, Capital Stock, property or assets pending the closing of such disposition;

(f) by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Borrower or any Restricted Subsidiary or any of their businesses, including any such law, rule, regulation, order or requirement applicable in connection with such Restricted Subsidiary’s status (or the status of any Subsidiary of such Restricted Subsidiary) as a Captive Insurance Subsidiary;

(g) pursuant to an agreement or instrument (i) relating to any Indebtedness permitted to be Incurred subsequent to the Restatement Effective Date pursuant to Subsection 8.1 (x) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Borrower), or (y) if such encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by the Borrower) and either (1) the Borrower determines in good faith that such encumbrance or restriction will not materially affect the Borrower’s ability to create and maintain the Liens on the Term Loan Priority Collateral pursuant to the Security Documents and make principal or interest payments on the Term Loans or (2) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (ii) relating to any sale of receivables by a Foreign Subsidiary or (iii) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity;

(h) any agreement relating to intercreditor arrangements and related rights and obligations, to or by which the Lenders and/or the Administrative Agent, the Collateral Agent or any other agent, trustee or representative on their behalf may be party or bound at any time or from time to time, and any agreement providing that in the event that a Lien is granted for the benefit of the Lenders, another Person shall also receive a Lien, which Lien is permitted by Subsection 8.6; or

(i) any agreement governing or relating to Indebtedness and/or other obligations and liabilities secured by a Lien permitted by Subsection 8.6 (in which case any restriction shall only be effective against the assets subject to such Lien, except as may be otherwise permitted under this Subsection 8.3).

8.4 Limitation on Sales of Assets and Subsidiary Stock. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(i) the Borrower or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value (as of the date on which a legally binding commitment for such Asset Disposition was entered into) may be determined (and shall be determined, to the extent such Asset Disposition or any series of related Asset Dispositions involves aggregate consideration in excess of $100.0 million) in good faith by the senior management of the Borrower or the Board of Directors, whose determination shall be conclusive (including as to the value of all noncash consideration);

(ii) in the case of any Asset Disposition (or series of related Asset Dispositions) having a Fair Market Value (as of the date on which a legally binding commitment for such Asset Disposition was entered into) of $100.0 million or more, at least 75.0% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Borrower or such Restricted Subsidiary is in the form of cash; and

(iii) to the extent required by Subsection 8.4(b), an amount equal to 100.0% of the Net Available Cash from such Asset Disposition is applied by the Borrower (or any Restricted Subsidiary, as the case may be) as provided therein.

(b) In the event that on or after the Restatement Effective Date the Borrower or any Restricted Subsidiary shall make an Asset Disposition or a Recovery Event shall occur, subject to Subsection 8.4(a), an amount equal to 100.0% of the Net Available Cash from such Asset Disposition or Recovery Event shall be applied by the Borrower (or any Restricted Subsidiary, as the case may be) as follows:

(i) first, to the extent the Borrower or such Restricted Subsidiary elects (by delivery of an officer’s certificate by a Responsible Officer to the Administrative Agent promptly following such Asset Disposition or Recovery Event that it is exercising its reinvestment option under this Subsection 8.4(b)(i)) to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Borrower or another Restricted Subsidiary) within 365 days after the later of the date of such Asset Disposition or Recovery Event, as the case may be, and the date of receipt of such Net Available Cash (such period, the “Reinvestment Period”) or, if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 365 days to complete and is subject to a binding written commitment entered into during the Reinvestment Period, an additional 180 days after the last day of the Reinvestment Period (it being understood and agreed that if no such investment is made within the Reinvestment Period as extended by this clause (y), the Borrower shall make the prepayments required by Subsection 8.4(b)(ii) on the earlier to occur of (I) the last day of such Reinvestment Period and (II) the date the Borrower elects not to pursue such investment);

(ii) second, (1) if no application of Net Available Cash election is made pursuant to preceding clause (i) with respect to such Asset Disposition or Recovery Event or (2) if such election is made to the extent of the balance of such Net Available Cash or equivalent amount after application in accordance with Subsection 8.4(b)(i), within ten Business Days after the end of the Reinvestment Period specified in clause (i) above (as extended pursuant to clause (y) of such clause (i)) (x) to the extent such Asset Disposition or Recovery Event is an Asset Disposition or Recovery Event of assets that constitute Collateral, to purchase, redeem, repay, prepay, make an offer to prepay or repurchase, or deliver a notice of redemption, in accordance with Subsection 4.4(b)(i) (subject to Subsection 4.4(d)) or the agreements or instruments governing the relevant Indebtedness described in clause (B) below (subject to any provision under such agreement or instrument analogous to Subsection 4.4(d)), as applicable, (A) the Term Loans and (B) to the extent the Borrower or any Restricted Subsidiary is required by the terms thereof, any Permitted Debt Exchange Notes, Additional Obligations and any Refinancing Indebtedness in respect of the foregoing with, in each case, a Lien on the Collateral ranking pari passu with the Liens securing the Term Facility Obligations on a pro rata basis with the Term Loans and (y) to the extent such Asset Disposition is an Asset Disposition of assets that do not constitute Collateral, to purchase, redeem, repay, prepay, make an offer to prepay or repurchase, or deliver a notice of redemption, in accordance with Subsection 4.4(b)(i) (subject to Subsection 4.4(d)) or the agreements or instruments governing any relevant Indebtedness permitted under Subsection 8.1 (subject to any provision under such agreement or instrument analogous to Subsection 4.4(d)), as applicable, (A) the Term Loans and (B) to the extent the Borrower or any Restricted Subsidiary is required by the terms thereof, any other Indebtedness (other than Indebtedness subordinated in right of payment to the First Lien Obligations) on a pro rata basis with the Term Loans; and

(iii) third, to the extent of the balance of such Net Available Cash or equivalent amount after application in accordance with Subsections 8.4(b)(i) and (ii) above (including an amount equal to the amount of any prepayment otherwise contemplated by clause (ii) above in connection with such Asset Disposition or Recovery Event that is declined by any Lender), to fund (to the extent consistent with any other applicable provision of this Agreement) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of Junior Debt);

provided, however, that in connection with any prepayment, repayment, purchase or redemption of Indebtedness pursuant to clause (ii) above, the Borrower or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased or redeemed.

(c) Notwithstanding the foregoing provisions of this Subsection 8.4, the Borrower and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this Subsection 8.4 except to the extent that (x) the aggregate Net Available Cash from all Asset Dispositions and Recovery Events or equivalent amount that is not applied in accordance with this Subsection 8.4 exceeds $100.0 million, in which case the Borrower and its Subsidiaries shall apply all such Net Available Cash from such Asset Dispositions and Recovery Events or equivalent amount in accordance with Subsection 8.4(b) or (y) the terms of any Permitted Debt Exchange Notes, Additional Obligations or any Refinancing Indebtedness in respect of the foregoing with, in each case, a Lien on the Collateral ranking pari passu with the Liens securing the Term Loan Facility Obligations would require Net Available Cash or the equivalent amount to be applied to purchase, redeem, repay or prepay such Indebtedness prior to reaching such $100.0 million threshold.

(d) For the purposes of Subsection 8.4(a)(ii), the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Borrower (other than Disqualified Stock of the Borrower) or any Restricted Subsidiary and the release of the Borrower or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset

Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Borrower and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Borrower or any Restricted Subsidiary from the transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Borrower or any Restricted Subsidiary, (6) Additional Assets, and (7) any Designated Noncash Consideration received by the Borrower or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (7), not to exceed an aggregate amount at any time outstanding equal to the greater of $425.0 million and 2.50% of Consolidated Total Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

8.5 Limitations on Transactions with Affiliates. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower (an “Affiliate Transaction”) involving aggregate consideration in excess of $100.0 million unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $100.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Disinterested Directors. For purposes of this Subsection 8.5(a), any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this Subsection 8.5(a) if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

(b) The provisions of Subsection 8.5(a) will not apply to:

(i) any Restricted Payment Transaction,

(ii) (1) the entering into, maintaining or performance of any employment or consulting contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former employee, officer or director or consultant of or to the Borrower, any Restricted Subsidiary or any Parent Entity heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans or any issuance, grant or award of stock, options, other equity related interests or other securities, to any such employees, officers, directors or consultants in the ordinary course of business, (3) the payment of reasonable fees to directors of the Borrower or any of its Subsidiaries or any

Parent Entity (as determined in good faith by the Borrower, such Subsidiary or such Parent Entity), or (4) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term),

(iii) any transaction between or among any of the Borrower, one or more Restricted Subsidiaries, or one or more Special Purpose Entities,

(iv) any transaction arising out of agreements or instruments in existence on the Restatement Effective Date and set forth on Schedule 8.5 (other than any Transaction Documents referred to in Subsection 8.5(b)(vii)), and any payments made pursuant thereto,

(v) any transaction in the ordinary course of business on terms that are fair to the Borrower and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or senior management of the Borrower, or are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Borrower,

(vi) any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Borrower or any Restricted Subsidiary and any Affiliate of the Borrower controlled by the Borrower that is a joint venture or similar entity,

(vii) the execution, delivery and performance of any Transaction Document,

(viii) the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Transactions,

(ix) any issuance or sale of Capital Stock (other than Disqualified Stock) of the Borrower or any capital contribution to the Borrower,

(x) [Reserved], and

(xi) any transaction between or among the Borrower or any Restricted Subsidiary and any Related Corporation pursuant to or in connection with a Related Corporation Contract.

8.6 Limitation on Liens. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the Restatement Effective Date or thereafter acquired, securing any Indebtedness (the “Initial Lien”) unless, in the case of Initial Liens on any asset or property other than Collateral, the Term Loan Facility Obligations are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Junior Debt) the obligations secured by such Initial Lien. Any such Lien created in favor of the Term Loan Facility Obligations pursuant to the subclause in the preceding sentence requiring an equal and ratable (or senior, as applicable) Lien for the benefit of the Term Loan Facility Obligations will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any Subsidiary Guaranty, upon the termination and discharge of such Subsidiary Guaranty in accordance with the terms thereof, hereof and the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Borrower that is governed by the provisions of Subsection 8.7) to any Person not an Affiliate of the Borrower of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Borrower or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

8.7 Limitation on Fundamental Changes. (a) The Borrower will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i) the resulting, surviving or transferee Person (the “Successor Borrower”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Borrower (if not the Borrower) will expressly assume all the obligations of the Borrower under this Agreement and the Loan Documents to which it is a party by executing and delivering to the Administrative Agent a joinder or one or more other documents or instruments in form reasonably satisfactory to the Administrative Agent;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Borrower or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Borrower or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

(iii) immediately after giving effect to such transaction, either (A) the Borrower (or, if applicable, the Successor Borrower with respect thereto) could Incur at least $1.00 of additional Indebtedness pursuant to Subsection 8.1(a) or (B) the Consolidated Coverage Ratio of the Borrower (or, if applicable, the Successor Borrower with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Borrower immediately prior to giving effect to such transaction;

(iv) each Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guaranty in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a joinder or other document or instrument in form reasonably satisfactory to the Administrative Agent, confirming its Subsidiary Guaranty (other than any Subsidiary Guaranty that will be discharged or terminated in connection with such transaction);

(v) each Subsidiary Guarantor (other than (x) any Subsidiary that will be released from its grant or pledge of Collateral under the Guarantee and Collateral

Agreement in connection with such transaction and (y) any party to any such consolidation or merger) shall have by a supplement to the Guarantee and Collateral Agreement or another document or instrument affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (iv) above;

(vi) each mortgagor of a Mortgaged Fee Property (other than (x) any Subsidiary that will be released from its grant or pledge of Collateral under the Guarantee and Collateral Agreement in connection with such transaction and (y) any party to any such consolidation or merger) shall have affirmed that its obligations under the applicable Mortgage shall apply to its Guarantee as reaffirmed pursuant to clause (iv); and

(vii) the Borrower will have delivered to the Administrative Agent a certificate signed by a Responsible Officer and a legal opinion, each to the effect that such consolidation, merger or transfer complies with the provisions described in this Subsection 8.7(a), provided that (x) in giving such opinion such counsel may rely on such certificate of such Responsible Officer as to compliance with the foregoing clauses (ii) and (iii) of this Subsection 8.7(a) and as to any matters of fact, and (y) no such legal opinion will be required for a consolidation, merger or transfer described in Subsection 8.7(d).

(b) Any Indebtedness that becomes an obligation of the Borrower, any Successor Borrower or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this Subsection 8.7, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with Subsection 8.1(b)(x).

(c) Upon any transaction involving the Borrower in accordance with Subsection 8.7(a) in which the Borrower is not the Successor Borrower, the Successor Borrower will succeed to, and be substituted for, and may exercise every right and power of, the Borrower under the Loan Documents, and thereafter the predecessor Borrower shall be relieved of all obligations and covenants under the Loan Documents, except that the predecessor Borrower in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Term Loans.

(d) Clauses (ii) and (iii) of Subsection 8.7(a) will not apply to any transaction in which the Borrower consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Borrower in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Borrower so long as all assets of the Borrower and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof. Subsection 8.7(a) will not apply to any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Borrower or the Transactions.

8.8 Change of Control; Limitation on Amendments. The Borrower shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) in the event of the occurrence of a Change of Control, repurchase or repay any Indebtedness then outstanding pursuant to any Junior Debt or any portion thereof, unless the Borrower shall have (i) made payment in full of the Term Loans and any other amounts then due and owing to any Lender or the Administrative Agent hereunder and under any Note or (ii) made an offer to pay the Term Loans and any amounts then due and owing to each Lender and the Administrative Agent hereunder and under any Note and shall have made payment in full thereof to each such Lender or the Administrative Agent which has accepted such offer. Upon the Borrower having made all payments of Term Loans and any other amounts then due and owing to any Lender required by the preceding sentence, any Event of Default arising under Subsection 9(j) by reason of such Change of Control shall be deemed not to have occurred or be continuing;

(b) (1) amend, supplement, waive or otherwise modify any of the provisions of any Senior Notes Debt Documents or any indenture, instrument or agreement governing any Refinancing Indebtedness in respect thereof in a manner that shortens the maturity date of such Indebtedness to a date prior to the Maturity Date of the Initial Term Loans or provides for a shorter weighted average life to maturity than the Initial Term Loans and (2) if an Event of Default under Subsection 9.1(a) or (f) is continuing, amend, supplement, waive or otherwise modify any of the provisions of any indenture, instrument or agreement evidencing Subordinated Obligations or Guarantor Obligations in a manner that (i) changes the subordination provisions of such Indebtedness or (ii) shortens the maturity date of such Indebtedness to a date prior to the Maturity Date of the Initial Term Loans or provides for a shorter weighted average life to maturity than the remaining weighted average life to maturity of the Initial Term Loans; provided that, notwithstanding the foregoing, the provisions of this Subsection 8.8(b) shall not restrict or prohibit any refinancing of Indebtedness (in whole or in part) permitted pursuant to Subsection 8.1; or

(c) amend, supplement, waive or otherwise modify the terms of any Permitted Debt Exchange Notes, any Additional Obligations or any Refinancing Indebtedness in respect of the foregoing or any indenture or agreement pursuant to which such Permitted Debt Exchange Notes, Additional Obligations or Refinancing Indebtedness have been issued or incurred in any manner inconsistent with the terms of Subsection 2.7(a), Subsection 8.1(b), Subsection 8.6 or the definitions of “Additional Obligations”, “Refinancing Indebtedness” and “Permitted Liens” or that would result in a Default hereunder if such Permitted Debt Exchange Notes, Additional Obligations or Refinancing Indebtedness (as so amended or modified) were then being issued or incurred or, if such Permitted Debt Exchange Notes, Additional Obligations or Refinancing Indebtedness is unsecured or secured by a Lien ranking junior to the Liens securing the Term Loan Facility Obligations and an Event of Default under Subsection 9.1(a) or (f) is then continuing, that would provide for the addition of security or a Lien ranking pari passu to the Liens securing the Term Loan Facility Obligations, as the case may be.

8.9 Limitation on Lines of Business. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any business, either directly or through any Restricted Subsidiary, except for those businesses of the same general type as those in which the Borrower and its Restricted Subsidiaries are engaged in on the Restatement Effective Date or which are reasonably related thereto and any business related thereto.

SECTION 9

Events of Default

9.1 Events of Default. Any of the following from and after the Restatement Effective Date shall constitute an event of default:

(a) The Borrower shall fail to pay any principal of any Term Loan when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); or the Borrower shall fail to pay any interest on any Term Loan, or any other amount payable hereunder, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) Any Loan Party shall default in the payment, observance or performance of any term, covenant or agreement contained in Section 8; or

(d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in clauses (a) through (c) of this Subsection 9.1), and such default shall continue unremedied for a period of 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; or

(e) Any Loan Party or any of its Restricted Subsidiaries shall (i) default in (x) any payment of principal of or interest on any Indebtedness (excluding the Term Loans) in excess of $150.0 million or (y) in the payment of any Guarantee Obligation of Indebtedness in excess of $150.0 million, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (excluding the Term Loans) or Guarantee Obligation referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto (other than a failure to provide notice of a default or an event of default under such instrument or agreement), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable (an “Acceleration”), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given and such default, event of default or condition shall not have been remedied or waived by or on behalf of such holder or holders and, in the case of any such Indebtedness under the Senior ABL Facility or any Additional ABL Credit Facility only, either (x) such default (if other than a default in the observance or performance of a financial maintenance covenant) remains unremedied and not waived by or on behalf of such holders of such Indebtedness for a period of 60 days or (y) such Indebtedness under the Senior ABL Facility or such Additional ABL Credit Facility shall have been Accelerated and such Acceleration shall not have been rescinded (provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder); or

(f) If (i) the Borrower or any Material Subsidiaries of the Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts (excluding, in each case, the solvent liquidation or reorganization of any Foreign Subsidiary of the Borrower that is not a Loan Party), or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Material Subsidiaries of the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Material Subsidiaries of the Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any Material Subsidiaries of the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any Material Subsidiaries of the Borrower shall take any corporate or other similar organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any Material Subsidiaries of the Borrower shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, (v) either of the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could be reasonably expected to result in a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against the Borrower or any of its Restricted Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $150.0 million or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) (i) Any of the Security Documents shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Loan Party which is a party to any such Security Document shall so assert in writing or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Term Loan Priority Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document) and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days; or

(j) Any Loan Party shall assert in writing that any of the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement (after execution and delivery thereof) or any Other Intercreditor Agreement (after execution and delivery thereof) shall have ceased for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or shall knowingly contest, or knowingly support any other Person in any action that seeks to contest, the validity or effectiveness of any such intercreditor agreement (other than pursuant to the terms hereof or thereof); or

(k) A Change of Control shall have occurred.

9.2 Remedies Upon an Event of Default. (a) If any Event of Default occurs and is continuing, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of Subsection 9.1(f) with respect to the Borrower, automatically the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.

(b) Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 10

The Agents and the Other Representatives

10.1 Appointment. (a) Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement, the other Loan Documents and the Agency Transfer Agreement and to exercise such powers and perform such duties as are expressly delegated to or required of such Agent by the terms of this Agreement, the other Loan Documents and the Agency Transfer Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent and the Collateral Agent, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, any other Loan Document or the Agency Transfer Agreement or otherwise exist against any Agent or the Other Representatives.

(b) Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein (including the Agency Transfer Agreement) by or through its respective officers, directors, agents, employees or affiliates, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent (it being understood and agreed, for the avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and the Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates). Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as its activities as Agent.

(c) Except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions in Subsection 10.9 and except for Subsections 10.8(a), (b), (c) and (e), the provisions of this Section 10 are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.2 The Administrative Agent and Affiliates. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

10.3 Action by an Agent. Each Agent may execute any of its duties under this Agreement, the other Loan Documents and the Agency Transfer Agreement by or through agents or attorneys-in-fact (including the Collateral Agent in the case of the Administrative Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

10.4 Exculpatory Provisions. (a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents and the Agency Transfer Agreement. Without limiting the generality of the foregoing, no Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) or, in the case of the Former Agent, as expressly required by the Agency Transfer Agreement; provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document, the Agency Transfer Agreement or applicable Requirement of Law; and

(iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its affiliates in any capacity.

(b) No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Subsection 11.1) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Borrower or a Lender.

(c) No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document or the Agency Transfer Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(d) Each party to this Agreement acknowledges and agrees that the Administrative Agent may use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of the Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider.

10.5 Acknowledgement and Representations by Lenders. Each Lender expressly acknowledges that none of the Agents or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Agent or any Other Representative hereafter taken, including any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent or such Other Representative to any Lender. Each Lender further represents and warrants that it has had the opportunity to review the Confidential Information Memorandum and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Absent manifest error, the Administrative Agent may conclusively rely on information provided to it by the Former Agent and the Borrower with respect to the Credit Agreement prior to the Restatement Effective Date. Each Lender represents to the Agents, the Other Representatives and each of the Loan Parties that, independently and without reliance upon any Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Agents nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Each Lender represents to each other party hereto that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Each Lender acknowledges and agrees to comply with the provisions of Subsection 11.6 applicable to the Lenders hereunder.

10.6 Indemnity; Reimbursement by Lenders. (a) To the extent that the Borrower or any other Loan Party for any reason fails to indefeasibly pay any amount required under Subsection 11.5 to be paid by it to the Administrative Agent (or any sub-agent thereof) or the Collateral Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay ratably according to their respective outstanding Term Loans on the date on which the applicable unreimbursed expense or indemnity payment is sought under this Subsection 10.6 such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof) in connection with such capacity. The obligations of the Lenders under this Subsection 10.6 are subject to the provisions of Subsection 4.8.

(b) Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document or the Agency Transfer Agreement (except actions expressly required to be taken by it hereunder or under the Loan Documents or Agency Transfer Agreement) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(c) All amounts due under this Subsection 10.6 shall be payable not later than three Business Days after demand therefor. The agreements in this Subsection 10.6 shall survive the payment of the Loans and all other amounts payable hereunder.

10.7 Right to Request and Act on Instructions; Reliance. (a) Each Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents or an Agency Transfer Agreement an Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the requesting Agent shall be absolutely entitled as between itself and the Lenders to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Lender for refraining from any action or withholding any approval under any of the Loan Documents or the Agency Transfer Agreement until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of an Agent acting or refraining from acting under this Agreement or any of the other Loan Documents or the Agency Transfer Agreement in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of the Lenders), an Agent shall have no obligation to any Lender to take any action if it believes, in good faith, that such action would violate applicable law or expose an Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Subsection 10.6.

(b) Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.

10.8 Collateral Matters. (a) Each Lender authorizes and directs the Collateral Agent to enter into (x) the Security Documents and the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties, (y) any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Security Documents and the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement or enter into other intercreditor agreements in connection with the incurrence by any Loan Party or any Subsidiary thereof of Additional Indebtedness (each an “Intercreditor Agreement Supplement”) to permit such Additional Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower or relevant Subsidiary, to the extent such priority is permitted by the Loan Documents) and (z) any Incremental Commitment Amendment as provided in Subsection 2.6, any Increase Supplement as provided in Subsection 2.6, any Lender Joinder Agreement as provided in Subsection 2.6, any Specified Refinancing Amendment as provided in Subsection 2.9, any agreement required in connection with a Permitted Debt Exchange Offer pursuant to Subsection 2.7 and any Extension Amendment as provided in Subsection 2.8. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents, the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement, any Intercreditor Agreement Supplement, any Incremental Commitment Amendment, any Increase Supplement, any Lender Joinder Agreement, any agreement required in connection with a Permitted Debt Exchange Offer or any Specified Refinancing Amendment and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any applicable Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Term Loans unless instructed to do so by the Collateral Agent, it being understood and agreed that such rights and remedies may be exercised only by the Collateral Agent. The Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary (including extensions beyond the Restatement Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Restatement Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents. Each Lender consents to the releases of Collateral for the Original Credit Agreement contemplated by the Seventh Amendment and the Agency Transfer Agreement.

(b) The Lenders hereby authorize each Agent, in each case at its option and in its discretion, (A) to release any Lien granted to or held by such Agent upon any Collateral (i) upon termination of the Initial Term Loan Commitments and payment and satisfaction of all of the Term Loan Facility Obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby that are then due and unpaid, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Loan Party) upon the sale or other disposition thereof, (iii) owned by any Subsidiary Guarantor which becomes an Excluded Subsidiary or ceases to be a Restricted Subsidiary of the Borrower or constituting Capital Stock or other equity interests that are Excluded Assets (as defined in the Guarantee and Collateral Agreement), (iv) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by Subsection 11.1) or (iv) as otherwise may be expressly provided in the relevant Security Documents or the Agency Transfer Agreement; (B) enter into any intercreditor agreement (including the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement) on behalf of, and binding with respect to, the Lenders and their interest in designated assets, to give effect to any Special Purpose Financing, including to clarify the respective rights of all parties in and to designated assets; (C) to subordinate any Lien (or confirm the absence of any Lien) on any Excluded Assets or any other property granted to or held by such Agent, as the case may be under any Loan Document to the holder of any Permitted Lien and (D) to release any Subsidiary Guarantor from its Obligations under any Loan Documents to which it is a party if such Person ceases to be a Restricted Subsidiary of the Borrower or becomes an Excluded Subsidiary. Upon request by any Agent, at any time, the Lenders will confirm in writing any Agent’s authority to release particular types or items of Collateral pursuant to this Subsection 10.8.

(c) The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by Subsection 11.17. Upon request by any Agent, at any time, the Lenders will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority under this Subsection 10.8(c).

(d) No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by the Borrower, any of its Restricted Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this Subsection 10.8 or in any of the Security Documents, it being understood and agreed by the Lenders that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as a Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

(e) Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by and in accordance with either Subsection 11.1 or 11.17, as applicable, with the written consent of the Agent party thereto and the Loan Party party thereto.

(f) The Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the collateral as such Agents may from time to time agree.

10.9 Successor Agent. Subject to the appointment of a successor as set forth herein, (i) the Administrative Agent or the Collateral Agent may be removed by the Required Lenders if the Administrative Agent, the Collateral Agent or a controlling affiliate of the Administrative Agent or the Collateral Agent is a Defaulting Lender and (ii) the Administrative Agent and the Collateral Agent may resign as Administrative Agent or Collateral Agent, respectively, in each case upon ten days’ notice to the Lenders and the Borrower. If the Administrative Agent or the Collateral Agent shall be removed by the Required Lenders pursuant to clause (i) above or if the Administrative Agent or the Collateral Agent shall resign as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which such successor agent shall be subject to approval by the Borrower; provided, that such approval by the Borrower in connection with the appointment of any successor Administrative Agent shall only be required so long as no Event of Default under Subsection 9.1(a) or (f) has occurred and is continuing; provided further, that the Borrower shall not unreasonably withhold its approval of any successor Administrative Agent if such successor is a commercial bank with a consolidated combined capital and surplus of at least $5.0 billion; provided, further, that if no successor shall have been so appointed in accordance with the foregoing requirements and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent, in consultation with the Borrower, may appoint a successor Administrative Agent which shall be a commercial bank with a consolidated combined capital and surplus of at least $5.0 billion with an office in New York, New York, or an Affiliate of any such bank. Upon the successful appointment of a successor agent, such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Term Loans. After any retiring Agent’s resignation or removal as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. Additionally, after such retiring Agent’s resignation as such Agent, the provisions of this Subsection 10.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement and the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

10.10 Former Agent. For the avoidance of doubt, the Former Agent shall be entitled to all rights, privileges and immunities provided to an “Agent” under this Agreement and the other Loan Documents in connection with (i) its service as Administrative Agent and Collateral Agent prior to the Restatement Effective Time and (ii) its representations, warranties, undertakings and activities pursuant to the Agency Transfer Agreement.

10.11 Withholding Tax. To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax, and in no event shall such Agent be required to be responsible for or pay any additional amount with respect to any such withholding. If the Internal Revenue Service or any other Governmental Authority asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify such Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, without limiting the provisions of Subsection 4.11(a) or 4.12, such Lender shall indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred and shall make payable in respect thereof within 30 days after demand therefor. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such issuing lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Subsection 10.11. The agreements in this Subsection 10.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Term Loan Facility Obligations.

10.12 Other Representatives. None of the entities identified as joint bookrunners and joint lead arrangers pursuant to the definition of Other Representative contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such. Without limiting the foregoing, no Other Representative shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Other Representative shall have transferred to any other Person (other than any of its affiliates) all of its interests in the Loans, such Lender shall be deemed to have concurrently resigned as such Other Representative.

10.13 [Reserved].

10.14 Application of Proceeds. The Lenders, the Administrative Agent and the Collateral Agent agree, as among such parties, as follows: subject to the terms of the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement or any Intercreditor Agreement Supplement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent, the Collateral Agent or any Lender on account of amounts then due and outstanding under any of the Loan Documents shall, except as otherwise expressly provided herein, be applied as follows: first, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of the Administrative Agent and the Collateral Agent in connection with enforcing the rights of the Agents and the Lenders under the Loan Documents (including all expenses of sale or other realization of or in respect of the Collateral and any sums advanced to the Collateral Agent or to preserve its security interest in the Collateral), second, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of each of the Lenders in connection with enforcing such Lender’s rights under the Loan Documents, third, to pay interest on Loans then outstanding, fourth, to pay principal of Loans then outstanding and obligations under Interest Rate Agreements, Currency Agreements, Commodity Agreements and Bank Product Agreements permitted hereunder and secured by the Guarantee and Collateral Agreement, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause “fourth” payable to them, and fifth, to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus. To the extent any amounts available for distribution pursuant to clause “third” or “fourth” above are insufficient to pay all obligations described therein in full, such moneys shall be allocated pro rata among the applicable Secured Parties in proportion to the respective amounts described in this applicable clause at such time. This Subsection 10.14 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendment) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to Subsections 2.6, 2.8 and 2.9 as applicable.

SECTION 11

Miscellaneous

11.1 Amendments and Waivers. (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this Subsection 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that amendments pursuant to Subsections 11.1(d) and (f) may be effected without the consent of the Required Lenders to the extent provided therein; provided further, that no such waiver and no such amendment, supplement or modification shall:

(i) (A) reduce or forgive the amount or extend the scheduled date of maturity of any Loan or of any scheduled installment thereof (including extending the Maturity Date), (B) reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or postpone any date scheduled for any for payment of any interest on any Loan, (C) (except as provided in Subsection 11.1(d)) increase the principal amount or extend the expiration date of any Lender’s Loans or extend the scheduled date of any payment thereof or (D) change the currency in which any Loan is payable, in each case without the consent of each Lender directly and adversely affected thereby (it being understood that amendments to, or waivers or modifications of any conditions precedent, representations, warranties, covenants, Defaults or Events of Default or of a mandatory repayment of the Loans of all Lenders shall not constitute an extension of the scheduled date of maturity, any scheduled installment, or the scheduled date of payment of the Loans of any Lender);

(ii) amend, modify or waive any provision of this Subsection 11.1(a) or reduce the percentage specified in the definition of “Required Lenders,” or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all the Lenders; provided that, as further provided in Subsection 11.1(d), the definition of “Required Lenders” may be amended in connection with any amendment, supplement or joinder pursuant to Subsection 2.6, 2.8 or 2.9 to include appropriately the Lenders participating in such incremental facility, refinancing, or extension in any required vote or action of the Required Lenders;

(iii) release all or substantially all of the Guarantors under any Security Document, or, in the aggregate (in a single transaction or a series of related transactions), all or substantially all of the Collateral without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof);

(iv) require any Lender to make Loans having an Interest Period of longer than six (6) months or shorter than one month without the consent of such Lender;

(v) amend, modify or waive any provision of Section 10 without the written consent of the then Agents;

(vi) amend, modify or waive any provision of Subsection 10.1(a), 10.5 or 10.12 without the written consent of any Other Representative directly and adversely affected thereby;

(vii) amend, modify or waive any provision of Section 10 relating to the Former Agent without the written consent of the Former Agent;

(viii) [Reserved]; or

(ix) amend, modify or waive the order of application of payments set forth in the penultimate sentence of Subsection 4.4(a) or Subsection 4.4(d), 4.8(a), 10.14 or 11.7, in each case without the consent of each lender directly and adversely affected thereby; provided that, as more fully set forth in Subsection 11.1(d), these sections may be amended or modified in connection with any amendment, supplement or joinder pursuant to Subsection 2.6, 2.8 or 2.9 to reflect the priorities as permitted by, and contemplated by, such Subsections with the consent of the Administrative Agent and the Lenders participating in such incremental facility, refinancing, or extension.

provided further that, notwithstanding and in addition to the foregoing, and in addition to Liens the Collateral Agent is authorized to release pursuant to Subsection 10.8(b), the Collateral Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $30.0 million in any Fiscal Year without the consent of any Lender.

(b) Any waiver and any amendment, supplement or modification pursuant to this Subsection 11.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, each of the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c) [Reserved].

(d) Notwithstanding any provision herein to the contrary, this Agreement and the other Loan Documents may be amended (i) to cure any ambiguity, mistake, omission, defect, or inconsistency, (ii) in accordance with Subsection 2.6 to incorporate the terms of any Incremental Commitments (including to add a new revolving facility under this Agreement with respect to any Incremental Revolving Commitment, (iii) in accordance with Subsection 2.6 to incorporate the terms of any Incremental Commitments (including to add a new revolving facility under this Agreement with respect to any Incremental Revolving Commitment, (iv) in accordance with Subsection 2.8 to effectuate an Extension and to provide for non-pro rata borrowings and payments of any amounts hereunder as between the Loans and any commitments in connection therewith (v) in accordance with Subsection 2.9 to incorporate the terms of any Specified Refinancing Facilities with the consent of the Borrower and the applicable Specified Refinancing Lenders, (vi) in accordance with Subsection 7.15, to change the financial reporting convention, (vii) with the consent of the Borrower and the Administrative Agent (in each case such consent not to be unreasonably withheld or delayed), in the event any mandatory prepayment or redemption provision in respect of the Net Cash Proceeds of Asset Dispositions or Recovery Events or from Excess Cash Flow included or to be included in any Incremental Commitment Amendment or any Indebtedness constituting Additional Obligations or that would constitute Additional Obligations would result in Incremental Term Loans or Additional Obligations, as applicable, being prepaid or redeemed on a more than ratable basis with the Term Loans in respect of the Net Cash Proceeds from any such Asset Disposition or Recovery Event or Excess Cash Flow prepayment to the extent such Net Cash Proceeds or Excess Cash Flow are required to be applied to repay Term Loans hereunder pursuant to Subsection 4.4(b), to provide for mandatory prepayments of the Initial Term Loans such that, after giving effect thereto, the prepayments made in respect of such Incremental Term Loans or Additional Obligations, as applicable, are not on more than a ratable basis and (viii) to waive, amend or modify this Agreement or any other Loan Document in a manner that by its terms affects the rights or duties under this Agreement or any other Loan Document of Lenders holding Loans or Commitments of a particular Tranche (but not the Lenders holding Loans or Commitments of any other Tranche), by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the Lenders with respect to such Tranche that would be required to consent thereto under this Subsection if such Lenders were the only Lenders hereunder at the time, in each case with the consent of the Administrative Agent but without the consent of any Lender (except as expressly provided in Subsection 2.6, 2.8 or 2.9 as applicable) required, including, without limitation, as provided in Subsection 4.4(g).

(e) Notwithstanding any provision herein to the contrary, this Agreement may be amended (or deemed amended) or amended and restated with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities.

(f) Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by Subsection 11.17 with the written consent of the Agent party thereto and the Loan Party party thereto.

(g) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by Subsection 11.1(a), the consent of each Lender or each affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such Lender, a “Non-Consenting Lender”), then the Borrower may, on notice to the Administrative Agent and the Non-Consenting Lender, (A) replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Subsection 11.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrower owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender (or, at the Borrower’s option, by the Borrower) to such Non-Consenting Lender concurrently with such Assignment and Acceptance or (B) so long as no Event of Default under Subsection 9.1(a) or (f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent, prepay the Loans and, if applicable, terminate the commitments of such Non-Consenting Lender, in whole or in part, subject to Subsection 4.12, without premium or penalty. In connection with any such replacement under this Subsection 11.1(g), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender.

11.2 Notices. (a) All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrower, the Administrative Agent and the Collateral Agent, and as set forth in the applicable Administrative Questionnaire in the case of any Lender, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Borrower	Envision Healthcare Corporation
6363 S. Fiddlers Green Circle
14th Floor
Greenwood Village, Colorado 80111
Attention: General Counsel
Facsimile: (303) 495-1800
Telephone: (303) 495-1254

and

Envision Healthcare Corporation
1 Burton Hills Blvd. Nashville, TN 37215
Attention: Chief Financial Officer
Facsimile: (615) 234-1426
Telephone: (615) 665-1283

With copies to:	Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Jeffrey E. Ross, Esq.
Facsimile: (212) 521-7465
Telephone: (212) 909-6465

The Administrative Agent/the Collateral	JPMorgan Chase Bank, N.A.
10 S Dearborn St L2
Chicago IL 60603
Attention: Leonida Mischke
Facsimile: 844-490-5663 EMAIL: leonida.g.mischke@jpmorgan.com; jpm.agency.cri@jpmorgan.com
Telephone: 312-385-7055

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Subsection 4.2, 4.4 or 4.8 shall not be effective until received.

(b) Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may, prior to receipt of written confirmation, act without liability upon the basis of such telephonic notice, believed by the Administrative Agent in good faith to be from a Responsible Officer of a Loan Party.

(c) Loan Documents may be transmitted and/or signed by facsimile or other electronic means (i.e., a “pdf” or “tif”). The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on each Loan Party, each Agent and each Lender. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or other electronic document or signature.

(d) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. Unless the Administrative Agent otherwise prescribes (with the Borrower’s consent), (i) notices and other communications sent to an e-mail address shall be deemed to have been duly made or given when delivered, provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the posting thereof.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

11.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agents and the Other Representatives for (1) all their reasonable out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Facilities and the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith (including the Agency Transfer Agreement), (ii) the consummation and administration of the transactions (including the syndication of the Initial Term Loan Commitments) contemplated hereby and thereby (including the Agency Transfer Agreement) and (iii) efforts to monitor the Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, and (2) the reasonable fees and disbursements of Cahill Gordon & Reindel LLP (and, with respect to the Former Agent’s activities pursuant to the Agency Transfer Agreement, White & Case LLP), and such other special or local counsel, consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Borrower, (b) to pay or reimburse each Lender, each Lead Arranger and the Agents for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents and the Lenders, (c) to pay, indemnify, or reimburse each Lender, each Lead Arranger and the Agents for, and hold each Lender, each Lead Arranger and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, any stamp, documentary, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution, delivery or enforcement of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Lead Arranger, each Agent (and any sub-agent thereof) and each Related Party of any of the foregoing Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, the Agency Transfer Agreement and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans, the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Restricted Subsidiaries or any of the property of the Borrower or any of its Restricted Subsidiaries, of any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall not have any obligation hereunder to the Administrative Agent, any Other Representative, any other Agent or any Lender (or any Related Party of any of the foregoing Persons) with respect to Indemnified Liabilities arising from (i) the gross negligence, bad faith or willful misconduct of such Agent (and any sub-agent thereof), such Other Representative or any such Lender (or any Related Party of such Agent, Other Representative or Lender), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision, (ii) a material breach of the Loan Documents or the Agency Transfer Agreement by such Agent, Other Representative or Lender (or any Related Party of such Agent, Other Representative or Lender), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision or (iii) claims against such Indemnitee or any Related Party brought by any other Indemnitee that do not involve any Lead Arranger or Agent in its capacity as such and claims arising out of or in connection with or by reason of any act or omission of any Loan Party or any of its Affiliates. No Indemnitee shall be liable for any consequential or punitive damages in connection with the Facilities. All amounts due under this Subsection 11.5 shall be payable not later than 30 days after written demand therefor. Statements reflecting amounts payable by the Loan Parties pursuant to this Subsection 11.5 shall be submitted to the address of the Borrower set forth in Subsection 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. Notwithstanding the foregoing, except as provided in Subsections 11.5(b) and (c) above, the Borrower shall have no obligation under this Subsection 11.5 to any Indemnitee with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority. The agreements in this Subsection 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than in accordance with Subsection 8.7, none of the Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Subsection 11.6.

(b) (i) Subject to the conditions set forth in Subsection 11.6(b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign (other than to a Disqualified Lender or any natural person) to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including its Term Loans, pursuant to an Assignment and Acceptance) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment (x) to a Lender, an Affiliate of a Lender, or an Approved Fund (as defined below); provided, that if any Lender assigns all or a portion of its rights and obligations under this Agreement to one of its Affiliates in connection with or in contemplation of the sale or other disposition of its interest in such Affiliate, the Borrower’s prior written consent shall be required for such assignment, and, (y) if an Event of Default under Subsection 9.1(a) or (f) has occurred and is continuing, to any other Person; and

(B) the Administrative Agent (such consent not to be unreasonably withheld), provided that no consent of the Administrative Agent shall be required for an assignment (x) to a Lender, an Affiliate of a Lender, or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Initial Term Loan Commitments, Incremental Commitments or Loans under any Facility, the amount of the Initial Term Loan Commitments, Incremental Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an amount of an integral multiple of $1.0 million unless the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Subsection 9.1(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in any given case);

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(D) any assignment of Incremental Commitments or Loans to any Parent Entity, the Borrower or any Subsidiary of the Borrower shall also be subject to the requirements of Subsections 11.6(h).

For the purposes of this Subsection 11.6, the term “Approved Fund” has the following meaning: “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Lender.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) Subsections 4.10, 4.11, 4.12, 4.13 and 11.5, and bound by its continuing obligations under Subsection 11.16). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Subsection 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Subsection 11.6.

(iv) The Borrower hereby designates the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrower’s agent, solely for purposes of this Subsection 11.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Initial Term Loan Commitments or Incremental Commitments of, and interest and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and a Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(vi) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee (unless such assignment is being made in accordance with Subsection 2.8(e), Subsection 4.13(d), Subsection 11.1(g) or Subsection 11.6(f) in which case the effectiveness of such Assignment and Acceptance shall not require execution by the assigning Lender), the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Subsection 11.6(b) and any written consent to such assignment required by Subsection 11.6(b), the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Borrower. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (vi).

(vii) On or prior to the effective date of any assignment pursuant to this Subsection 11.6(b), the assigning Lender shall surrender any outstanding Notes held by it, all or a portion of which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked “cancelled”.

Notwithstanding the foregoing provisions of this Subsection 11.6(b) or any other provision of this Agreement, if the Borrower shall have consented thereto in writing in its sole discretion, the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans, Incremental Commitments and Initial Term Loan Commitments via an electronic settlement system acceptable to Administrative Agent and the Borrower as designated in writing from time to time to the Lenders by Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the Borrower and shall be consistent with the other provisions of this Subsection 11.6(b). Each assigning Lender and proposed Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans, Incremental Commitments and Initial Term Loan Commitments pursuant to the Settlement Service. Assignments and assumptions of Loans, Incremental Commitments and Initial Term Loan Commitments shall be effected by the provisions otherwise set forth herein until the Administrative Agent notifies the Lenders of the Settlement Service as set forth herein. The Borrower may withdraw its consent to the use of the Settlement Service at any time upon notice to the Administrative Agent, and thereafter assignments and assumptions of the Loans, Incremental Commitments and Initial Term Loan Commitments shall be effected by the provisions otherwise set forth herein. All notices and consents required pursuant to this paragraph shall be deemed to have been provided on the Restatement Effective Date with respect to ClearPar.

Furthermore, no Assignee, which as of the date of any assignment to it pursuant to this Subsection 11.6(b) would be entitled to receive any greater payment under Subsection 4.10, 4.11, 4.12 or 11.5 than the assigning Lender would have been entitled to receive as of such date under such Subsections with respect to the rights assigned, shall, notwithstanding anything to the contrary in this Agreement, be entitled to receive such greater payments unless the assignment was made after an Event of Default under Subsection 9.1(a) or (f) has occurred and is continuing or the Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

Notwithstanding the foregoing provisions of this Subsection 11.6(b), nothing in this Subsection 11.6(b) is intended to or should be construed to limit the Borrower’s right to prepay the Term Loans as provided in Subsection 4.4(c), 4.4(h), 4.13(d) or 11.1(g).

(c) (i) Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Borrower or the Administrative Agent, sell participations (other than to any Disqualified Lender, or a natural person or the Borrower or any of the Borrower’s Affiliates or its Subsidiaries to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Initial Term Loan Commitments, Incremental Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents and (D) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the second proviso to the second sentence of Subsection 11.1(a) and (2) directly affects such Participant. Subject to Subsection 11.6(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) Subsections 4.10, 4.11, 4.12, 4.13 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Subsection 11.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Subsection 11.7(b) as though it were a Lender, provided that such Participant shall be subject to Subsection 11.7(a) as though it were a Lender. Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Lender.

(ii) No Loan Party shall be obligated to make any greater payment under Subsection 4.10, 4.11 or 11.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Borrower and the Borrower expressly waives the benefit of this provision at the time of such participation. Any Participant that is not incorporated under the laws of the United States of America or a state thereof shall not be entitled to the benefits of Subsection 4.11 unless such Participant complies with Subsection 4.11(b) and provides the forms and certificates referenced therein to the Lender that granted such participation.

(d) Any Lender, without the consent of the Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Subsection 11.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(e) No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Borrower if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Subsection 11.6(b). The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. Each such indemnifying Lender shall pay in full any claim received from the Borrower pursuant to this Subsection 11.6(f) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error. Without limiting the indemnification obligations of any indemnifying Lender pursuant to this Subsection 11.6(f), in the event that the indemnifying Lender fails timely to compensate the Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

(g) If the Borrower wishes to replace the Loans under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion) advance notice to the Lenders under such Facility, instead of prepaying the Loans to be replaced, to (i) require the Lenders under such Facility to assign such Loans to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Subsection 11.1. Pursuant to any such assignment, all Loans to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Subsection 4.12. By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans under such Facility pursuant to the terms of the form of the Assignment and Acceptance, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(h) (i) Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans or Commitments to any Parent Entity, the Borrower or any Subsidiary and (y) any Parent Entity, the Borrower and any Subsidiary may, from time to time, purchase or prepay Loans, in each case, on a non-pro rata basis through (1) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent (or other applicable agent managing such auction); provided that (A) any such Dutch auction by the Borrower or its Subsidiaries shall be made in accordance with Subsection 4.4(h) and (B) any such Dutch auction by any Parent Entity shall be made on terms substantially similar to Subsection 4.4(h) or on other terms to be agreed between such Parent Entity and the Administrative Agent (or other applicable agent managing such auction) or (2) open market purchases; provided further that:

(ii) any such assignment shall not be permitted so long as an Event of Default under Subsection 9.1(a) or (f) has occurred and is continuing; and

(iii) the Borrower or a Subsidiary execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit M hereto (an “Affiliated Lender Assignment and Assumption”);

(iv) any such Term Loans acquired by the Borrower or a Subsidiary shall be retired or cancelled promptly upon the acquisition thereof.

11.7 Adjustments; Set-off; Calculations; Computations. (a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Subsection 9.1(f), or otherwise (except pursuant to Subsection 2.7, 2.8, 2.9 4.4, 4.5(b), 4.9, 4.10, 4.11, 4.12, 4.13(d), 4.14 11.1(g) or 11.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans owing to it, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Loans owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under Subsection 9.1(a) to set off and appropriate and apply against any amount then due and payable under Subsection 9.1(a) by the Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. Notwithstanding anything to the contrary in any Loan Document, any Secured Party and its Affiliates (and each Participant of any Lender or any of its Affiliates) that is a Government Accounts Receivable Bank shall not have the right and hereby expressly waives any rights it might otherwise have, to set off or appropriate and apply any or all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held by or owing to such Secured Party or its Affiliates (and each Participant of any Lender or any of its Affiliates) or any branch or agency thereof in a Government Receivables Deposit Account (but no other deposit account or any subsequent accounts to which the proceeds of Government Accounts Receivable may be transferred) to or for the credit or the account of the Borrower or any Guarantor, in each case to the extent necessary for the Loan Parties to remain in compliance with Medicare, Medicaid, TRICARE, CHAMPVA or any other similar or replacement laws, rules or regulations of a Governmental Authority, as amended or reenacted from time to time.

11.8 Judgment. (a) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Subsection 11.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Subsection 11.8 being hereinafter in this Subsection 11.8 referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in Subsection 11.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this Subsection 11.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c) The term “rate of exchange” in this Subsection 11.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

11.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower and the Administrative Agent.

11.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11 Integration. This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.12 Governing Law. THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

11.13 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Term Loan Facility Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Subsection 11.13 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Subsection 11.13(a) would otherwise require to be asserted in a legal proceeding in a New York Court) in any such action or proceeding.

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Subsection 11.2 or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to clause (a) above) shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Subsection 11.13 any consequential or punitive damages.

11.14 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither any Agent nor any Other Representative or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among the Borrower and the Lenders.

11.15 Waiver of Jury Trial. EACH OF THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16 Confidentiality. (a) Each Agent and each Lender agrees to keep confidential any information (a) provided to it by or on behalf of the Borrower or any of their respective Subsidiaries pursuant to or in connection with the Loan Documents or (b) obtained by such Lender based on a review of the books and records of the Borrower or any of their respective Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any Agent, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations which agrees to comply with the provisions of this Subsection 11.16 pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), in respect to any electronic information (whether posted or otherwise distributed on any Platform)) for the benefit of the Borrower (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its affiliates and the employees, officers, partners, directors, agents, attorneys, accountants and other professional advisors of it and its affiliates, provided that such Lender shall inform each such Person of the agreement under this Subsection 11.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this Subsection 11.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that, other than with respect to any disclosure to any bank regulatory authority, such Lender shall, unless prohibited by any Requirement of Law, notify the Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Agreement, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Agreement, any affiliate of any Lender party thereto) may be a party subject to the proviso in clause (iv) above, and (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s or a Lender’s possession on a non-confidential basis other than from a third party that is, to such agent’s or Lender’s knowledge, in breach of any confidentiality obligation owing to the Parent Borrower or any of its Subsidiaries with respect to such information. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this Subsection 11.16 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively.

(b) Each Lender acknowledges that any such information referred to in Subsection 11.16(a), and any information (including requests for waivers and amendments) furnished by the Borrower or the Administrative Agent pursuant to or in connection with this

Agreement and the other Loan Documents, may include material non-public information concerning the Borrower, the other Loan Parties and their respective Affiliates or their respective securities. Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law. The Borrower hereby agrees that, subject to Subsection 11.16(a), the Administrative Agent may post the Loan Documents, any financial statements delivered pursuant to Subsection 7.1(a) or (b) and the list of Disqualified Institutions (collectively, the “Public Materials”) to a portion of the Platform available to Lenders that wish to receive only information that (i) is publicly available or (ii) is not material with respect to the Borrower, its Affiliates or any of their respective securities for purposes of United States federal and state securities laws (“Public Information”) and authorizes Lenders that receive such Public Materials to treat such Public Materials as not containing information that is not Public Information.

11.17 Incremental Indebtedness; Additional Indebtedness. In connection with the Incurrence by any Loan Party or any Subsidiary thereof of any Incremental Indebtedness, Specified Refinancing Indebtedness or Additional Indebtedness, each of the Administrative Agent and the Collateral Agent agree to execute and deliver the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement, or any Other Intercreditor Agreement or any Intercreditor Agreement Supplement and amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document (including but not limited to any Mortgages and UCC fixture filings), and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Borrower to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such Incremental Indebtedness, Specified Refinancing Indebtedness or Additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

11.18 USA PATRIOT Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act, and the Borrower agrees to provide such information from time to time to any Lender.

11.19 Electronic Execution of Assignments and Certain Other Documents. The words “execution”, “signed”, “signature”, and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.20 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the obligations of the Borrower under the Loan Documents, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations, whether as a fraudulent preference, reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the obligations of the Borrower hereunder shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary herein or in any other Loan Document, each party hereto acknowledges that any liability of any party hereto that is an EEA Financial Institution arising hereunder or under any other Loan Document, to the extent such liability is unsecured (all such liabilities, other than any Excluded Liability, the “Covered Liabilities”), may be subject to Write-down and Conversion Powers and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of Write-Down and Conversion Powers to any Covered Liability arising hereunder or under any other Loan Document which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii) the effects of any Bail-in Action on any such Covered Liability, including, if applicable:

(A) a reduction in full or in part or cancellation of any such Covered Liability;

(B) a conversion of all, or a portion of, such Covered Liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such Covered Liability under this Agreement or any other Loan Document; or

(C) the variation of the terms of such Covered Liability in connection with the exercise of Write-Down and Conversion Powers.

Notwithstanding anything to the contrary herein, nothing contained in this Subsection 11.21 shall modify or otherwise alter the rights or obligations under this Agreement or any other Loan Document with respect to any liability that is not a Covered Liability.

11.22 Agency Assignment. On the Restatement Effective Date at the Restatement Effective Time, (i) the Former Agent hereby resigns and is released and discharged from any responsibilities or obligations or duties as Administrative Agent and Collateral Agent under the Credit Agreement and the other Loan Documents, shall cease to be a party to all such documents in such capacities and shall have no further obligations or duties thereunder in such capacities (other than as specified in the Agency Transfer Agreement) but shall be entitled to all rights, privileges and immunities provided to the “Former Agent” hereunder, (ii) JPMCB is hereby appointed by each Loan Party, the Required Lenders (under and as defined in the Credit Agreement) and Lenders party hereto to serve as “Administrative Agent” and “Collateral Agent” under this Agreement and the other Loan Documents and (iii) JPMCB hereby accepts such appointment and succeeds to and becomes vested with all the rights, powers, privileges and duties of the “Administrative Agent” and “Collateral Agent” under the Credit Agreement and the other Loan Documents.

[SIGNATURE PAGES INTENTIONALLY OMITTED]

SCHEDULE 1.1(c)

Assumed Indebtedness

1.	Credit Agreements

None.

2.	Bonds

(a)	Indenture, dated as of December 1, 2016, among the New Amethyst Corp. (to be renamed Envision Healthcare Corporation), a Delaware corporation (the “Issuer”), the Subsidiary Guarantors (as defined therein) from time to time parties thereto and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of December 1, 2016 and the Second Supplemental Indenture, dated as of December 1, 2016.

(b)	Indenture, dated as of July 16, 2014, among AmSurg Escrow Corp., the guarantors party thereto and U.S. Bank National Association, as trustee, as supplemented by the First Supplemental Indenture, dated as of July 16, 2014, the Second Supplemental Indenture, dated as of August 17, 2016, the Third Supplemental Indenture, dated as of December 1, 2016 and the Fourth Supplemental Indenture, dated as of December 1, 2016.

(c)	Indenture, dated as of June 18, 2014, among Envision Healthcare Corporation, a Delaware corporation (the “Issuer”), the Subsidiary Guarantors (as defined therein) from time to time parties thereto and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of June 18, 2014, the Second Supplemental Indenture, dated as of September 10, 2014, the Third Supplemental Indenture, dated as of May 4, 2015, the Fourth Supplemental Indenture, dated as of November 23, 2015, the Fifth Supplemental Indenture, dated as of January 25, 2015, the Sixth Supplemental Indenture, dated as of November 30, 2015, the Seventh Supplemental Indenture, dated as of December 1, 2016, the Eighth Supplemental Indenture, dated as of December 1, 2016 and the Ninth Supplemental Indenture, dated as of December 1, 2016.

3.	Swaps

(a)	ISDA Master Agreement and Schedule between Barclays Bank PLC and Emergency Medical Services Corporation, dated as of July 18, 2012.

4.	Guarantees

Guarantee, dated 2012, by the Guarantors under the Credit Agreement of all obligations and liabilities of EMS under the EMS ISDA Master Agreement.

SCHEDULE 1.1(c)

5.	Financing Leases

(a)	Building Lease, with Sahuarita Rancho XX LLC.

(b)	Equipment Lease, with Pima County, Arizona.

(c)	Equipment Lease, with Advantage Funding Commercial Capital (regarding Shop 39966).

(d)	Equipment Lease, with Advantage Funding Commercial Capital (regarding Shop 45583).

(e)	Equipment Lease, with Advantage Funding Commercial Capital (regarding Shop 48135).

(f)	Equipment Lease, with Advantage Funding Commercial Capital (regarding Shop 48275).

(g)	Equipment Lease, with Advantage Funding Commercial Capital (regarding Shop 48956).

(h)	Equipment Lease, with Advantage Funding Commercial Capital (regarding Shop 60410).

(i)	Equipment Lease, with Pitney Bowes (regarding Asset #68363).

(j)	Equipment Lease, with Pitney Bowes (regarding Asset #68364)

(k)	Master Lease, with Enterprise FM Trust (regarding Motor Vehicles).

ID	Common Name	Legal Name	General Partner Guarantee %	Vendor	Balance per Ledger @ 09/30/16	Collateral Amount
2217	Phoenix/NorthValley	North Valley Orthopedic Surgery Center, LLC	55	Konica	$431.84	Individual Equipment
2266	Norwich	Eastern Connecticut Endoscopy Center, LLC	40	De Lage Landen	1,260.91	Individual Equipment
2130	St George GI	St George Endoscopy Center, LLC	51	De Lage Landen	1,495.58	Individual Equipment
2267	Milburn NJ Multi	Short Hills Surgery Center, LLC	55	De Lage Landen	1,696.89	Individual Equipment
2268	Fort Lee NJ Multi	Hudson Crossing Surgery Center, LLC	55	Stryker	3,143.18	Individual Equipment
2058	Louisville GI	Louisville Endoscopy Center, PLLC	51	Konica	3,155.17	Individual Equipment

SCHEDULE 1.1(c)

ID	Common Name	Legal Name	General Partner Guarantee %	Vendor	Balance per Ledger @ 09/30/16	Collateral Amount
2267	Milburn NJ Multi	Short Hills Surgery Center, LLC	55	ProHealth Carl Zeiss	3,592.66	Individual Equipment
2268	Fort Lee NJ Multi	Hudson Crossing Surgery Center, LLC	55	TCF-PDS	4,245.14	Individual Equipment
2307	Pascagoula MS Multi	Mississippi Coast Endoscopy and Ambulatory Surgery Center, LLC	51	Hancock Lease: Copier	5,000.78	Individual Equipment
2268	Fort Lee NJ Multi	Hudson Crossing Surgery Center, LLC	55	TCF-Medtronic	5,948.20	Individual Equipment
2267	Milburn NJ Multi	Short Hills Surgery Center, LLC	55	ProHealth Carl Zeiss	6,802.24	Individual Equipment
2301	Tualatin OR Multi	South Portland Surgical Center, LLC	55	Stryker	7,513.19	Individual Equipment
2132	Temecula	Temecula CA Endoscopy ASC, L.P.	51	De Lage Landen	8,256.00	Individual Equipment
2306	Ocean Springs MS Multi	Ocean Springs Surgical & Endoscopy Center, LLC	51	Hancock Leasing	8,328.05	Individual Equipment
2194	Baltimore-Greene Tree MD GI	Pikesville MD Endoscopy ASC, LLC	51	Olympus	8,962.50	Individual Equipment
2267	Milburn NJ Multi	Short Hills Surgery Center, LLC	55	ProHealth	10,017.83	Individual Equipment
2138	Gainesville	The Gainesville FL Orthopaedic ASC, LLC	51	GE Healthcare	10,070.70	Individual Equipment
2195	Glen Burnie MD GI	Glen Burnie MD Endoscopy ASC, LLC	51	Olympus	12,864.92	Individual Equipment
2268	Fort Lee NJ Multi	Hudson Crossing Surgery Center, LLC	55	ProHealth	15,192.66	Individual Equipment
2236	Bend Urology	Doctors Park Surgery Center, LLC	51	Boston Scientific	15,837.42	Individual Equipment
2116	Tulsa Eye	The Tulsa OK Ophthalmology ASC, LLC	51	Alcon	15,922.44	Individual Equipment
2138	Gainesville	The Gainesville FL Orthopaedic ASC, LLC	51	Cisco	16,958.29	Individual Equipment
2194	Baltimore-Greene Tree MD GI	Pikesville MD Endoscopy ASC, LLC	51	Olympus	17,416.00	Individual Equipment
2285	Allentown PA GI	College Heights Endoscopy Center, LLC	51	Olympus	20,188.51	Individual Equipment
2185	Mesquite GI	Mesquite TX Endoscopy ASC, LLC	51	Mesquite GI Medivators	20,796.53	Individual Equipment
2232	Pioneer Valley Multi	Pioneer Valley Surgicenter, LLC	65	Karl Storz lease	21,466.72	Individual Equipment
2194	Baltimore-Greene Tree MD GI	Pikesville MD Endoscopy ASC, LLC	51	Olympus	24,415.71	Individual Equipment
2167	Torrance	The Torrance CA Multi-Specialty ASC LLC	51	Stryker	25,131.28	Individual Equipment

SCHEDULE 1.1(c)

ID	Common Name	Legal Name	General Partner Guarantee %	Vendor	Balance per Ledger @ 09/30/16	Collateral Amount
2265	Harvey LA Multi	WB Surgery Center, LLC	57	DeLage/ Linvatec	27,720.16	Individual Equipment
2226	Port ST Lucie FL Eye	Hillmoor Eye Surgery Center, LLC	55	Alcon	30,053.17	Individual Equipment
2281	Boca Raton FL Multi	South Palm Ambulatory Surgery Center, LLC	49	Americorp	38,263.53	Individual Equipment
2069	Burbank Eye	The Burbank Ophthalmology ASC, L.P.	51	Alcon	44,183.29	Individual Equipment
2238	Coral Springs Multi	Coral Springs Ambulatory Surgery Center, LLC	64.51	Byline Financial	45,864.93	Individual Equipment
2303	Morehead City	Center of Morehead City, LLC	60	GE Healthcare	46,724.82	Individual Equipment
2095	Dover Multi	The Dover Ophthalmology ASC, LLC	51	Alcon	49,989.56	Individual Equipment
2300	Forty Fort PA Multi	Surgical Specialty Center of Northeastern Pennsylvania, LLC	51	Alcon	53,985.13	Individual Equipment
2303	Morehead City	Center of Morehead City, LLC	60	Stryker	54,744.39	Individual Equipment
2167	Torrance	The Torrance CA Multi-Specialty ASC LLC	51	Alcon	59,418.94	Individual Equipment
2055	Boca Raton	The Boca Raton Ophthalmology ASC, LLC	51	Alcon	72,734.83	Individual Equipment
2238	Coral Springs Multi	Coral Springs Ambulatory Surgery Center, LLC	64.51	Baytree lease	79,041.42	Individual Equipment
2307	Pascagoula MS Multi	Mississippi Coast Endoscopy and Ambulatory Surgery Center, LLC	51	Hancock Lease	79,441.21	Individual Equipment
2294	Millburn East Willow NJ Multi	Surgical Center at Millburn, LLC	55	Stryker	98,350.55	Individual Equipment
2306	Ocean Springs MS Multi	Ocean Springs Surgical & Endoscopy Center, LLC	51	Alcon Labs	103,272.65	Individual Equipment
2268	Fort Lee NJ Multi	Hudson Crossing Surgery Center, LLC	55	Arthrex	105,042.69	Individual Equipment
2151	Puyallup GI - 003	Western Washington Endoscopy Centers, LLC	51	Olympus	108,169.51	Individual Equipment
2080	Clemson Multi	The Blue Ridge/Clemson Orthopaedic ASC, LLC	51	Alcon	109,339.59	Individual Equipment
2268	Fort Lee NJ Multi	Hudson Crossing Surgery Center, LLC	55	Olympus	111,536.87	Individual Equipment
2276	Charleston Eye	Physicians’ Eye Surgery Center, LLC	56	First Citizens	111,647.80	Individual Equipment
2121	Lewes GI	The Lewes DE Endoscopy ASC, LLC	51	Olympus	116,185.93	Individual Equipment
2280	Bend Multi	Bend Surgery Center, LLC	51	Mindray	116,516.87	Individual Equipment

SCHEDULE 1.1(c)

ID	Common Name	Legal Name	General Partner Guarantee %	Vendor	Balance per Ledger @ 09/30/16	Collateral Amount
2133	Lakeland	The Lakeland FL Endoscopy ASC, LLC	51	Olympus	125,138.31	Individual Equipment
2151	Gig Harbor GI - 004	Western Washington Endoscopy Centers, LLC	51	Olympus	130,387.06	Individual Equipment
2151	Tacoma GI - 002	Western Washington Endoscopy Centers, LLC	51	Olympus	158,960.30	Individual Equipment
2306	Ocean Springs MS Multi	Ocean Springs Surgical & Endoscopy Center, LLC	51	Hancock Leasing	160,538.97	Individual Equipment
2291	Elmwood Park NJ Eye	River Drive Surgery Center, LLC	59	Abbott	167,286.46	Individual Equipment
2257	Newark Mid Atlantic DE GI	Mid-Atlantic Endoscopy Center, LLC	51	Olympus	170,054.31	Individual Equipment
2306	Ocean Springs MS Multi	Ocean Springs Surgical & Endoscopy Center, LLC	51	Hancock Leasing	177,291.17	Individual Equipment
2291	Elmwood Park NJ Eye	River Drive Surgery Center, LLC	59	Alcon	179,378.57	Individual Equipment
2307	Pascagoula MS Multi	Mississippi Coast Endoscopy and Ambulatory Surgery Center, LLC	51	Hancock Leasing	179,433.31	Individual Equipment
2183	Kissimme GI	The Kissimmee FL Endoscopy ASC, LLC	51	Olympus	182,295.19	Individual Equipment
N/A	Sheridan	Sheridan	N/A	Toshiba Software	50,024.49	Individual Equipment
2151	Waldron GI - 001	Western Washington Endoscopy Centers, LLC	51	Olympus	273,775.11	Individual Equipment
2246	Torrance Crenshaw CA Multi	Torrance Surgery Center, LP	62.49	Alcon	173,884.07	Individual Equipment
2003	Ocala GI	The Endoscopy Center of St. Thomas, L.P.	60	K2 Capital Group	253,798.27	Individual Equipment

ID	Common Name	Legal Name	General Partner Guarantee %	Vendor	Balance per Ledger @ 09/30/16
2306	Ocean Springs MS Multi	Ocean Springs Surgical & Endoscopy Center, LLC	51	Building Capital Lease 8.16-7.31	5,085,017.91
2228	Phoenix AZ GI	Arizona Endoscopy Center, LLC	55	Building Lease	1,289,389.96
2282	Bradenton FL Multi	Manatee Surgical Center, LLC	49.9	Building Lease	4,249,202.85
2294	Millburn East Willow NJ Multi	Surgical Center at Millburn, LLC	55	Building Lease	3,049,364.83
2217	Phoenix/NorthValley	North Valley Orthopedic Surgery Center, LLC	55	Building Lease (2217NOR01)	5,679,302.77
2307	Pascagoula MS Multi	Mississippi Coast Endoscopy and Ambulatory Surgery Center, LLC	51	Building Lease: 8/16-7/2031	6,589,752.38

SCHEDULE 1.1(c)

6.	Earn-out obligations under the following agreements:

(a)	Agreement and Plan of Merger, dated as of August 6, 2015, by and among Northwest Tucson Emergency Physicians, P.C., Arizona EM-I Medical Services, P.C., Bear Down Merger, P.C., and Jim Hassen, MD.

(b)	Asset Purchase Agreement dated November 1, 2014, among Southeast Perinatal Associates, Inc., Sheridan Healthcorp, Inc., Laurie Scott, M.D. and Scott MFM, LLC.

7.	Letters of Credit

Beneficiary	Date Issued	Date Renewed	Expiration Date	Current Amount ($)
City of Arlington	02/10/05	02/01/11	02/01/17	1,750,000.00
Kaiser Foundation Health Plan	03/10/05	02/01/11	02/01/17	268,528.57
City of Akron	03/10/05	02/01/11	02/01/17	500,000.00
County of Sonoma	03/10/05	02/01/11	02/01/17	1,500,000.00
City of Spokane Fire Department	03/10/05	02/01/11	02/01/17	2,000,000.00
City of Seattle	03/10/05	02/01/11	02/01/17	2,000,000.00
Multnomah County Emergency	09/23/05	09/01/10	09/01/17	2,750,000.00
County of Clackamas, Oregon	05/05/06	02/01/11	02/01/17	1,500,000.00
Vista Insurance Plan, Inc.	08/30/07	08/21/10	08/21/17	68,000.00
El Paso County Emergency Services Agency	12/24/08	12/24/10	12/24/16	3,000,000.00
Laramie County EMS Joint Powers Board	05/15/09	02/01/11	02/01/17	400,000.00
City of Amarillo	01/15/10	01/05/11	01/15/17	625,000.00
Ambulance Service Boards, Representing Specified Municipalities in Spokane County	06/24/10	n/a	06/17/17	2,000,000.00
Sentry Insurance	10/04/11		09/28/17	1,350,000.00
County of Monterey	10/06/11	n/a	07/15/17	1,500,000.00
Pacific Employers Insurance Co	02/17/12	n/a	02/17/17	60,590,588.00

SCHEDULE 1.1(c)

Beneficiary	Date Issued	Date Renewed	Expiration Date	Current Amount ($)
FSP Galleria North Limited	03/15/12	n/a	12/31/16	440,000.00
Continental Casualty Company	05/29/12	n/a	05/24/17	17,979,208.00
CapitalSource Bank	12/05/12	n/a	12/05/16	804,140.00
Aetna Health Management, LLC	02/28/13	n/a	02/26/17	250,000.00
Emergency Medical Services Authority	10/15/13	n/a	10/01/17	5,000,000.00
Texas Dept of State Health Services – Milam County	01/09/14	n/a	12/31/16	75,000.00
Texas Dept of State Health Services – Farmers Branch	01/09/14	n/a	12/31/16	50,000.00
Texas Dept of State Health Services – Amarillo	01/28/14	n/a	01/31/17	75,000.00
Texas Dept of State Health Services – AASI	06/04/14	n/a	06/12/17	25,000.00
Texas Dept of Health Services – Collin County	12/09/14	n/a	11/30/16	50,000.00
Continental Casualty Company	01/16/15	n/a	12/31/16	3,939,984.00
Nero Equipment CO, Inc.	06/17/15	n/a	12/01/16	120,000.00
Reliance Insurance Company	11/16/15	n/a	11/16/17	569,049.00
County of Santa Clara	11/16/15	n/a	11/16/17	5,000,000.00
Ohio Bureau of Workers Comp	11/16/15	n/a	11/16/17	330,000.00
ACE American Insurance Company	01/11/16	n/a	01/11/17	17,415,648.00

	Subtotal			133,925,145.57

Letter of Credit issued by Western Alliance Bank in favor of PPG MOB Fund 1A, LLC, in the amount of $912,216.06.

15.	Other Indebtedness

ID	Common Name	Legal Name	General Partner Guarantee %	Vendor	AmSurg Master Guarantor	Balance per Ledger @ 09/30/16	Collateral Amount
2197	Orlando Mills FL	Orlando Mills FL Endoscopy ASC, LLC	100	BBVA	Y	$16,484.36	Individual Equipment
2152	Central FL GI - 001	The Orlando FL Endoscopy ASC LLC	100	BBVA	Y	17,684.47	Individual Equipment
2152	Citrus GI - 002	The Orlando FL Endoscopy ASC LLC	100	BBVA	Y	17,684.47	Individual Equipment
2223	Waltham	Boston Out-Patient Surgical Suites, LLC	100	BBVA	Y	20,234.01	Individual Equipment

SCHEDULE 1.1(c)

ID	Common Name	Legal Name	General Partner Guarantee %	Vendor	AmSurg Master Guarantor	Balance per Ledger @ 09/30/16	Collateral Amount
2250	Weston	Weston Outpatient Surgical Center, LTD	100	BBVA	Y	23,749.54	Individual Equipment
2291	Elmwood Park NJ Eye	River Drive Surgery Center, LLC	100	BBVA	Y	25,506.00	Individual Equipment
2122	Rodgers Eye	The Rogers AR Ophthalmology ASC, LLC	100	BBVA	Y	26,006.25	Individual Equipment
2250	Weston	Weston Outpatient Surgical Center, LTD	100	BBVA	Y	27,034.48	Individual Equipment
2236	Bend OR Urology	Doctors Park Surgery Center, LLC	100	BBVA	Y	28,007.80	Individual Equipment
2200	Pomona CA Multi	Casa Colina Surgery Center, LLC	100	BBVA	Y	31,433.34	Individual Equipment
2167	Torrance Multi	The Torrance CA Multi-Specialty ASC LLC	100	BBVA	Y	36,595.71	Individual Equipment
2229	ColumbusOH Eye	COA ASC of Franklin County, LLC	100	BBVA	Y	38,468.33	Individual Equipment
2132	Temecula	Temecula CA Endoscopy ASC, L.P.	100	BBVA	Y	44,605.24	Individual Equipment
2229	ColumbusOH Eye	COA ASC of Franklin County, LLC	100	BBVA	Y	48,794.95	Individual Equipment
2229	ColumbusOH Eye	COA ASC of Franklin County, LLC	100	BBVA	Y	49,173.84	Individual Equipment
2205	Silver Spring MD Eye	Eye Sugery Center, LLC	100	BBVA	Y	51,712.61	Individual Equipment
2070	Waldorf GI	The Waldorf Endoscopy ASC, LLC	100	BBVA	Y	54,582.61	Individual Equipment
2223	Waltham	Boston Out-Patient Surgical Suites, LLC	100	BBVA	Y	63,105.87	Individual Equipment
2275	Mountainside NJ Multi	Center for Ambulatory Surgery, LLC	100	BBVA	Y	66,714.61	Individual Equipment
2223	Waltham	Boston Out-Patient Surgical Suites, LLC	100	BBVA	Y	70,956.34	Individual Equipment
2122	Rodgers Eye	The Rogers AR Ophthalmology ASC, LLC	100	BBVA	Y	88,682.26	Individual Equipment
2242	Long Beach CA Multi	Long Beach Surgery Center, LP	100	BBVA	Y	125,219.06	Individual Equipment
2186	Conroe GI	The Conroe TX Endoscopy ASC, LLC	100	BBVA	Y	130,725.96	Individual Equipment
2291	Elmwood Park NJ Eye	River Drive Surgery Center, LLC	100	BBVA	Y	615,723.13	Individual Equipment
2005	Beaumont GI	The Endoscopy Center of Southeast Texas, L.P.	100	BBVA	Y	27,255.77	Individual Equipment
2066	Crestview Hills GI	AmSurg Northern Kentucky GI, LLC	100	BBVA	Y	70,826.17	Individual Equipment
2113	Paducah Eye	The Paducah Ophthalmology ASC, LLC	100	BBVA	Y	47,185.99	Individual Equipment

SCHEDULE 1.1(c)

ID	Common Name	Legal Name	General Partner Guarantee %	Vendor	AmSurg Master Guarantor	Balance per Ledger @ 09/30/16	Collateral Amount
2207	Bryan TX GI	Central Texas Endoscopy Center, LLC	100	BBVA	Y	231,378.50	Individual Equipment
2232	Pioneer Valley MA Multi	Pioneer Valley Surgicenter, LLC	100	BBVA	Y	30,798.06	Individual Equipment
2267	Milburn NJ Multi	Short Hills Surgery Center, LLC	100	BBVA	Y	243,753.26	Individual Equipment
2267	Milburn NJ Multi	Short Hills Surgery Center, LLC	100	BBVA	Y	48,883.71	Individual Equipment
2267	Milburn NJ Multi	Short Hills Surgery Center, LLC	100	BBVA	Y	75,989.61	Individual Equipment
2093	Columbia Multi	The Surgery Center of Middle Tennessee, LLC	100	BBVA	Y	74,436.80	Individual Equipment
2093	Columbia Multi	The Surgery Center of Middle Tennessee, LLC	100	BBVA	Y	40,731.00	Individual Equipment
2093	Columbia Multi	The Surgery Center of Middle Tennessee, LLC	100	BBVA	Y	61,917.15	Individual Equipment
2093	Columbia Multi	The Surgery Center of Middle Tennessee, LLC	100	BBVA	Y	79,303.40	Individual Equipment
2062	Indianapolis GI	Northside Gastroenterology Endoscopy Center, LLC	100	BBVA	Y	931,152.31	Individual Equipment
2026	Springfield GI	The Hillmont ASC, L.P.	100	BBVA	Y	35,746.40	Individual Equipment
2196	St Clair Shores MI Eye	St. Clair Shores MI Ophthalmology ASC, LLC	100	Fifth Third	Y	23,500.00	Individual Equipment
2279	Rancho Pueblo CA GI	Temecula CA United Surgery Center, L.P.	100	Fifth Third	Y	23,552.93	Individual Equipment
2167	Torrance Multi	The Torrance CA Multi-Specialty ASC LLC	100	Fifth Third	Y	43,750.76	Individual Equipment
2271	Colton CA Multispecialty	Colton CA Multi ASC, LP	100	Fifth Third	Y	46,990.85	Individual Equipment
2279	Rancho Pueblo CA GI	Temecula CA United Surgery Center, L.P.	100	Fifth Third	Y	51,678.72	Individual Equipment
2068	La Jolla GI	The La Jolla Endoscopy Center, L.P.	100	Fifth Third	Y	54,400.04	Individual Equipment
2100	Bloomfield Eye	Bloomfield Eye Surgery Center, LLC	100	Fifth Third	Y	66,181.87	Individual Equipment
2093	Columbia Multi	The Surgery Center of Middle Tennessee, LLC	100	Fifth Third	Y	72,741.89	Individual Equipment
2202	Akron	Digestive Health Center, LLC	100	Fifth Third	Y	77,416.23	Individual Equipment
2203	Redding	Gastroenterology Associates Endoscopy Center, LLC	100	Fifth Third	Y	77,494.37	Individual Equipment
2242	Long Beach CA Multi	Long Beach Surgery Center, LP	100	Fifth Third	Y	105,663.90	Individual Equipment
2275	Mountainside NJ Multi	Center for Ambulatory Surgery, LLC	100	Fifth Third	Y	122,342.68	Individual Equipment
2231	MDSine MA Multi	MDSine, LLC	100	Fifth Third	Y	132,343.23	Individual Equipment

SCHEDULE 1.1(c)

ID	Common Name	Legal Name	General Partner Guarantee %	Vendor	AmSurg Master Guarantor	Balance per Ledger @ 09/30/16	Collateral Amount
2081	Las Vegas East	The Las Vegas East Ophthalmology ASC, LLC	100	Fifth Third	Y	143,839.50	Individual Equipment
2279	Rancho Pueblo CA GI	Temecula CA United Surgery Center, L.P.	100	Fifth Third	Y	164,896.62	Individual Equipment
2191	San Diego Ortho	San Diego CA Multi Specialty ASC, LLC	100	Fifth Third	Y	165,840.00	Individual Equipment
2269	Allentown PA Multi	Surgery Center of Allentown, LLC	100	Fifth Third	Y	277,358.20	Individual Equipment
2172	Main Line (002)	The Main Line PA Endoscopy ASC, LP	100	Fifth Third	Y	84,304.21	Individual Equipment
2172	Main Line (001)	The Main Line PA Endoscopy ASC, LP	100	Fifth Third	Y	27,613.80	Individual Equipment
2278	Wichita KS Eye	Eye Surgery Center of Wichita, LLC	100	Whitney Hancock	Y	21,534.88	Individual Equipment
2202	Akron	Digestive Health Center, LLC	100	Whitney Hancock	Y	25,064.97	Individual Equipment
2275	Mountainside NJ Multi	Center for Ambulatory Surgery, LLC	100	Whitney Hancock	Y	25,785.53	Individual Equipment
2283	Rutherford NJ Multi	Meadows Surgery Center, LLC	100	Whitney Hancock	Y	27,062.16	Individual Equipment
2191	San Diego Ortho	San Diego CA Multi Specialty ASC, LLC	100	Whitney Hancock	Y	37,935.26	Individual Equipment
2129	Tampa GI	The Tampa FL Endoscopy ASC, LLC	100	Whitney Hancock	Y	48,578.56	Individual Equipment
2136	Reno GI	The Northern NV Endoscopy ASC, LLC	100	Whitney Hancock	Y	88,879.75	Individual Equipment
2041	Cincinnati GI	The Cincinnati ASC, LLC	100	Whitney Hancock	Y	184,747.56	Individual Equipment
2280	Bend Surgery Center	Bend Surgery Center, LLC	100	Whitney Hancock	Y	374,485.03	Individual Equipment
2063	Chattanooga GI	The Chattanooga Endoscopy ASC, LLC	100	Whitney Hancock	Y	643,990.34	Individual Equipment
2107	Alexandria	The Alexandria Ophthalmology ASC, LLC	100	Whitney Hancock	Y	46,067.19	Individual Equipment
2120	Kingsport	The Kingsport TN Ophthalmology ASC, LLC	100	Whitney Hancock	Y	197,174.90	Individual Equipment
2288	Texarkana TX	Surgery Center of Northeast Texas, LLC	100	Whitney Hancock	Y	3,969.85	Individual Equipment
2001	Knoxville West GI - 002	The Endoscopy Center of Knoxville, L.P.	100	Whitney Hancock	Y	397,950.26	Individual Equipment
2006	Santa Fe	The Endoscopy Center of Santa Fe, L.P.	100	Whitney Hancock	Y	17,257.10	Individual Equipment

2009	Washington D.C.	The Endoscopy Center of Washington, D.C., L.P.	100	Whitney Hancock	Y	86,295.32	Individual Equipment
2013	Abilene ASC, L.P.	The Abilene ASC, L.P.	100	Whitney Hancock	Y	73,124.41	Individual Equipment

SCHEDULE 1.1(c)

ID	Common Name	Legal Name	General Partner Guarantee %	Vendor	AmSurg Master Guarantor	Balance per Ledger @ 09/30/16	Collateral Amount
2015	Shawnee GI	The Westglen Endoscopy Center, LLC	100	Whitney Hancock	Y	11,452.91	Individual Equipment
2015	Shawnee GI	The Westglen Endoscopy Center, LLC	100	Whitney Hancock	Y	14,109.35	Individual Equipment
2015	Shawnee GI	The Westglen Endoscopy Center, LLC	100	Whitney Hancock	Y	66,268.62	Individual Equipment
2018	Knoxville Eye	The Knoxville Ophthalmology ASC, LLC	100	Whitney Hancock	Y	17,440.51	Individual Equipment
2018	Knoxville Eye	The Knoxville Ophthalmology ASC, LLC	100	Whitney Hancock	Y	22,033.78	Individual Equipment
2024	Melbourne GI	The Melbourne ASC, L.P.	100	Whitney Hancock	Y	126,240.93	Individual Equipment
2028	Panama City GI	The Northwest Florida ASC, L.P.	100	Whitney Hancock	Y	36,877.85	Individual Equipment
2035	Wichita	The Wichita Orthopaedic ASC, LLC	100	Whitney Hancock	Y	10,361.20	Individual Equipment
2035	Wichita	The Wichita Orthopaedic ASC, LLC	100	Whitney Hancock	Y	29,558.44	Individual Equipment
2035	Wichita	The Wichita Orthopaedic ASC, LLC	100	Whitney Hancock	Y	23,633.35	Individual Equipment
2035	Wichita	The Wichita Orthopaedic ASC, LLC	100	Whitney Hancock	Y	20,386.44	Individual Equipment
2038	Chevy Chase	The Chevy Chase ASC, LLC	100	Whitney Hancock	Y	215,492.77	Individual Equipment
2043	Crystal River GI	The Crystal River Endoscopy ASC, L.P.	100	Whitney Hancock	Y	143,677.83	Individual Equipment
2046	Independence GI -001	The Independence ASC, LLC	100	Whitney Hancock	Y	206,741.90	Individual Equipment
2047	Phoenix Eye	The Phoenix Ophthalmology ASC, LLC	100	Whitney Hancock	Y	25,170.68	Individual Equipment
2047	Phoenix Eye	The Phoenix Ophthalmology ASC, LLC	100	Whitney Hancock	Y	24,864.60	Individual Equipment
2051	Sun City Eye	The Sun City Ophthalmology ASC, LLC	100	Whitney Hancock	Y	15,462.98	Individual Equipment
2051	Sun City Eye	The Sun City Ophthalmology ASC, LLC	100	Whitney Hancock	Y	98,380.36	Individual Equipment
2051	Sun City Eye	The Sun City Ophthalmology ASC, LLC	100	Whitney Hancock	Y	212,744.13	Individual Equipment
2051	Sun City Eye	The Sun City Ophthalmology ASC, LLC	100	Whitney Hancock	Y	13,809.47	Individual Equipment

2062	Indianapolis GI	Northside Gastroenterology Endoscopy Center, LLC	100	Whitney Hancock	Y	13,394.12	Individual Equipment
2064	Mt Dora Eye	The Mount Dora Ophthalmology ASC, LLC	100	Whitney Hancock	Y	23,674.76	Individual Equipment
2064	Mt Dora Eye	The Mount Dora Ophthalmology ASC, LLC	100	Whitney Hancock	Y	14,160.86	Individual Equipment

SCHEDULE 1.1(c)

ID	Common Name	Legal Name	General Partner Guarantee %	Vendor	AmSurg Master Guarantor	Balance per Ledger @ 09/30/16	Collateral Amount
2068	La Jolla GI	The La Jolla Endoscopy Center, L.P.	100	Whitney Hancock	Y	22,115.54	Individual Equipment
2072	Sarasota GI	The Sarasota Endoscopy ASC, LLC	100	Whitney Hancock	Y	12,322.14	Individual Equipment
2081	Las Vegas East	The Las Vegas East Ophthalmology ASC, LLC	100	Whitney Hancock	Y	101,387.99	Individual Equipment
2082	Hutchinson Multi	The Hutchinson Ophthalmology ASC, LLC	100	Whitney Hancock	Y	9,809.35	Individual Equipment
2084	Metairie Eye	The Metairie Ophthalmology ASC, LLC	100	Whitney Hancock	Y	20,794.34	Individual Equipment
2089	Inverness GI	The Suncoast Endoscopy ASC, L.P.	100	Whitney Hancock	Y	11,075.19	Individual Equipment
2093	Columbia Multi	The Surgery Center of Middle Tennessee, LLC	100	Whitney Hancock	Y	11,460.30	Individual Equipment
2093	Columbia Multi	The Surgery Center of Middle Tennessee, LLC	100	Whitney Hancock	Y	13,105.88	Individual Equipment
2094	Bel Air	The Bel Air Endoscopy ASC, LLC	100	Whitney Hancock	Y	42,310.07	Individual Equipment
2105	Newark	The Newark Endoscopy ASC, LLC	100	Whitney Hancock	Y	25,058.42	Individual Equipment
2107	Alexandria	The Alexandria Ophthalmology ASC, LLC	100	Whitney Hancock	Y	13,481.88	Individual Equipment
2110	Troy GI	The Southfield Endoscopy ASC, LLC	100	Whitney Hancock	Y	115,846.91	Individual Equipment
2113	Paducah Eye	The Paducah Ophthalmology ASC, LLC	100	Whitney Hancock	Y	133,336.12	Individual Equipment
2132	Temecula	Temecula CA Endoscopy ASC, L.P.	100	Whitney Hancock	Y	11,947.85	Individual Equipment
2135	Rockledge GI	The Rockledge FL Endoscopy ASC, LLC	100	Whitney Hancock	Y	8,046.64	Individual Equipment
2135	Rockledge GI	The Rockledge FL Endoscopy ASC, LLC	100	Whitney Hancock	Y	39,383.42	Individual Equipment
2136	Reno GI	The Northern NV Endoscopy ASC, LLC	100	Whitney Hancock	Y	124,200.04	Individual Equipment
2138	Gainesville	The Gainesville FL Orthopaedic ASC, LLC	100	Whitney Hancock	Y	13,653.03	Individual Equipment
2138	Gainesville	The Gainesville FL Orthopaedic ASC, LLC	100	Whitney Hancock	Y	67,034.64	Individual Equipment

2140	Raleigh GI	The Raleigh NC Endoscopy ASC,LLC	100	Whitney Hancock	Y	28,847.14	Individual Equipment
2142	Port Huron	Blue Water ASC LLC	100	Whitney Hancock	Y	43,931.24	Individual Equipment
2146	Rockville GI	The Rockville MD Endoscopy ASC, LLC	100	Whitney Hancock	Y	100,144.32	Individual Equipment
2146	Rockville GI	The Rockville MD Endoscopy ASC, LLC	100	Whitney Hancock	Y	17,123.61	Individual Equipment

SCHEDULE 1.1(c)

ID	Common Name	Legal Name	General Partner Guarantee %	Vendor	AmSurg Master Guarantor	Balance per Ledger @ 09/30/16	Collateral Amount
2147	Overland Park GI	The Overland Park KS Endoscopy ASC, LLC	100	Whitney Hancock	Y	142,433.07	Individual Equipment
2155	Towson-West Road GI	Maryland Endoscopy Center LLC	100	Whitney Hancock	Y	45,743.49	Individual Equipment
2159	Salem Eye	The Salem OR Ophthalmology ASC, LLC	100	Whitney Hancock	Y	56,784.56	Individual Equipment
2159	Salem Eye	The Salem OR Ophthalmology ASC, LLC	100	Whitney Hancock	Y	11,762.55	Individual Equipment
2163	Laurel	The Laurel MD Endoscopy ASC, LLC	100	Whitney Hancock	Y	514,145.92	Individual Equipment
2164	El Dorado	The El Dorado AR Multispecialty ASC, LLC	100	Whitney Hancock	Y	9,210.85	Individual Equipment
2164	El Dorado	The El Dorado AR Multispecialty ASC, LLC	100	Whitney Hancock	Y	66,968.20	Individual Equipment
2167	Torrance Multi	The Torrance CA Multi-Specialty ASC LLC	100	Whitney Hancock	Y	31,370.82	Individual Equipment
2167	Torrance Multi	The Torrance CA Multi-Specialty ASC LLC	100	Whitney Hancock	Y	17,691.71	Individual Equipment
2169	Arcadia	The Arcadia CA Endoscopy ASC, LP	100	Whitney Hancock	Y	275,580.40	Individual Equipment
2172	Main Line (003)	The Main Line PA Endoscopy ASC, LP	100	Whitney Hancock	Y	49,695.66	Individual Equipment
2172	Main Line (002)	The Main Line PA Endoscopy ASC, LP	100	Whitney Hancock	Y	50,486.05	Individual Equipment
2172	Main Line (001)	The Main Line PA Endoscopy ASC, LP	100	Whitney Hancock	Y	72,958.11	Individual Equipment
2178	New Orleans GI - 001	The New Orleans LA Uptown West Bank Endoscopy ASC, LLC	100	Whitney Hancock	Y	26,743.56	Individual Equipment
2178	New Orleans GI - 002	The New Orleans LA Uptown West Bank Endoscopy ASC, LLC	100	Whitney Hancock	Y	22,848.21	Individual Equipment
2179	Metairie GI	The Metairie LA Endoscopy ASC, LLC	100	Whitney Hancock	Y	227,650.36	Individual Equipment
2186	Conroe GI	The Conroe TX Endoscopy ASC, LLC	100	Whitney Hancock	Y	71,950.63	Individual Equipment
2196	St Clair Shores MI Eye	St. Clair Shores MI Ophthalmology ASC, LLC	100	Whitney Hancock	Y	35,609.38	Individual Equipment
2205	Silver Spring MD Eye	Eye Sugery Center, LLC	100	Whitney Hancock	Y	31,040.94	Individual Equipment
2207	Bryan TX GI	Central Texas Endoscopy Center, LLC	100	Whitney Hancock	Y	149,696.05	Individual Equipment
2211	Dayton - 004	Digestive Endoscopy Center, LLC	100	Whitney Hancock	Y	120,483.79	Individual Equipment
2219	Dallas-Redbird Sq. TX GI	Redbird Square Endoscopy Center, LLC	100	Whitney Hancock	Y	424,018.02	Individual Equipment

SCHEDULE 1.1(c)

ID	Common Name	Legal Name	General Partner Guarantee %	Vendor	AmSurg Master Guarantor	Balance per Ledger @ 09/30/16	Collateral Amount
2224	Boynton Beach	Bethesda Outpatient Surgery Center, LLC	100	Whitney Hancock	Y	27,784.29	Individual Equipment
2226	Port St Lucie FL Eye	Hillmoor Eye Surgery Center, LLC	100	Whitney Hancock	Y	309,323.48	Individual Equipment
2227	Port Orange Multi	Surgery Center of Volusia, LLC	100	Whitney Hancock	Y	198,853.31	Individual Equipment
2228	Phoenix McDowell AZ	Arizona Endoscopy Center, LLC	100	Whitney Hancock	Y	17,249.17	Individual Equipment
2229	ColumbusOH Eye	COA ASC of Franklin County, LLC	100	Whitney Hancock	Y	86,267.31	Individual Equipment
2235	Meridian ID Eye	Eagle Eye Surgery and Laser Center, LLC	100	Whitney Hancock	Y	37,284.39	Individual Equipment
2242	Long Beach CA Multi	Long Beach Surgery Center, LP	100	Whitney Hancock	Y	14,090.13	Individual Equipment
2244	San Antonio	San Antonio ASC, LP	100	Whitney Hancock	Y	16,513.62	Individual Equipment
2244	San Antonio	San Antonio ASC, LP	100	Whitney Hancock	Y	96,259.86	Individual Equipment
2244	San Antonio	San Antonio ASC, LP	100	Whitney Hancock	Y	13,415.68	Individual Equipment
2244	San Antonio	San Antonio ASC, LP	100	Whitney Hancock	Y	43,069.09	Individual Equipment
2248	Twin Falls Multi	Southern Idaho Ambulatory Surgery Center, LLC	100	Whitney Hancock	Y	95,816.82	Individual Equipment
2250	Weston	Weston Outpatient Surgical Center, LTD	100	Whitney Hancock	Y	82,948.62	Individual Equipment
2261	Wellesley Hills MA GI	Boston Endoscopy Center, LLC	100	Whitney Hancock	Y	23,891.60	Individual Equipment
2263	Shreveport LA Multi	Red River Surgery Center, LLC	100	Whitney Hancock	Y	36,322.66	Individual Equipment
2265	Harvey LA Multi	WB Surgery Center, LLC	100	Whitney Hancock	Y	11,726.89	Individual Equipment
2265	Harvey LA Multi	WB Surgery Center, LLC	100	Whitney Hancock	Y	68,085.04	Individual Equipment
2275	Mountainside NJ Multi	Center for Ambulatory Surgery, LLC	100	Whitney Hancock	Y	16,912.97	Individual Equipment
2275	Mountainside NJ Multi	Center for Ambulatory Surgery, LLC	100	Whitney Hancock	Y	48,187.72	Individual Equipment
2276	Charleston Eye	Physicians’ Eye Surgery Center, LLC	100	Whitney Hancock	Y	47,315.42	Individual Equipment
2276	Charleston Eye	Physicians’ Eye Surgery Center, LLC	100	Whitney Hancock	Y	20,216.36	Individual Equipment
2276	Charleston Eye	Physicians’ Eye Surgery Center, LLC	100	Whitney Hancock	Y	26,784.19	Individual Equipment
2276	Charleston Eye	Physicians’ Eye Surgery Center, LLC	100	Whitney Hancock	Y	32,624.38	Individual Equipment

SCHEDULE 1.1(c)

ID	Common Name	Legal Name	General Partner Guarantee %	Vendor	AmSurg Master Guarantor	Balance per Ledger @ 09/30/16	Collateral Amount
2253	Norwood Multi	Eastern Massachusetts Surgery Center, LLC	100	Whitney Hancock	Y	18,872.46	Individual Equipment
2048	Toledo GI	The Toledo Endoscopy ASC, LLC	100	Whitney Hancock	Y	21,751.77	Individual Equipment
2022	Evansville Eye	EyeCare Consultants Surgery Center, LLC	100	Whitney Hancock	Y	43,157.34	Individual Equipment
2135	Rockledge GI	The Rockledge FL Endoscopy ASC, LLC	100	Whitney Hancock	Y	65,978.61	Individual Equipment
2047	Phoenix Eye	The Phoenix Ophthalmology ASC, LLC	100	Whitney Hancock	Y	82,231.38	Individual Equipment
2288	Texarkana TX	Surgery Center of Northeast Texas, LLC	100	Whitney Hancock	Y	91,198.74	Individual Equipment
2149	San Luis Obispo GI - 001	The San Luis Obispo CA Endoscopy ASC, LP	100	Whitney Hancock	Y	99,764.70	Individual Equipment
2120	Kingsport	The Kingsport TN Ophthalmology ASC, LLC	100	Whitney Hancock	Y	104,199.00	Individual Equipment
2095	Dover Multi	The Dover Ophthalmology ASC, LLC	100	Whitney Hancock	Y	194,947.88	Individual Equipment
2045	Fayetteville GI	The Fayetteville ASC, LLC	100	Whitney Hancock	Y	417,127.84	Individual Equipment
2215	Cannon City CO Multi	Canon City CO Multispecialty ASC, LLC	51	Whitney Hancock	Y	24,252.72	Individual Equipment
2114	Columbia TN GI	The Columbia TN Endoscopy ASC, LLC	51	Community 1st Bank & Trust		328,054.31	Individual Equipment
2248	Twin Falls Multi	Southern Idaho Ambulatory Surgery Center, LLC	54.78	DL Evans Bank		43,178.94	Individual Equipment
2161	St. Cloud	The St. Cloud MN Ophthalmology ASC, LLC	51	Everbank Commercial Finance		13,996.70	Individual Equipment
2276	Charleston Eye	Physicians’ Eye Surgery Center, LLC	56	First Citizens		747,937.90	All Assets
2093	Columbia Multi	The Surgery Center of Middle Tennessee, LLC	51	First Farmers & Merchants Bank		1,267,400.36	All Assets
2268	Fort Lee NJ Multi	Hudson Crossing Surgery Center, LLC	55	GE Loan		43,193.26	Individual Equipment
2035	Wichita	The Wichita Orthopaedic ASC, LLC	51	InTrust Bank		67,385.51	All Assets

2211	Dayton - 002	Digestive Endoscopy Center, LLC	51	JP Morgan Chase		844,880.10	All Assets
2301	Tualatin OR Multi	South Portland Surgical Center, LLC	55	Key Bank		604,276.07	All Assets
2301	Tualatin OR Multi	South Portland Surgical Center, LLC	55	Key Bank		879,333.13	All Assets
2301	Tualatin OR Multi	South Portland Surgical Center, LLC	55	Key Bank		45,694.38	All Assets

SCHEDULE 1.1(c)

ID	Common Name	Legal Name	General Partner Guarantee %	Vendor	AmSurg Master Guarantor	Balance per Ledger @ 09/30/16	Collateral Amount
2268	Fort Lee NJ Multi	Hudson Crossing Surgery Center, LLC	55	ProHealth		4,270.90	Individual Equipment
2268	Fort Lee NJ Multi	Hudson Crossing Surgery Center, LLC	55	ProHealth		29,392.94	Individual Equipment
2018	Knoxville Eye	The Knoxville Ophthalmology ASC, LLC	51	Suntrust		46,300.38	Individual Equipment
2268	Fort Lee NJ Multi	Hudson Crossing Surgery Center, LLC	55	GE Loan		1,918.07	Individual Equipment
2221	Plano	Park Ventura Endoscopy Center, LLC	57	Tenant Allowance Debt 4th		105,907.12	No Security Interest
2086	Kingston	The Kingston Ophthalmology ASC, LLC	51	Wells Fargo		186,724.35	Individual Equipment

	Total					20,401,552.33

SCHEDULE 1.1(d)

Existing Capitalized Lease Obligations

Item 5 on Schedule 1.1(c) is incorporated herein by reference.

SCHEDULE 1.1(e)

Existing Liens

Debtor	Jurisdiction	Secured Party / Other Obligee	Collateral / Amount	File Date	File Number

Air Ambulance Specialists, Inc.	Colorado	CapitalSource Bank	Equipment	12/7/12 1/11/13	20122075348 20132004029

American Medical Response Ambulance Service, Inc.	Delaware	Var Resources, LLC.	Equipment	12/6/13	2013 4951852

American Medical Response of Southern California	US District Court	National Emergency Medical Services Association	Judgment	8/1/11	Case No. 2:10-cv-09672-JHN-MANx

American Medical Response West	US District Court	National Emergency Medical Services Association	Judgment	1/31/12	Case No. 1:11-CV-00077-AWI-GSA

Bowers Companies, Inc.	California	Timepayment Corporation	Equipment	10/15/12	12-7333728329

Gem City Home Care, LLC.	Ohio	U.S. Bank Equipment Finance, A Division of U.S. Bank National Association	Equipment	2/13/13	OH00164820671

Gem City Home Care, LLC.	Ohio	U.S. Bank Equipment Finance, A Division of U.S. Bank National Association	Equipment	2/22/13	OH00164996389

Guardian Healthcare Holdings, Inc.	Delaware	Ricoh USA Inc	Equipment	1/18/13	2013 0253105

Guardian Health Care, Inc.	Travis County District Court	Texas State Board of Nurse Examiners	Judgment	4/5/07	Cause No. D-1-GN-06-003773

Medstat Ems, Inc.	Mississippi	Dell Financial Services L.L.C.	Equipment	12/30/08 9/17/13	20080282957E 20131141453B

Medstat Ems, Inc.	Mississippi	Dell Financial Services L.L.C.	Equipment	2/1/11 1/13/16	20110309857A 20161870135B

Physicians & Surgeons Ambulance Service, Inc.	Summit County Recorder, OH	Ohio Department of Job and Family Services	Tax	6/6/15	UC130106

Professional Medical Transport, Inc.	Maricopa County Superior Court, AZ	Virgil Nephew	Judgment	8/7/15	TJ2015-005165

SCHEDULE 1.1(e)

Debtor	Jurisdiction	Secured Party / Other Obligee	Collateral / Amount	File Date	File Number

Randle Eastern Ambulance Service, Inc.	Florida	State of Florida, Department of Revenue	Judgment	10/5/16	J16000658694

Rose Radiology, LLC	US District Court	Lisa Corbett and Avant & Mitchell, P.C.	Judgment	10/26/11	Case No. 1:10-cv-00773-SS

Rural/Metro Corporation	Delaware	CCA Financial, LLC	All personal property subject to the Master Lease Agreement dated 12/14/05	12/15/05 10/29/15	5389321 2 20155217186

Rural/Metro Corporation	Delaware	CCA Financial, LLC	All personal property subject to the Master Lease Agreement dated 1/14/10	1/25/10 12/1/14	2010 0255665 2014 4821732

Rural/Metro Corporation	Delaware	Qwest Communications Company, LLC	Equipment	12/15/11	2011 4828433

Rural/Metro Corporation	Delaware	Team Financial Group, Inc.	Equipment	6/11/14	2014 2264208

Rural/Metro of Northern California, Inc.	Delaware	BMO Harris Bank National Association	Lease	6/10/13 7/29/13	2013 2290295 2013 3034619

Rural/Metro Operating Company, LLC	Delaware	Northwest Savings Bank	Equipment	6/6/12 12/10/12	2012 2160838 2012 4778314

Rural/Metro Operating Company, LLC	Delaware	U.S. Bank Equipment Finance, A Division of U.S. Bank National Association	Equipment	3/1/13	2013 0813353

Rural/Metro Operating Company, LLC	Delaware	U.S. Bank Equipment Finance, A Division of U.S. Bank National Association	Equipment	3/1/13	2013 0814989

SW General, Inc.	Maricopa County Recorder, AZ	Steve M. Tidmore, Tidmore Law Offices, L.L.P. and Daniel S. Ho, Law Offices of Ho & Greene, P.L.L.C.	Judgment	12/5/13	20131038640

SCHEDULE 1.1(e)

Debtor	Jurisdiction	Secured Party / Other Obligee	Collateral / Amount	File Date	File Number

T.M.S. Management Group, Inc.	Florida	Dell Financial Services L.L.C.	Equipment	1/18/13	201308276670

Troup County Emergency Medical Services, Inc.	Georgia	Bank of America, N.A.	Equipment	2/14/05	033-2005-001450

North Florida Perinatal Associates, Inc.	Florida Secretary of State	General Electric Capital Corporation	Equipment	3/26/14	201401000175

Physician Office Partners, Inc.	Kansas Secretary of State	Sumner Group, Inc.	Equipment	5/13/13 6/5/13 8/10/15 2/16/16 4/11/16 9/20/16	100368953 100456071 104411964 106478102 107364566 109241481

Physician Office Partners, Inc.	Kansas Secretary of State	Toshiba Financial Services	Equipment	1/4/16	72119220

Sheridan Healthcorp, Inc.	Florida Secured Transaction Registry	Xerox Financial Services	Equipment	7/25/14 2/26/15 11/17/15 12/21/15 4/29/16 9/23/16	201401881147 201503157804 20150573888X 201506038032 20160746455X 201608948429

Sheridan Healthcorp, Inc.	Florida Secured Transaction Registry	General Electric Capital Corporation	Equipment	6/29/15 6/29/15 6/29/15 6/29/15 6/29/15 6/30/15 6/30/15 6/30/15 6/30/15 8/19/15 9/29/15 11/5/15 11/16/15	201504257144 201504257438 201504257489 201504257527 201504266119 20150427572X 201504275738 201504276076 201504273581 201504754156 201505166053 201505643293 201505724811

Sheridan Healthcorp, Inc.	Florida Secured Transaction Registry	GE HFS, LLC	Equipment	8/5/16	201608377731

Valley Anesthesiology Consultants, Ltd.	Arizona Secretary of State	CIT Finance, LLC	Equipment	7/10/12	201216984418

Valley Anesthesiology Consultants, Ltd.	Arizona Secretary of State	Cisco Systems Capital CRP	Equipment	12/14/12	201217201232

SCHEDULE 1.1(e)

Debtor	Jurisdiction	Secured Party / Other Obligee	Collateral / Amount	File Date	File Number

Valley Anesthesiology Consultants, Ltd.	Arizona Secretary of State	GE HFS, LLC	Equipment	5/30/13 5/30/13 11/24/14	201317413236 201317413329 201400364850

Valley Anesthesiology Consultants, Ltd.	Arizona Secretary of State	Everbank Commercial Finance, Inc.	Equipment	5/12/15	201500164137

AmSurg Corp. (predecessor by merger to Envision Healthcare Corporation)	Tennessee Secretary of State	Kingsbridge Holdings, LLC	Equipment	10/4/13	420535029

Liens securing debt listed on Schedule 1.1(a).

Pledge, Collateral Assignment and Control Agreement dated November 30, 2016, among AmSurg Corp., Citibank, N.A., as Secured Party, and Citibank, N.A., as Collateral Agent, which collateralizes continuing letter of credit obligations.

SCHEDULE 1.1(e)

Existing Investments

1. Ownership interests in the following limited liability companies or limited partnerships, as the case may be:

Legal Owner	Issuer	Direct Percentage Ownership	Indirect Percentage Ownership of Borrower, if applicable
Evolution Health LLC	Vivify Health, Inc.	14.29% Series B-1 Shares	N/A
Evolution Health LLC	Vivify Health, Inc.	14.29% Series B-2 Shares	N/A
EMSC	Ziqitza Healthcare Limited	0.3%	N/A
Evolution Health LLC	Ascension Health at Home, LLC	50%	N/A
EmCare, Inc.	UHS-Evolution Homecare, LLC	50%	N/A
EmCare, Inc.	HCA-EmCare Holdings, LLC	50%	N/A
EmCare, Inc.	Integrated Health Ventures LLC	50%	N/A
San Antonio NSC, LLC	SSPC Building, LP	1%	N/A
Austin NSC, LP	Austin Endoscopy Center I, LP	20%	N/A
Austin NSC, LP	Austin Endoscopy Center II, LP	20%	N/A
AmSurg Holdings, Inc.	The Chattanooga Endoscopy ASC, LLC	35%	N/A
The Chattanooga Endoscopy ASC, LLC	AmSurg Chattanooga Anesthesia, LLC	35%	35%
AmSurg Holdings, Inc.	Banner Arizona ASC, LLC	49%	N/A
AmSurg Holdings, Inc.	Baycare Surgery Centers, LLC	49%	N/A
Baycare Surgery Centers, LLC	Trinity Surgery Center, LLC	56%	28.46%
Baycare Surgery Centers, LLC	Bardmoor Surgery Center, LLC	64%	31.36%
AmSurg Holdings, Inc.	Jersey ASC Ventures, LLC	49%	N/A
Jersey ASC Ventures, LLC	The Florham Park Endoscopy ASC, LLC	51%	24.99%
Jersey ASC Ventures, LLC	The Hanover NJ Endoscopy ASC, L.L.C.	51%	24.99%
Jersey ASC Ventures, LLC	Livingston ASC, LLC	100%	49%
Jersey ASC Ventures, LLC	May Street Surgi Center, L.L.C.	51%	24.99%
Jersey ASC Ventures, LLC	West Orange NJ Endoscopy ASC, LLC	51%	24.99%
Jersey ASC Ventures, LLC	West Orange ASC, LLC	100%	49%
AmSurg Holdings, Inc.	AmSurg Baptist Network Alliance, LLC	49%	N/A
AmSurg Baptist Network Alliance, LLC	Baptist Surgery and Endoscopy Centers, L.L.C.	52.7342% interest in a division of the Series LLC	25.84%
AmSurg Holdings, Inc.	CHIC/AMSURG Surgery Centers, LLC	49%	N/A
CHIC/AMSURG Surgery Centers, LLC	Canon City CO Multi-Speciality ASC, LLC	51%	24.99%

SCHEDULE 1.1(e)

Legal Owner	Issuer	Direct Percentage Ownership	Indirect Percentage Ownership of Borrower, if applicable
Torrance NSC, LLC	Torrance Memorial Surgical Center, LLC I	49%	49%
Torrance Memorial Surgical Center, LLC I	Torrance Surgery Center, LP	51%	36.16%
AmSurg Holdings, Inc.	Voorhees Endoscopy Holding Co., LLC	49%	N/A
Voorhees Endoscopy Holding Co., LLC	The Voorhees NJ Endoscopy ASC, LLC	51%	24.99%
AmSurg Holdings, Inc.	Central California Healthcare Holdings, LLC	26.89745%	N/A
Central California Healthcare Holdings, LLC	Sierra Pacific Surgery Center, LLC	99.99%	26.89%
AmSurg Holdings, Inc.	Sierra Pacific Surgery Center, LLC	0.01%	N/A
Central California Healthcare Holdings, LLC AmSurg Fresno CA, Inc.	Fresno CA Multi ASC, L.P.	47.24% 52.76%	26.89745%
Central California Healthcare Holdings, LLC	AmSurg Fresno CA, Inc.	100%	26.89745%
Central California Healthcare Holdings, LLC FSC Hospital, LLC	Fresno Surgery Center, L.P.	24.887788% 75.102212%	26.89745%
Central California Healthcare Holdings, LLC	FSC Hospital, LLC	100%	26.89745%
AmSurg Holdings, Inc.	MASC Partners, L.L.C.	20.69%	N/A
MASC Partners, L.L.C.	Manchester Ambulatory Surgery Center, LP	100%	20.69%
AmSurg Holdings, Inc.	Duke Triangle Endoscopy Center, LLC	49%	N/A
Sheridan InvestCo, LLC	HCA-Sheridan Holdings, LLC	51%	N/A
HCA-Sheridan Holdings, LLC	Anesthesia Physician Solutions of North Florida, LLC	100%	51%
HCA-Sheridan Holdings, LLC	Anesthesia Physician Solutions of South Florida, LLC	100%	51%
HCA-Sheridan Holdings, LLC	Anesthesia Physician Solutions of West Florida, LLC	100%	51%
HCA-Sheridan Holdings, LLC	Emergency Physician Solutions of South Florida, LLC	100%	51%
HCA-Sheridan Holdings, LLC	Emergency Physician Solutions of North Florida, LLC	100%	51%
HCA-Sheridan Holdings, LLC	Emergency Physician Solutions of South Florida Peds, LLC	100%	51%
HCA-Sheridan Holdings, LLC	Neonatology Physician Solutions of South Florida, LLC	100%	51%
HCA-Sheridan Holdings, LLC	Radiology Physician Solutions of Florida, LLC	100%	51%
HCA-Sheridan Holdings, LLC	Radiology Physician Solutions of North Florida, LLC	100%	51%

SCHEDULE 1.1(e)

Legal Owner	Issuer	Direct Percentage Ownership	Indirect Percentage Ownership of Borrower, if applicable
HCA-Sheridan Holdings, LLC	Radiology Physician Solutions of West Florida, LLC	100%	51%
Jupiter Healthcare, LLC	Jupiter Medical Specialists, LLC	60%	N/A
Jupiter Medical Specialists, LLC	General Surgery of Jupiter Medical Specialists, LLC	100%	60%
Jupiter Medical Specialists, LLC	Nephrology Services of Jupiter Medical Specialists, LLC	100%	60%
Jupiter Medical Specialists, LLC	Primary Care Services of Jupiter Medical Specialists, LLC	100%	60%
Jupiter Medical Specialists, LLC	Radiology Services of Jupiter Medical Specialists, LLC (f/k/a Radiology Oncology Services of Jupiter Medical Specialists, LLC)	100%	60%
Jupiter Medical Specialists, LLC	Women’s Health and Wellness of Jupiter Medical Specialists, LLC	100%	60%
Valley Anesthesia Consultants, Inc.	RBG – Risk Retention Interest	<5%	N/A
Chandler Emergency Medical Group, L.L.C.	Applied Medico-Legal Solutions Risk Retention Group, Inc.	<1%	N/A
Sheridan CADR Solutions, Inc.	Anesthesia Business Group, LLC	20%	N/A
Global Surgical Partners of Sarasota, L.L.C.	Sarasota Physicians Surgical Center, LLC	10%	10%
Medical Information Management Solutions, LLC	VPC North Scottsdale, LLC	24%	N/A
Medi-Bill of North Florida, Inc.	Surgicare of Orange Park, Ltd.	1%	N/A

SCHEDULE 5.2

Material Adverse Effect Disclosure

None.

SCHEDULE 5.3

Good Standing Disclosure

None.

SCHEDULE 5.4

Consents Required

1.	Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the 2016 Mergers may not be completed until the Company and Holdings each file a notification and report form under the HSR Act with the Federal Trade Commission (the “FTC”), and the Antitrust Division of the Department of Justice (the “DOJ”), and the applicable waiting period has expired or been terminated. The notification and report forms under the HSR Act were filed with the FTC and DOJ on June 29, 2016 and the HSR waiting period expired on September 1, 2016.

2.	The Federal Communications Commission must consent to the transfer of control of AMR Holdco, Inc. and various of its Subsidiaries that hold Federal Communications Commission licenses under Title III of the Communications Act of 1934, as amended, 47 U.S.C. Sec. 301, authorizing it to use radio spectrum.

3.	The Mergers may require consents from, or notice to, Governmental Entities with which Subsidiaries of Holdings do business or in connection with certificates of need or licenses (or exemptions therefrom) issued or granted to such Subsidiaries by Governmental Entities.

4.	That certain Reaffirmation and Ratification of Continuing Guarantees by and between Fifth Third Bank and AmSurg Corp. dated as of November 14, 2016, consenting to revisions to seventeen (17) Master Loan and Security Agreements.

5.	That certain Letter Agreement for AmSurg Corp. Mergers with New Amethyst Corp. and Envision Healthcare Holdings, Inc. by and between Whitney Bank and AmSurg Corp. dated as of September 27, 2016.

6.	That certain Letter Agreement for AmSurg Corp. Mergers with New Amethyst Corp. and Envision Healthcare Holdings, Inc. by and between BBVA Compass Financial Corporation and AmSurg Corp. dated as of November 14, 2016.

SCHEDULE 5.6

Litigation

Following the announcement of the 2016 Mergers, a purported stockholder of the Envision Healthcare Holdings, Inc. (the “Company”) filed a putative stockholder class action lawsuit against the members of the Company’s board of directors (the “Board”) and Barclays PLC in the Court of Chancery of the state of Delaware on July 15, 2016. The case is captioned Anderson v. Sanger et al., C.A.No. 12561-CB (Del. Ch.). On September 22, 2016, the plaintiff filed an amended complaint, which alleges that the members of the Company’s Board violated their fiduciary duties in connection with the 2016 Mergers and that Barclays PLC aided and abetted those breaches. Among other remedies, the plaintiff seeks to enjoin the 2016 Mergers from proceeding or, alternatively, damages in the event the 2016 Mergers are consummated. The time for defendants to respond to the motion or to move or answer with respect to the complaint has not yet expired.

On August 31, 2016, a purported Company stockholder filed a putative stockholder class action against the Company, the members of the Board, AmSurg and New Amethyst Corp. in the United States District Court for the District of Colorado, captioned Voth v. Envision Healthcare Holdings, Inc. et al., No. 1:16-cv-02213 (D. Colo.). On September 8, 2016, another purported Company stockholder filed a similar putative stockholder class action against the Company, the members of the Board, AmSurg and New Amethyst Corp. in the United States District Court for the District of Colorado, captioned LeMay v. Envision Healthcare Holdings, Inc. et al., No. 1:16-cv-02265 (D. Colo.). The complaint in each lawsuit (the “Related Actions”) alleges that the Company and the members of the Board violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder by disseminating a false and misleading registration statement in connection with the 2016 Mergers and that the members of Envision Healthcare’s Board, AmSurg and New Amethyst violated Section 20(a) of the Exchange Act by virtue of their purported status as controlling persons of the Company. Among other remedies, the plaintiffs seek to enjoin the 2016 Mergers from proceeding or, alternatively, rescission of the 2016 Mergers or damages in the event the 2016 Mergers are consummated. On September 30, 2016, the plaintiff in the Voth action filed a motion for expedited discovery. On October 20, 2016, the plaintiff filed a notice of withdrawal of the motion for expedited discovery, and on October 21, 2016, the Court denied the motion as moot. On October 27, 2016, the plaintiff in the Voth action filed an unopposed motion to consolidate the Related Actions, which the court granted on November 15, 2016. The motion to consolidate stated that the plaintiffs plan to dismiss the Related Actions as moot, but will request that the Court retain continuing jurisdiction solely for purposes of further proceedings related to the adjudication of plaintiffs’ anticipated application for an award of attorneys’ fees and expenses based on supplemental disclosure provided by the Company. On November 14, 2016, the court granted the defendants’ unopposed motions in both of the Related Actions to extend Defendants’ time to answer or otherwise respond to each complaint until January 10, 2017. The time for defendants to respond to the motion or to move or answer with respect to the complaint therefore has not yet expired.

SCHEDULE 5.8

Real Property

None.

SCHEDULE 5.9

Intellectual Property Claims

None.

SCHEDULE 5.15

Subsidiaries

Name of Entity	Legal Ownership	Jurisdiction of Organization	Ownership Interest
A1 Leasing, Inc.	Regional Emergency Services, L.P.	Florida	100%
Abbott Ambulance, Inc.	Mission Care of Missouri, LLC	Missouri	100%
Accent Home Health Care Inc.	Guardian Healthcare Holdings, Inc.	Indiana	100%
Access 2 Care, LLC	Mission Care Services, LLC	Missouri	100%
Acute Management, LLC	Hawkeye HoldCo, LLC	Texas	100%
Adam Transportation Service, Inc.	American Medical Response, Inc.	New York	100%
Affilion, Inc.	Sun Devil Acquisition LLC	Delaware	100%
Agape Health Care Agency, LLC.	Guardian Healthcare Holdings, Inc.	Ohio	100%
Air Ambulance Specialists, Inc.	American Medical Response, Inc.	Colorado	100%
Alpha Physician Resources, L.L.C. (a/k/a Alpha Group I, LLC)	EmCare, Inc.	New Jersey	100%
Ambulance Acquisition, Inc.	American Medical Response, Inc.	Delaware	100%
American Emergency Physicians Management, Inc.	EmCare of California, Inc.	California	100%
American Investment Enterprises, Inc.	Mercy, Inc.	Nevada	100%
American Medical Pathways, Inc.	American Medical Response, Inc.	Delaware	100%
American Medical Response Ambulance Service, Inc.	American Medical Response, Inc.	Delaware	100%
American Medical Response Delaware Valley, LLC	American Medical Response Mid-Atlantic, Inc.	Delaware	100%
American Medical Response Holdings, Inc.	American Medical Response, Inc.	Delaware	100%
American Medical Response HPPP, LLC	American Medical Response, Inc. (Sole Member)	Delaware	100%
American Medical Response Management, Inc.	American Medical Response, Inc.	Delaware	100%
American Medical Response Mid-Atlantic, Inc.	American Medical Response, Inc.	Pennsylvania	100%
American Medical Response Northwest, Inc.	American Medical Response, Inc.	Oregon	100%
American Medical Response of Colorado, Inc.	American Medical Response, Inc.	Delaware	100%
American Medical Response of Connecticut, Incorporated	American Medical Response, Inc.	Connecticut	100%
American Medical Response of Georgia, Inc.	American Medical Response, Inc.	Delaware	100%
American Medical Response of Illinois, Inc.	American Medical Response, Inc.	Delaware	100%
American Medical Response of Inland Empire	American Medical Response, Inc.	California	100%
American Medical Response of Maricopa, LLC	American Medical Response, Inc.	Delaware	100%
American Medical Response of Massachusetts, Inc.	American Medical Response, Inc.	Massachusetts	100%

SCHEDULE 5.15

Name of Entity	Legal Ownership	Jurisdiction of Organization	Ownership Interest
American Medical Response of New York, LLC	American Medical Response, Inc. (sole member)	New York	100%
American Medical Response of North Carolina, Inc.	American Medical Response, Inc.	Delaware	100%
American Medical Response of Oklahoma, Inc.	American Medical Response, Inc.	Delaware	100%
American Medical Response of Pima, LLC	American Medical Response, Inc.	Delaware	100%
American Medical Response of South Carolina, Inc.	American Medical Response, Inc.	Delaware	100%
American Medical Response of Southern California	American Medical Response Ambulance Service, Inc.	California	100%
American Medical Response of Tennessee, Inc.	American Medical Response, Inc.	Delaware	100%
American Medical Response of Texas, Inc.	American Medical Response, Inc.	Delaware	100%
American Medical Response West	American Medical Response, Inc.	California	100%
American Medical Response, Inc.	AMR HoldCo, Inc.	Delaware	100%
AMR Bay State, LLC	American Medical Response, Inc. (Sole Member)	Delaware	100%
AMR Brockton, L.L.C.	American Medical Response of Massachusetts, Inc.	Delaware	100%
AMR HoldCo, Inc. (f/k/a EMSC Management, Inc.)	Emergency Medical Services L.P.	Delaware	100%
AMR of Central Texas I, LLC	American Medical Response, Inc.	Texas	100%
AMR of Central Texas II, LLC	AMR of Central Texas I, LLC	Texas	100%
Apex Acquisition LLC	EmCare, Inc.	Delaware	100%
APH Laboratory Services, Inc.	Evolution Health, LLC	Texas	100%
Arizona EMS Holdings, Inc.	R/M Arizona Holdings, Inc.	Arizona	100%
Associated Ambulance Service, Inc.	American Medical Response, Inc.	New York	100%
Atlantic Ambulance Services Acquisition, Inc.	American Medical Response, Inc.	Delaware	100%
Atlantic/Key West Ambulance, Inc.	American Medical Response, Inc.	Delaware	100%
Atlantic/Palm Beach Ambulance, Inc.	American Medical Response, Inc.	Delaware	100%
Beacon Transportation, Inc.	Rural/Metro of Rochester, Inc.	New York	100%
BestPractices, Inc.	Holiday Acquisition Company, Inc.	Virginia	100%
Blythe Ambulance Service	Springs Ambulance Service, Inc.	California	100%
Bowers Companies, Inc.	Rural/Metro of Northern California, Inc.	California	100%
Bravo Reimbursement Specialist, L.L.C. (a/k/a Bravo Associates, L.L.C.)	Alpha Physician Resources, L.L.C	New Jersey	100%
Broward Ambulance, Inc.	American Medical Response, Inc.	Delaware	100%
Care Connection of Cincinnati LLC	Guardian Healthcare Holdings, Inc.	Ohio	100%

SCHEDULE 5.15

Name of Entity	Legal Ownership	Jurisdiction of Organization	Ownership Interest
Clinical Partners Management Company, LLC	EmCare, Inc.	Texas	100%
CMORx, LLC	EmCare, Inc.	Texas	100%
Community Auto and Fleet Services, L.L.C.	Gila HoldCo, LLC	Delaware	100%
Community EMS, Inc.	AMR Bay State, LLC	Massachusetts	100%
ComTrans Ambulance Service, Inc.	Arizona EMS Holdings, Inc.	Arizona	100%
ComTrans, Inc.	Gila HoldCo, LLC	Delaware	100%
Corning Ambulance Service Inc.	Rural/Metro of New York, Inc.	New York	100%
Desert Valley Medical Transport, Inc.	American Medical Response of Inland Empire	California	100%
Donlock, Ltd.	Rural/Metro Operating Company, LLC	Pennsylvania	100%
E.M.S. Ventures, Inc.	Rural/Metro Corporation (AZ)	Georgia	100%
Eastern Ambulance Service, Inc.	Rural/Metro Corporation (AZ)	Nebraska	100%
Eastern Paramedics, Inc.	Rural/Metro of New York, Inc.	Delaware	100%
ED Solutions, LLC	Alpha Physician Resources, L.L.C	New Jersey	100%
EDIMS, L.L.C.	Alpha Physician Resources, L.L.C	New Jersey	100%
EHR Management Co.	EmCare, Inc.	Delaware	100%
EmCare Anesthesia Providers, Inc.	EmCare, Inc.	Delaware	100%
EmCare HoldCo, Inc.	Emergency Medical Services L.P.	Delaware	100%
EmCare Holdings Inc.	EmCare HoldCo, Inc.	Delaware	100%
EmCare of California, Inc.	EmCare, Inc.	California	100%
EmCare Physician Providers, Inc.	EmCare, Inc.	Missouri	100%
EmCare Physician Services, Inc.	EmCare, Inc.	Delaware	100%
EmCare, Inc.	EmCare Holdings Inc.	Delaware	100%
Emergency Medical Services LP Corporation (f/k/a Emergency Medical Services L.P.)	Emergency Medical Services Corporation / EMS Executive Investco LLC	Delaware	97% / 3%
Emergency Medical Transport, Inc.	Arizona EMS Holdings, Inc.	Arizona	100%
Emergency Medical Transportation, Inc.	AMR Bay State, LLC	Massachusetts	100%
Emergency Medicine Education Systems, Inc.	EmCare, Inc.	Texas	100%
EMS Management LLC	AMR HoldCo, Inc. / EmCare HoldCo, Inc.	Delaware	50% / 50%
EMS Offshore Medical Services, LLC	American Medical Response, Inc.	Delaware	100%
EMS Ventures of South Carolina, Inc.	Rural/Metro Corporation (AZ)	South Carolina	100%
EMSC ServicesCo, LLC (f/k/a EMSC TransactionCo, LLC)	Envision Healthcare Corporation (sole member)	Delaware	100%
Epsilon Management Group, Inc.	EmCare, Inc. (Majority Shareholder)	Delaware	100%

SCHEDULE 5.15

Name of Entity	Legal Ownership	Jurisdiction of Organization	Ownership Interest
ERgency Staffing and Recruiting, LLC	Epsilon Management Group, Inc.	Michigan	100%
EverRad, LLC	Templeton Readings, LLC	Florida	100%
Evolution Health LLC	Emergency Medical Services LP Corporation	Delaware	100%
Evolution Mobile Imaging, LLC	Evolution Health, LLC (Sole Member)	Delaware	100%
Five Counties Ambulance Service, Inc.	American Medical Response, Inc.	New York	100%
Florida Emergency Partners, Inc.	American Medical Response, Inc.	Texas	100%
Fountain Ambulance Service, Inc.	Hank’s Acquisition Corp.	Alabama	100%
Gem City Home Care, LLC.	Guardian Healthcare Holdings, Inc.	Ohio	100%
Gila Holdco LLC	American Medical Response, Inc.	Delaware	100%
Gold Coast Ambulance Service	V.I.P. Professional Services, Inc.	California	100%
Gold Cross Ambulance Service of Pa., Inc.	Gold Cross Ambulance Services, Inc.	Ohio	100%
Gold Cross Ambulance Services, Inc.	Rural/Metro of Ohio, Inc.	Delaware	100%
Grace Behavioral Health, L.L.C.	Gila HoldCo, LLC	Delaware	100%
Greater Pinellas Transportation Management Services, Inc.	Transportation Management Services of Brevard, Inc.	Florida	100%
Guardian Health Care, Inc.	Guardian Healthcare Holdings, Inc.	Texas	100%
Guardian Healthcare Group, Inc.	Evolution Health, LLC	Delaware	100%
Guardian Healthcare Holdings, Inc.	Guardian Healthcare Group, Inc.	Delaware	100%
Guardian Ohio Newco, LLC	Guardian Healthcare Holdings, Inc.	Ohio	100%
Hank’s Acquisition Corp.	American Medical Response, Inc.	Alabama	100%
Hawkeye Holdco LLC	EmCare, Inc. is Sole Member	Delaware	100%
Health Priority Home Care, Inc.	Guardian Health Care, Inc.	Texas	100%
Healthcare Administrative Services, Inc.	EmCare, Inc.	Delaware	100%
Hemet Valley Ambulance Service, Inc.	American Medical Response Ambulance Service, Inc.	California	100%
Herren Enterprises, Inc.	American Medical Response Ambulance Service, Inc.	California	100%
Holiday Acquisition Company, Inc.	EmCare, Inc.	Colorado	100%
International Life Support, Inc.	American Medical Response of Colorado, Inc.	Hawaii	100%
JLM Healthcare, Inc.	Guardian Healthcare Holdings, Inc.	Texas	100%
KMAC, Inc.	Guardian Healthcare Holdings, Inc.	Texas	100%
Kutz Ambulance Service, Inc.	American Medical Response, Inc.	Wisconsin	100%
LaSalle Ambulance Inc.	Rural/Metro of New York, Inc.	New York	100%
Life Line Ambulance Service, Inc.	American Medical Response, Inc.	Arizona	100%
LifeCare Ambulance Service, Inc.	American Medical Response Ambulance Service, Inc.	Illinois	100%
LifeFleet Southeast, Inc.	American Medical Response, Inc.	Florida	100%

SCHEDULE 5.15

Name of Entity	Legal Ownership	Jurisdiction of Organization	Ownership Interest
Mainstay Solutions, LLC	R/M Management Co., Inc. & Rural/Metor Corporation	Arizona	100%
Marlboro Hudson Ambulance & Wheelchair Service, Inc.	AMR Bay State, LLC	Massachusetts	100%
MedAssociates, LLC	EmCare, Inc.	Texas	100%
Medevac Medical Response, Inc.	American Medical Response, Inc.	Missouri	100%
Medevac MidAmerica, Inc.	American Medical Response, Inc.	Missouri	100%
Medic One Ambulance Services, Inc.	American Medical Response, Inc.	Delaware	100%
Medic One of Cobb, Inc.	American Medical Response Ambulance Service, Inc.	Georgia	100%
Medical Emergency Devices and Services (MEDS), Inc.	Rural/Metro Operating Company, LLC	Arizona	100%
Medi-Car Ambulance Service, Inc.	Medi-Car Systems, Inc.	Florida	100%
Medi-Car Systems, Inc.	American Medical Response, Inc.	Florida	100%
Medics Ambulance Service (Dade), Inc.	American Medical Response, Inc.	Florida	100%
Medics Ambulance Service, Inc.	American Medical Response, Inc.	Florida	100%
Medics Ambulance, Inc.	American Medical Response, Inc.	Florida	100%
Medics Emergency Services of Palm Beach County, Inc.	American Medical Response, Inc.	Florida	100%
Medics Subscription Services, Inc.	American Medical Response, Inc.	Florida	100%
Medics Transport Services, Inc.	American Medical Response, Inc.	Florida	100%
MedicWest Ambulance, Inc.	MedicWest Holdings, Inc.	Nevada	100%
MedicWest Holdings, Inc.	Nevada Red Rock Ambulance, Inc.	Delaware	100%
MedLife Emergency Medical Service, Inc.	Hank’s Acquisition Corp.	Alabama	100%
MedStat EMS, Inc.	American Medical Response, Inc.	Mississippi	100%
Mercury Ambulance Service, Inc.	Rural/Metro Corporation (AZ)	Kentucky	100%
Mercy Ambulance of Evansville, Inc.	Paramed, Inc.	Indiana	100%
Mercy Life Care	American Medical Response Ambulance Service, Inc.	California	100%
Mercy, Inc.	American Medical Response Ambulance Service, Inc.	Nevada	100%
Metro Ambulance Service (Rural), Inc.	American Medical Response, Inc.	Delaware	100%
Metro Ambulance Service, Inc.	American Medical Response, Inc.	Delaware	100%
Metro Ambulance Services, Inc.	American Medical Response, Inc.	Georgia	100%
Metro Care Corp.	Rural/Metro Operating Company, LLC	Ohio	100%
MetroCare Services – Abilene, L.P.	AMR of Central Texas I, LLC	Texas	100%
Metropolitan Ambulance Service	American Medical Response West	California	100%
Midwest Ambulance Management Company	American Medical Response, Inc.	Delaware	100%
Mission Care of Illinois, LLC	Mission Care Services, LLC	Illinois	100%

SCHEDULE 5.15

Name of Entity	Legal Ownership	Jurisdiction of Organization	Ownership Interest
Mission Care of Missouri, LLC	Mission Care Services, LLC	Missouri	100%
Mission Care Services, LLC	American Medical Response, Inc.	Missouri	100%
Mobile Medic Ambulance Service, Inc.	American Medical Response, Inc.	Delaware	100%
MSO Newco, LLC	Apex Acquisition LLC	Delaware	100%
National Ambulance & Oxygen Service, Inc.	Rural/Metro of Rochester, Inc.	New York	100%
Nevada Red Rock Ambulance, Inc.	Nevada Red Rock Holdings, Inc.	Delaware	100%
Nevada Red Rock Holdings, Inc.	American Medical Response, Inc.	Delaware	100%
North Miss. Ambulance Service, Inc.	Rural/Metro Operating Company, LLC	Mississippi	100%
Northwood Anesthesia Associates, L.L.C.	EmCare, Inc.	Florida	100%
Oherbst, Inc.	Guardian Healthcare Holdings, Inc.	Texas	100%
Pacific Ambulance, Inc.	Rural/Metro of Northern California, Inc.	California	100%
Paramed, Inc.	American Medical Response, Inc.	Michigan	100%
Park Ambulance Service Inc.	American Medical Response, Inc.	New York	100%
Patient Advocacy Group, LLC	AMR Holdco, Inc.	Delaware	100%
Phoenix Physicians, LLC	EmCare, Inc. (sole Member)	Florida	100%
Physician Account Management, Inc.	EmCare Physician Providers, Inc.	Florida	100%
Physicians & Surgeons Ambulance Service, Inc.	American Medical Response, Inc.	Ohio	100%
Pinnacle Consultants Mid-Atlantic, L.L.C.	Apex Acquisition LLC	Delaware	100%
Professional Medical Transport, Inc.	Arizona EMS Holdings, Inc.	Arizona	100%
Proven Healthcare Solutions of New Jersey, LLC (a/k/a Proven Healthcare Solutions)	Alpha Physician Resources, L.L.C	New Jersey	100%
ProvidaCare, L.L.C.	American Medical Pathways, Inc.	Texas	100%
Provider Account Management, Inc.	EmCare Physician Services, Inc.	Delaware	100%
Puckett Ambulance Service, Inc.	American Medical Response Ambulance Service, Inc.	Georgia	100%
QRx Medical Management, LLC	EmCare, Inc. (sole Member)	Delaware	100%
R/M Arizona Holdings, Inc.	Rural/Metro Corporation (AZ)	Arizona	100%
R/M Management Co., Inc.	Rural/Metro Corporation (AZ)	Arizona	100%
R/M of Tennessee G.P., Inc.	Rural/Metro Corporation of Tennessee	Delaware	100%
R/M of Tennessee L.P., Inc.	Rural/Metro Corporation of Tennessee	Delaware	100%
Radiology Staffing Solutions, Inc.	EmCare, Inc.	Delaware	100%
Radstaffing Management Solutions, Inc.	EmCare, Inc.	Delaware	100%
Randle Eastern Ambulance Service, Inc.	American Medical Response, Inc.	Florida	100%

SCHEDULE 5.15

Name of Entity	Legal Ownership	Jurisdiction of Organization	Ownership Interest
Regional Emergency Services, L.P.	Florida Emergency Partners, Inc. / American Medical Response Management, Inc.	Delaware	1% / 99%
Reimbursement Technologies, Inc.	EmCare, Inc.	Pennsylvania	100%
River Medical Incorporated	Arizona Oasis Acquisition, Inc.	Arizona	100%
RMC Corporate Center, L.L.C.	Rural/Metro Corporation	Arizona	100%
Rose Radiology, LLC	Spotlight HoldCo, LLC	Texas	100%
Rural/Metro (Delaware) Inc.	Rural/Metro Operating Company, LLC	Delaware	100%
Rural/Metro Corporation	WP Rocket Holdings, Inc.	Delaware	100%
Rural/Metro Corporation	Rural/Metro Operating Company, LLC	Arizona	100%
Rural/Metro Corporation of Florida	Rural/Metro Corporation (AZ)	Florida	100%
Rural/Metro Corporation of Tennessee	Rural/Metro Corporation (AZ)	Tennessee	100%
Rural/Metro Fire Dept., Inc.	Rural/Metro Corporation (AZ)	Arizona	100%
Rural/Metro Mid-South, L.P.	North Miss. Ambulance Service, Inc. / R/M of Tennesseee, G.P., Inc.	Delaware	99% / 1%
Rural/Metro of Brewerton, Inc.	Eastern Paramedics, Inc.	New York	100%
Rural/Metro of California, Inc.	Rural/Metro Corporation (AZ)	Delaware	100%
Rural/Metro of Central Alabama, Inc.	Rural/Metro Corporation (AZ)	Delaware	100%
Rural/Metro of Central Colorado, Inc.	Rural/Metro Operating Company, LLC	Delaware	100%
Rural/Metro of Central Ohio, Inc.	Rural/Metro of Ohio, Inc.	Delaware	100%
Rural/Metro of Greater Seattle, Inc.	Rural/Metro Operating Company, LLC	Washington	100%
Rural/Metro of Indiana, L.P.	The Aid Ambulance Company, Inc. / The Aid Company, Inc.	Delaware	100%
Rural/Metro of New York, Inc.	Rural/Metro Corporation (AZ)	Delaware	100%
Rural/Metro of Northern California, Inc.	Rual/Metro of California, Inc.	Delaware	100%
Rural/Metro of Northern Ohio, Inc.	Rural/Metro of Ohio, Inc.	Delaware	100%
Rural/Metro of Ohio, Inc.	Rural/Metro Corporation (AZ)	Delaware	100%
Rural/Metro of Oregon, Inc.	Rural/Metro Corporation (AZ)	Delaware	100%
Rural/Metro of Rochester, Inc.	Rural/Metro of New York, Inc.	New York	100%
Rural/Metro of San Diego, Inc.	Rural/Metro of California, Inc.	California	100%
Rural/Metro of Southern California, Inc.	Rural/Metro of California, Inc.	Delaware	100%
Rural/Metro of Southern Ohio, Inc.	Rural/Metro Operating Company, LLC	Ohio	100%
Rural/Metro of Tennessee, L.P.	R/M of Tennessee, L.P., Inc. / R/M of Tennessee, G.P., Inc.	Delaware	99% / 1%
Rural/Metro Operating Company, LLC	Rural/Metro Corporation (DE)	Delaware	100%
S. Fisher & S. Thomas Inc.	Guardian Healthcare Holdings, Inc.	Texas	100%

SCHEDULE 5.15

Name of Entity	Legal Ownership	Jurisdiction of Organization	Ownership Interest
San Diego Medical Services Enterprise, LLC	Rural/Metro of Southern California, Inc. & Rural/Metro of San Diego, Inc.	California	100%
Seawall Acquisition, LLC	American Medical Response, Inc.	Delaware	100%
Seminole County Ambulance, Inc.	American Medical Response, Inc.	Delaware	100%
Sioux Falls Ambulance, Inc.	Rural.Metro Corporation (AZ)	South Dakota	100%
Southwest Ambulance and Rescue of Arizona, Inc.	Southwest Ambulance of Casa Grande, Inc.	Arizona	100%
Southwest Ambulance of Casa Grande, Inc.	Rural/Metro Operating Company, LLC	Arizona	100%
Southwest Ambulance of New Mexico, Inc.	Rural/Metro Operating Company, LLC	New Mexico	100%
Southwest Ambulance of Southeastern Arizona, Inc.	Southwest Ambulance of Casa Grande, Inc.	Arizona	100%
Southwest Ambulance of Tucson, Inc.	Rural/Metro Operating Company, LLC	Arizona	100%
Southwest General Services, Inc.	Rural/Metro Operating Company, LLC	Arizona	100%
Spotlight Holdco LLC	EmCare, Inc.	Delaware	100%
Springs Ambulance Service, Inc.	American Medical Response, Inc.	California	100%
SSAG, LLC	Gila HoldCo, LLC	Delaware
STAT Healthcare, Inc.	American Medical Response, Inc.	Delaware	100%
Streamlined Medical Solutions LLC	EmCare, Inc. (sole member)	Texas	100%
Sun Devil Acquisition LLC	EmCare, Inc.	Delaware	100%
Sunrise Handicap Transport Corp.	American Medical Response, Inc.	New York	100%
SW General, Inc.	Rural/Metro Operating Company, LLC	Arizona	100%
T.M.S. Management Group, Inc.	Access2Care, LLC	Florida	100%
TEK Ambulance, Inc.	American Medical Response Ambulance Service, Inc.	Illinois	100%
Templeton Readings, LLC	EmCare, Inc.	Maryland	100%
The Aid Ambulance Company, Inc.	Rural/Metro Corporation (AZ)	Delaware	100%
The Aid Company, Inc.	Rural/Metro Operating Company, LLC	Indiana	100%
Tidewater Ambulance Service, Inc.	Paramed, Inc.	Virginia	100%
TKG, Inc.	Guardian Healthcare Holdings, Inc.	Oklahoma	100%
Towns Ambulance Service, Inc.	Rural/Metro of New York, Inc.	New York	100%
Transportation Management Services of Brevard, Inc.	Access2Care, LLC	Florida	100%
Troup County Emergency Medical Services, Inc.	American Medical Response of Georgia, Inc.	Georgia	100%
V.I.P. Professional Services, Inc.	Seawall Acquisition, LLC	California	100%
Valley Fire Service, Inc.	Rural/Metro of Oregon, Inc.	Delaware	100%
Velita Smith Home Health, Inc.	Guardian Health Care, Inc.	Texas	100%
Vista Staffing Solutions, Inc.	EmCare, Inc.	Delaware	100%

SCHEDULE 5.15

Name of Entity	Legal Ownership	Jurisdiction of Organization	Ownership Interest
Vital Enterprises, Inc.	AMR Bay State, LLC	Massachusetts	100%
W & W Leasing Company, Inc.	Rural/Metro Corporation (AZ)	Arizona	100%
Whitaker Physicians Services, L.L.C.	Vista Staffing Solutions, Inc.	Texas	100%
WP Rocket Holdings Inc.	AMR HoldCo, Inc.	Delaware	100%
AmSurg KEC, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg EC Topeka, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg EC St. Thomas, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg EC Beaumont, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg EC Santa Fe, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg EC Washington, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg Finance, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg Torrance, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg Abilene, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg Maryville, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg Melbourne, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg Hillmont, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg Northwest Florida, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg Palmetto, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg Ocala, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg Crystal River, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg Abilene Eye, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg El Paso, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg La Jolla, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg Burbank, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg Inglewood, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg Suncoast, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg San Antonio TX, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg Temecula CA, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg Escondido CA, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg San Luis Obispo CA, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg Scranton PA, Inc.	AmSurg Holdings, Inc.	Tennessee	100%
AmSurg Arcadia CA, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg Main Line PA, LLC	ASDH I, LLC	Tennessee	100%
AmSurg Oakland CA, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg Lancaster PA, LLC	ASDH I, LLC	Tennessee	100%
AmSurg Pottsville PA, LLC	ASDH I, LLC	Tennessee	100%
AmSurg Glendora CA, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg Holdings, Inc.	Envision Healthcare Corporation	Delaware	100%
AmSurg Anesthesia Management Services, LLC	Envision Healthcare Corporation	Tennessee	100%
ASDH I, LLC	Sheridan Healthcare, Inc. Envision Healthcare Corporation	Tennessee	5% 95%
Long Beach NSC, LLC	AmSurg Holdings, Inc.	Tennessee	100%
Torrance NSC, LLC	AmSurg Holdings, Inc.	Tennessee	100%
Davis NSC, LLC	AmSurg Holdings, Inc.	Tennessee	100%

SCHEDULE 5.15

Name of Entity	Legal Ownership	Jurisdiction of Organization	Ownership Interest
Fullerton NSC, LLC	AmSurg Holdings, Inc.	Tennessee	100%
San Antonio NSC, LLC	AmSurg Holdings, Inc.	Tennessee	100%
Austin NSC, LLC	AmSurg Holdings, Inc.	Tennessee	100%
Austin NSC, LP	AmSurg Holdings, Inc. Austin NSC, LLC	Texas	99% 1%
Twin Falls NSC, LLC	AmSurg Holdings, Inc.	Tennessee	100%
Kenwood NSC, LLC	AmSurg Holdings, Inc.	Tennessee	100%
Towson NSC, LLC	AmSurg Holdings, Inc.	Tennessee	100%
Wilton NSC, LLC	AmSurg Holdings, Inc.	Connecticut	100%
NSC West Palm, LLC	AmSurg Holdings, Inc.	Tennessee	100%
Tampa Bay NSC, LLC	AmSurg Holdings, Inc.	Tennessee	100%
Coral Springs NSC, LLC	AmSurg Holdings, Inc.	Tennessee	100%
Weston NSC, LLC	AmSurg Holdings, Inc.	Tennessee	100%
SHI II, LLC	Sheridan Holdings, Inc.	Tennessee	100%
NSC RBO East, LLC	AmSurg Holdings, Inc.	Tennessee	100%
AmSurg Colton CA, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg Fresno Endoscopy, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg Temecula II, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg Kissimmee FL, Inc.	Envision Healthcare Corporation	Tennessee	100%
AmSurg Altamonte Springs FL, Inc.	Envision Healthcare Corporation	Tennessee	100%
All Women’s Healthcare Holdings, Inc.	Sheridan Holdings, Inc.	Delaware	100%
All Women’s Healthcare, Inc.	All Women’s Healthcare Holdings, Inc.	Florida	100%
All Women’s Healthcare of Dade, Inc.	All Women’s Healthcare Holdings, Inc.	Florida	100%
All Women’s Healthcare of Sawgrass, Inc.	All Women’s Healthcare Holdings, Inc.	Florida	100%
All Women’s Healthcare of West Broward, Inc.	All Women’s Healthcare Holdings, Inc.	Florida	100%
All Women’s Healthcare Services, Inc.	All Women’s Healthcare Holdings, Inc.	Florida	100%
AllegiantMD, Inc.	Sheridan Healthcorp, Inc.	Florida	100%
Anesthesiologists of Greater Orlando, Inc.	Sheridan Healthcorp, Inc.	Florida	100%
Arizona Perinatal Care Centers, LLC	Sheridan Healthcorp, Inc.	Arizona	100%
Anesthesiology Associates of Tallahassee, Inc.	Sheridan Healthcorp, Inc.	Florida	100%
Bay Area Anesthesia, L.L.C.	Sheridan Healthcorp, Inc.	Florida	100%
Bethesda Anesthesia Associates, Inc.	Sheridan Healthcorp, Inc.	Florida	100%
Boca Anesthesia Service, Inc.	Sheridan Healthcorp, Inc.	Florida	100%
Broad Midwest Anesthesia, LLC	Sheridan Healthcorp, Inc.	Missouri	100%
Coastal Anesthesia Staffing, LLC	Coastal Anesthesiology Consultants, LLC	Florida	100%

SCHEDULE 5.15

Name of Entity	Legal Ownership	Jurisdiction of Organization	Ownership Interest
Coastal Anesthesiology Consultants, LLC	Sheridan Healthcorp, Inc.	Florida	100%
Chandler Emergency Medical Group, L.L.C. d/b/a Premier Emergency Medical Specialists	Sheridan Emergency Physician Services, Inc.	Arizona	100%
Discovery Clinical Research, Inc.	All Women’s Healthcare Holdings, Inc.	Florida	100%
Doctors Billing Service, Inc.	Partners in Medical Billing, Inc.	California	100%
Drs. Ellis, Rojas, Ross & Debs, Inc.	Sheridan Healthcorp, Inc.	Florida	100%
Flamingo Anesthesia Associates, Inc.	Sheridan Healthcorp, Inc.	Florida	100%
FM Healthcare Services, Inc.	FMO Healthcare Holdings, Inc.	Florida	100%
FO Investments, Inc.	FMO Healthcare Holdings, Inc.	Florida	100%
FO Investments II, Inc.	FMO Healthcare Holdings, Inc.	Florida	100%
FO Investments III, Inc.	FMO Healthcare Holdings, Inc.	Florida	100%
FMO Healthcare Holdings, Inc.	Sheridan Holdings, Inc.	Delaware	100%
Global Surgical Partners, Inc.	FM Healthcare Services, Inc.	Florida	100%
Greater Florida Anesthesiologists, LLC	Sheridan Healthcorp, Inc.	Florida	100%
Gynecologic Oncology Associates, Inc.	Sheridan Healthcare, Inc.	Florida	100%
Jacksonville Beaches Anesthesia Associates, Inc.	Sheridan Healthcorp, Inc.	Florida	100%
Jupiter Anesthesia Associates, L.L.C.	Sunbeam Asset, LLC	Florida	100%
Jupiter Healthcare, LLC	Sheridan Healthcorp, Inc.	Florida	100%
Medi-Bill of North Florida, Inc.	Sheridan Healthcorp, Inc.	Florida	100%
Medical Information Management Solutions, LLC	Sheridan Healthcorp, Inc.	Arizona	100%
NAC Properties, LLC	Sheridan Healthcorp, Inc.	Georgia	100%
New Generations Babee Bag, Inc.	Sheridan Healthcorp, Inc.	Florida	100%
North Florida Anesthesia Consultants, Inc.	Sheridan Healthcorp, Inc.	Florida	100%
North Florida Perinatal Associates, Inc.	Sheridan Healthcorp, Inc.	Florida	100%
Parity Healthcare, Inc.	Sheridan Healthcare, Inc.	Florida	100%
Partners in Medical Billing, Inc.	Sheridan Holdings, Inc.	Florida	100%
Physician Office Partners, Inc.	Partners in Medical Billing, Inc.	Kansas	100%
Sentinel Healthcare Services, LLC	Sheridan Healthcorp, Inc.	Georgia	100%
Sheridan Anesthesia Services of Alabama, Inc.	Sheridan Healthcorp, Inc.	Florida	100%
Sheridan Anesthesia Services of Louisiana, Inc.	Sheridan Healthcorp, Inc.	Florida	100%
Sheridan Anesthesia Services of Virginia, Inc.	Sheridan Healthcare of Virginia, Inc.	Florida	100%
Sheridan CADR Solutions, Inc.	Sheridan Healthcorp, Inc.	Florida	100%

SCHEDULE 5.15

Name of Entity	Legal Ownership	Jurisdiction of Organization	Ownership Interest
Sheridan Children’s Healthcare Services, Inc.	Sheridan Healthcare, Inc.	Florida	100%
Sheridan Children’s Healthcare Services of Arizona, Inc.	Sheridan Children’s Healthcare Services, Inc.	Florida	100%
Sheridan Children’s Healthcare Services of Louisiana, Inc.	Sheridan Children’s Healthcare Services, Inc.	Florida	100%
Sheridan Children’s Healthcare Services of New Mexico, Inc.	Sheridan Children’s Healthcare Services, Inc.	Florida	100%
Sheridan Children’s Healthcare Services of Kentucky, Inc.	Sheridan Children’s Healthcare Services, Inc.	Florida	100%
Sheridan Children’s Healthcare Services of Ohio, Inc.	Sheridan Children’s Healthcare Services, Inc.	Florida	100%
Sheridan Children’s Healthcare Services of Virginia, Inc.	Sheridan Children’s Healthcare Services, Inc.	Florida	100%
Sheridan Clinical Research, Inc.	Sheridan Healthcorp, Inc.	Florida	100%
Sheridan Emergency Physician Services, Inc.	Sheridan Healthcorp, Inc.	Florida	100%
Sheridan Emergency Physician Services of North Missouri, Inc.	Sheridan Emergency Physician Services, Inc.	Florida	100%
Sheridan Emergency Physician Services of Missouri, Inc.	Sheridan Emergency Physician Services, Inc.	Florida	100%
Sheridan Emergency Physician Services of South Florida, Inc.	Sheridan Emergency Physician Services, Inc.	Florida	100%
Sheridan Healthcare, Inc.	Sheridan Holdings, Inc.	Delaware	100%
Sheridan Healthcare of Louisiana, Inc.	Sheridan Healthcorp, Inc.	Florida	100%
Sheridan Healthcare of Missouri, Inc.	Sheridan Healthcorp, Inc.	Florida	100%
Sheridan Healthcare of Vermont, Inc.	Sheridan Healthcorp, Inc.	Florida	100%
Sheridan Healthcare of Virginia, Inc.	Sheridan Healthcorp, Inc.	Florida	100%
Sheridan Healthcare of West Virginia, Inc.	Sheridan Healthcorp, Inc.	West Virginia	100%
Sheridan Healthcorp, Inc.	Sheridan Healthcare, Inc.	Florida	100%
Sheridan Healthcorp of California, Inc.	Sheridan Healthcorp, Inc.	California	100%
Sheridan Healthy Hearing Services, Inc.	Sheridan Children’s Healthcare Services, Inc.	Florida	100%
Sheridan Holdings, Inc.	Envision Healthcare Corporation	Delaware	100%
Sheridan Hospitalist Services of Florida, Inc.	Sheridan Emergency Physician Services, Inc.	Florida	100%
Sheridan InvestCo, LLC	Sheridan Healthcorp, Inc. Sheridan Emergency Physician Services, Inc. Florida United Radiology, L.C.	Delaware	33.333% 33.333% 33.333%
Sheridan Leadership Academy, Inc.	Sheridan Holdings, Inc.	Florida	100%

SCHEDULE 5.15

Name of Entity	Legal Ownership	Jurisdiction of Organization	Ownership Interest
Sheridan Radiology Services, Inc.	Sheridan Holdings, Inc.	Delaware	100%
Sheridan Radiology Management Services, Inc.	Sheridan Radiology Services, Inc.	Delaware	100%
Sheridan ROP Services of Florida, Inc.	Sheridan Children’s Healthcare Services, Inc.	Florida	100%
Sheridan ROP Services of Virginia, Inc.	Sheridan Children’s Healthcare Services, Inc.	Florida	100%
Sheridan Scientific Intelligence, Inc.	Sheridan Healthcorp, Inc.	Florida	100%
Southeast Perinatal Associates, Inc.	Sheridan Healthcorp, Inc.	Florida	100%
Sunbeam Asset LLC	Sheridan Healthcorp, Inc.	Delaware	100%
Tennessee Valley Neonatology, Inc.	Sheridan Children’s Healthcare Services, Inc.	Florida	100%
Tiva Healthcare, Inc.	Sheridan Healthcare, Inc.	Florida	100%
Valley Anesthesiology Consultants, Inc.	Sheridan Healthcorp, Inc.	Arizona	100%
Valley Clinical Research, Inc.	Sheridan Healthcorp, Inc.	Florida	100%
St. Lucie Anesthesia Associates, LLC	Sheridan Healthcorp, Inc.	Florida	100%
Sheridan Children’s Services of Alabama, Inc.	Sheridan Children’s Healthcare Services, Inc.	Florida	100%
The Kissimmee FL Endoscopy ASC, LLC	AmSurg Kissimmee FL, Inc.	Tennessee	51%
The Altamonte Springs FL Endoscopy ASC, LLC	AmSurg Altamonte Springs FL, Inc.	Tennessee	51%
Southern Idaho Ambulatory Surgery Center, LLC	Twin Falls NSC, LLC	Idaho	54.78%
Kenwood ASC, LLC	Kenwood NSC, LLC	Ohio	75.94%
Towson Surgical Center, LLC	Towson NSC, LLC	Maryland	66.18%
Coral Springs Ambulatory Surgery Center, LLC	Coral Springs NSC, LLC	Florida	63.72%
Stamford/NSC Management, LLC	Wilton NSC, LLC	Connecticut	50.0%
Wilton Surgery Center, LLC	Stamford/NSC Management, LLC	Connecticut	54.92%
Center of Morehead City, LLC	AmSurg Holdings, Inc.	Tennessee	60%
Eastern Shore Endoscopy, LLC	AmSurg Holdings, Inc.	Tennessee	55%
Central Massachusetts Ambulatory Endoscopy Center, LLC	AmSurg Holdings, Inc.	Tennessee	55%
The Knoxville Ophthalmology ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Montgomery Eye Surgery Center, LLC	AmSurg Holdings, Inc.	Tennessee	51%
EyeCare Consultants Surgery Center, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Columbia ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Wichita Orthopaedic ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Willoughby ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%

SCHEDULE 5.15

Name of Entity	Legal Ownership	Jurisdiction of Organization	Ownership Interest
The Westglen Endoscopy Center, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Chevy Chase ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Oklahoma City ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Cincinnati ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Fayetteville ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Independence ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
AmSurg Northern Kentucky GI, LLC	AmSurg Holdings, Inc.	Tennessee	51%
AmSurg Louisville GI, LLC	AmSurg Holdings, Inc.	Tennessee	51%
AmSurg Kentucky Ophthalmology, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Phoenix Ophthalmology ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Toledo Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Sun City Ophthalmology ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Cape Coral/Ft. Myers Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Baltimore Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	60%
The Boca Raton Ophthalmology ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Minneapolis Ophthalmology ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Northside Gastroenterology Endoscopy Center, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Mount Dora Ophthalmology ASC, LLC	AmSurg Holdings, Inc.	Tennessee	54%
The Oakhurst Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Waldorf Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Sarasota Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Middletown Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Dover Ophthalmology ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Surgery Center of Middle Tennessee, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Kingston Ophthalmology ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Las Vegas East Ophthalmology ASC, LLC	AmSurg Holdings, Inc.	Nevada	51%
The Blue Ridge/Clemson Orthopaedic ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Hutchinson Ophthalmology ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%

SCHEDULE 5.15

Name of Entity	Legal Ownership	Jurisdiction of Organization	Ownership Interest
The Metairie Ophthalmology ASC, LLC	AmSurg Holdings, Inc.	Tennessee	69.2%
College Heights Endoscopy Center, L.L.C.	AmSurg Holdings, Inc.	Tennessee	56%
Ocala FL Orthopaedic ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Bel Air Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Bloomfield Eye Surgery Center, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Newark Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Southfield Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Alexandria Ophthalmology ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Columbia ASC Northwest, LLC	AmSurg Holdings, Inc.	Tennessee	51%
St. George Endoscopy Center, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Paducah Ophthalmology ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Greenville ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Columbia TN Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Rogers AR Ophthalmology ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Tulsa OK Ophthalmology ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Kingsport TN Ophthalmology ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Lewes DE Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Winter Haven/Sebring FL Ophthalmology ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Rockledge FL Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Tampa FL Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Pueblo CO Ophthalmology ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Western Washington Endoscopy Centers, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Lakeland FL Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	60.31%
The Northern NV Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Edina MN Ophthalmology ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The West Palm Beach FL Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%

SCHEDULE 5.15

Name of Entity	Legal Ownership	Jurisdiction of Organization	Ownership Interest
Gainesville FL Orthopaedic ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Raleigh NC Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Lake Bluff IL Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Sun City AZ Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Overland Park KS Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Casper WY Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Rockville MD Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Blue Water ASC, LLC	AmSurg Holdings, Inc.	Michigan	51%
Greenspring Station Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Maryland	51%
Maryland Endoscopy Center Limited Liability Company	AmSurg Holdings, Inc.	Maryland	51%
The Scranton PA GP, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Orlando FL Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The St. Louis MO Orthopaedic ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Yuma AZ Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Greensboro NC Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Tulsa OK Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The St. Cloud MN Ophthalmology ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Salem OR Ophthalmology ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The El Dorado Multi- Specialty ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Nashville TN Ophthalmology ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Laurel MD Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Torrance CA Muti-Specialty ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Shenandoah TX Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The New Orleans LA Uptown/West Bank Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Metairie LA Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%

SCHEDULE 5.15

Name of Entity	Legal Ownership	Jurisdiction of Organization	Ownership Interest
The Rockville, ESC-North MD Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Silver Spring MD Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Ocean Endosurgery Center, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The South Bend IN Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Mesquite TX Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Conroe TX Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Glendale AZ Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Poway CA Multi-Specialty ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51.57%
The San Diego CA Multi-Specialty ASC, LLC	AmSurg Holdings, Inc.	Tennessee	52.21%
The Baton Rouge LA Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Pikesville MD Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Glen Burnie MD Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
West Bridgewater MA Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Orlando/Mills FL Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Miami Kendall FL Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
St. Clair Shores MI Opthamology ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Marin Endoscopy Center, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Blaine MN Multi-Specialty ASC, LLC	AmSurg Holdings, Inc.	Tennessee	53%
Casa Colina Surgery Center, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Digestive Health Center, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Digestive Endoscopy Center, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Phoenix Orthopaedic Ambulatory Center, L.L.C.	AmSurg Holdings, Inc.	Tennessee	51%
Gastroenterology Associates Endoscopy Center, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Phoenix Endoscopy, L.L.C.	AmSurg Holdings, Inc.	Tennessee	51%
Central Texas Endoscopy Center, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Eye Surgery Center, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Carroll County Digestive Disease Center, LLC	AmSurg Holdings, Inc.	Tennessee	51%

SCHEDULE 5.15

Name of Entity	Legal Ownership	Jurisdiction of Organization	Ownership Interest
Elms Endoscopy Center, LLC	AmSurg Holdings, Inc.	Tennessee	51%
TEC North, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Hermitage TN Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Central Park Endoscopy Center, LLC	AmSurg Holdings, Inc.	Tennessee	55%
North Richland Hills Endoscopy Center, LLC	AmSurg Holdings, Inc.	Tennessee	57%
Old Town Endoscopy Center, LLC	AmSurg Holdings, Inc.	Tennessee	56.3648%
Park Ventura Endoscopy Center, LLC	AmSurg Holdings, Inc.	Tennessee	54.6363%
Redbird Square Endoscopy Center, LLC	AmSurg Holdings, Inc.	Tennessee	57%
North Valley Orthopedic Surgery Center, L.L.C.	AmSurg Holdings, Inc.	Tennessee	55%
Boston Out-Patient Surgical Suites, L.L.C.	AmSurg Holdings, Inc.	Tennessee	58.25%
Waco Gastroenterology Endoscopy Center, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Bethesda Outpatient Surgery Center, LLC	AmSurg Holdings, Inc.	Tennessee	55.42%
Hillmoor Eye Surgery Center, LLC	AmSurg Holdings, Inc.	Tennessee	55%
Surgery Center of Volusia, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Arizona Endoscopy Center, LLC	AmSurg Holdings, Inc.	Tennessee	55%
COA ASC of Franklin County, LLC	AmSurg Holdings, Inc.	Tennessee	51%
North Valley Endoscopy Center, LLC	AmSurg Holdings, Inc.	Tennessee	51%
MDSINE, LLC	AmSurg Holdings, Inc.	Tennessee	52.17%
Pioneer Valley Surgicenter, LLC	AmSurg Holdings, Inc.	Tennessee	63%
East Valley Endoscopy, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Eagle Eye Surgery and Laser Center, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Doctors Park Surgery Center, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Eastern Massachusetts Surgery Center, LLC	AmSurg Holdings, Inc.	Tennessee	61.36428%
Sierra Pacific Surgery Center, LLC	AmSurg Holdings, Inc.	Tennessee	0.01%
Northeast Surgical Care of Newington, LLC	AmSurg Holdings, Inc.	Tennessee	53.50%
AmSurg Tampa Bay Anesthesia, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Middlesex Endoscopy Center, LLC	AmSurg Holdings, Inc.	Tennessee	65%
Mid Atlantic Endoscopy Center, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Glen Endoscopy Center, LLC	AmSurg Holdings, Inc.	Tennessee	51%
32nd Street Surgery Center, LLC	AmSurg Holdings, Inc.	Tennessee	57.43%

SCHEDULE 5.15

Name of Entity	Legal Ownership	Jurisdiction of Organization	Ownership Interest
WB Surgery Center, LLC	AmSurg Holdings, Inc.	Tennessee	55.196%
Red River Surgery Center, LLC	AmSurg Holdings, Inc.	Tennessee	52.75%
Eastern Connecticut Endoscopy Center, LLC	AmSurg Holdings, Inc.	Connecticut	51%
Boston Endoscopy Center, LLC	AmSurg Holdings, Inc.	Tennessee	60%
Connecticut Eye Surgery Center South, LLC	AmSurg Holdings, Inc.	Connecticut	51%
Hudson Crossing Surgery Center, LLC	AmSurg Holdings, Inc.	Tennessee	51.8407%
Short Hills Surgery Center, LLC	AmSurg Holdings, Inc.	Tennessee	51.2069%
Surgery Center of Allentown, LLC	AmSurg Holdings, Inc.	Tennessee	62.%
Cascade Endoscopy Center, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Diagnostic Endoscopy Center, LLC	AmSurg Holdings, Inc.	Tennessee	62%
Oak Lawn IL Endoscopy ASC, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Physicians’ Eye Surgery Center, LLC	AmSurg Holdings, Inc.	Tennessee	54.32%
Center for Ambulatory Surgery, LLC	AmSurg Holdings, Inc.	Tennessee	53.5%
St. Charles-AmSurg ASC Partners, LLC	AmSurg Holdings, Inc.	Delaware	51%
AmSurg Rockledge FL Anesthesia, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Bend Surgery Center, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Eye Surgery Center of Wichita, LLC.	AmSurg Holdings, Inc.	Tennessee	51%
River Drive Surgery Center, LLC	AmSurg Holdings, Inc.	Tennessee	58.71540%
South Portland Surgical Center, LLC	AmSurg Holdings, Inc.	Tennessee	55%
Eye Surgery Center of Western Ohio, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Surgical Speciality Center of Northeastern Pennsylvania, LLC	AmSurg Holdings, Inc.	Tennessee	1%
Sunrise Ambulatory Surgical Center, LLC	AmSurg Holdings, Inc.	Tennessee	51%
AmSurg Columbia Anesthesia, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Surgical Center of Millburn, LLC	AmSurg Holdings, Inc.	Tennessee	55%
Associated Eye Surgical Center, LLC	AmSurg Holdings, Inc.	Tennessee	53%
Campus Surgery Center, LLC	AmSurg Holdings, Inc.	Tennessee	56.4103%
Waverly Surgery Center, LLC	AmSurg Holdings, Inc.	Tennessee	55%
Surgery Center of Northeast Texas, LLC	AmSurg Holdings, Inc.	Tennessee	53%
Nashville Gastrointestinal Specialists, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Connecticut Eye Anesthesia, LLC	AmSurg Holdings, Inc.	Tennessee	51%

SCHEDULE 5.15

Name of Entity	Legal Ownership	Jurisdiction of Organization	Ownership Interest
Mississippi Coast Endoscopy and Ambulatory Surgery Center, LLC	AmSurg Holdings, Inc.	Tennessee	51%
Ocean Springs Surgical and Endoscopy Center, LLC	AmSurg Holdings, Inc.	Tennessee	51%
The Endoscopy Center of Knoxville, L.P.	AmSurg KEC, Inc.	Tennessee	51%
The Endoscopy Center of Topeka, L.P.	AmSurg EC Topeka, Inc.	Tennessee	51%
The Endoscopy Center of St. Thomas, L.P.	AmSurg EC St. Thomas, Inc.	Tennessee	60%
The Endoscopy Center of Southeast Texas, L.P.	AmSurg EC Beaumont, Inc.	Tennessee	51%
AmSurg South Bay Anesthesia, L.P.	AmSurg Torrance, Inc.	Tennessee	51%
Long Beach Surgery Center, L.P.	Long Beach NSC, LLC	California	51.77%
Davis Surgery Center, L.P.	Davis NSC, LLC	California	69.47%
Fullerton Surgical Center, L.P.	Fullerton NSC, LLC	California	62.37%
San Antonio ASC, LP	San Antonio NSC, LLC	Texas	52.76%
South Austin Holdings, L.L.P.	Austin NSC, LLC	Tennessee	56.97517%
West Palm Outpatient Surgery & Laser Center, Ltd.	NSC West Palm, LLC	Florida	52.74%
Weston Outpatient Surgical Center, Ltd.	Weston NSC, LLC	Florida	55.791%
Fresno CA Endoscopy ASC, L.P.	AmSurg Fresno Endoscopy, Inc.	Tennessee	51%
AmSurg Fresno CA Anesthesia, LP	AmSurg Fresno Endoscopy, Inc.	Tennessee	51%
AmSurg Arcadia Anesthesia, LP	AmSurg Arcadia CA, Inc.	Tennessee	51%
AmSurg Oakland Anesthesia, LP	AmSurg Oakland CA, Inc.	Tennessee	51%
Amsurg Marin Anesthesia, L.P.	AmSurg Holdings, Inc.	Tennessee	51%
AmSurg Stamford Anesthesia, LLC	AmSurg Holdings, Inc.	TN	62%
The Endoscopy Center of Santa Fe, L.P.	AmSurg EC Santa Fe, Inc.	Tennessee	51%
The Endoscopy Center of Washington D.C., L.P.	AmSurg EC Washington, Inc.	Tennessee	51%
Endoscopy Center of the South Bay, L.P.	AmSurg Torrance, Inc.	Tennessee	51%
The Abilene ASC, L.P.	AmSurg Abilene, Inc.	Tennessee	60%
The Maryville ASC, L.P.	AmSurg Maryville, Inc.	Tennessee	53%
The Melbourne ASC, L.P.	AmSurg Melbourne, Inc.	Tennessee	51%
The Hillmont ASC, L.P.	AmSurg Hillmont, Inc.	Tennessee	51%
The Northwest Florida ASC, L.P.	AmSurg Northwest Florida, Inc.	Tennessee	51%
The Palmetto ASC, L.P.	AmSurg Palmetto, Inc.	Tennessee	51%
The Ocala Endoscopy ASC, L.P.	AmSurg Ocala, Inc.	Tennessee	51%
The Crystal River Endoscopy ASC, L.P.	AmSurg Crystal River, Inc.	Tennessee	51%
The Abilene Eye ASC, L.P.	AmSurg Abilene Eye, Inc.	Tennessee	51%

SCHEDULE 5.15

Name of Entity	Legal Ownership	Jurisdiction of Organization	Ownership Interest
The El Paso ASC, L.P.	AmSurg El Paso, Inc.	Tennessee	51%
The La Jolla Endoscopy Center, L.P.	AmSurg La Jolla, Inc.	Tennessee	51%
The Burbank Ophthalmology ASC, L.P.	AmSurg Burbank, Inc.	Tennessee	51%
Los Angeles/Inglewood Endoscopy ASC, L.P.	AmSurg Inglewood, Inc.	Tennessee	51%
The Suncoast Endoscopy ASC, L.P.	AmSurg Suncoast, Inc.	Tennessee	51%
The San Antonio TX Endoscopy ASC, L.P.	AmSurg San Antonio TX, Inc.	Tennessee	51%
The Temecula CA Endoscopy ASC, L.P.	AmSurg Temecula CA, Inc.	Tennessee	51%
The Escondido CA Endoscopy ASC, LP	AmSurg Escondido CA, Inc.	Tennessee	51%
The San Luis Obispo CA Endoscopy ASC, L.P.	AmSurg San Luis Obispo CA, Inc.	Tennessee	51%
The Scranton PA Endoscopy ASC, L.P.	AmSurg Scranton PA, Inc.	Tennessee	51%
The Arcadia CA Endoscopy ASC, L.P.	AmSurg Arcadia CA, Inc.	Tennessee	51%
The Main Line PA Endoscopy ASC, L.P.	AmSurg Main Line PA, LLC	Tennessee	51%
The Oakland CA Endoscopy ASC, L.P.	AmSurg Oakland CA, Inc.	Tennessee	51%
The Pottsville PA Endoscopy ASC, L.P.	AmSurg Pottsville PA, LLC	Tennessee	51%
Glendora CA Endoscopy ASC, L.P.	AmSurg Glendora CA, Inc.	Tennessee	51%
The Lancaster PA Endoscopy ASC, L.P.	AmSurg Lancaster PA, LLC	Tennessee	51%
Manatee Surgical Center, LLC	FO Investments II, Inc.	Florida	50.1%
South Palm Ambulatory Surgery Center, LLC	FO Investments, Inc.	Florida	51%
Meadows Surgery Center, LLC	FO Investments III, Inc.	New Jersey	50.1%
Anesthesia Associates of Joplin, LLC	32nd Street Surgery Center, LLC	Tennessee	57.43%
AmSurg Westminster Anesthesia, LLC	Carroll County Digestive Disease Center, LLC	Tennessee	51%
Anesthesia Associates of Bryan, LLC	Central Texas Endoscopy Center, LLC	Tennessee	51%
Easton Anesthesia Associates, LLC	Eastern Shore Endoscopy, LLC	Tennessee	55%
Redding Anesthesia Associates LP	Gastroenterology Associates Endsocopy Center, LLC	Tennessee	51%
AmSurg Hermitage Anesthesia, LLC	Hermitage TN Endoscopy ASC, LLC	Tennessee	51%
Maryland Endoscopy Anesthesia, LLC	Maryland Endsocopy Center, LLC	Tennessee	51%
AmSurg MDSine Anesthesia, LLC	MDSINE, LLC	Tennessee	54.17%

SCHEDULE 5.15

Name of Entity	Legal Ownership	Jurisdiction of Organization	Ownership Interest
AmSurg North Valley Anesthesia, LLC	North Valley Endsocopy Center, LLC	Tennessee	51%
AmSurg Oak Lawn IL Anesthesia, LLC	Oak Lawn IL Endoscopy ASC, LLC	Tennessee	51%
AmSurg Citrus Anesthesia, LLC	Orland FL Endsocopy ASC, LLC	Tennessee	51%
AmSurg St. George Anesthesia, LLC	St. George Endoscopy Center, LLC	Tennessee	51%
AmSurg Port Orange Anesthesia, LLC	Surgery Center of Volusia, LLC	Tennessee	51%
Forty Fort Anesthesia Associates, LLC	Surgical Specialty Center of Northeastern Pennsylvania, Inc.	Tennessee	51%
AmSurg Abilene Anesthesia, LLC	The Abilene ASC, L.P.	Tennessee	60%
AmSurg Altamonte Springs Anesthesia, LLC	The Altamonte Springs FL Endsocopy ASC, LLC	Tennessee	51%
AmSurg Chattanooga Anesthesia, LLC	The Chatanooga Endoscopy ASC, LLC	Tennessee	35%
AmSurg Cincinnati Anesthesia, LLC	The Cincinnati ASC, LLC	Tennessee	51%
Anesthesia Associates of Columbia TN, LLC	The Columbia TN Endsocopy ASC, LLC	Tennessee	51%
AmSurg Greensboro Anesthesia, LLC	The Greensboro NC Endsocopy ASC, LLC	Tennessee	51%
AmSurg Greenville Anesthesia, LLC	The Greenville ASC, LLC	Tennessee	51%
Knoxville Eye Anesthesia, LLC	The Knoxville Ophthalmology ASC, LLC	Tennessee	51%
AmSurg Lewes Anesthesia, LLC	The Lewes DE Endoscopy ASC, LLC	Tennessee	51%
AmSurg Melbourne Anesthesia, LLC	The Melbourne ASC, L.P.	Tennessee	51%
AmSurg Indianapolis Anesthesia, LLC	The Northside Gastroenterology Endoscopy Center, LLC	Tennessee	51%
Anesthesia Associates of Ocala, LLC	The Ocala Endoscopy ASC, L.P.	Tennessee	51%
AmSurg San Luis Obispo Anesthesia, LLC	The San Luis Obispo CA Endoscopy ASC, L.P.	Tennessee	51%
AmSurg Toledo Anesthesia, LLC	The Toledo Endoscopy ASC, LLC	Tennessee	51%
AmSurg Willoughby Anesthesia, LLC	Willoughby ASC, LLC	Tennessee	51%
MSC Anesthesia, Inc.	Manatee Surgical Center, LLC	Florida	50.10%
Marblehead Surety & Reinsurance Company, Ltd.	Sheridan Healthcare, Inc.	Cayman Islands	100%

SCHEDULE 5.17

Environmental Matters

None.

SCHEDULE 5.20

Insurance

Coverage	Insured	Policy Number	Term	Insurer	Deductibles / SIR	Limits
Casualty
General Liability	Envision	HAZ40320740893	03/31/16 – 03/31/17	Continental Casualty	$2,750,000 deductible xs $250,000 SIR	$2,750,000 per occurrence / $5,000,000 general aggregate $100,000 damage to rented premises $10,000 medical expense
Automobile Liability All States	Envision	ISA H09041114	03/31/16 – 03/31/17	ACE American Ins. Co	$2,000,000	$10,000,000 CSL $10,000 medical payments
Automobile Liability Oklahoma	Envision	ISA H09041874	03/31/16 – 03/31/17	ACE American Ins. Co	$2,000,000	$10,000,000 CSL $10,000 medical payments UM/UIM
Automobile Liability Texas	Envision	ISA H09041886	03/31/16 – 03/31/17	ACE American Ins. Co	$2,000,000	$10,000,000 CSL $10,000 medical payments UM/UIM $1,000,000
Excess Automobile Liability	Envision	AEC019233700	03/31/16 – 03/31/17	American Guarantee & Liability Insurance Co. (Zurich)	N/A	$20,000,000 xs $10M
Workers Compensation All Other States	Envision	WLRC48602356	03/31/16 – 03/31/17	Indemnity Insurance Co. of N.A. (ACE)	$1,000,000	Statutory / $1,000,000
Workers Compensation Wisconsin	Envision	SCFC48602368	03/31/16 – 03/31/17	ACE Fire Underwriters	$1,000,000	Statutory / $1,000,000
Workers Compensation AR, AZ, CA, MA	Envision	WLRC48602344	03/31/16 – 03/31/17	ACE American Ins. Co	$1,000,000	Statutory / $1,000,000
Workers Compensation Excess OH & WA	Envision	WCU C4860237A	03/31/16 – 03/31/17	ACE American Ins. Co	$1,000,000 SIR	Statutory / $1,000,000
Healthcare Professional Liability (AMR) / Excess Umbrella Liability	Envision	6796605	03/31/16 – 03/31/17	Lexington Ins. Co.	N/A	$10,000,000 Healthcare PL / $14,000,000 Umbrella
Healthcare Professional Liability (AMR) / Excess Umbrella Liability	Envision	W1B173160101	03/31/16 – 03/31/17	Syndicates 2623/623 at Lloyd’s	N/A	$10,000,000 Healthcare PL / $11,000,000 Umbrella xs $10M/$14M
Excess Liability 1st Excess	Envision	EXC4223941	03/31/16 – 03/31/17	Great American Insurance Company of NY	N/A	$25,000,000 xs u/l
Excess Liability 2nd Excess	Envision	93642351	03/31/16 – 03/31/17	Federal Insurance Company	N/A	$25,000,000 xs $25M
Excess Liability 3rd Excess	Envision	100003600306	03/31/16 – 03/31/17	Liberty Insurance Underwriters	N/A	$25,000,000 xs $50M

SCHEDULE 5.20

Coverage	Insured	Policy Number	Term	Insurer	Deductibles / SIR	Limits
FINPRO
Fiduciary Liability	Envision	8223-8478	12/01/15 – 12/01/16	Federal Insurance Company	$75,000	$5,000,000
Excess Fiduciary 10M xs 5M	Envision	14-MGU-15-A36440	12/01/15 – 12/01/16	US. Specialty Insurance Company	N/A	$10,000,000 xs $5M
Excess Fiduciary 5M xs 15M	Envision	106209925	12/01/15 – 12/01/16	Travelers Casualty & Surety Co. of America	N/A	$5,000,000 xs $15M
Fiduciary Liability	Texas EM-1	8241-8192	12/01/15 – 12/01/16	Federal Insurance Company	$75,000	$5,000,000
Excess Fiduciary 10M xs 5M	Texas EM-1	14-MGU-15-A36438	12/01/15 – 12/01/16	US. Specialty Insurance Company	N/A	$10,000,000 xs $5M
Excess Fiduciary 5M xs 15M	Texas EM-1	106209918	12/01/15 – 12/01/16	Travelers Casualty & Surety Co. of America	N/A	$5,000,000 xs $15M
Crime Insurance	Envision	025856185	12/01/15 – 12/01/16	National Union Fire Insurance Co of Pittsburgh, PA (Chartis)	$100,000	$10,000,000
Excess Crime Insurance 10M xs 10M	Envision	IPR0379236500	03/31/16 - 03/31/17	Steadfast Insurance Company	$100,000	$10,000,000
Special Risk	Envision	34-215-756	12/01/14 – 12/01/17	National Union Fire Insurance Co of Pittsburgh, PA (Chartis)	$0	$5,000,000
Errors & Omissions – Medical Billing	Envision	6802-7537	12/01/15 – 12/01/16	Executive Risk Indemnity Inc. (Chubb)	$100,000	$10,000,000
Cyber Liability	Envision	W180C1160201	03/20/16 – 03/20/17	Lloyds of London – Beazley	$250,000	$10,000,000
Excess Cyber Liability	Envision	E05SAA4MH2002	03/20/16 – 03/20/17	Liberty Surplus Insurance Company	N/A	$10,000,000 xs $10M

SCHEDULE 5.20

Coverage	Insured	Policy Number	Term	Insurer	Deductibles / SIR	Limits
Excess Cyber Liability	Envision	USUCS269875216	03/20/16 – 03/20/17	Lloyds of London - Hiscox	N/A	$10,000,000 xs $20M
International
Foreign Policy – Commercial Package	Envision	PHFD37999313003	03/31/16 – 03/31/17	ACE American Ins. Co	N/A	$1,000,000/$2,000,000 agg
Public and Products Liability	GMRTT	B0509PA011910	09/30/15 – 09/30/16	QBE Syndicates	N/A	$5,000,000 Public Liability $5,000,000 Pollution Liability $5,000,000 Products Liability
Aviation & Pollution
Non-Owned Aviation	Envision	AV04505440603	06/03/16 - 06/03/17	AIG Specialty	N/A	$10,000,000
Excess Aviation	Envision	AX01166476904	06/03/16 - 06/03/17	AIG Aviation Insurance	N/A	$50,000,000 xs $10,000,000
Pollution Legal Liability & Remediation Legal Liability	Envision	PEC001843810	05/01/16- 05/01/17	Greenwich Insurance Co (XL)	$50,000	$4,500,000 (Aggregate) / $1,250,000 (each)
EmCare
EmCare Medical Professional Liability AOS	EmCare	HAZ104002538114	03/31/16 – 03/31/17	Continental Casualty	N/A

$1,000,000 shared by physicians and allied health professionals - each medical incident

$3,000,000 per physician or allied health professional - annual agg

$1,000,000 shared by corporate entities - each medical incident

$5,000,000 shared by all corporate entities - annual aggregate

EmCare Medical Professional Liability Florida	EmCare	HAZ106438754112	03/31/16 - 03/31/17	Continental Casualty	$250,000	$250,000 Each Medical Incident per Physician $750,000 Annual Agg - per Physician
EmCare Medical Professional Liability Indiana	EmCare	HAZ104002542815	03/31/16 - 03/31/17	Continental Casualty	$250,000	$250,000 Each Medical Incident per Physician $750,000 Annual Agg - per Physician
EmCare Medical Professional Liability Kansas	EmCare	HAZ106437784911	03/31/16 - 03/31/17	Continental Casualty	$200,000	$200,000 each claim $600,000 Aggregate
EmCare Professional Liability Louisiana	EmCare	HAZ104002540015	03/31/16 - 03/31/17	Continental Casualty	$100,000	$100,000 each Medical Incident per Physician $300,000 Aggregate per Physician

EmCare Professional Liability New York	EmCare	HAZ106440138715	03/31/16 - 03/31/17	Continental Casualty	$1,300,000	$1,300,000 each Medical Incident per Physician $3,900,000 Aggregate per Physician
EmCare Professional Liability Pennsylvania	EmCare	HAZ104002539515	03/31/16 - 03/31/17	Continental Casualty	$500,000	$500,000 Per Physician $1,500,000 Aggregate Per Physician

SCHEDULE 5.20

Coverage	Insured	Policy Number	Term	Insurer	Deductibles / SIR	Limits
EmCare Professional Liability Wisconsin	EmCare	HAZ104002541415	03/31/16 - 03/31/17	Continental Casualty	$1,000,000	$1,000,000 each Medical Incident per Physician $3,000,000 Aggregate per Physician
EmCare Work Comp
EmCare Workers Compensation/Employers Liability	EmCare	90-16943 (plus various suffixes)	09/01/16 - 09/01/17	Sentry Insurance	$500,000	Statutory / $1,000,000
Ascension Health At Home
Professional / General Liability	Ascension	MFL0045000216	02/01/16 – 02/01/17	OneBeacon (Homeland Insurance Company of NY)	$1,000 Employee Benefit Deductible per claim

Healthcare Professional: Claims Made Retro 2/1/2012

$1,000,000 Each Claim

$3 ,000,000 Aggregate

Sexual Misconduct Sublimit; (Included in PL)

$1,000,000 Per claim /agg

General Liability: Occurrence

$1 ,000,000 Each Claim

$3 ,000,000 Aggregate for all claims

$100,000 Damage to Premises Rented

Excess Liability	Ascension	MFX0021100216	02/01/16 – 02/01/17	OneBeacon (Homeland Insurance Company of NY)	N/A	$10,000,000
Workers Compensation – AL	Ascension	PLAL129001	02/01/16 – 02/01/17	AL State Fund	N/A	Statutory/$1,000,000
Workers Compensation – WI, IL, OH, MI, IN, TX, OK, KS	Ascension	WC 5573428	02/01/16 – 02/01/17	AIG (Commerce and Industry Insurance Company)	N/A	Statutory/$1,000,000
Auto Liability	Ascension	ISAH09041746	03/31/16 – 03/31/17	ACE American Insurance Company	$150,000	$1,000,000 CSL $5,000 Medical Payment
Directors & Officers and Employment Practices Liability	Ascension	8242-1893	03/01/16 - 02/01/17	Chubb (Federal Insurance Company)	$50,000	$5,000,000
Crime Insurance	Ascension	8242-1893	03/01/16 - 02/01/17	Chubb (Federal Insurance Company)	$25,000	$5,000,000
Special Risk	Ascension	8242-1893	03/01/16 - 02/01/17	Chubb (Federal Insurance Company)	$0	$1,000,000
Cyber Liability	Ascension	0309-4184	03/01/16 – 02/01/17	AWAC	$25,000	$5,000,000

SCHEDULE 5.20

Coverage	Insured	Policy Number	Term	Insurer	Deductibles / SIR	Limits
UHS
General Liability/PL	UHS	MFL0049240416	4/24/16 - 4/24/17	Homeland Insurance Company of New York	$0	$1,000,000 Each Claim/ $3,000,000 Aggregate
Cyber Liability	UHS	03101056	4/24/16 - 4/24/17	Allied World Assurance Company (U.S.) Inc.	$10,000	$1,000,000 Aggregate
D&O	UHS	03101062	4/24/16 - 4/24/17	Allied World Assurance Company (U.S.) Inc.	$10,000	$1,000,000 Aggregate
EMX
Directors & Officers Runoff	EMX	8243-7044	09/15/15 – 09/15/21	Chubb (Federal Insurance Company)	$50,000 $100,000 (Anti-Trust)	$5,000,000
Directors & Officers Excess Runoff	EMX	SISIXFL21234315	09/15/15 – 09/15/21	Starr Indemnity	N/A	$5,000,000

Directors & Officers Go-Forward	EMX	8243-7043	09/15/15 – 09/15/17	Chubb (Federal Insurance Company)	$50,000 $100,000 (Anti-Trust)	$1,000,000
Rural/Metro
Contractors Pollution Liability	Rural/Metro	37313484	12/31/14 - 12/31/16	Chubb (Chubb Custom Insurance Company)	$100,000 Each Pollution Incident	$10,000,000 Each Pollution Incident $10,000,000 Agg Limit
Auto – NY	Rural/Metro	ISAH08867410	1/1/16 - 1/1/17	ACE American Insurance Company	N/A	$50,000
Property
Primary Property $50mm	EVHC	25032476	10/28/16-10/28/17	Lexington Insurance Company	25000	$50,000,000
D&O
Directors & Officers Runnoff - 01 - Rural Metro	EVHC	01-144-29-89	10/28/15 - 10/28/21	National Untion Fire Insurance CO
Directors & Officers Runnoff - 02 - Rural Metro	EVHC	8237-8577	10/28/15 - 10/28/21	Chubb Custom Ins

SCHEDULE 5.20

Coverage	Insured	Policy Number	Term	Insurer	Deductibles / SIR	Limits
Directors & Officers Runnoff - 03 - Rural Metro	EVHC	ELU18381-15	10/28/15 - 10/28/21	XL Specialty Insurance Company
Directors & Officers Runnoff - 04 - Rural Metro	EVHC	G23678950 002	10/28/15 - 10/28/21	ACE American Insurance Company
Directors & Officers Primary	EVHC	ELU141341-15	10/14/15 - 12/31/16	XL Specialty Insurance Company	2500000
Directors & Officers - 1st Shared Excess	EVHC	01-932-84-93	10/14/15 – 12/31/16	National Union Fire Insurance Company
Directors & Officers - 2nd Shared Excess	EVHC	G27164183 003	10/14/15 - 12/31/16	ACE American Insurance Company
Directors & Officers - 3rd Shared Excess	EVHC	DOX10007978800	10/14/15 - 12/31/16	Endurance American Insurance Company
Directors & Officers - 4th Shared Excess	EVHC	106392688	10/14/15 – 12/31/16	Travelers Casualty & Surety Comp
Directors & Officers - 5th Shared Excess	EVHC	MAXA6EL0002271	10/14/15 - 12/31/16	Markel Insurance Company
Directors & Officers - 6th Shared Excess	EVHC	01-932-94-17	10/14/15 - 12/31/16	National Union Fire Insurance Company
Directors & Officers - 7th Shared Excess	EVHC	01-932-94-20	10/14/15 - 12/31/16	National Union Fire Insurance Company
Directors & Officers - 8th Shared Excess	EVHC	MLA65N115A0Q	10/14/15 - 12/31/16	Aspen Bermuda Limited		$10,000,000 xs $90,000,000
Directors & Officers - 9th Shared Excess	EVHC	ELU141343-15	10/14/15 - 12/31/16	XL Specialty Insurance Company
Directors & Officers - 10th Shared Excess	EVHC	18015754	10/14/15 - 12/31/16	Berkley Professional Liability LLC

SCHEDULE 5.20

Coverage	Insured	Policy Number	Term	Insurer	Deductibles / SIR	Limits
State Workers’ Compensation Policies
Alabama WC	Care First Hospice LLC	100-1000128	01/01/16 - 01/01/17	Alabama Self-Insured Workers’ Compensation Fund		Statutory
Alabama WC	St. Vincent’s Home Health, LLC	100-1000127	01/01/16 - 01/01/17	Alabama Self-Insured Workers’ Compensation Fund		Statutory
Nevada WC	UHS JV	NRN4903-2016-04		Nevada Retail Network		Statutory
North Dakota	Rural Metro	1271960
Ohio BWC	Guardain Healthcare Holdings Inc	20005742	01/01/16 - 01/01/17	Ohio Bureau of Workers’ Compensaion		Statutory
Ohio BWC	Ohio EM-I Medical Services, PC	1447675	01/01/16 - 01/01/17	Ohio Bureau of Workers’ Compensaion		Statutory
Ohio BWC	Phoenix Physicians	1593854	01/01/16 - 01/01/17	Ohio Bureau of Workers’ Compensaion		Statutory
Ohio BWC	Physicians & Surgeons Ambulance Service, Inc.	20005293	01/01/16 - 01/01/17	Ohio Bureau of Workers’ Compensaion		Statutory
Ohio BWC	Rural/Metro of Ohio, Inc.	20005020	01/01/16 - 01/01/17	Ohio Bureau of Workers’ Compensaion		Statutory
Washington WC	Envision Healthcare Corporation	602587788 / 890,424-02	01/01/16 - 01/01/17	Washington State Department of Labor & Industries		Statutory
Washington WC	Inpatient Services of Washington, PC	602479324 / 036,076-01	01/01/16 - 01/01/17	Washington State Department of Labor & Industries		Statutory
Washington WC	Washington EM-I Medical Services, PC	601913783 / 036,076-00	01/01/16 - 01/01/17	Washington State Department of Labor & Industries		Statutory

See also Annex A and Annex B attached hereto.

SCHEDULE 5.20

Annex A

Policy Effective Date	Policy Expiration Date	Carrier Name	Policy Number	Coverage Type	Limits of Insurance	Deductible/ Retention
10/1/2015	12/31/2016	Federal Insurance Company	82227077	Directors & Officers Liab ($10M)	$10,000,000	$250,000 Non- Securities Claims $1,500,000 Securities Claims $2,500,000 Merger Objection Securities Claims
10/1/2015	12/31/2016	Axis Insurance Co.	MNN710029012015	Excess Director & Officer ($10M × $10M)	$10,000,000	Nil
10/1/2015	12/31/2016	ACE American Insurance Company	DOX G26810425 002	Excess Director & Officer ($10M × $20M)	$10,000,000	Nil
10/1/2015	12/31/2016	RLI Insurance Company	EPG0013963	Excess Director & Officer ($10M × $30M)	$10,000,000	Nil
10/1/2015	12/31/2016	National Union Fire Company of Pittsburgh, Pa.	01-823-80-79	Excess Director & Officer ($10M × $40M)	$10,000,000	Nil
10/1/2015	12/31/2016	Argonaut Insurance Company	MLX 7601000-01	Excess Director & Officer 8th ($10 × $50M)	$10,000,000	Nil
10/1/2015	12/31/2016	Ironshore Indemnity Inc.	2099101	Excess Director & Officer 9th ($10 × $60M)	$10,000,000	Nil
10/1/2015	12/31/2016	RLI Insurance Company	EPG0013964	Excess Director & Officer 10th ($10M × $70) xs Side A	$10,000,000	Nil
10/1/2015	12/31/2016	XL Specialty Insurance Company	ELU140961-15	Excess Director & Officer 11th ($5M × $80M) xs Side A	$5,000,000	Nil
10/1/2015	12/31/2016	Endurance Risk Solutions Assurance Co.	ADX10005272501	Excess Director & Officer 12th ($10 × $85M) xs Side A	$10,000,000	Nil
10/1/2015	12/31/2016	National Union Fire Ins. Co. of PA	01-823-80-82	Excess Director & Officer 13th (5M xs $95M) xs Side A	$5,000,000	Nil

SCHEDULE 5.20

Annex A

Policy Effective Date	Policy Expiration Date	Carrier Name	Policy Number	Coverage Type	Limits of Insurance	Deductible/ Retention
10/1/2015	12/31/2016	Underwriters at Lloyds (Beazley Syndicate)	B0146ERUSA1500306	Employment Practices Liability	$10,000,000	$100,000 (AmSurg) $250,000 (Sheridan)
10/1/2015	12/31/2016	Federal Insurance Company	82227075	Fiduciary Liability ($10M)	$10,000,000	$25,000
10/1/2015	12/31/2016	RLI Insurance Company	EPG0013961	Excess Fiduciary Liability ($10M xs $10M)	$10,000,000	Nil
10/1/2015	12/31/2016	AXIS Insurance Company	MNN769441012015	Crime ($5M)	$5,000,000	$100,000
10/1/2015	12/31/2016	RLI Insurance Company	BND0101311	Excess Crime ($5M xs $5M)	$5,000,000	Nil
10/1/2015	12/31/2016	Federal Insurance Company	8241-2473	Employed Lawers Professional Liability	$1,000,000	$25,000
1/1/2015 until cancelled		Travelers Casualty & Surety Co. of Amer	106169161	ERISA Bond - Center #2063-001	$25,000	Nil
4/1/2008 until cancelled		Travelers Casualty & Surety Co. of Amer	105101282	ERISA Bond - Center #2155-001	$100,000	Nil
4/1/2008 until cancelled		Travelers Casualty & Surety Co. of Amer	105101288	ERISA Bond - Center #2150-001	$50,000	Nil
7/1/2008 until cancelled		Travelers Casualty & Surety Co. of Amer	105150268	ERISA Bond - Center #2177-001	$40,000	Nil
12/31/2009 until cancelled		Travelers Casualty & Surety Co. of Amer	105389246	ERISA Bond - Center #2211-001	$200,000	Nil
10/18/2015 until cancelled		Travelers Casualty & Surety Co. of Amer	106335504	ERISA Bond - Center #2206-001	$150,000	Nil
8/14/2016	8/13/2019	Great American Insurance Company	E062917	ERISA Bond	$84,000	Nil
7/29/2016	7/28/2019	Great American Insurance Company	1534103	ERISA Bond - Center #2034-001	$150,000	Nil
7/29/2016	7/28/2019	Great American Insurance Company	1534113	ERISA Bond - Center #2106-001	$100,000	Nil
11/1/2016	11/1/2017	Columbia Casualty Company	NSN4015780009	Medical Professional Liability (Anesthesologist/CRNA)	$1M/$3M	Nil

SCHEDULE 5.20

Annex A

Policy Effective Date	Policy Expiration Date	Carrier Name	Policy Number	Coverage Type	Limits of Insurance	Deductible/ Retention
10/1/2016	10/1/2017	Zurich American Insurance Company	HPC387160215	Professional/General Liability (Kansas)	$200K/ $600K; $1M/ $3M - PL $1M/$3M - GL	$ 25,000
10/1/2016	10/1/2017	Zurich-American Insurance Company of Illinois	HPC587239614	Professional/General Liability (Delaware)	$1M/$3M - PL $1M/$3M - GL	$25,000
10/1/2016	10/1/2017	Steadfast Insurance Company	HPC378263816	Professional/General Liability (All Other States)	$100K/ $300K; $1M/ $3M - PL $1M/$3M - GL	$25,000
10/1/2016	10/1/2017	Steadfast Insurance Company	HPC913954010	Umbrella	$10,000,000	$100,000
10/1/2016	10/1/2017	National Fire & Marine Insurance Company	42-XHC-170048-03	Excess Liability ($10M × $10M)	$10,000,000	Nil
10/1/2016	10/1/2017	Illinois Union Insurance Company	XFL G27114118 004	Excess Liability ($5M × $5M)	$5,000,000	Nil
10/1/2016	10/1/2017	American Zurich Insurance Company	BAP4353384-04	Commercial Automobile	$1,000,000	$1,000
10/1/2016	10/1/2017	Zurich American Insurance Company	WC435338304	Workers Compensation	$1,000,000	Nil
10/1/2016	10/1/2017	Zurich American Insurance Company	WC435338504	Workers Compensation - Wilton	$1,000,000	Nil
				Workers Compensation - Colton
6/30/2016	6/30/2017	XL Insurance America, Inc.	US00067448PR16A	Commercial Property	$200,000,000	$100K Per occurrence $300K Aggregate
6/30/2016	6/30/2017	QBE Specialty Insurance Company (75%) General Security Indemnity Co. of Arizona (25%)	ESE1358100 TR00014860050515	Earthquake	$30,000,000	5%, subject to $100,000 minimum per occurrence
4/30/2016	4/30/2017	Wright National Flood Insurance Company	17115032419206	Flood - Center #2084-001	$0 Building $500,000 Contents	$0 Building $1,000 Contents
9/6/2016	9/6/2017	Wright National Flood Insurance Company	9115006801407	Flood - Center #2028-001	$0 Building $500,000 Contents	$0 Building $1,000 Contents

SCHEDULE 5.20

Annex A

Policy Effective Date	Policy Expiration Date	Carrier Name	Policy Number	Coverage Type	Limits of Insurance	Deductible/ Retention
3/16/2016	3/16/2017	Wright National Flood Insurance Company	9115025756106	Flood - Center #2250-001	$0 Building $500,000 Contents	$0 Building $1,000 Contents
6/13/2016	6/13/2017	Wright National Flood Insurance Company	9115043864906	Flood - Center #2056-001	$0 Building $500,000 Contents	$0 Building $1,000 Contents
6/13/2016	6/13/2017	Wright National Flood Insurance Company	9115043865006	Flood - Center #2031-001	$0 Building $500,000 Contents	$0 Building $1,000 Contents
6/17/2016	6/17/2017	Wright National Flood Insurance Company	17115044798706	Flood - Center #2179-001	$0 Building $500,000 Contents	$0 Building $1,000 Contents
3/21/2016	3/21/2017	American Bankers Ins. Co. of FL	60029455972015	Flood - Center #2249-001	$500,000 Building $500,000 Contents	$1,250 Building $1,250 Contents
8/16/2016	8/16/2017	Standard Fire Insurance Company	60101835052015	Flood - Center #2265-001	$500,000 Building $500,000 Contents	$1,250 Building $1,250 Contents
1/18/2016	1/18/2017	Wright National Flood Insurance Company	17115088641103	Flood - Center #2178-001	$0 Building $500,000 Contents	$0 Building $50,000 Contents
3/30/2016	3/30/2017	Wright National Flood Insurance Company	9115088625802	Flood - Center #2198-001	$0 Building $500,000 Contents	$0 Building $1,000 Contents
1/8/2016	1/8/2017	Wright National Flood Insurance Company	39115105862002	Flood - Center #2276-001	$0 Building $500,000 Contents	$0 Building $1,000 Contents
11/6/2008	11/6/1959	ReliaStar Life Insurance Company	AD20066900	Key Man Life Insurance - Dr. William Mayoral	$2,000,000	Nil
11/3/2008	11/3/1945	ReliaStar Life Insurance Company	AD20064402	Key Man Life Insurance - Dr. William B. Ruderman	$2,000,000	Nil
8/13/2013	8/13/1964	ReliaStar Life Insurance Company	AD20586653	Key Man Life Insurance - Dr. Matthew Boyer	$2,000,000	Nil
10/1/2015	12/31/2016	Beazley Insurance Company	PH1500223	Breach Response Liability	$10,000,000	$25,000
12/9/2016	12/9/2017	Columbia Casualty Company	NSD6014620695	Professional Liability	$1M / $3M	Nil

SCHEDULE 5.20

Annex B

Policy Effective Date	Policy Expiration Date	Named Insured	Policy Number	Coverage Type	Carrier	Premium*	Limits of Insurance	Deductible/ Retention
2/14/2014	2/14/2015	Manatee Surgery Center, LLC	1259099	Directors & Officers	Carolina Casualty Insurance Company	$8,575	$1M D&O/EPL	$15,000
9/1/2013	9/1/2014	Manatee Surgery Center, LLC	CA00143165	Commercial Auto	FCCI Insurance Company	$285	$1M	NIL
9/1/2013	9/1/2014	Manatee Surgery Center, LLC	GL 00091415	General Liability	Federal Insurance Company	$3,829	$1M/$2M	$10,000
12/9/2013	12/9/2014	Manatee Surgery Center, LLC	IJG418010	Professional Liability	General Star Indemnity	$175,767	$1M/$3M	NIL
9/1/2013	9/1/2014	Manatee Surgery Center, LLC	UMB00094455	Umbrella	FCCI Insurance Company	$3,865	$3M	$10,000
1/1/2014	1/1/2015	Manatee Surgery Center, LLC	001-WC14A-67700	Workers Compensation	FCCI Insurance Company	$42,638	$500K/$500K/$500K	NIL
9/1/2013	9/1/2014	Manatee Surgery Center, LLC	CP00058905	Property	FCCI Insurance Company	$32,963	$3,043,589 Building $1,862,715 BPP $1,800,000 Business Income	$5,000
12/11/2013	12/11/2014	Manatee Surgery Center, LLC	0305-1104	Professional Liab/General Liab	Darwin Insurance Company	$16,011	$1M/$3M	NIL
4/7/2014	4/7/2015	Meadows Surgery Center, LLC	13 SBA R02274	Property/GL/ Auto /UMB	Sentinel Insurance Company	$12,823	$1M/$2M; BPP $3,526,900; M&S $10k/$5k; BI on ALS basis; EPL $10k; HNOA $1M; EBL $1M; $3M UMB (which includes WC 13WBCZP1999)	NIL

SCHEDULE 5.20

Annex B

Policy Effective Date	Policy Expiration Date	Named Insured	Policy Number	Coverage Type	Carrier	Premium*	Limits of Insurance	Deductible/ Retention
1/31/2011	Until Cancelled	Meadows Surgery Center, LLC	13BDDFY1148	Crime Bond	Sentinel Insurance Company	$388	500000	NIL
4/7/2014	4/7/2015	Meadows Surgery Center, LLC	13WBCZP1999	Workers Comp	Sentinel Insurance Company	$9,752	$1M/$1M/$1M	NIL
10/30/2013	10/30/2014	Meadows Surgery Center, LLC	EKO3114814	Directors & Officers	National Casualty Company	$10,882	$2M D&O, $2M EPLI, $1M FID	$15,000 EPL
8/15/2013	8/15/2014	South Palm Ambulatory Surgery Center	87048406532013	Flood	Hartford Fire Insurance Company	$3,428	$500K limit	NIL
7/2/2013	7/2/2014	South Palm Ambulatory Surgery Center	G24299326002	Directors & Officers	Westchester Fire Insurance Company	$3,663	$1m/$2m	NIL
8/24/13	8/24/2014	South Palm Ambulatory Surgery Center	LHC740819	Professional Liab/ General Liab	Landmark American Ins Co (RSUI)	$36,625	$1M/$3M	NIL
3/21/2014	3/21/2015	South Palm Ambulatory Surgery Center	MXI-93057167 (COP)	Property	AGCS Marine Insurance Company	$34,197		$5,000
6/1/2013	6/1/2014	Melbourne Surgery Center - Excess Policy	HPE40320940520	Professional Liab/ General Liab Excess	CNA	$23,223	$1M/$1M	NIL
2/2/2015	2/2/2016	Western Pennsylvania Anesthesia Associates, Ltd.	1-GLCM001012	Professional Liability	Healthcare Providers Insuranec Exchange	$34,721 MCARE Billed Separately	$500K/$1.5M Physicians $500K/$1.5M Entity $500K/$1.5M MCARE	NIl
2/2/2015	2/2/2016	Western Pennsylvania Anesthesia Associates, Ltd.	1-GLCM001013	Professional Liability	Healthcare Providers Insuranec Exchange	$6,806	$500K/$1.5M Designated Medical Employee	NIL
2/2/2015 Cancellation Date		Leena P Shete, MD Western Pennsylvania Anesthesia Associates, Ltd.	1-CMP0000387	Professional Liability - Reporting Endorsement	Healthcare Providers Insuranec Exchange	$0	$500K/$1.5M Physicians	NIL

Policy Effective Date	Policy Expiration Date	Named Insured	Policy Number	Coverage Type	Carrier	Premium*	Limits of Insurance	Deductible/ Retention
8/1/2015	8/1/2016	Tennessee Valley Neonatology, Inc	MP77837	Professional Liability	ProAssurnace Indemnity Company, Inc.	$38,971	$1M/$3M	NIL
8/15/2015	8/15/2016	Physicians Office Partners	37 SBA UX3412 SA	BOP	Hartford Fire Insurance Company	$5,433	$1M/$2M GL Various by Location - BPP	$500 Property
1/1/2015	1/1/2016	Physicians Office Partners	8242- 0642	EPL/ Fiduciary/ Miscellaneous Professional/ Cyber/Crime	Federal Insurance Company	$23,374	$1M EPL $1M Fiduciary $1M Maximum Aggregate $1M Cyber $1M Crime	$10,000 EPL NIL Fiduciary $10,000 MP $25K Cyber $1K Crime
3/6/2015	3/6/2016	Radiology Associates of Hollywood, PA	Unknown	Professional Liability	Physicians Professional Liability Risk Retention Group	Unknown	$250K/$750K	NIL
4/1/2015	4/1/2016	Halifax Anesthesiology Associates, PA	Unknown	Professional Liability	Halifax Insurance Plan, Inc.	Unknown	$500K/$1M $1M Group Agg	NIL

SCHEDULE 7.2

Website Address for Electronic Financial Reporting

1.	investor.evhc.net

or

2.	ir.emsc.net

SCHEDULE 8.1

Existing Indebtedness

1.	Schedule 1.1(c) is incorporated herein by reference.

2.	Surety Bonds listed on Annex A hereto.

SCHEDULE 8.1

Annex A

[See attachment]

Surety Report (by Client/Surety)

Bond No.	State	Eff Date Exp Date	Renewal Type	Cancellation Provision	Bond Amount	Premium	Replacing Bond No.	Replaced By Bond No.
AmSurg Corp.
Active Bonds
Western Surety Company
62564367	FL	11/2/2016	Continuous Until Cancelled/Released	60 days NOC	$50,000.00	$375.00	N/A	N/A
		11/2/2017			Requested By: Monique Crawford
Prinicpal			Obligee		Description
Sheridan Healthcorp, Inc.			State of Florida, Agency for Health Care Administration (AHCA)		Medicaid Provider Surety Bond Address: 814 S. Washington Avenue, Titusville, FL 32780-2406
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33
Tallahassee, FL 32308-
62829917	FL	6/29/2016	Continuous Until Cancelled/Released	60 Days NOC	$50,000.00	$375.00	N/A	N/A
		6/29/2017			Requested By: Thadius Sankey
Prinicpal			Obligee		Description
Sheridan Healthcorp, Inc.			State of Florida, Agency for Health Care Administration (AHCA)		Medicaid Provider Surety Bond Address: 1900 Don Wickman Road, Clermont, FL 34711-1979
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33
Tallahassee, FL 32308-
62829920	FL	6/29/2016	Continuous Until Cancelled/Released	60 Days NOC	$50,000.00	$375.00	N/A	N/A
		6/29/2017			Requested By: Thadius Sankey
Prinicpal			Obligee		Description
Sheridan Healthcorp, Inc.			State of Florida, Agency for Health Care Administration (AHCA)		Medicaid Provider Surety Bond Address: 1800 Oakley Seaver Drive, Clermont, FL 34711-1916
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33
Tallahassee, FL 32308-
62829923	FL	6/29/2016	Continuous Until Cancelled/Released	60 Days NOC	$50,000.00	$375.00	N/A	N/A
		6/29/2017			Requested By: Thadius Sankey
Prinicpal			Obligee		Description
Sheridan Healthcorp, Inc.			State of Florida, Agency for Health Care Administration (AHCA)		Medicaid Provider Surety Bond Address: 2040 Oakley Seaver Drive, Suite 100, Clermont, FL 34711-1962
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33
Tallahassee, FL 32308-

Tuesday, November 15, 2016	Page 1 of 8

Bond No.	State	Eff Date Exp Date	Renewal Type	Cancellation Provision		Bond Amount	Premium	Replacing Bond No.	Replaced By Bond No.
62865556	FL	8/2/2016	Continuous Until Cancelled/Released	60 Days NOC		$50,000.00	$375.00	N/A	N/A
		8/2/2017			Requested By: Thadius Sankey
Prinicpal			Obligee		Description
Sheridan Healthcorp, Inc.			State of Florida, Agency for Health Care Administration (AHCA)		Medicaid Provider Surety Bond Address: 1600 Southeast 17th Street, Ocala, FL 34471-4606
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33
Tallahassee, FL 32308-
62879191	FL	8/22/2016	Continuous Until Cancelled/Released	60 Days NOC		$50,000.00	$375.00	N/A	N/A
		8/22/2016			Requested By: Thadius Sankey
Prinicpal			Obligee		Description
Sheridan Healthcorp, Inc.			State of Florida, Agency for Health Care Administration (AHCA)		Medicaid Provider Surety Bond Address: 2550 S Douglas Road, Coral Gables, FL 33134-6104
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33
Tallahassee, FL 32308-
62904899	FL	9/9/2016	Continuous Until Cancelled/Released	60 Days NOC		$50,000.00	$375.00	N/A	N/A
		9/9/2017			Requested By: Thadius Sankey
Prinicpal			Obligee		Description
Sheridan Healthcorp, Inc.			State of Florida, Agency for Health Care Administration (AHCA)		Medicaid Provider Surety Bond Address: 1309 N Flagler Dr. , West Palm Beach, FL 33401-3406
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33
Tallahassee, FL 32308-
69717160	FL	5/22/2016	Continuous Until Cancelled/Released	60 days NOC		$50,000.00	$375.00	N/A	N/A
		5/22/2017			Requested By:
Prinicpal			Obligee		Description
Sheridan Healthcorp, Inc.			State of Florida, Agency for Health Care Administration (AHCA)		Medicaid Provider Surety Bond Address: 60 Memorial Medical Pkwy Palm Coast, FL 32164
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33
Tallahassee, FL 32308-
70273067	FL	3/26/2016	Continuous Until Cancelled/Released	60 days NOC		$50,000.00	$375.00	N/A	N/A
		3/26/2017			Requested By:
Prinicpal			Obligee		Description
Sheridan Healthcorp, Inc.			State of Florida, Agency for Health Care Administration (AHCA)		Medicaid Provider Surety Bond Address: 10101 Forest Hill Blvd, Wellington, FL 33414
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33
Tallahassee, FL 32308-

Tuesday, November 15, 2016	Page 2 of 8

Bond No.	State	Eff Date Exp Date	Renewal Type	Cancellation Provision		Bond Amount	Premium	Replacing Bond No.	Replaced By Bond No.
70289838	FL	5/1/2016 5/1/2017	Continuous Until Cancelled/Released	60 days NOC	Requested By:	$50,000.00	$375.00	N/A	N/A
Prinicpal			Obligee		Description
Sheridan Healthcorp, Inc.			State of Florida, Agency for Health Care Administration (AHCA)		Medicaid Provider Surety Bond Address: 13001 Southern Blvd, Loxahatchee, FL 33470
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33
Tallahassee, FL 32308-
70293106	FL	5/7/2016 5/7/2017	Continuous Until Cancelled/Released	60 days NOC	Requested By:	$50,000.00	$375.00	N/A	N/A
Prinicpal			Obligee		Description
Sheridan Healthcorp, Inc.			State of Florida, Agency for Health Care Administration (AHCA)		Medicaid Provider Surety Bond Address: 12961 Palms West Dr., Loxahatchee, FL 33470
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33
Tallahassee, FL 32308-
70685144	FL	3/18/2016 3/18/2017	Continuous Until Cancelled/Released	60 days NOC	Requested By:	$50,000.00	$375.00	N/A	N/A
Prinicpal			Obligee		Description
Sheridan Healthcorp, Inc.			State of Florida, Agency for Health Care Administration (AHCA)		Medicaid Provider Surety Bond Address: 1150 N 35th Ave #445, Hollywood, FL 33021-5430
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33
Tallahassee, FL 32308-
70776204	FL	8/14/2016 8/14/2017	Continuous Until Cancelled/Released	60 days NOC	Requested By:	$50,000.00	$375.00	N/A	N/A
Prinicpal			Obligee		Description
Sheridan Healthcorp, Inc.			State of Florida, Agency for Health Care Administration (AHCA)		Medicaid Provider Surety Bond Address: 9100 SW 87th Avenue, Miami, FL 33176
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33
Tallahassee, FL 32308-
70825184	FL	11/2/2016 11/2/2017	Continuous Until Cancelled/Released	60 days NOC	Requested By:	$50,000.00	$375.00	N/A	N/A

Prinicpal			Obligee		Description
Sheridan Healthcorp, Inc.			State of Florida, Agency for Health Care Administration (AHCA)		Medicaid Provider Surety Bond Address: 21 Hospital Drive, Suite 220, Palm Coast, FL 32164
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33 Tallahassee, FL 32308-

Tuesday, November 15, 2016	Page 3 of 8

Bond No.	State	Eff Date Exp Date	Renewal Type	Cancellation Provision		Bond Amount	Premium	Replacing Bond No.	Replaced By Bond No.
70881265	FL	3/15/2016	Continuous Until Cancelled/Released	60 days NOC		$50,000.00	$375.00	N/A	N/A
		3/15/2017			Requested By:
Prinicpal			Obligee		Description
Sheridan Healthcorp, Inc.			State of Florida, Agency for Health Care Administration (AHCA)		Medicaid Provider Surety Bond Address: 1395 S State Rd 7 #100, Wellington, FL 33414
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33
Tallahassee, FL 32308-
71124273	FL	7/1/2016	Continuous Until Cancelled/Released	60 days NOC		$50,000.00	$375.00	N/A	N/A
		7/1/2017			Requested By:
Prinicpal			Obligee		Description
Sheridan Healthcorp, Inc.			State of Florida, Agency for Health Care Administration (AHCA)		Medicaid Provider Surety Bond Address: 1005 Joe DiMaggio Dr., Hollywood, FL 33021
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33
Tallahassee, FL 32308-
71158325	FL	9/30/2016	Continuous Until Cancelled/Released	60 days NOC		$50,000.00	$375.00	N/A	N/A
		9/30/2017			Requested By:
Prinicpal			Obligee		Description
Sheridan Healthcorp, Inc.			State of Florida, Agency for Health Care Administration (AHCA)		Medicaid Provider Surety Bond Address: 502 West Highland Blvd, Inverness, FL 34952
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33
Tallahassee, FL 32308-
71430157	FL	6/20/2016	Continuous Until Cancelled/Released	60 days NOC		$50,000.00	$375.00	N/A	N/A
		6/20/2017			Requested By:
Prinicpal		Obligee			Description
Sheridan Healthcorp, Inc.			State of Florida, Agency for Health Care Administration (AHCA)		Medicaid Provider Surety Bond Address: 1613 N Harrison Pkwy,#200, Sunrise, FL 33323
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33
Tallahassee, FL 32308-

RIDERS	Effective Date	Sign/Seal Date	Rider Description	Increased-Decreased By	Return-Addl Premium
	11/14/2014	10/8/2014	Bond cancelled per Monique Crawford	$0.00	Add’l/Return Premium, if any, included above
	6/20/2014	11/10/2014	Bond reinstated per Monique Crawford	$0.00	Add’l/Return Premium, if any, included above

Tuesday, November 15, 2016	Page 4 of 8

Bond No.	State	Eff Date Exp Date	Renewal Type	Cancellation Provision		Bond Amount	Premium	Replacing Bond No.	Replaced By Bond No.
71438883	FL	7/25/2016	Continuous Until Cancelled/Released	60 days NOC		$50,000.00	$375.00	N/A	N/A
		7/25/2017			Requested By:
Prinicpal			Obligee		Description
Sheridan Healthcorp, Inc.			State of Florida, Agency for Health Care Administration (AHCA)		Medicaid Provider Surety Bond Address: 8383 N. Davis Hwy. Pensacola, FL 32514
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33
Tallahassee, FL 32308-
71438889	FL	7/25/2016	Continuous Until Cancelled/Released	60 days NOC		$50,000.00	$375.00	N/A	N/A
		7/25/2017			Requested By:
Prinicpal			Obligee		Description
Sheridan Healthcorp, lnc.			State of Florida, Agency for Health Care Administration (AHCA)		Medicaid Provider Surety Bond Address: 1431 S. W.1st Avenue, Ocala, FL 34471
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33
Tallahassee, FL 32308-
71438892	FL	7/25/2016	Continuous Until Cancelled/Released	60 days NOC		$50,000.00	$375.00	N/A	N/A
		7/25/2017			Requested By:
Prinicpal			Obligee		Description
Sheridan Healthcorp. Inc.			State of Florida, Agency for Health Care Administration (AHCA)		Medicaid Provider Surety Bond Address: 4600 S. W. 46th Ct., Ocala, FL 34474
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33 Tallahassee, FL 32308-

71439894	FL	7/25/2016	Continuous Until Cancelled/Released	60 days NOC		$50,000.00	$375.00	N/A	N/A
		7/25/2017			Requested By:
Prinicpal			Obligee		Description
Sheridan Healthcorp, Inc.			State of Florida, Agency for Health Care Administration (AHCA)		Medicaid Provider Surety Bond Address: 1000 Mar-Walt Dr., Fort Walton Beach, FL 32547
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33
Tallahassee, FL 32308-
71467292	FL	10/11/2016	Continuous Until Cancelled/Released	60 days NOC		$50,000.00	$375.00	N/A	N/A
		10/11/2017			Requested By:
Prinicpal			Obligee		Description
Sheridan Healthcorp, Inc.			State of Florida, Agency for Health Care Administration (AHCA)		Medicaid Provider Surety Bond Address: 95 Bulldog Blvd., Ste. 104, Melbourne, FL 32901
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33
Tallahassee, FL 32308-

Tuesday, November 15, 2016	Page 5 of 8

Bond No.	State	Eff Date Exp Date	Renewal Type	Cancellation Provision	Bond Amount	Premium	Replacing Bond No.	Replaced By Bond No.
71473854	FL	11/1/2016	Continuous Until Cancelled/Released	60 days NOC	$50,000.00	$375.00	N/A	N/A
		11/1/2017			Requested By:
Prinicpal			Obligee		Description
Sheridan Healthcorp, Inc.			State of Florida, Agency for Health Care Administration (AHCA)		Medicaid Provider Surety Bond Address: 3201 South Tamiami Trail, Sarasota, FL 34239
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33
Tallahassee, FL 32308-
71492069	FL	1/1/2016	Continuous Until Cancelled/Released	60 days NOC	$50,000.00	$375.00	N/A	N/A
		1/1/2017			Requested By:
Prinicpal			Obligee		Description
Sheridan Healthcorp, Inc.			State of Florida, Agency for Health Care Administration (AHCA)		Medicaid Provider Surety Bond Address: 701 6th Street South Saint Petersburg, FL 33701
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33
Tallahassee, FL 32308-
71492097	FL	1/1/2016	Continuous Until Cancelled/Released	60 days NOC	$50,000.00	$375.00	N/A	N/A
		1/1/2017			Requested By:
Prinicpal			Obligee		Description
Sheridan Healthcorp, Inc.			State of Florida, Agency for Health Care Administration (AHCA)		Medicaid Provider Surety Bond Address: 603 7th Street South Saint Petersburg, FL 33701
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33
Tallahassee, FL 32308-
71588213	FL	10/1/2016	Continuous Until Cancelled/Released	60 Days NOC	$50,000.00	$375.00	N/A	N/A
		10/1/2017			Requested By: Monique Crawford
Prinicpal			Obligee		Des cription
Sheridan Healthcorp, Inc.			State of Florida, Agency for Health Care Administration (AHCA)		Medicaid Provider Surety Bond Address: 1401 West Seminole Blvd., Sanford, FL 32771 Seminole County
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33
Tallahassee, FL 32308-
71590690	FL	11/1/2016	Continuous Until Cancelled/Released	60 Days NOC	$50,000.00	$375.00	N/A	N/A
		11/1/2017			Requested By: Monique Crawford
Prinicpal			Obligee		Description
Sheridan Healthcorp, Inc.			State of Florida, Agency for Health Care Administration (AHCA)		Medicaid Provider Surety Bond Address: 1041 Dunlawton Avenue, Port Orange, FL 32127
			Filed with: Florida Agency for Healthcare Administration		Volusia County
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33
Tallahassee, FL 32308-

Tuesday, November 15, 2016	Page 6 of 8

Bond No.	State	Eff Date Exp Date	Renewal Type	Cancellation Provision		Bond Amount	Premium	Replacing Bond No.	Replaced By Bond No.
71590694	FL	11/1/2016	Continuous Until Cancelled/Released	60 Days NOC		$50,000.00	$375.00	N/A	N/A
		11/1/2017			Requested By: Monique Crawford
Prinicpal		Obligee			Description
Sheridan Healthcorp, Inc.		State of Florida, Agency for Health Care Administration (AHCA)			Medicaid Provider Surety Bond Address: 303 N. Clyde Morris Blvd., Daytona Beach, FL 32114 Volusia County
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33
Tallahassee, FL 32308-

71623140	FL	2/1/2016	Continuous Until Cancelled/Released	60 days NOC		$50,000.00	$0.00	N/A	N/A
		2/1/2017			Requested By: Monique Crawford

Prinicpal		Obligee			Description

Sheridan Healthcorp, Inc.		State of Florida, Agency for Health Care Administration (AHCA)			Medicaid Provider Surety Bond Address: 449 W 23rd Street, Panama City, FL 32405
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33
Tallahassee, FL 32308-

71663111	FL	5/1/2016	Continuous Until Cancelled/Released	60 days NOC		$50,000.00	$375.00
		5/1/2017			Requested By: Monique Crawford
Prinicpal		Obligee			Description
Sheridan Healthcorp, Inc.		State of Florida, Agency for Health Care Administration (AHCA)			Medicaid Provider Surety Bond Address: 6110 SW 70th Street, South Miami, FL 33143
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33
Tallahassee, FL 32308-

71676654	FL	6/29/2016	Continuous Until Cancelled/Released	60 Days NOC		$50,000.00	$375.00
		6/29/2017			Requested By: Monique Crawford

Prinicpal		Obligee			Description

Sheridan Healthcorp, Inc.		State of Florida, Agency for Health Care Administration (AHCA)			Medicaid Provider Surety Bond Address: 4500 Newberry Road, Gainesville, FL 32607
Filed with: Florida Agency for Healthcare Administration
Long Term Care Unit
2727 Mahan Dr., Mail Stop MS 33
Tallahassee, FL 32308-

Tuesday, November 15, 2016	Page 7 of 8

Bond No.	State	Eff Date Exp Date	Renewal Type	Cancellation Provision	Bond Amount	Premium	Replacing Bond No.	Replaced By Bond No.
71683071	FL	7/1/2016	Continuous Until Cancelled/Released	60 Days NOC	$50,000.00	$375.00
		7/1/2017			Requested By: Monique Crawford
Prinicpal			Obligee		Description
Sheridan Healthcorp, Inc.			State of Florida, Agency for Health Care Administration (AHCA)		Medicaid Provider Surety Bond Address: 1200 37th Street, Vero Beach, FL 32960
			Filed with: Florida Agency for Healthcare Administration
			Long Term Care Unit
			2727 Mahan Dr., Mail Stop MS 33
			Tallahassee, FL 32308-
Total for Western Surety Company					$1,650,000.00	$12,000.00

Total for Active Bonds					$1,650,000.00	$12,000.00

Total for AmSurg Corp.					$1,650,000.00	$12,000.00

Tuesday, November 15, 2016	Page 8 of 8

SCHEDULE 8.5

Affiliate Transactions

None.

EXHIBIT A

to

CREDIT AGREEMENT

FORM OF NOTE

THIS NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York
[ , 20 ]

FOR VALUE RECEIVED, the undersigned, ENVISION HEALTHCARE CORPORATION, a Delaware corporation (together with its successors and assigns, the “Borrower”), hereby unconditionally promises to pay to          (the “Lender”) and its successors and assigns, at the office of JPMORGAN CHASE BANK, N.A., located at 383 Madison Avenue, New York, New York 10179, Attn: [                    ] in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of the Term Loans made by the Lender to the undersigned pursuant to Subsection 2.1 of the Credit Agreement referred to below, which sum shall be payable at such times and in such amounts as are specified in the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the applicable rates per annum and on the dates set forth in Subsection 4.1 of the Credit Agreement until such principal amount is paid in full (both before and after judgment).

This Note is one of the Notes referred to in, and is subject in all respects to, the Amended and Restated Credit Agreement, dated as of December 1, 2016 (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the several banks and other financial institutions from time to time parties thereto (including the Lender) (the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined therein), and is entitled to the benefits thereof, is secured and guaranteed as provided therein and is subject to optional and mandatory prepayment in whole or in part as provided therein. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof. The holder hereof, by its acceptance of this Note, agrees to the terms of, and to be bound by and to observe the provisions applicable to the Lenders contained in, the Credit Agreement. Capitalized terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

EXHIBIT A

to

CREDIT AGREEMENT

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

ENVISION HEALTHCARE CORPORATION

By:
Name:
Title:

EXHIBIT B

to

CREDIT AGREEMENT

[RESERVED]

EXHIBIT C

to

CREDIT AGREEMENT

FORM OF MORTGAGE

[See attached.]

1 This instrument was prepared in consultation with

counsel in the state in which the Premises is

located by the attorney named below and after

recording, please return to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

Attention: [                    ]

STATE OF

COUNTY OF

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT

OF LEASES AND RENTS AND FIXTURE FILING

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS AND FIXTURE FILING (as amended, modified or supplemented from time to time, the “Mortgage”) is made and entered into as of the [    ] day of [            ],
201[  ], by [                    , a                     ], with an address as of the date hereof at [                    ], Attention: [                    ] (the “Mortgagor”), for the benefit of JPMORGAN CHASE BANK, N.A. (“JPM”), in its capacity as Collateral Agent for the Secured Parties (as such terms are defined in the Guarantee and Collateral Agreement defined below), with an address as of the date hereof at [                    ], Attention: [                    ] (in such capacity, the “Mortgagee”).

RECITALS:

WHEREAS, pursuant to that certain Amended and Restated Credit Agreement (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of December 1, 2016, among ENVISION HEALTHCARE Corporation, a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (as further defined in Subsection 1.1 of the Credit Agreement, the “Lenders”), the Collateral Agent, the Administrative Agent, and the other parties party thereto, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

[1]	Local counsel to advise as to any recording requirements for the cover page, including need for recording tax notification or a separate tax affidavit.

WHEREAS, the Borrower is a member of an affiliated group of companies that includes the Borrower’s Subsidiaries that are party to the Guarantee and Collateral Agreement (as defined below), the Borrower’s other Subsidiaries and the Mortgagor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to the Mortgagor in connection with the operation of its business;

WHEREAS, the Borrower and the Mortgagor are engaged in related businesses, and each will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, the Mortgagor is the owner of the fee simple interest in the real property described on Exhibit A attached hereto and incorporated herein by reference;

WHEREAS, it is a condition to the obligation of the Lenders to make their respective extensions of credit under the Credit Agreement that the Mortgagor shall execute and deliver this Mortgage to the Mortgagee for the benefit of the Secured Parties;

WHEREAS, concurrently with the entering into of the Credit Agreement, the Borrower and certain Subsidiaries of the Borrower have entered into that Guarantee and Collateral Agreement (as amended, amended and restated, modified, renewed or replaced from time to time, the “Guarantee and Collateral Agreement”) in favor of JPM, as Collateral Agent and Administrative Agent for the Lenders from time to time parties to the Credit Agreement;

WHEREAS, pursuant to that certain Amended and Restated Credit Agreement, dated as of December 1, 2016 (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the indebtedness under such agreement or successor agreements, the “ABL Credit Agreement”), among the Borrower, the Subsidiary Borrowers (as defined therein) from time to time party thereto, Deutsche Bank AG New York Branch, as collateral agent and as administrative agent (in such capacities, the “ABL Agent”), JPMorgan Chase, Bank, N.A., as co-collateral agent, and the other parties party thereto, the Lenders party thereto have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to that certain Guarantee and Collateral Agreement, dated as of May 25, 2011 (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “ABL Collateral Agreement”), among the Borrower, certain Subsidiaries of the Borrower and the ABL Agent, the Borrower and such Subsidiaries have granted a first priority Lien to the ABL Agent for the benefit of the ABL Secured Parties (as defined in the ABL/Term Loan Intercreditor Agreement) on the ABL Priority Collateral (as defined in the ABL/Term Loan Intercreditor Agreement defined below) and a second priority Lien for the benefit of the ABL Secured Parties on the Term Loan Priority Collateral (as defined in the ABL/Term Loan Intercreditor Agreement) (subject in each case to Permitted Liens);

6

WHEREAS, the Collateral Agent and the ABL Agent have entered into an Intercreditor Agreement, acknowledged by the Borrower and the Granting Parties, dated as of May 25, 2011 (as amended, amended and restated, waived, supplemented or otherwise modified from time to time (subject to Subsection 9.1 of the Guarantee and Collateral Agreement), the “ABL/Term Loan Intercreditor Agreement”);

WHEREAS, the Mortgagor will receive substantial benefit from the execution and performance of the obligations under the Credit Agreement, and is, therefore, willing to enter into this Mortgage; and

WHEREAS, this Mortgage is given by the Mortgagor in favor of the Mortgagee for the benefit of the Secured Parties to secure the payment and performance of all of the Obligations (as defined in the Guarantee and Collateral Agreement) of the Mortgagor (such Obligations of the Mortgagor being hereinafter referred to as the “Obligations”).

W I T N E S S E T H:

NOW THEREFORE, the Mortgagor, in consideration of the indebtedness herein recited and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has irrevocably granted, released, sold, remised, bargained, assigned, pledged, warranted, mortgaged, transferred and conveyed, and does hereby grant, release, sell, remise, bargain, assign, pledge, warrant, mortgage, transfer and convey to the Mortgagee, for the benefit of the Secured Parties, and the Mortgagee’s successors and assigns, a continuing security interest in and to, and lien upon, all of the Mortgagor’s right, title and interest in and to the following described land, real property interests, buildings, improvements, fixtures and proceeds:

(a) All that tract or parcel of land and other real property interests in [                    ] County, [                    ], as more particularly described in Exhibit A attached hereto and made a part hereof, together with any greater or additional estate therein as hereafter may be acquired by the Mortgagor (the “Land”), and all of the Mortgagor’s right, title and interest in and to rights appurtenant thereto, including easement rights;

(b) All buildings and improvements of every kind and description now or hereafter erected or placed on the Land (the “Improvements”), all materials, equipment, apparatus and fixtures now or hereafter owned by the Mortgagor and attached to or installed in or located on and used in connection with the aforesaid Land and Improvements (collectively, the “Fixtures”) (hereinafter, the Land, the Improvements and the Fixtures may be collectively referred to as the “Premises”. As used in this Mortgage, the term “Premises” shall mean all, or, where the context permits or requires, any portion of the above or any interest therein); and

(c) Subject to the terms of the Guarantee and Collateral Agreement, any and all cash proceeds and noncash proceeds from the conversion, voluntary or involuntary, of any of the Premises or any portion thereof into cash or liquidated claims, including (i) proceeds of any insurance, indemnity, warranty, guaranty or claim payable to the Mortgagee or to the Mortgagor from time to time with respect to any of the Premises, (ii)

7

payments (in any form whatsoever) made or due and payable to the Mortgagor in connection with any condemnation, seizure or similar proceeding and (iii) other amounts from time to time paid or payable under or in connection with any of the Premises, including, without limitation, refunds of real estate taxes and assessments, including interest thereon, but in each case under this clause (c) excluding Excluded Assets (as defined in the Guarantee and Collateral Agreement).

TO HAVE AND HOLD the same, together with all privileges, hereditaments, easements and appurtenances thereunto belonging, subject to Permitted Liens, to the Mortgagee, for the benefit of the Secured Parties, and the Mortgagee’s successors and assigns to secure the Obligations; provided that, upon (i) the Obligations Satisfaction Date (as defined below) or (ii) the full satisfaction of the conditions set forth in the Credit Agreement for the release of this Mortgage in accordance with the terms thereof, the lien and security interest of this Mortgage shall cease, terminate and be void and the Mortgagee or its successor or assign shall promptly cause a release of this Mortgage to be filed in the appropriate office; and until the Obligations are fully satisfied, it shall remain in full force and virtue.

And, as additional security for said Obligations, subject to the Credit Agreement or the Guarantee and Collateral Agreement, as applicable, the Mortgagor hereby unconditionally assigns to the Mortgagee, for the benefit of the Secured Parties, all the security deposits, rents, issues, profits and revenues of the Premises from time to time accruing (the “Rents and Profits”), which assignment constitutes a present, absolute and unconditional assignment and not an assignment for additional security only, reserving only to the Mortgagor a license to collect and apply the same as the Mortgagor chooses as long as no Event of Default has occurred and is continuing. Immediately upon the occurrence of and during the continuance of any Event of Default, whether or not legal proceedings have commenced and without regard to waste, adequacy of security for the Obligations or solvency of the Mortgagor, the license granted in the immediately preceding sentence shall automatically cease and terminate without any notice by the Mortgagee (such notice being hereby expressly waived by the Mortgagor to the extent permitted by applicable law), or any action or proceeding or the intervention of a receiver appointed by a court.

As additional collateral and further security for the Obligations, subject to the Credit Agreement or the Guarantee and Collateral Agreement, as applicable, the Mortgagor does hereby assign by way of security and grants to the Mortgagee, for the benefit of the Secured Parties, a security interest in all of the right, title and the interest of the Mortgagor in and to any and all real property leases and rental agreements (collectively, the “Leases”) with respect to the Premises or any part thereof, and the Mortgagor agrees to execute and deliver to the Mortgagee such additional instruments, in form and substance reasonably satisfactory to the Mortgagee, as may hereafter be requested by the Mortgagee to evidence and confirm said assignment; provided, however, that acceptance of any such assignment shall not be construed to impose upon the Mortgagee any obligation or liability with respect thereto.

8

The Mortgagor covenants, represents and agrees as follows:

ARTICLE I

Obligations Secured

1.1 Obligations. The Mortgagee and the Lenders have agreed to establish a secured credit facility in favor of the Borrower pursuant to the terms of the Credit Agreement. This Mortgage is given to secure the payment and performance by the Mortgagor of the Obligations. [The maximum amount of the Obligations secured hereby will not exceed $        , plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, expenses incurred by the Mortgagee by reason of any default by the Mortgagor under the terms hereof, together with interest thereon, all of which amounts shall be secured hereby.]2

1.2 [Future] Advances. This Mortgage is given to secure the Obligations and the repayment of the aforesaid obligations (including, without limitation, the Obligations of the Mortgagor with respect to each advance of any Loan, any renewals or extensions or modifications thereof upon the same or different terms or at the same or different rate of interest and also to secure all future advances[ and readvances] thereof that may subsequently be made to the Mortgagor, the Borrower or any other Loan Party by the Lenders pursuant to the Credit Agreement or any other Loan Document, and all renewals, modifications, replacements and extensions thereof). The lien of such future advances[ and re-advances] shall relate back to the date of this Mortgage. [Portions of the Loans represent revolving credit and letter of credit accommodations, all or any part of which may be advanced to or for the benefit of the Borrower or the Guarantors (as defined in the Guarantee and Collateral Agreement), repaid by the Borrower or the Guarantors and re-advanced to or for the benefit of the Borrower or the Guarantors from time to time subject to the terms of the Credit Agreement.] The Mortgagor agrees that if the outstanding balance of any Obligation[ or revolving credit or letter of credit accommodation] or all of the Loans, principal and interest, is ever repaid to zero, the lien of this Mortgage shall not be or be deemed released or extinguished by operation of law or implied intent of the parties. This Mortgage shall remain in full force and effect as to any further advances made under the Credit Agreement, any Interest Rate Agreement, Hedging Agreement (as defined in the Guarantee and Collateral Agreement) or Bank Products Agreement (entered into with any Bank Products Affiliate (as defined in the Guarantee and Collateral Agreement) or Hedging Affiliate(as defined in the Guarantee and Collateral Agreement)) after any such zero balance until such time as the Loans,[ the Reimbursement Obligations] and the other Obligations (other than any Obligations owing to a Non-Lender Secured Party in respect of the provision of cash management services) then due and owing shall have been paid in full[, the Commitments have been terminated and no Letters of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized in a manner satisfactory to the applicable Issuing Lenders(as defined in the Guarantee and Collateral Agreement))] (the date upon which all of such events have occurred, the “Obligations Satisfaction Date”) or this Mortgage has been cancelled or released of record in accordance with the requirements of the Credit Agreement, and the Mortgagor waives, to the fullest extent permitted by applicable law, the operation of any applicable statute, case law or regulation having a contrary effect.

[2]	To be included in states that impose mortgage recording tax and subject to applicable laws.

9

ARTICLE II

Mortgagor’s Covenants, Representations and Agreements

2.1 Title to Property. The Mortgagor hereby represents and warrants to the Mortgagee and each other Secured Party that the representations and warranties set forth in Section 5 of the Credit Agreement as they relate to the Mortgagor or to the Loan Documents to which the Mortgagor is a party, each of which representations and warranties is hereby incorporated herein by reference, are true and correct in all material respects, and the Mortgagee and each other Secured Party shall be entitled to rely on each of such representations and warranties as if fully set forth herein; provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 2.1, be deemed to be a reference to the Mortgagor’s knowledge.

2.2 Taxes and Fees; Maintenance of Premises. The Mortgagor agrees to comply with Subsections 7.3, 7.5(a)(i) and 11.5 of the Credit Agreement, in each case in accordance with and to the extent provided therein.

2.3 Reimbursement. The Mortgagor agrees to comply with Subsection 7.5(b)(iii) of the Credit Agreement in accordance with and to the extent provided therein.

2.4 Additional Documents. The Mortgagor agrees to take any and all actions reasonably required to create and maintain the Lien of this Mortgage as against the Premises, and to protect and preserve the validity thereof, in each case in accordance with and to the extent provided in Subsection 7.9(d) of the Credit Agreement.

2.5 Restrictions on Sale or Encumbrance. The Mortgagor agrees to comply with Subsections 8.1, 8.3, 8.4, 8.5, 8.6 and [8.7]3 of the Credit Agreement, in each case in accordance with and to the extent provided therein.

2.6 Fees and Expenses. The Mortgagor will promptly pay upon demand any and all reasonable costs and expenses of the Mortgagee, including, without limitation, reasonable attorneys’ fees actually incurred by the Mortgagee, to the extent required under the Credit Agreement.

2.7 Insurance.

(a) Types Required. The Mortgagor shall maintain insurance for the Premises as set forth in Subsections 7.5(a)(ii) through 7.5(a)(v) and Subsection 7.5(b)(i) of the Credit Agreement to the extent applicable.

(b) Insurance Generally. The Mortgagor agrees to comply with Subsection 7.5(b)(ii) of the Credit Agreement in accordance with and to the extent provided therein.

(c) Use of Proceeds. Insurance proceeds shall be applied or disbursed as set forth in Subsection 7.5 of the Credit Agreement to the extent and as applicable.

[3]	To be included only if the Mortgagor is the Borrower.

10

2.8 Eminent Domain. All proceeds or awards relating to condemnation or other taking of the Premises pursuant to the power of eminent domain shall be applied pursuant to Subsection 7.5 of the Credit Agreement to the extent and as applicable.

2.9 Releases and Waivers. The Mortgagor agrees that no release by the Mortgagee of any portion of the Premises, the Rents and Profits or the Leases, no subordination of lien, no forbearance on the part of the Mortgagee to collect on any Obligations, Loans, or any part thereof, no waiver of any right granted or remedy available to the Mortgagee and no action taken or not taken by the Mortgagee shall, except to the extent expressly released, in any way have the effect of releasing the Mortgagor from full responsibility to the Mortgagee for the complete discharge of each and every of the Mortgagor’s obligations hereunder.

2.10 Compliance with Law. The Mortgagor agrees to comply with Subsections 7.4 and 7.8 of the Credit Agreement, in each case in accordance with and to the extent provided therein.

2.11 Inspection. The Mortgagor agrees to comply with Subsection 7.6 of the Credit Agreement in accordance with and to the extent provided therein.

2.12 Security Agreement.

(a) This Mortgage is hereby made and declared to be a security agreement encumbering the Fixtures, and Mortgagor grants to the Mortgagee a security interest in the Fixtures. The Mortgagor grants to the Mortgagee all of the rights and remedies of a secured party under the laws of the state in which the Premises are located. A financing statement or statements reciting this Mortgage to be a security agreement with respect to the Fixtures may be appropriately filed by the Mortgagee.

(b) The Mortgagor warrants that, as of the date hereof, the name and address of the “Debtor” (which is the Mortgagor) are as set forth in the preamble of this Mortgage and a statement indicating the types, or describing the items, of collateral is set forth hereinabove. Mortgagor warrants that Mortgagor’s exact legal name is correctly set forth in the preamble of this Mortgage.

(c) This Mortgage will be filed in the real property records.

(d) As of the date hereof, the Mortgagor is a [                    ] organized under the laws of the State of [                    ], and the Mortgagor’s organizational identification number is [                    ].

2.13 Mortgage Recording Tax. The Mortgagor shall pay upon the recording hereof any and all mortgage recording taxes or any such similar fees and expenses due and payable to record this Mortgage in the appropriate records of the county in which the Premises is located.

11

ARTICLE III

Events of Default

An Event of Default shall exist and be continuing under the terms of this Mortgage upon the existence and during the continuance of an Event of Default under the terms of the Credit Agreement.

ARTICLE IV

Foreclosure

4.1 Acceleration of Obligations; Foreclosure. Upon the occurrence and during the continuance of an Event of Default, the entire balance of the Obligations, including all accrued interest, shall become due and payable to the extent such amounts become due and payable under the Credit Agreement. Provided an Event of Default has occurred and is continuing, upon failure to pay the Obligations or reimburse any other amounts due under the Loan Documents in full at any stated or accelerated maturity and in addition to all other remedies available to the Mortgagee at law or in equity, the Mortgagee may foreclose the lien of this Mortgage by judicial or non-judicial proceeding in a manner permitted by applicable law. The Mortgagor hereby waives, to the fullest extent permitted by law, any statutory right of redemption in connection with such foreclosure proceeding.

4.2 Proceeds of Sale. The proceeds of any foreclosure sale of the Premises, or any part thereof, will be distributed and applied in accordance with the terms and conditions of the Credit Agreement and the ABL/Term Loan Intercreditor Agreement (subject to any applicable provisions of applicable law).

ARTICLE V

Additional Rights and Remedies of the Mortgagee

5.1 Rights Upon an Event of Default. Upon the occurrence and during the continuance of an Event of Default, the Mortgagee, immediately and without additional notice and without liability therefor to the Mortgagor, except for gross negligence, willful misconduct, bad faith or unlawful conduct, may do or cause to be done any or all of the following to the extent permitted by applicable law, and subject to the terms of the ABL/Term Loan Intercreditor Agreement: (a) enter the Premises and take exclusive physical possession thereof; (b) invoke any legal remedies to dispossess the Mortgagor if the Mortgagor remains in possession of the Premises without the Mortgagee’s prior written consent; (c) exercise its right to collect the Rents and Profits; (d) generally, supervise, manage and contract with reference to the Premises as if the Mortgagee were equitable owner of the Premises, hold, lease, develop, operate or otherwise use the Premises or any part thereof upon such terms and conditions as the Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as the Mortgagee deems necessary or

12

desirable), and apply all rents and other amounts collected by the Mortgagee in connection therewith in accordance with the provisions hereof; (e) enter into contracts for the completion, repair and maintenance of the Improvements thereon; (f) institute proceedings for the complete foreclosure of the Mortgage, either by judicial action or by power of sale, in which case the Premises may be sold for cash or credit in one or more parcels; (g) expend Loan funds and any rents, income and profits derived from the Premises for the payment of any taxes, insurance premiums, assessments and charges for completion, repair and maintenance of the Improvements, preservation of the Lien of this Mortgage and satisfaction and fulfillment of any liabilities or obligations of the Mortgagor arising out of or in any way connected with the Premises whether or not such liabilities and obligations in any way affect, or may affect, the Lien of this Mortgage; (h) take such steps to protect and enforce the specific performance of any covenant, condition or agreement in this Mortgage, the Credit Agreement or the other Loan Documents, or to aid the execution of any power herein granted; and (i) exercise all other rights, remedies and recourses granted under the Loan Documents or otherwise available at law or in equity. At any foreclosure sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, the Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against the Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under the Mortgagor. The Mortgagee or any of the Secured Parties may be a purchaser at such sale and if the Mortgagee is the highest bidder, the Mortgagee shall credit the portion of the purchase price that would be distributed to the Mortgagee against the indebtedness in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Premises is waived to the extent permitted by applicable law. With respect to any notices required or permitted under the UCC to the extent applicable, the Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. The Mortgagor also agrees that any of the foregoing rights and remedies of the Mortgagee may be exercised at any time during the continuance of an Event of Default independently of the exercise of any other such rights and remedies, and the Mortgagee may continue to exercise any or all such rights and remedies until (i) the Event of Default is cured, (ii) foreclosure and the conveyance of the Premises to the high bidder, or (iii) the outstanding principal amount of the Loans, accrued and unpaid interest thereon (if any), and any other amounts then due and owing under the Credit Agreement and any other Loan Document to the Lenders or the Mortgagee are paid in full.

5.2 Appointment of Receiver. Upon the occurrence and during the continuance of an Event of Default, subject to the terms of the ABL/Term Loan Intercreditor Agreement, the Mortgagee shall be entitled, without additional notice and without regard to the adequacy of any security for the Obligations secured hereby, whether the same shall then be occupied as a homestead or not, or the solvency of any party bound for its payment, to make application for the appointment of a receiver to take possession of and to operate the Premises, and to collect the rents, issues, profits, and income thereof, all expenses of which shall be added to the Obligations and secured hereby. The receiver shall have all the rights and powers provided for under the laws of the state in which the Premises are located, including without limitation, the power to execute leases, and the power to collect the rents, sales proceeds, issues, profits and proceeds of the

13

Premises during the pendency of such foreclosure suit, as well as during any further times when the Mortgagor, its successors or assigns, except for the intervention of such receiver, would be entitled to collect such rents, sales proceeds, issues, proceeds and profits, and all other powers which may be necessary or are usual in such cases for the protection, possession, control, management and operation of the Premises during the whole of said period. Receiver’s fees, reasonable attorneys’ fees and costs incurred in connection with the appointment of a receiver pursuant to this Section 5.2 shall be secured by this Mortgage. Notwithstanding the appointment of any receiver, trustee or other custodian, subject to the ABL/Term Loan Intercreditor Agreement, the Mortgagee shall be entitled to retain possession and control of any cash or other instruments at the time held by or payable or deliverable under the terms of the Mortgage to the Mortgagee to the fullest extent permitted by law.

5.3 Waivers. No waiver of a prior Event of Default shall operate to waive any subsequent Event(s) of Default. All remedies provided in this Mortgage, the Credit Agreement or any of the other Loan Documents are cumulative and may, at the election of the Mortgagee, be exercised alternatively, successively, or in any manner and are in addition to any other rights provided by law.

5.4 Delivery of Possession After Foreclosure. In the event there is a foreclosure sale hereunder and at the time of such sale, the Mortgagor or the Mortgagor’s successors or assigns are occupying or using the Premises, or any part thereof, each and all immediately shall become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either landlord or tenant, at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; and to the extent permitted by applicable law, the purchaser at such sale, notwithstanding any language herein apparently to the contrary, shall have the sole option to demand possession immediately following the sale or to permit the occupants to remain as tenants at will. In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the property (such as an action for forcible detainer) in any court having jurisdiction.

5.5 Marshalling. The Mortgagor hereby waives, in the event of foreclosure of this Mortgage or the enforcement by the Mortgagee of any other rights and remedies hereunder, any right otherwise available in respect to marshalling of assets which secure any Loan and any other indebtedness secured hereby or to require the Mortgagee to pursue its remedies against any other such assets.

5.6 Protection of Premises. Upon the occurrence and during the continuance of an Event of Default, the Mortgagee may take such actions, including, but not limited to disbursements of such sums, as the Mortgagee in its sole but reasonable discretion deems necessary to protect the Mortgagee’s interest in the Premises.

14

ARTICLE VI

General Conditions

6.1 Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement. The singular used herein shall be deemed to include the plural; the masculine deemed to include the feminine and neuter; and the named parties deemed to include their successors and assigns to the extent permitted under the Credit Agreement. The term “Mortgagee” shall include the Collateral Agent on the date hereof and any successor Collateral Agent under the Loan Documents. The word “person” shall include any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature, and the word “Premises” shall include any portion of the Premises or interest therein. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase without limitation.

6.2 Notices. All notices, requests and other communications shall be given in accordance with Subsection 11.2 of the Credit Agreement.

6.3 Severability. If any provision of this Mortgage is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

6.4 Headings. The captions and headings herein are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope of this Mortgage nor the intent of any provision hereof.

6.5 Intercreditor Agreements.

(a) Notwithstanding anything to the contrary contained herein, the lien and security interest granted to the Mortgagee pursuant to this Mortgage and the exercise of any right or remedy by the Mortgagee hereunder are subject to the provisions of the applicable Intercreditor Agreements (as defined in the Guarantee and Collateral Agreement). The Mortgagee acknowledges and agrees that the relative priority of the Liens granted to the Mortgagee, the ABL Agent and any Additional Agent (as defined in the ABL/Term Loan Intercreditor Agreement) shall be determined solely pursuant to the applicable Intercreditor Agreements, and not by priority as a matter of law or otherwise.

(b) Subject to the provisions of the ABL/Term Loan Intercreditor Agreement, the lien of the Mortgage and security interest granted hereunder are expressly senior and superior to the lien and security interest granted (i) to the ABL Agent pursuant to the ABL Facility Documents (including that certain Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of the date hereof, executed and delivered by the Mortgagor to the ABL Agent for the benefit of the ABL Secured Parties) and (ii) to any Additional ABL Agent pursuant to any Additional ABL Documents (as such terms are defined in the ABL/Term Loan Intercreditor Agreement).

15

6.6 Conflicting Terms.

(a) In the event of any conflict between the terms of this Mortgage and any of the Intercreditor Agreements, (i) the terms of the ABL/Term Loan Intercreditor Agreement shall govern and control any conflict between the Mortgagee, the ABL Agent and/or any Additional Agent, (ii) the terms of the Junior Lien Intercreditor Agreement shall govern and control any conflict between the Mortgagee and any Additional Term Agent (as defined in the ABL/Term Loan Intercreditor Agreement) and (iii) the terms of any Other Intercreditor Agreement shall govern and control any conflict between the Mortgagee and any other party to such Other Intercreditor Agreement, in each case other than with respect to Section 6.7 of this Mortgage. In the event of any such conflict, the Mortgagor may act (or omit to act) in accordance with any of the applicable Intercreditor Agreements, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so.

(b) In the event of any conflict between the terms and provisions of the Credit Agreement and the terms and provisions of this Mortgage, the terms and provisions of the Credit Agreement shall control and supersede the provisions of this Mortgage with respect to such conflicts other than with respect to Section 6.7 of this Mortgage.

6.7 Governing Law. This Mortgage shall be governed by and construed in accordance with the internal law of the state in which the Premises are located.

6.8 Application of the Foreclosure Law. If any provision in this Mortgage shall be inconsistent with any provision of the foreclosure laws of the state in which the Premises are located, the provisions of such laws shall take precedence over the provisions of this Mortgage, but shall not invalidate or render unenforceable any other provision of this Mortgage that can be construed in a manner consistent with such laws.

6.9 Written Agreement. This Mortgage may not be amended, supplemented or otherwise modified except in accordance with Subsection 11.1 of the Credit Agreement. For the avoidance of doubt, it is understood and agreed that any amendment, amendment and restatement, waiver, supplement or other modification of or to the ABL/Term Loan Intercreditor Agreement that would have the effect, directly or indirectly, through any reference herein to the ABL/Term Loan Intercreditor Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying this Mortgage, or any term or provision hereof, or any right or obligation of the Mortgagor hereunder or in respect hereof, shall not be given such effect except pursuant to a written instrument executed by the Mortgagor and the Mortgagee in accordance with this Section 6.9.

6.10 Waiver of Jury Trial. Subsection 11.15 of the Credit Agreement is hereby incorporated by reference.

16

6.11 Request for Notice. The Mortgagor requests that a copy of any statutory notice of default and a copy of any statutory notice of sale hereunder be mailed to the Mortgagor in accordance with the requirements in Section 6.2 of this Mortgage.

6.12 Counterparts. This Mortgage may be executed by one or more of the parties on any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.13 Release. If any of the Premises shall be sold, transferred or otherwise disposed of by the Mortgagor in a transaction permitted by the Credit Agreement, then the Mortgagee, at the request of the Mortgagor, shall execute and deliver to the Mortgagor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on the Premises. The Mortgagor shall deliver to the Mortgagee prior to the date of the proposed release, a written request for release.

6.14 [Last Dollars Secured; Priority. This Mortgage secures only a portion of the Obligations owing or which may become owing by the Mortgagor to the Secured Parties. The parties agree that any payments or repayments of such Obligations shall be and be deemed to be applied first to the portion of the Obligations that is not secured hereby, it being the parties’ intent that the portion of the Obligations last remaining unpaid shall be secured hereby. If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Obligations outstanding.]4

6.15 State Specific Provisions. In the event of any inconsistencies between this Section 6.15 and any of the other terms and provisions of this Mortgage, the terms and provisions of this Section 6.15 shall control and be binding.

(a) [                    ]

(b) [                    ]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[4]	To be included in mortgages for states with a mortgage recording tax, to the extent required.

17

IN WITNESS WHEREOF, the Mortgagor has executed this Mortgage as of the above written date.

MORTGAGOR:

[ ]

By:
Name:
Title:

[ADD STATE NOTARY FORM FOR MORTGAGOR]5

[5]	Local counsel to confirm signature page and notary block which are acceptable for recording in the jurisdiction.

Exhibit A

Legal Description

(See Attached)

EXHIBIT D

to

CREDIT AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Reference is made to the Loan(s) held by the undersigned or, if the undersigned is not a Lender, to the Loan(s) held by the Lender of which the undersigned is a beneficiary or member, pursuant to the Amended and Restated Credit Agreement (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of December 1, 2016, among ENVISION HEALTHCARE CORPORATION, a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (as defined therein). Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The undersigned hereby certifies under penalty of perjury that:

1.	If the undersigned is a Lender, the undersigned is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) registered in its name, and if the undersigned is not a Lender, the undersigned is a beneficiary or member of a Lender that is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes;

2.	If the undersigned is a Lender, the income from the Loan(s) held by the undersigned, and if the undersigned is not a Lender, the income from the Loan(s) held by the Lender of which the undersigned is a beneficiary or member, is not effectively connected with the conduct of a trade or business within the United States;

3.	The undersigned is not a bank (as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”));

4.	The undersigned is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

5.	The undersigned is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

We have furnished you with a certificate of our non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall so inform the Borrower and the Administrative Agent in writing within thirty (30) days of such change and (2) the undersigned shall furnish the Borrower and the Administrative Agent, a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower to the undersigned, or in either of the two calendar years preceding such payment.

EXHIBIT D

to

CREDIT AGREEMENT

[NAME OF LENDER OR BENEFICIARY OR MEMBER OF LENDER]

By:
Name:
Title:

[Address]

Dated:             , 201

2

EXHIBIT E

to

CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Amended and Restated Credit Agreement (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of December 1, 2016, among ENVISION HEALTHCARE CORPORATION, a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (as defined therein). Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

                     (the “Assignor”) and                      (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Transfer Effective Date (as defined below), an interest (the “Assigned Interest”) as set forth in Schedule 1 in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents with respect to those credit facilities provided for in the Credit Agreement as are set forth on Schedule 1 (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1.

2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the Assigned Interest and that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches the Note(s), if any, held by it evidencing the Assigned Facilities [and requests that the Administrative Agent exchange such Note(s) for a new Note or Notes payable to the Assignee and (if the Assignor has retained any interest in the Assigned Facilities) a new Note or Notes payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date)].6

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Subsection 5.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to

[6]	Should only be requested when specifically required by the Assignee and/or the Assignor, as the case may be.

EXHIBIT E

to

CREDIT AGREEMENT

enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the acknowledgements and representations of such Assignee as a Lender contained in Subsection 10.5 of the Credit Agreement; and (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Subsection 11.16 of the Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Subsection 4.11(b) of the Credit Agreement.

4. The effective date of this Assignment and Acceptance shall be [                    ], [                    ] (the “Transfer Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to Subsection 11.6 of the Credit Agreement, effective as of the Transfer Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5. Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Transfer Effective Date or accrued subsequent to the Transfer Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.

6. From and after the Transfer Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement, but shall nevertheless continue to be entitled to the benefits of (and bound by related obligations under) Subsections 4.10, 4.11, 4.12, 4.13 and 11.5 thereof.

7. Notwithstanding any other provision hereof, if the consents of the Borrower and the Administrative Agent hereto are required under Subsection 11.6 of the Credit Agreement, this Assignment and Acceptance shall not be effective unless such consents shall have been obtained.

8. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

2

EXHIBIT E

to

CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

3

SCHEDULE 1

to

EXHIBIT E

ASSIGNMENT AND ACCEPTANCE

Re: Amended and Restated Credit Agreement (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of December 1, 2016, among ENVISION HEALTHCARE CORPORATION, a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined therein).

Name of Assignor: Name of Assignee:

Transfer Effective Date of Assignment:

Credit Facility Assigned	Aggregate Amount of Term Loans for all Lenders	Amount of Term Loans Assigned
	%	$

[NAME OF ASSIGNEE]		[NAME OF ASSIGNOR]

By:		By:
	Name:		Name:
	Title:		Title:

SCHEDULE 1

to

EXHIBIT E

Accepted for recording in the Register:	Consented To:

JPMORGAN CHASE BANK, N.A., as Administrative Agent	[ENVISION HEALTHCARE CORPORATION

By:	By:
Name:	Name:
Title:	Title:	][7]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[7]	Insert only as required by Subsection 11.6 of the Credit Agreement.

2

EXHIBIT F

to

CREDIT AGREEMENT

[RESERVED]

EXHIBIT G

to

CREDIT AGREEMENT

[RESERVED]

EXHIBIT H

to

CREDIT AGREEMENT

FORM OF SOLVENCY CERTIFICATE8

Date: [             , 20    ]

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of Envision Healthcare Corporation, a Delaware Corporation (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon (i) facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof) and (ii) such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, that:

1. This certificate is the solvency certificate referred to in Section 4(j) of Amendment No. 7, dated as of December 1, 2016, to that certain Term Loan Credit Agreement, dated as of May 25, 2011 (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time) as amended and restated by the Amended and Restated Credit Agreement (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of December 1, 2016, among the Borrower, the several banks and other financial institutions from time to time party thereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (as defined therein).

[8]	Note to Cahill: Solvency certificate has been updated to match the form attached to the Commitment Papers.

EXHIBIT H

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d) “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as and to the extent identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

2

EXHIBIT H

(e) “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f) “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3. For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements (including the pro forma financial statements) referred to in Subsection 5.1 of the Credit Agreement (as amended by the Seventh Amendment).

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c) As chief financial officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions, it is my opinion that: (i) the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities;

3

EXHIBIT H

(ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

* * *

4

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer as of the date first written above.

Envision Healthcare Corporation

By:
Name:	Claire M. Gulmi
Title:	Chief Financial Officer

EXHIBIT I-1

to

CREDIT AGREEMENT

FORM OF INCREASE SUPPLEMENT

INCREASE SUPPLEMENT, dated as of [                    ], to the Amended and Restated Credit Agreement (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of December 1, 2016, among ENVISION HEALTHCARE CORPORATION, a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined therein). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

2. Pursuant to Subsection 2.6(c) of the Credit Agreement, the Borrower hereby proposes to increase (the “Increase”) the aggregate Existing Term Loan commitments from [$        ] to [$        ].

3. Each of the following Lenders (each, an “Increasing Lender”) has been invited by the Borrower, and has agreed, subject to the terms hereof, to increase its Existing Term Loan commitment as follows:

Name of Lender	Initial Term Loan Commitment	[ Tranche][9] Supplemental Term Loan Commitment (after giving effect hereto)
	$	$
	$	$
	$	$

4. Pursuant to Subsection 2.6 of the Credit Agreement, by execution and delivery of this Increase Supplement, each of the Increasing Lenders agrees and acknowledges that it shall have an aggregate Initial Term Loan Commitment and Supplemental Term Loan Commitment in the amount equal to the amount set forth above next to its name.

[Remainder of Page Intentionally Left Blank]

[9]	Indicate relevant Tranche.

IN WITNESS WHEREOF, the parties hereto have caused this INCREASE SUPPLEMENT to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

The Increasing Lender:

[INCREASING LENDER]

By:
Name:
Title:

ENVISION HEALTHCARE CORPORATION, as Borrower

By:
Name:
Title:

2

EXHIBIT I-2

to

CREDIT AGREEMENT

FORM OF LENDER JOINDER AGREEMENT

THIS LENDER JOINDER AGREEMENT, dated as of [                    ] (this “Lender Joinder Agreement”), by and among the bank or financial institution party hereto (the “Additional Commitment Lender”), ENVISION HEALTHCARE CORPORATION, a Delaware limited liability company (together with its successors and assigns, the “Borrower”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

RECITALS:

WHEREAS, reference is made to the Amended and Restated Credit Agreement (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of December 1, 2016, among ENVISION HEALTHCARE CORPORATION, a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined therein); and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may add Supplemental Term Loan Commitments of one or more Additional Commitment Lenders by entering into one or more Lender Joinder Agreements provided that after giving effect thereto the aggregate amount of all Supplemental Term Loan Commitments shall not exceed the Maximum Incremental Facilities Amount.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.	The Additional Commitment Lender party hereto hereby agrees to commit to provide its respective Commitments as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Such Additional Commitment Lender (a) represents and warrants that it is legally authorized to enter into this Lender Joinder Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Subsection 5.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Joinder Agreement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to each such Agent, as applicable, by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the acknowledgements and representations of such Additional Commitment Lender as a Lender contained in Subsection 10.5 of the Credit Agreement; and (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Subsection 11.16 of the Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Subsection 4.11(b) of the Credit Agreement.

2.	The Additional Commitment Lender hereby agrees to make its Supplemental Term Loan Commitment on the following terms and conditions on the Effective Date set forth on Schedule A pertaining to such Additional Commitment Lender attached hereto:

1.	Additional Commitment Lender to Be a Lender. Such Additional Commitment Lender acknowledges and agrees that upon its execution of this Lender Joinder Agreement that such Additional Commitment Lender shall on and as of the Effective Date set forth on Schedule A become a “Lender” with respect to the Term Loan Tranche indicated on Schedule A, under, and for all purposes of, the Credit Agreement and the other Loan Documents, shall be subject to and bound by the terms thereof, shall perform all the obligations of and shall have all rights of a Lender thereunder, and shall make available such amount to fund its ratable share of outstanding Loans on the Effective Date as the Administrative Agent may instruct.

2.	Certain Delivery Requirements. Such Additional Commitment Lender has delivered or shall deliver herewith to the Borrower and the Administrative Agent such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Additional Commitment Lender may be required to deliver to the Borrower and the Administrative Agent pursuant to Subsection 4.11 of the Credit Agreement.

3.	Credit Agreement Governs. Except as set forth in this Lender Joinder Agreement, Supplemental Term Loan Commitments shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

4.	Notice. For purposes of the Credit Agreement, the initial notice address of such Additional Commitment Lender shall be as set forth below its signature below.

5.	Recordation of the New Loans. Upon execution, delivery and effectiveness hereof, the Administrative Agent will record the Supplemental Term Loan Commitments made by such Additional Commitment Lender in the Register.

6.	Amendment, Modification and Waiver. This Lender Joinder Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

7.	Entire Agreement. This Lender Joinder Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

8.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN

ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.	Severability. Any provision of this Lender Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.	Counterparts. This Lender Joinder Agreement may be executed in counterparts, including by facsimile or other electronic transmission, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Lender Joinder Agreement as of the date first above written.

[NAME OF ADDITIONAL COMMITMENT LENDER]

By:
Name:
Title:
Notice Address:
Attention:
Telephone:
Facsimile:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

ENVISION HEALTHCARE CORPORATION. as Borrower

By:
Name:
Title:

SCHEDULE A

to

EXHIBIT I-2

SUPPLEMENTAL TERM LOAN COMMITMENTS

Additional Commitment Lender	[ Tranche][2] Supplemental Term Loan Commitment	Principal Amount Committed	Aggregate Amount of All Supplemental Term Loan Commitments	Maturity Date

		$	$

Effective Date of Lender Joinder Agreement:

[2]	Indicate relevant Tranche.

EXHIBIT J-1

to

CREDIT AGREEMENT

[RESERVED]

EXHIBIT J-2

to

CREDIT AGREEMENT

[RESERVED]

EXHIBIT J-3

to

CREDIT AGREEMENT

[RESERVED]

EXHIBIT J-4

to

CREDIT AGREEMENT

[RESERVED]

EXHIBIT J-5

to

CREDIT AGREEMENT

[RESERVED]

EXHIBIT J-6

to

CREDIT AGREEMENT

[RESERVED]

EXHIBIT J-7

to

CREDIT AGREEMENT

[RESERVED]

EXHIBIT K

to

CREDIT AGREEMENT

[RESERVED]

EXHIBIT L

to

CREDIT AGREEMENT

FORM OF JUNIOR LIEN INTERCREDITOR AGREEMENT

[See attached.]

EXHIBIT L

[FORM OF]

JUNIOR LIEN INTERCREDITOR AGREEMENT

by and between

[                ]

as Term Loan Agent,

and

[                ]

as Initial Junior Priority Agent

Dated as of [                ], 20[    ]

		Page

ARTICLE I

DEFINITIONS

Section 1.1	UCC Definitions	2
Section 1.2	Other Definitions	2
Section 1.3	Rules of Construction	19

ARTICLE II

LIEN PRIORITY

Section 2.1	Agreement to Subordinate	20
Section 2.2	Waiver of Right to Contest Liens	22
Section 2.3	Remedies Standstill	23
Section 2.4	Exercise of Rights	24
Section 2.5	[RESERVED]	25
Section 2.6	Waiver of Marshalling	25

ARTICLE III

ACTIONS OF THE PARTIES

Section 3.1	Certain Actions Permitted	26
Section 3.2	Agent for Perfection	26
Section 3.3	Sharing of Information and Access	26
Section 3.4	Insurance	27
Section 3.5	No Additional Rights for the Credit Parties Hereunder	27
Section 3.6	Actions upon Breach	27

ARTICLE IV

APPLICATION OF PROCEEDS

Section 4.1	Application of Proceeds	28
Section 4.2	Specific Performance	29

ARTICLE V

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1	Notice of Acceptance and Other Waivers	30
Section 5.2	Modifications to Senior Priority Documents and Junior Priority Documents	30
Section 5.3	Reinstatement and Continuation of Agreement	34

EXHIBITS:

Exhibit A	Additional Indebtedness Designation

Exhibit B	Additional Indebtedness Joinder

Exhibit C	Joinder of Term Loan Credit Agreement or Initial Junior Priority Credit Facility

-ii-

JUNIOR LIEN INTERCREDITOR AGREEMENT

This JUNIOR LIEN INTERCREDITOR AGREEMENT (as amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of [                ], 20[    ] between [                ], in its capacity as collateral agent (together with its successors and assigns in such capacity, from time to time, and as further defined herein, the “Term Loan Agent”) for the Term Loan Secured Parties referred to below and [                ], in its capacity as collateral agent (together with its successors and assigns in such capacity, from time to time, and as further defined herein, the “Initial Junior Priority Agent”) for the Initial Junior Priority Secured Parties. Capitalized terms defined in Article I hereof are used in this Agreement as so defined.

RECITALS

A. Pursuant to the Original Term Loan Credit Agreement, the Term Loan Credit Agreement Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the Company.

B. Pursuant to the Term Loan Guaranties, the Term Loan Guarantors have agreed to guarantee the payment and performance of the Term Loan Borrower’s obligations under the Term Loan Documents.

C. Pursuant to the Original Initial Junior Priority Credit Facility, the Initial Junior Priority Secured Creditors have agreed to make certain extensions of credit to or for the benefit of the Initial Junior Priority Borrower.

D. Pursuant to the Initial Junior Priority Guaranties, the Initial Junior Priority Guarantors have agreed to guarantee the payment and performance of the Initial Junior Priority Borrower’s obligations under the Initial Junior Priority Documents.

E. The Term Loan Agent (on behalf of the Term Loan Secured Parties) is party to the Base Intercreditor Agreement, and the Initial Junior Priority Agent (on behalf of the Initial Junior Priority Secured Parties) is or concurrently herewith will become party thereto.

F. Pursuant to the Base Intercreditor Agreement and this Agreement, the Company may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Indebtedness” (i) by executing and delivering an “Additional Indebtedness Designation” under the Base Intercreditor Agreement, by designating such additional Indebtedness as “Additional Term Indebtedness” thereunder, and by complying with the procedures set forth in Section 7.11 thereof, and (ii) by executing and delivering an Additional Indebtedness Designation hereunder and by complying with the procedures set forth in Section 7.11 hereof, and the holders of such Additional Indebtedness and any other applicable Additional Credit Facility Secured Party shall thereafter constitute Senior Priority Creditors or Junior Priority Creditors (as so designated by the Company), as the case may be, and any Additional Agent therefor shall thereafter constitute a Senior Priority Agent or Junior Priority Agent (as so designated by the Company), as the case may be, for all purposes under this Agreement.

G. Each of the Term Loan Agent (on behalf of the Term Loan Secured Parties) and the Initial Junior Priority Agent (on behalf of the Initial Junior Priority Secured Parties) and, by their acknowledgment hereof, the Term Loan Credit Parties and the Initial Junior Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Commercial Tort Claims, Commodity Accounts, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations, and Tangible Chattel Paper.

Section 1.2 Other Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“ABL Priority Collateral” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“Additional Agent” shall mean any one or more administrative agents, collateral agents, security agents, trustees or other representatives for or of any one or more Additional Credit Facility Secured Parties, any Additional Bank Products Provider or any Additional Hedging Provider, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Credit Facility.

“Additional Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with any Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, (b) was an Additional Credit Facility Lender or an Affiliate of an Additional Credit Facility Lender on the date hereof, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Additional Bank Products Provider” shall mean any Person (other than an Additional Bank Products Affiliate) that has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional Borrower” shall mean any Additional Credit Party that incurs or issues Additional Indebtedness under any Additional Credit Facility, together with its successors and assigns.

“Additional Collateral Documents” shall mean all “Security Documents” as defined in any Additional Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Additional Indebtedness is or may be incurred, including without limitation any credit agreements, loan agreements, indentures, guarantees or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company, any other agreement extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional Obligations, whether by the same or any other lender, debtholder or other creditor or group of lenders, debtholders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“Additional Credit Facility Lenders” shall mean one or more holders of Additional Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Credit Facilities, together with their successors, assigns and transferees, as well as any Person designated as an “Additional Credit Facility Lender” under any Additional Credit Facility.

“Additional Credit Facility Secured Parties” shall mean all Additional Agents, one or more Additional Credit Facility Lenders and shall include all Additional Bank Products Affiliates, Additional Hedging Affiliates, Additional Bank Products Providers and Additional Hedging Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional Credit Facility Secured Party” under any Additional Credit Facility; and with respect to any Additional Agent, shall mean the Additional Credit Facility Secured Party represented by such Additional Agent.

“Additional Credit Party” shall mean the Company, each direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Additional Document, and any other Person who becomes a guarantor under any of the Additional Guaranties.

“Additional Documents” shall mean any Additional Credit Facilities, any Additional Guaranties, any Additional Collateral Documents, any Bank Products Agreements between any Credit Party and any Additional Bank Products Affiliate or Additional Bank Products Provider, any Hedging Agreements between any Credit Party and any Additional Hedging Affiliate or Additional Hedging Provider, those other ancillary agreements as to which any Additional Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional Agent, in connection with any of the foregoing or any Additional Credit Facility, including any intercreditor or joinder agreement among any of the Additional Credit Facility Secured Parties or among any of the Term Loan Secured Parties and Additional Credit Facility Secured Parties, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Effective Date” shall have the meaning set forth in Section 7.11(b).

“Additional Guaranties” shall mean any one or more guarantees of any Additional Obligations of any Additional Credit Party by any other Additional Credit Party in favor of any Additional Credit Facility Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Guarantor” shall mean any Additional Credit Party that at any time has provided an Additional Guaranty.

“Additional Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with any Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, (b) was an Additional Credit Facility Lender or an Affiliate of an Additional Credit Facility Lender on the date hereof, or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Additional Hedging Provider” shall mean any Person (other than an Additional Hedging Affiliate) that has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional Indebtedness” shall mean any Additional Specified Indebtedness that (1) is secured by a Lien on Collateral and is permitted to be so secured by:

(a) prior to the Discharge of Term Loan Obligations, Subsection 8.6 of the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other Term Loan Credit Agreement then in effect if the Original Term Loan Credit Agreement is not then in effect (which covenant is designated in such Term Loan Credit Agreement as applicable for purposes of this definition);

(b) prior to the Discharge of Initial Junior Priority Obligations, Section [    ]1 of the Original Initial Junior Priority Credit Facility (if the Original Initial Junior Priority Credit Facility is then in effect) or the corresponding negative covenant restricting Liens contained in any other Initial Junior Priority Credit Facility then in effect (which covenant is designated in such Initial Junior Priority Credit Facility as applicable for purposes of this definition); and

(c) prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition); and

(2) is designated (a) as “Additional Term Indebtedness” by the Company in compliance with the procedures set forth in Section 7.11 of the Base Intercreditor Agreement and (b) as “Additional Indebtedness” by the Company pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.

As used in this definition of “Additional Indebtedness”, the term “Lien” shall have the meaning set forth (x) for purposes of the preceding clause (1)(a), prior to the Discharge of Term Loan Obligations, in the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in

[1]	Insert the section number of the negative covenant restricting Liens in the Original Initial Junior Priority Credit Facility.

effect), or in any other Term Loan Credit Agreement then in effect (if the Original Term Loan Credit Agreement is not then in effect), (y) for purposes of the preceding clause (1)(b), prior to the Discharge of Initial Junior Priority Obligations, in the Original Junior Priority Credit Facility (if the Original Junior Priority Credit Facility is then in effect), or in any other Junior Priority Credit Facility then in effect (if the Original Junior Priority Credit Facility is not then in effect), and (z) for purposes of the preceding clause (1)(c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

“Additional Indebtedness Designation” shall mean a certificate of the Company with respect to Additional Indebtedness, substantially in the form of Exhibit A attached hereto.

“Additional Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Agents in respect of any Additional Indebtedness subject to an Additional Indebtedness Designation on behalf of one or more Additional Credit Facility Secured Parties in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto.

“Additional Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Credit Party from time to time to any Additional Agent, any Additional Credit Facility Secured Parties or any of them, including any Additional Bank Products Affiliates, Additional Hedging Affiliates, Additional Bank Products Provider or Additional Hedging Provider, under any Additional Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional Credit Party, would have accrued on any Additional Obligation, whether or not a claim is allowed against such Additional Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Specified Indebtedness” shall mean any Indebtedness that is or may from time to time be incurred by any Credit Party in compliance with:

(a) prior to the Discharge of Term Loan Obligations, Subsection 8.1 of the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Term Loan Credit Agreement then in effect if the Original Term Loan Credit Agreement is not then in effect (which covenant is designated in such Term Loan Credit Agreement as applicable for purposes of this definition);

(b) prior to the Discharge of Initial Junior Priority Obligations, Section [    ]2 of the Original Initial Junior Priority Credit Facility (if the Original Initial Junior Priority Credit Facility is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Initial Junior Priority Credit Facility then in effect (which covenant is designated in such Initial Junior Priority Credit Facility as applicable for purposes of this definition); and

[2]	Insert the section number of the negative covenant restricting Indebtedness in the Original Initial Junior Priority Credit Facility.

(c) prior to the Discharge of Additional Obligations, any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition).

As used in this definition of “Additional Specified Indebtedness”, the term “Indebtedness” shall have the meaning set forth (x) for purposes of the preceding clause (a), prior to the Discharge of Term Loan Obligations, in the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect), or in any other Term Loan Credit Agreement then in effect (if the Original Term Loan Credit Agreement is not then in effect), (y) for purposes of the preceding clause (b), prior to the Discharge of Initial Junior Priority Obligations, in the Original Junior Priority Credit Facility (if the Original Junior Priority Credit Facility is then in effect), or in any other Junior Priority Credit Facility then in effect (if the Original Junior Priority Credit Facility is not then in effect), and (z) for purposes of the preceding clause (c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect. In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for the purposes of such other Credit Document.

“Affiliate” shall mean with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent” shall mean any Senior Priority Agent or Junior Priority Agent.

“Agreement” shall have the meaning assigned thereto in the Preamble hereto.

“Bank Products Affiliate” shall mean any Term Loan Bank Products Affiliate, any Initial Junior Priority Bank Products Affiliate or any Additional Bank Products Affiliate, as applicable.

“Bank Products Agreement” shall mean any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, processing and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, credit cards, credit card processing services, automated clearinghouse and other electronic funds transfer transactions, return items, netting, overdrafts, depository, lockbox, stop payment, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by any Credit Party (other than letters of credit and other than loans except indebtedness arising from services described in items (a) through (c) of this definition).

“Bank Products Provider” shall mean any Term Loan Bank Products Provider, any Initial Junior Priority Bank Products Provider or any Additional Bank Products Provider, as applicable.

“Bankruptcy Code” shall mean title 11 of the United States Code.

“Base Intercreditor Agreement” shall mean the ABL/Term Loan Intercreditor Agreement, dated as of May 25, 2011, by and among Deutsche Bank AG New York Branch, as ABL Agent, Deutsche Bank AG New York Branch, as Term Loan Agent, and any additional agents party thereto from time to time, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Borrower” shall mean any of the Term Loan Borrower, the Initial Junior Priority Borrower and any Additional Borrower.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Collateral” shall mean any Collateral consisting of Money or Cash Equivalents, any Security Entitlement and any Financial Assets.

“Cash Equivalents” shall mean (1) money and (2) (a) securities issued or fully guaranteed or insured by the United States government or any agency or instrumentality thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any ABL Secured Party (as defined under the Base Intercreditor Agreement), any Term Loan Secured Party (as defined under the Base Intercreditor Agreement) or any Additional Secured Party (as defined under the Base Intercreditor Agreement) or any Affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies Inc.) or any successor rating agency (“S&P”) or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by any Agent (as defined under the Base Intercreditor Agreement) (other than any Designated Agent), in each case, in its reasonable judgment), (or, if there is no continuing Agent (as defined under the Base Intercreditor Agreement) other than any Designated Agent, as designated by the Company)), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by any Agent (as defined under the Base Intercreditor Agreement) (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company)), (e) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act of 1940, and (f) investments similar to any of the foregoing denominated in foreign currencies approved by the board of directors of the Company, in each case provided in clauses (a), (b), (d) and (to the extent relating to any such clause) (f) above only, maturing within twelve months after the date of acquisition.

“Collateral” shall mean all Property now owned or hereafter acquired by any Borrower or any Guarantor in or upon which a Lien is granted or purported to be granted to any Agent under any of the Term Loan Collateral Documents, the Initial Junior Priority Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof to the extent a Lien is granted or purported to be granted therein to the applicable Agent by such applicable documents.

“Commodities Agreement” shall mean, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Company” shall mean Envision Healthcare Corporation, a Delaware corporation, and any successor in interest thereto.

“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Instruments, Chattel Paper and any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor.

“Credit Documents” shall mean the Term Loan Documents, the Initial Junior Priority Documents and any Additional Documents.

“Credit Facility” shall mean the Term Loan Credit Agreement, the Initial Junior Lien Credit Facility or any Additional Credit Facility, as applicable

“Credit Parties” shall mean the Term Loan Credit Parties, the Initial Junior Priority Credit Parties and any Additional Credit Parties.

“Creditor” shall mean any Senior Priority Creditor or Junior Priority Creditor.

“Currency Agreement” shall mean, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Designated Agent” shall mean any Party that the Company designates as a Designated Agent (as confirmed in writing by such Party if such designation is made after the execution of this Agreement by such Party (in the case of the Initial Junior Priority Agent) or the joinder of such Party to this Agreement), as and to the extent so designated. Such designation may be for all purposes of this Agreement, or may be for one or more specified purposes hereunder or provisions hereof.

“DIP Financing” shall have the meaning set forth in Section 6.1(a).

“Discharge of Additional Obligations” shall mean, if any Indebtedness shall at any time have been incurred under any Additional Credit Facility, with respect to each Additional Credit Facility, (a) the payment in full in cash of the applicable Additional Obligations that are outstanding and unpaid at the time all Additional Indebtedness under such Additional Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Credit Facility (which shall not exceed an amount equal to 101.5% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other obligations under the applicable Additional Credit Facility at such time and (b) the termination of all then outstanding commitments to extend credit under the applicable Additional Documents at such time.

“Discharge of Initial Junior Priority Obligations” shall mean, with respect to each Junior Priority Credit Facility, (a) the payment in full in cash of the applicable Initial Junior Priority Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable Initial Junior Priority Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Initial Junior Priority Credit Facility (which shall not exceed an amount equal to 101.5% of the aggregate undrawn amount of such letters of credit) but (ii) excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations at such time and (b) the termination of all then outstanding commitments to extend credit under the Initial Junior Priority Documents at such time.

“Discharge of Term Loan Obligations” shall mean (a) the payment in full in cash of the applicable Term Loan Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable Term Loan Credit Agreement is paid in full in cash, but excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations under the applicable Term Loan Credit Agreement at such time and (b) the termination of all then outstanding commitments to extend credit under the Term Loan Documents at such time.

“Discharge of Senior Priority Obligations” shall mean the occurrence of all of the Discharge of Term Loan Obligations and the Discharge of Additional Obligations in respect of Senior Priority Debt.

“Domestic Subsidiary” shall mean any Subsidiary of the Company that is not a Foreign Subsidiary.

“Event of Default” shall mean an Event of Default under any Term Loan Credit Agreement, any Initial Junior Priority Credit Facility or any Additional Credit Facility.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:

(a) the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code, or taking any action to enforce any right or power to repossess, replevy, attach, garnish, levy upon or collect the Proceeds of any Lien;

(b) the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, by self-help repossession, by notification to account obligors of any Grantor in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c) the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d) the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e) the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f) the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g) the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h) the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of any Collateral;

provided that (i) filing a proof of claim or statement of interest in any Insolvency Proceeding, (ii) the acceleration of the Senior Priority Obligations, (iii) the imposition of a default rate, (iv) the cessation of lending pursuant to the provisions of the Senior Priority Documents, (v) the consent by any Senior Priority Agent to disposition by any Grantor of any of the Collateral or the consent by the Senior Priority Representative to disposition by any Grantor of any of the Collateral or (vi) seeking adequate protection shall not be deemed to be an Exercise of Secured Creditor Remedies.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Grantor” shall mean any Grantor as defined in the Term Loan Collateral Documents or in the Junior Priority Collateral Documents, as the context requires.

“Guarantor” shall mean any of the Term Loan Guarantors, the Initial Junior Priority Guarantors and any Additional Guarantors.

“Hedging Affiliate” shall mean any Term Loan Hedging Affiliate, any Initial Junior Priority Hedging Affiliate or any Additional Hedging Affiliate, as applicable.

“Hedging Agreement” shall mean any Interest Rate Agreement, Commodities Agreement, Currency Agreement or any other credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, equity values or creditworthiness (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Provider” shall mean any Term Loan Hedging Provider, any Initial Junior Priority Hedging Provider or any Additional Hedging Provider, as applicable.

“Indebtedness” shall mean, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) , which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments issued or created for the account of such Person, (e) all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (g) all guarantees by such Person of Indebtedness of other Persons, to the extent so guaranteed by such Person.

“Initial Junior Priority Agent” shall mean [        ] in its capacity as collateral agent under the Original Initial Junior Priority Credit Facility, together with its successors and assigns in such capacity from time to time, whether under the Original Initial Junior Priority Credit Facility or any subsequent Initial Junior Priority Credit Facility, as well as any Person designated as the “Agent” or “Collateral Agent” under any Initial Junior Priority Credit Facility.

“Initial Junior Priority Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with any Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, (b) was an Initial Junior Priority Credit Facility Lender or an Affiliate of an Initial Junior Priority Credit Facility Lender on the date hereof, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time an Initial Junior Priority Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Initial Junior Priority Bank Products Provider” shall mean any Person (other than an Initial Junior Priority Bank Products Affiliate) that has entered into a Bank Products Agreement with an Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, as designated by the Company in accordance with the terms of the Initial Junior Priority Collateral Documents , as designated by the Company in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Initial Junior Priority Borrower” shall mean [        ] in [its][their] capacity[y][ies] as borrower[s] under the Initial Junior Priority Credit Facility, together with its [and their respective] successors and assigns.

“Initial Junior Priority Collateral Documents” shall mean all “Security Documents” as defined in the Initial Junior Priority Credit Facility, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Initial Junior Priority Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Junior Priority Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Initial Junior Priority Credit Facility” shall mean (a) if the Original Initial Junior Priority Credit Facility is then in effect, the Original Initial Junior Priority Credit Facility, and (b) thereafter, if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Initial Junior Priority Credit Facility or (y) any subsequent Initial Junior Priority Credit Facility (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such Initial Junior Priority Credit Facility (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to any Senior Priority Agent (other than any Designated Agent) (or, if there is no continuing Senior Priority Agent other than any Designated Agent, as designated by the Company), that the obligations under such Initial Junior Priority Credit Facility are subject to the terms and provisions of this Agreement. Any reference to the Initial Junior Priority Credit Facility shall be deemed a reference to any Initial Junior Priority Credit Facility then in existence.

“Initial Junior Priority Credit Facility Lenders” shall mean one or more holders of Indebtedness (or commitments therefor) that is or may be incurred under the Initial Junior Priority Credit Facility, together with their successors, assigns and transferees, as well as any Person designated as an “Initial Junior Priority Credit Facility Lender” under any Initial Junior Priority Credit Facility.

“Initial Junior Priority Credit Parties” shall mean the Initial Junior Priority Borrower, the Initial Junior Priority Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any Initial Junior Priority Document.

“Initial Junior Priority Creditors” shall mean one or more Initial Junior Priority Credit Facility Lenders and shall include all Initial Junior Priority Bank Products Affiliates, Initial Junior Priority Hedging Affiliates, Initial Junior Priority Bank Products Providers and Initial Junior Priority Hedging Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Initial Junior Priority Creditor” under any Initial Junior Priority Credit Facility.

“Initial Junior Priority Documents” shall mean the Initial Junior Priority Credit Facility, the Initial Junior Priority Guaranties, the Initial Junior Priority Collateral Documents, any Bank Products Agreements between any Initial Junior Priority Credit Party and any Initial Junior Priority Bank Products Affiliate or Initial Junior Priority Bank Products Provider, any Hedging Agreements between any Initial Junior Priority Credit Party and any Initial Junior Priority Hedging Affiliate or Initial Junior Priority Hedging Provider, those other ancillary agreements as to which the Initial Junior Priority Agent or any Initial Junior Priority Creditor is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Initial Junior Priority Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Initial Junior Priority Agent, in connection with any of the foregoing or any Initial Junior Priority Credit Facility, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Initial Junior Priority Guaranties” shall mean the guarantees of the Initial Junior Priority Guarantors pursuant to the [        ]3, and all other guaranties of any Initial Junior Priority Obligations of any Initial Junior Priority Credit Party in favor of any Initial Junior Priority Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Initial Junior Priority Guarantors” shall mean the collective reference to each of the Company’s Domestic Subsidiaries that is a guarantor under any of the Initial Junior Priority Guaranties and any other Person who becomes a guarantor under any of the Initial Junior Priority Guaranties.

“Initial Junior Priority Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with any Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, (b) was an Initial Junior Priority Credit Facility Lender or an Affiliate of an Initial Junior Priority Credit Facility Lender on the date hereof, or at the time of entry into such Hedging Agreement, or at the time of

[3]	Describe guarantee arrangements.

the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Initial Junior Priority Hedging Provider” shall mean any Person (other than an Initial Junior Priority Hedging Affiliate) that has entered into a Hedging Agreement with an Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, as designated by the Company in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Initial Junior Priority Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Initial Junior Priority Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Initial Junior Priority Credit Party from time to time to any Initial Junior Priority Agent, any Initial Junior Priority Creditors or any of them, including any Initial Junior Priority Bank Products Affiliates or Initial Junior Priority Hedging Affiliates, Initial Junior Priority Bank Products Provider or Initial Junior Priority Hedging Provider, under any Initial Junior Priority Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Initial Junior Priority Credit Party, would have accrued on any Initial Junior Priority Obligation, whether or not a claim is allowed against such Initial Junior Priority Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Initial Junior Priority Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Initial Junior Priority Secured Parties” shall mean the Initial Junior Priority Agent and the Initial Junior Priority Creditors.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code.

“Interest Rate Agreement” shall mean, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Junior Priority Agent” shall mean any of the Initial Junior Priority Agent and any Additional Agent under any Junior Priority Documents.

“Junior Priority Collateral Documents” shall mean the Initial Junior Priority Collateral Documents and any Additional Collateral Documents in respect of any Junior Priority Obligations.

“Junior Priority Credit Facility” shall mean the Initial Junior Priority Credit Facility and any Additional Credit Facility in respect of any Junior Priority Obligations.

“Junior Priority Creditors” shall mean the Initial Junior Priority Creditors and any Additional Credit Facility Secured Party in respect of any Junior Priority Obligations.

“Junior Priority Debt” shall mean:

(1) all Initial Junior Priority Obligations; and

(2) any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Company as “Junior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Junior Priority Documents” shall mean the Initial Junior Priority Documents and any Additional Documents in respect of any Junior Priority Obligations.

“Junior Priority Lien” shall mean a Lien granted (a) by an Initial Junior Priority Collateral Document to the Initial Junior Priority Agent or (b) by an Additional Collateral Document to any Additional Agent for the purpose of securing Junior Priority Obligations.

“Junior Priority Obligations” shall mean the Initial Junior Priority Obligations and any Additional Obligations constituting Junior Priority Debt.

“Junior Priority Representative” shall mean the Junior Priority Agent designated by the Junior Priority Agents to act on behalf of the Junior Priority Agents hereunder, acting in such capacity. The Junior Priority Representative shall initially be the Initial Junior Priority Agent.

“Junior Priority Secured Parties” shall mean, at any time, all of the Junior Priority Agents and all of the Junior Priority Creditors.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment for purposes of security, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Lien Priority” shall mean, with respect to any Lien of the Term Loan Agent, the Term Loan Secured Parties, the Initial Junior Priority Agent, the Initial Junior Priority Creditors, any Additional Agent or any Additional Credit Facility Secured Party in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Management Credit Provider” shall mean any Person that is a beneficiary of a Management Guarantee, as designated by the Company in accordance with the terms of the Term Loan Collateral Documents.

“Management Guarantee” shall have the meaning assigned to such term in the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect), or in any other Term Loan Credit Agreement then in effect (if the Original Term Loan Credit Agreement is not then in effect).

“Original Initial Junior Priority Credit Facility” shall mean the [        ]4, dated as of [        ], among [        ], as such agreement may be amended, supplemented, restated, waived or otherwise modified from time to time.

“Original Term Loan Credit Agreement” shall mean that certain Amended and Restated Credit Agreement dated as of December 1, 2016, by and among the Term Loan Borrower, JPMorgan Chase Bank, N.A., as administrative agent, the Term Loan Credit Agreement Lenders and the Term Loan Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Party” shall mean any of the Term Loan Agent, the Initial Junior Priority Agent or any Additional Agent, and “Parties” shall mean all of the Term Loan Agent, the Initial Junior Priority Agent and any Additional Agent.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Proceeds” shall mean (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Requisite Senior Priority Holders” shall mean Senior Priority Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of the Senior Priority Obligations; provided that, (x) if the matter being consented to or the action being taken by the Senior Priority Representative is the subordination of Liens to other Liens, or the consent to a sale of all or substantially all of the Collateral, then “Requisite Senior Priority Holders” shall mean those Senior Priority Secured Parties necessary to validly consent to the requested action in accordance with the applicable Senior Priority Documents and (y) except as may be separately otherwise agreed in writing by and between or among each Senior Priority Agent, on behalf of itself and the Senior Priority Creditors represented thereby, if the matter being consented to or the action being taken by the Senior Priority Representative will affect any Series of Senior Priority Debt in a manner different and materially adverse relative to the manner such matter or action affects any other Series of Senior Priority Debt (except to the extent expressly set forth in this Agreement), then “Requisite Senior Priority Holders” shall mean (1) Senior Priority Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of the Senior Priority Obligations and (2) Senior Priority Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of the applicable Series of Senior Priority Debt.

“Secured Parties” shall mean the Senior Priority Secured Parties and the Junior Priority Secured Parties.

“Senior Priority Agent” shall mean any of the Term Loan Agent or any Additional Agent under any Senior Priority Documents.

[4]	Describe the Initial Junior Priority Credit Facility.

“Senior Priority Credit Facility” shall mean the Term Loan Credit Agreement and any Additional Credit Facility in respect of any Senior Priority Obligations.

“Senior Priority Recovery” shall have the meaning set forth in Section 5.3.

“Senior Priority Creditors” shall mean the Term Loan Secured Parties and any Additional Credit Facility Secured Party in respect of any Senior Priority Obligations.

“Senior Priority Debt” shall mean:

(1) all Term Loan Obligations; and

(2) any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Company as “Senior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Senior Priority Documents” shall mean the Term Loan Documents and any Additional Documents in respect of any Senior Priority Obligations.

“Senior Priority Lien” shall mean a Lien granted (a) by a Term Loan Collateral Document to the Term Loan Agent or (b) by an Additional Collateral Document to any Additional Agent for the purpose of securing Senior Priority Obligations.

“Senior Priority Obligations” shall mean the Term Loan Obligations and any Additional Obligations constituting Senior Priority Debt.

“Senior Priority Representative” shall mean the Senior Priority Agent designated by the Senior Priority Agents to act on behalf of the Senior Priority Agents under this Agreement, acting in such capacity; provided that, at any time the Base Intercreditor Agreement is in effect, the Senior Priority Representative shall be the “Term Loan Collateral Representative” as defined under the Base Intercreditor Agreement. The Senior Priority Representative shall initially be the Term Loan Agent.

“Senior Priority Secured Parties” shall mean, at any time, all of the Senior Priority Agents and all of the Senior Priority Creditors.

“Series of Senior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the Term Loan Credit Agreement and (b) the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting Senior Priority Debt.

“Standstill Period” shall have the meaning set forth in Section 2.3(a).

“Subsidiary” of any Person shall mean a corporation, partnership, limited liability company, or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes.

“Term Loan Agent” shall mean [                ]5 in its capacity as collateral agent under the Term Loan Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original Term Loan Credit Agreement or any subsequent Term Loan Credit Agreement, as well as any Person designated as the “Agent” or “Collateral Agent” under any Term Loan Credit Agreement.

“Term Loan Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with any Term Loan Credit Party with the obligations of such Term Loan Credit Party thereunder being secured by one or more Term Loan Collateral Documents, (b) was a Term Loan Credit Agreement Lender or an Affiliate of a Term Loan Credit Agreement Lender on the date hereof, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Term Loan Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Term Loan Bank Products Provider” shall mean any Person (other than a Term Loan Bank Products Affiliate) that has entered into a Bank Products Agreement with a Term Loan Credit Party with the obligations of such Term Loan Credit Party thereunder being secured by one or more Term Loan Collateral Documents, as designated by the Company in accordance with the terms of one or more Term Loan Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Term Loan Borrower” shall mean the Company, in its capacity as borrower under the Term Loan Credit Agreement, together with its successors and assigns.

“Term Loan Collateral Documents” shall mean all “Security Documents” as defined in the Original Term Loan Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Term Loan Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Term Loan Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, modified or supplemented from time to time.

“Term Loan Credit Agreement” shall mean (i) if the Original Term Loan Credit Agreement is then in effect, the Original Term Loan Credit Agreement and (ii) thereafter, if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Term Loan Credit Agreement or (y) any subsequent Term Loan Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such Term Loan Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance

[5]	Insert name of Term Collateral Agent.

reasonably satisfactory to the Initial Junior Priority Agent (if other than a Designated Agent) and any other Junior Priority Agent, (other than any Designated Agent) (or, if there is no continuing Junior Priority Agent other than any Designated Agent, as designated by the Company) that the obligations under such Term Loan Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the Term Loan Credit Agreement shall be deemed a reference to any Term Loan Credit Agreement then in existence.

“Term Loan Credit Agreement Lender” shall mean one or more holders of Indebtedness (or commitments therefor) that is or may be incurred under any Term Loan Credit Agreement, together with their successors, assigns and transferees, as well as any Person designated as a “Term Loan Credit Agreement Lender” under any Term Loan Credit Agreement.

“Term Loan Credit Parties” shall mean the Term Loan Borrower, the Term Loan Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any Term Loan Document.

“Term Loan Documents” shall mean the Term Loan Credit Agreement, the Term Loan Guaranties, the Term Loan Collateral Documents, any Bank Products Agreements between any Term Loan Credit Party and any Term Loan Bank Products Affiliate or any Term Loan Bank Products Provider, any Hedging Agreements between any Term Loan Credit Party and any Term Loan Hedging Affiliate or Term Loan Hedging Provider, any Management Guarantee, and those other ancillary agreements as to which the Term Loan Agent or any Term Loan Credit Agreement Lender is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Term Loan Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Term Loan Agent, in connection with any of the foregoing or any Term Loan Credit Agreement, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Term Loan Guaranties” shall mean that certain guarantee agreement dated as of the date hereof by the Term Loan Guarantors in favor of the Term Loan Agent, and all other guarantees of any Term Loan Obligations of any Term Loan Credit Party by any other Term Loan Credit Party in favor of any Term Loan Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“Term Loan Guarantors” shall mean the collective reference to each of the Company’s Domestic Subsidiaries that is a guarantor under any of the Term Loan Guaranties and any other Person who becomes a guarantor under any of the Term Loan Guaranties.

“Term Loan Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with any Term Loan Credit Party with the obligations of such Term Loan Credit Party thereunder being secured by one or more Term Loan Collateral Documents, (b) was a Term Loan Credit Agreement Lender or an Affiliate of a Term Loan Credit Agreement Lender on the date hereof, or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c) and (c) has been designated by the Company in accordance with the terms of one or more Term Loan Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Term Loan Hedging Provider” shall mean any Person (other than a Term Loan Hedging Affiliate) that has entered into a Hedging Agreement with a Term Loan Credit Party with the obligations of such Term Loan Credit Party thereunder being secured by one or more Term Loan Collateral Documents, as designated by the Company in accordance with the terms of the Term Loan Collateral Documents, as designated by the Company in accordance with the terms of one ore more Term Loan Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Term Loan Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Term Loan Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Term Loan Credit Party from time to time to the Term Loan Agent, the Term Loan Credit Agreement Lender, any Term Loan Bank Products Affiliate, Term Loan Hedging Affiliate, Term Loan Bank Products Provider or Term Loan Hedging Provider or any Management Credit Providers under any Term Loan Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Term Loan Credit Party, would have accrued on any Term Loan Obligation, whether or not a claim is allowed against such Term Loan Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement for amounts drawn under letters of credit, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Term Loan Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Term Loan Secured Parties” shall mean all Term Loan Credit Agreement Lenders together with all Term Loan Bank Products Affiliates, Term Loan Hedging Affiliates, Term Loan Bank Product Providers, Term Loan Hedging Providers and Management Credit Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Term Loan Secured Party” under any Term Loan Credit Agreement.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“United States” shall mean the United States of America.

Section 1.3 Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation, or in such other manner as may be approved by the requisite holders or representatives in respect of such obligation.

ARTICLE II

LIEN PRIORITY

Section 2.1 Agreement to Subordinate.

(a) Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any portion of the Collateral, or of any Liens granted to any Junior Priority Agent or any Junior Priority Creditors in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any Senior Priority Agent, any Senior Priority Creditors, any Junior Priority Agent or any Junior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents or Junior Priority Documents, (iv) whether any Senior Priority Agent or any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that:

(i) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be junior and subordinate in all respects to all Liens granted to any of the Senior Priority Agents and the Senior Priority Creditors in the Collateral to secure all or any portion of the Senior Priority Obligations;

(ii) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be senior and prior in all respects to all Liens granted to any of the Junior Priority Agents and the Junior Priority Creditors in the Collateral to secure all or any portion of the Junior Priority Obligations;

(iii) except as otherwise provided in Sections 2.1(a)(11) and (12) of the Base Intercreditor Agreement, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations; and

(iv) except as otherwise provided in Sections 2.1(a)(11) and (12) of the Base Intercreditor Agreement, and except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Agent or any other Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations.

(b) Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Senior Priority Agent or any other Senior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents, (iv) whether any Senior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations.

(c) Notwithstanding any failure by any Senior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Senior Priority Secured Parties, the priority and rights as (x) between the respective classes of Senior Priority Secured Parties, and (y) between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein. Notwithstanding any failure by any Junior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Junior Priority Secured Parties, the priority and rights as between the respective classes of Junior Priority Secured Parties with respect to the Collateral shall be as set forth herein. Lien priority as among the Senior Priority Obligations and the Junior Priority Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties.

(d) The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, acknowledges and agrees that (x) concurrently herewith, the Initial Junior Priority Agent, for the benefit of itself and the Initial Junior Priority Secured Parties, has been granted Junior Priority Liens upon all of the Collateral in which the Term Loan Agent has been granted Senior Priority Liens, and the Term Loan Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the Term Loan Agent has been granted Senior Priority Liens, and the Term Loan Agent hereby consents thereto.

(e) The Initial Junior Priority Agent, for and on behalf of itself and the Initial Junior Priority Secured Parties, acknowledges and agrees that (x) the Term Loan Agent, for the benefit of itself and the Term Loan Secured Parties, has been granted Senior Priority Liens upon all of the Collateral in which the Initial Junior Priority Agent has been granted Junior Priority Liens, and the Initial Junior Priority Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the Initial Junior Priority Agent has been granted Junior Priority Liens, and the Initial Junior Priority Agent hereby consents thereto.

(f) Each Additional Agent, for and on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, acknowledges and agrees that, (x) the Term Loan Agent, for the benefit of itself and the Term Loan Secured Parties, has been granted Senior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, (y) concurrently herewith, the Initial Junior Priority Agent, for the benefit of itself and the Initial Junior Priority Secured Parties, has been granted Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, and (z) one or more other Additional Agents, each on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, have been or may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto.

(g) The subordination of Liens by each Junior Priority Agent in favor of the Senior Priority Agents shall not be deemed to subordinate the Liens of any Junior Priority Agent to the Liens of any other Person. The provision of pari passu and equal priority as between Liens of any Senior Priority Agent and Liens of any other Senior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Senior Priority Agent will be pari passu or of equal priority with the Liens of any other Person, or to subordinate any Liens of any Senior Priority Agent to the Liens of any Person. The provision of pari passu and equal priority as between Liens of any Junior Priority Agent and Liens of any other Junior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Junior Priority Agent will be pari passu or of equal priority with the Liens of any other Person.

(h) So long as the Discharge of Senior Priority Obligations has not occurred, the parties hereto agree that in the event that any Borrower shall, or shall permit any other Grantor to, grant or permit any additional Liens, or take any action to perfect any additional Liens, on any asset or property to secure any Junior Priority Obligation and have not also granted a Lien on such asset or property to secure the Senior Priority Obligations and taken all actions to perfect such Liens, then, without limiting any other rights and remedies available to any Senior Priority Agent and/or the other Senior Priority Secured Parties, each Junior Priority Agent, on behalf of itself and the Junior Lien Secured Parties for which it is a Junior Priority Agent, and each other Junior Priority Secured Party (by its acceptance of the benefits of the Junior Priority Documents), agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.1(h) shall be subject to Section 4.1(e).

Section 2.2 Waiver of Right to Contest Liens.

(a) Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Senior Priority Agent or any Senior Priority

Creditor in respect of the Collateral, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, agrees that no Junior Priority Agent or Junior Priority Creditor will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Senior Priority Agent or any Senior Priority Creditor under the Senior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any Senior Priority Agent or any Senior Priority Creditor seeks to enforce its Liens in any Collateral.

(b) The assertion of priority rights established under the terms of this Agreement shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2.

Section 2.3 Remedies Standstill.

(a) Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, until the date upon which the Discharge of Senior Priority Obligations shall have occurred, such Junior Priority Agent and such Junior Priority Creditors:

(i) will not Exercise Any Secured Creditor Remedies with respect to the Collateral without the written consent of the Senior Priority Representative; provided that any Junior Priority Agent may Exercise Any Secured Creditor Remedies (other than any Secured Creditor Remedies the exercise of which is otherwise prohibited by this Agreement, including, without limitation, Section 6) after a period of 180 consecutive days has elapsed from the date of delivery of written notice by such Junior Priority Agent to each Senior Priority Agent stating that an Event of Default (as defined under the applicable Junior Priority Credit Facility) has occurred and is continuing thereunder and stating its intention to Exercise Any Secured Creditor Remedies (the “Standstill Period”), and then such Junior Priority Agent may Exercise Any Secured Creditor Remedies only so long as (1) no Event of Default relating to the payment of interest, principal, fees or other Senior Priority Obligations shall have occurred and be continuing and (2) no Senior Priority Secured Party shall have commenced (or attempted to commence or given notice of its intent to commence) the Exercise of Secured Creditor Remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency Proceeding), and

(ii) will not take, receive or accept any Proceeds of the Collateral, it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the Junior Priority Representative shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative.

From and after the date upon which the Discharge of Senior Priority Obligations shall have occurred (or prior thereto upon obtaining the written consent of each Senior Priority Agent), any Junior Priority Agent and any Junior Priority Creditor may Exercise Any Secured Creditor Remedies under the Junior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Junior Priority Agent or any Junior Priority Creditor is at all times subject to the provisions of this Agreement, including Section 4.1.

(b) Any Senior Priority Agent, on behalf of itself and any Senior Priority Creditors represented thereby, agrees that such Senior Priority Agent and such Senior Priority Creditors will not Exercise Any Secured Creditor Remedies with respect to any of the Collateral without the written consent of the Senior Priority Representative and will not take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Senior Priority Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative; provided that nothing in this sentence shall prohibit any Senior Priority Agent from taking such actions in its capacity as Senior Priority Representative, if applicable. The Senior Priority Representative may Exercise Any Secured Creditor Remedies under the Senior Priority Collateral Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Senior Priority Representative is at all times subject to the provisions of this Agreement, including Section 4.1 hereof and of the Base Intercreditor Agreement.

Section 2.4 Exercise of Rights.

(a) No Other Restrictions. Except as expressly set forth in this Agreement, each Agent and each Creditor shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Section 4.1. Each Senior Priority Agent may enforce the provisions of the applicable Senior Priority Documents, each Junior Priority Agent may enforce the provisions of the applicable Junior Priority Documents, and each Agent may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that each Agent agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Credit Party; provided, further, however, that any Senior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Senior Priority Agent’s rights hereunder or under any of the applicable Senior Priority Documents, and any Junior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Junior Priority Agent’s rights hereunder or under any of the applicable Junior Priority Documents. Each Agent agrees for and on behalf of itself and each Creditor represented thereby that such Agent and each such Creditor will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim, (x) in the case of any Junior Priority Agent and any Junior Priority Creditor represented thereby, against any Senior Priority Secured Party, and (y) in the case of any Senior Priority Agent and any Senior Priority Creditor represented thereby, against any Junior Priority Secured Party, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, each Senior Priority Agent agrees for and on behalf of any Senior Priority Creditors represented thereby that such Agent and each such Creditor will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Senior Priority Agent or any Senior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent agrees for and on behalf of any Junior Priority Creditors represented thereby that such Agent and each such Creditor will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Junior Priority Agent or any Junior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(b) Release of Liens. Without limiting any release permitted under the Base Intercreditor Agreement, in the event of (A) any private or public sale of all or any portion of the Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Senior Priority Representative, (B) any sale, transfer or other disposition of all or any portion of the Collateral, so long as such sale, transfer or other disposition is then permitted by the Senior Priority Documents, or (C) the release of the Senior Priority Secured Parties’ Liens on all or any portion of the Collateral which release under Clause (C) shall have been approved by all of the requisite Senior Priority Secured Parties (as determined pursuant to the applicable Senior Priority Documents), in the case of clauses (B) and (C) only to the extent occurring prior to the Discharge of Senior Priority Obligations and not in connection with a Discharge of Senior Priority Obligations (and irrespective of whether an Event of Default has occurred), each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that (x) so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 of the Base Intercreditor Agreement as supplemented by Section 4.1 hereof, such sale or release will be free and clear of the Liens on such Collateral securing the Junior Priority Obligations and (y) such Junior Priority Secured Parties’ Liens with respect to the Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each Junior Priority Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by any Senior Priority Agent in connection therewith, so long as the net cash proceeds, if any, from such sale described in clause (A) above of such Collateral are applied in accordance with the terms of this Agreement. Each Junior Priority Agent hereby appoints the Senior Priority Representative and any officer or duly authorized person of the Senior Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Junior Priority Agent and in the name of such Junior Priority Agent or in the Senior Priority Representative’s own name, from time to time, in the Senior Priority Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5 [RESERVED].

Section 2.6 Waiver of Marshalling. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

ARTICLE III

ACTIONS OF THE PARTIES

Section 3.1 Certain Actions Permitted. Notwithstanding anything herein to the contrary, (a) each Agent may make such demands or file such claims in respect of the Senior Priority Obligations or Junior Priority Obligations, as applicable, owed to such Agent and the Creditors represented thereby as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time, (b) in any Insolvency Proceeding commenced by or against the Borrower or any other Credit Party, the Junior Priority Agent or the Junior Priority Creditors may file a proof of claim or statement of interest with respect to the Junior Priority Obligations, (c) the Junior Priority Creditors shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Junior Priority Creditors, including without limitation any claims secured by the Collateral, if any, in each case if not otherwise in contravention of the terms of this Agreement, (d) the Junior Priority Creditors shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either the Bankruptcy Law or applicable non-bankruptcy law, in each case if not otherwise in contravention of the terms of this Agreement, (e) the Junior Priority Creditors shall be entitled to file any proof of claim and other filings and make any arguments and motions in order to preserve or protect its Liens on the Collateral that are, in each case, not otherwise in contravention of the terms of this Agreement, with respect to the Junior Priority Obligations and the Collateral and (f) the Junior Priority Agent or any Junior Priority Creditor may exercise any of its rights or remedies with respect to the Collateral after the termination of the Standstill Period to the extent permitted by Section 2.3 above.

Section 3.2 Agent for Perfection.

(a) Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, each Credit Party shall deliver all Control Collateral when required to be delivered pursuant to the Credit Documents to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative and (y) thereafter, the Junior Priority Representative.

(b) None of the Senior Priority Agents, the Senior Priority Representative or the Senior Priority Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Collateral for the benefit of the Junior Priority Representatives or the Junior Priority Secured Parties.

(c) [RESERVED].

(d) Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, in the event that any Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then such Secured Party shall promptly pay over such Proceeds or Collateral to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative, and (y) thereafter, the Junior Priority Representative, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1 of the Base Intercreditor Agreement, as supplemented by Section 4.1 hereof.

Section 3.3 Sharing of Information and Access. In the event that any Junior Priority Agent shall, in the exercise of its rights under the applicable Junior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Credit Party that contain information identifying or pertaining to the Collateral, such Junior Priority Agent shall, upon request from any other Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof. In the event that any Senior Priority Agent shall, in the exercise of its rights under the applicable Senior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Senior Priority Credit Party that contain information identifying or pertaining to the Senior Priority Collateral, such Senior Priority Agent shall, upon request from any other Senior Priority Agent, and as promptly as practicable thereafter, either make available to such Senior Priority Agent such books and records for inspection and duplication or provide to such Senior Priority Agent copies thereof.

Section 3.4 Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, the Senior Priority Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to Collateral. Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, the Senior Priority Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Collateral. Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, all proceeds of such insurance shall be remitted to the Senior Priority Representative, and each other Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1.

Section 3.5 No Additional Rights for the Credit Parties Hereunder. Except as provided in Section 3.6, if any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Secured Party.

Section 3.6 Actions upon Breach. If any Junior Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the Senior Priority Representative, may interpose as a defense or dilatory plea the making of this Agreement, and any Senior Priority Secured Party may intervene and interpose such defense or plea in its own name or in the name of the Credit Parties. Should any Junior Priority Secured Party, contrary to this Agreement, in any way take, or attempt or threaten to take, any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any Senior Priority Agent (in its own name or in the name of the Credit Parties) may obtain relief against such Junior Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each Junior Priority Agent, for and on behalf of itself and each Junior Priority Creditor represented thereby, that the Senior Priority Secured Parties’ damages from such actions may be difficult to ascertain and may be irreparable, and each Junior Priority Agent on behalf of itself and each Junior Priority Secured Creditor represented thereby, waives any defense that the Senior Priority Secured Parties cannot demonstrate damage or be made whole by the awarding of damages.

ARTICLE IV

APPLICATION OF PROCEEDS

Section 4.1 Application of Proceeds.

(a) Revolving Nature of Certain Term Loan Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (i) Term Loan Credit Agreements may include a revolving commitment, that in the ordinary course of business any Term Loan Agent and Term Loan Credit Agreement Lender may apply payments and make advances thereunder and (ii) the amount of Term Loan Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of Term Loan Obligations thereunder may be modified, extended or amended from time to time, and that the aggregate amount of Term Loan Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by the any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Term Loan Agent or Term Loan Credit Agreement Lender commences the Exercise of Any Secured Creditor Remedies, all amounts received by any such Term Loan Agent or Term Loan Credit Agreement Lender shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Term Loan Obligations, the Initial Junior Priority Obligations, or any Additional Obligations, or any portion thereof.

(b) Revolving Nature of Certain Additional Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (x) Additional Credit Facilities may include a revolving commitment, that in the ordinary course of business any Additional Agent and Additional Credit Facility Secured Parties may apply payments and make advances thereunder and (y) the amount of Additional Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of Additional Obligations thereunder may be modified, extended or amended from time to time, and that the aggregate amount of Additional Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by the any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Additional Agent or Additional Credit Facility Secured Party commences the Exercise of Any Secured Creditor Remedies, all amounts received by any such Additional Agent or Additional Credit Facility Secured Party shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Term Loan Obligations, the Initial Junior Priority Obligations, or any Additional Obligations, or any portion thereof.

(c) Application of Proceeds of Collateral. This Agreement constitutes a separate agreement in writing as contemplated by clauses 4.1(c) third and 4.1(d) second of the Base Intercreditor Agreement. The parties hereto agree that any proceeds of Collateral to be allocated under such clauses of the Base Intercreditor Agreement will be allocated first to the Senior Priority Obligations in accordance with the Base Intercreditor Agreement until a Discharge of Senior Priority Obligations shall have occurred and then only after such Discharge of Senior Priority Obligations shall have occurred to the Junior Priority Obligations.

(d) Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, no Senior Priority Agent shall have any obligation or liability to any Junior Priority Secured Party, or (except as may be separately agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby) to any other Senior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Senior Priority Agent under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise, no Junior Priority Agent shall have any obligation or liability (except as may be separately agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby) to any other Junior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Junior Priority Agent under the terms of this Agreement.

(e) Turnover of Cash Collateral After Discharge. Subject to the obligations of each Senior Priority Agent under the Base Intercreditor Agreement with respect to ABL Priority Collateral, upon the Discharge of Senior Priority Obligations, each Senior Priority Agent shall deliver to the Junior Priority Representative or shall execute such documents as the Company or as the Junior Priority Representative (if a Junior Priority Agent other than a Designated Agent) may reasonably request to enable it to have control over any Cash Collateral or Control Collateral still in such Senior Priority Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between any Junior Priority Agent and any other Junior Priority Agent, any such Cash Collateral or Control Collateral held by any such Party shall be held by it subject to the terms and conditions of Section 3.2.

Section 4.2 Specific Performance. Each Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Credit Party shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

ARTICLE V

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1 Notice of Acceptance and Other Waivers.

(a) All Senior Priority Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives notice of acceptance of, or proof of reliance by any Senior Priority Agent or any Senior Priority Creditors on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or nonpayment of all or any part of the Senior Priority Obligations.

(b) None of the Senior Priority Agents, the Senior Priority Creditors, or any of their respective Affiliates, or any of the respective directors, officers, employees, or agents of any of the foregoing, shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If any Senior Priority Agent or Senior Priority Creditor honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Senior Priority Credit Facility or any other Senior Priority Document, whether or not such Senior Priority Agent or Senior Priority Creditor has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Junior Priority Credit Facility or any other Junior Priority Document (but not a default under this Agreement) or would constitute an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Senior Priority Agent or Senior Priority Creditor otherwise should exercise any of its contractual rights or remedies under any Senior Priority Documents (subject to the express terms and conditions hereof), no Senior Priority Agent or Senior Priority Creditor shall have any liability whatsoever to any Junior Priority Agent or Junior Priority Creditor as a result of such action, omission, or exercise, in each case so long as any such exercise does not breach the express terms and provisions of this Agreement. Each Senior Priority Secured Party shall be entitled to manage and supervise its loans and extensions of credit under the relevant Senior Priority Credit Facility and other Senior Priority Documents as it may, in its sole discretion, deem appropriate, and may manage its loans and extensions of credit without regard to any rights or interests that the Junior Priority Agents or Junior Priority Creditors have in the Collateral, except as otherwise expressly set forth in this Agreement. Each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no Senior Priority Agent or Senior Priority Creditor shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof pursuant to the Senior Priority Documents, in each case so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

Section 5.2 Modifications to Senior Priority Documents and Junior Priority Documents.

(a) Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, each Senior Priority Agent and the Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents in any manner whatsoever, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii) subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any additional Senior Priority Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii) otherwise manage and supervise the Senior Priority Obligations as the applicable Senior Priority Agent shall deem appropriate.

(b) Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, each Junior Priority Agent and the Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party or impairing or releasing the priority provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents in any manner whatsoever, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii) subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any additional Junior Priority Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii) otherwise manage and supervise the Junior Priority Obligations as the Junior Priority Agent shall deem appropriate.

(c) Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document shall include the following language (or language to similar effect):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to [name of Junior Priority Agent] pursuant to this Agreement and the exercise of any right or remedy by [name of Junior Priority Agent] hereunder are subject to the provisions of the Intercreditor Agreement, dated as of [        ], 20[    ] (as amended, restated, supplemented or otherwise modified, replaced or refinanced from time to time, the “Junior Lien Intercreditor Agreement”), initially among[        ], as Term Loan Agent, [        ], as Initial Junior Priority Agent, and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Junior Lien Intercreditor Agreement and this Agreement, the terms of the Junior Lien Intercreditor Agreement shall govern and control.”

In addition, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document consisting of a mortgage covering any Collateral consisting of real estate shall contain language appropriate to reflect the subordination of such Junior Priority Collateral Documents to the Senior Priority Documents covering such Collateral.

(d) Except, in each case, as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, and except as otherwise provided in the Base Intercreditor Agreement, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, any other Senior Priority Agent and any Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents to which such other Senior Priority Agent or any Senior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii) subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any Senior Priority Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii) otherwise manage and supervise the Senior Priority Obligations as such other Senior Priority Agent shall deem appropriate.

(e) Except, in each case, as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, any other Junior Priority Agent and any Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents to which such other Junior Priority Agent or any Junior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii) subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any Junior Priority Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii) otherwise manage and supervise the Junior Priority Obligations as such other Junior Priority Agent shall deem appropriate.

(f) The Senior Priority Obligations and the Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof. If the indebtedness refunding, replacing or refinancing any such Senior Priority Obligations or Junior Priority Obligations is to constitute Senior Priority Obligations or Junior Priority Obligations hereunder (as designated by the Company), as the case may be, the holders of such indebtedness (or an authorized agent or trustee on their behalf) shall bind themselves in writing to the terms of this Agreement pursuant to a joinder substantially in the form of Exhibit C hereto or otherwise in form and substance reasonably satisfactory to the Senior Priority Agents (other than any Designated Agent) and Junior Priority Agents (other than any Designated Agent) (or, if there is no continuing Agent other than Designated Agents, as designated by the Company), and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the Senior Priority Documents and the Junior Priority Documents. For the avoidance of doubt, the Senior Priority Obligations and Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, through the incurrence of Additional Indebtedness, subject to Section 7.11.

Section 5.3 Reinstatement and Continuation of Agreement. If any Senior Priority Agent or Senior Priority Creditor is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Senior Priority Obligations (a “Senior Priority Recovery”), then the Senior Priority Obligations shall be reinstated to the extent of such Senior Priority Recovery. If this Agreement shall have been terminated prior to such Senior Priority Recovery, this Agreement shall be reinstated in full force and effect in the event of such Senior Priority Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of each Agent, each Senior Priority Creditor, and each Junior Priority Creditor under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations or the Junior Priority Obligations. No priority or right of any Senior Priority Agent or any Senior Priority Creditor shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Senior Priority Documents, regardless of any knowledge thereof which any Senior Priority Agent or any Senior Priority Creditor may have.

ARTICLE VI

INSOLVENCY PROCEEDINGS

Section 6.1 DIP Financing.

(a) If any Borrower or any Guarantor shall be subject to any Insolvency Proceeding in the United States at any time after the Discharge of ABL Collateral Obligation (as defined in the Base Intercreditor Agreement) and prior to the Discharge of Senior Priority Obligations, and any Senior

Priority Agent, or any Senior Priority Creditors, shall agree to provide any Borrower or any Guarantor with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then any Junior Priority Agent, each on behalf of itself and any Junior Priority Secured Parties, agrees that it will raise no objection and will not support any objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of any Junior Priority Agent securing the Junior Priority Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) each Junior Priority Agent retains its Lien on the Collateral to secure the Junior Priority Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and (ii) if the Senior Priority Agent receives an adequate protection Lien on post-petition assets of the debtor to secure the Senior Priority Obligations, as the case may be, the Junior Priority Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the Junior Priority Obligations, provided that (x) such Liens in favor of the Senior Priority Agent and the Junior Priority Agent shall be subject to the provisions of Section 6.1(b) hereof and (y) the foregoing provisions of this Section 6.1(a) shall not prevent the Junior Priority Agent and the Junior Priority Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.

(b) All Liens granted to any Senior Priority Agent or Junior Priority Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement.

Section 6.2 Relief from Stay. Until the Discharge of Senior Priority Obligations has occurred, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral without each Senior Priority Agent’s express written consent.

Section 6.3 No Contest. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, prior to the Discharge of Senior Priority Obligations, none of them shall contest (or support any other Person contesting) (i) any request by any Senior Priority Agent or Senior Priority Creditor for adequate protection of its interest in the Collateral or (ii) any objection by any Senior Priority Agent or Senior Priority Creditor to any motion, relief, action or proceeding based on a claim by such Senior Priority Agent or Senior Priority Creditor that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and any Senior Priority Creditors represented thereby, any Senior Priority Agent, for and on behalf of itself and any Senior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Senior Priority Obligations, none of them shall contest (or support any other Person contesting) (a) any request by any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent for adequate protection of its interest in the Collateral, or (b) any objection by such other Senior Priority Agent or any Senior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Senior Priority Agent as adequate protection of its interests are subject to this Agreement.

Section 6.4 Asset Sales. Each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that it will not oppose any sale consented to by any Senior Priority Agent of any Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with the Base Intercreditor Agreement as supplemented by this Agreement.

Section 6.5 Separate Grants of Security and Separate Classification. Each Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the Senior Priority Security Documents and the Junior Priority Security Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Senior Priority Obligations are fundamentally different from the Junior Priority Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of Senior Priority Obligation claims and Junior Priority Obligation claims against the Credit Parties, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, prepetition interest and other claims, all amounts owing in respect of postpetition interest that is available from the Collateral for each of the Senior Priority Secured Parties, before any distribution is made in respect of the claims held by the Junior Priority Secured Parties, with the Junior Priority Secured Parties hereby acknowledging and agreeing to turn over to the Senior Priority Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries. The foregoing sentence is subject to any separate agreement by and between any Additional Agent, on behalf of itself and the Additional Credit Facility Secured Parties represented thereby, and any other Agent, on behalf of itself and the Creditors represented thereby, with respect to the Obligations owing to any such Additional Agent and Additional Credit Facility Secured Parties.

Section 6.6 Enforceability. The provisions of this Agreement are intended to be and shall be enforceable under Section 510(a) of the Bankruptcy Code.

Section 6.7 Senior Priority Obligations Unconditional. All rights of the Senior Priority Agents hereunder, and all agreements and obligations of the Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Priority Document;

(b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Senior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Senior Priority Document;

(c) any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Senior Priority Obligations or any guarantee or guaranty thereof;

(d) the commencement of any Insolvency Proceeding in respect of the Borrower or any other Credit Party; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations, or of any of the Junior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8 Junior Priority Obligations Unconditional. All rights of the Junior Priority Agents hereunder, and all agreements and obligations of the Senior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Junior Priority Document;

(b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Junior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Junior Priority Document;

(c) any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Junior Priority Obligations or any guarantee or guaranty thereof;

(d) the commencement of any Insolvency Proceeding in respect of any Credit Party; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Junior Priority Obligations, or of any of the Senior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.9 Adequate Protection. Except as expressly provided in this Agreement (including, without limitation, Section 6.1), nothing in this Agreement shall limit the rights of any Agent and the Secured Parties represented thereby from seeking or requesting adequate protection with respect to their interests in the applicable Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided that (a) in the event that any Junior Priority Agent, on behalf of itself or any of the Junior Priority Creditors represented thereby, seeks or requests adequate protection in respect of the Junior Priority Obligations and such adequate protection is granted in the form of additional collateral comprising assets of the type of assets that constitute Collateral, then each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that each Senior Priority Agent shall also be granted a senior Lien on such collateral as security for the Senior Priority Obligations and that any Lien on such collateral securing the Junior Priority Obligations shall be subordinate to any Lien on such collateral securing the Senior Priority Obligations and (b) in the event that any Senior Priority Agent, for or on behalf of itself or any Senior Priority Creditor represented thereby, seeks or requests adequate protection in respect of the Senior Priority Obligations and such adequate protection is granted in the form of additional collateral comprising assets of the type of assets that constitute Collateral, then such Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that each other Senior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Senior Priority Obligations owing to such other Senior Priority Agent and the Senior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Senior Priority

Obligations shall be pari passu to each such other Lien on such collateral securing such other Senior Priority Obligations (except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby).

ARTICLE VII

MISCELLANEOUS

Section 7.1 Rights of Subrogation. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no payment by such Junior Priority Agent or any such Junior Priority Creditor to any Senior Priority Agent or Senior Priority Creditor pursuant to the provisions of this Agreement shall entitle such Junior Priority Agent or Junior Priority Creditor to exercise any rights of subrogation in respect thereof until the Discharge of Senior Priority Obligations with respect to the Senior Priority Obligations owed to such Senior Priority Creditors shall have occurred. Following the Discharge of Senior Priority Obligations with respect to the Senior Priority Obligations owed to such Senior Priority Creditors, each Senior Priority Agent agrees to execute such documents, agreements, and instruments as any Junior Priority Agent or Junior Priority Creditor may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Senior Priority Obligations resulting from payments to such Senior Priority Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Senior Priority Agent are paid by such Person upon request for payment thereof.

Section 7.2 Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3 Representations. The Term Loan Agent represents and warrants to each other Agent that it has the requisite power and authority under the Term Loan Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Term Loan Secured Parties. The Initial Junior Priority Agent represents and warrants to each other Agent that it has the requisite power and authority under the Initial Junior Priority Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Initial Junior Priority Creditors. Each Additional Agent represents and warrants to each other Agent that it has the requisite power and authority under the applicable Additional Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and any Additional Credit Facility Secured Parties represented thereby.

Section 7.4 Amendments.

(a) No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by the Term Loan Agent, the Initial Junior Priority Agent and any Additional Agent. Notwithstanding the foregoing, the Company may, without the consent of any Party hereto, amend this Agreement to add an Additional Agent by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement in the form of Exhibit C attached hereto as provided for in the definition of “Term Loan Credit Agreement” or “Initial Junior Priority Credit Facility”, as applicable. No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise affects in any manner, any Additional Agent that is not then a Party, or any Additional Credit Facility Secured Party not then represented by an Additional Agent that is then a Party (including but not limited to any change, alteration, modification or other effect upon any power, privilege, right, remedy, liability or obligation of or other effect upon any such Additional Agent or Additional Credit Facility Secured Party that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Company (regardless of whether any such Additional Agent or Additional Credit Facility Secured Party ever becomes a Party or beneficiary hereof). Any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying any Credit Document, or any term or provision thereof, or any right or obligation of the Company or any other Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Company and each other affected Credit Party.

(b) In the event that any Senior Priority Agent or the requisite Senior Priority Creditors enter into any amendment, waiver or consent in respect of or replace any Senior Priority Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Priority Collateral Document relating to the Collateral or changing in any manner the rights of the Senior Priority Agent, the Senior Priority Creditors, or any Credit Party with respect to the Collateral (including, subject to Section 2.4(b), the release of any Liens on Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Junior Priority Collateral Document without the consent of or any actions by any Junior Priority Agent or any Junior Priority Creditors; provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the Junior Priority Creditors in the Collateral. The applicable Senior Priority Agent shall give written notice of such amendment, waiver or consent to the Junior Priority Agents; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Junior Priority Collateral Document as set forth in this Section 7.4(b).

Section 7.5 Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Term Loan Agent:	[ ]
[ ]
Attention: [ ]
Facsimile: [ ]
Telephone: [ ]

Initial Junior Priority Agent:	[ ]
[ ]
Attention: [ ]
Facsimile: [ ]
Telephone: [ ]

Any Additional Agent:	As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Agent pursuant to Section 7.11.

Section 7.6 No Waiver, Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7 Continuing Agreement, Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect (x) with respect to all Senior Priority Secured Parties and Senior Priority Obligations, until the Discharge of Senior Priority Obligations shall have occurred, subject to Section 5.3 and (y) with respect to all Junior Priority Secured Parties and Junior Priority Obligations, until the later of the Discharge of the Senior Priority Obligations and the Discharge of the Junior Priority Obligations, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior Priority Creditor may assign or otherwise transfer all or any portion of the Senior Priority Obligations or the Junior Priority Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to such Senior Priority Agent, Junior Priority Agent, Senior Priority Creditor or Junior Priority Creditor, as the case may be, herein or otherwise. The Senior Priority Secured Parties and the Junior Priority Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8 Governing Law; Entire Agreement. The validity, performance, and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto (it being understood that this Agreement does not supersede the Base Intercreditor Agreement).

Section 7.9 Counterparts. This Agreement may be executed in any number of counterparts, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof; each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

Section 7.10 No Third-Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Senior Priority Agents, the Senior Priority Creditors, the Junior Priority Agents, the Junior Priority Creditors and the Company and the other Credit Parties. No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 7.11 Designation of Additional Indebtedness; Joinder of Additional Agents.

(a) The Company may designate any Additional Indebtedness complying with the requirements of the definition of “Additional Indebtedness” as Additional Indebtedness for purposes of this Agreement, upon complying with the following conditions:

(i) one or more Additional Agents for one or more Additional Credit Facility Secured Parties in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Company or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to the Term Loan Agent, the Initial Junior Priority Agent and any other Additional Agent then party to this Agreement;

(ii) at least five Business Days (unless a shorter period is agreed in writing by the Parties and the Company) prior to delivery of the Additional Indebtedness Joinder, the Company shall have delivered to the Term Loan Agent, the Initial Junior Priority Agent and any other Additional Agent then party to this Agreement complete and correct copies of any Additional Credit Facility, Additional Guaranties and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation);

(iii) the Company shall have executed and delivered to the Term Loan Agent, the Initial Junior Priority Agent and any other Additional Agent then party to this Agreement the Additional Indebtedness Designation (including whether such Additional Indebtedness is designated Senior Priority Debt or Junior Priority Debt) with respect to such Additional Indebtedness;

(iv) all state and local stamp, recording, filing, intangible and similar taxes or fees (if any) that are payable in connection with the inclusion of such Additional Indebtedness under this Agreement shall have been paid and reasonable evidence thereof shall have been given to the Term Loan Agent, the Initial Junior Priority Agent and any other Additional Agent then party to this Agreement; and

(v) no Event of Default shall have occurred and be continuing.

No Additional Indebtedness may be designated both Senior Priority Debt and Junior Priority Debt.

(b) Upon satisfaction of the conditions specified in the preceding Section 7.11(a), the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Credit Facility Secured Party shall constitute an “Additional Credit Facility Secured Party”, and any Additional Agent for any such Additional Credit Facility Secured Party shall constitute an “Additional Agent” for all purposes under this Agreement. The date on which such conditions specified in clause (a) shall have been satisfied with respect to any Additional Indebtedness is herein called the “Additional Effective Date” with respect to such Additional Indebtedness. Prior to the Additional Effective Date with respect to any Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of the Term Loan Agent, the Initial Junior Priority Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated. On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of the Term Loan Agent, the Initial Junior Priority Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

(c) In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the Term Loan Agent, the Initial Junior Priority Agent and each Additional Agent then party hereto agrees at the Company’s expense (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Term Loan Collateral Documents, Initial Junior Priority Collateral Documents or Additional Collateral Documents, as applicable, and any agreements relating to any security interest in Control Collateral and Cash Collateral, and to make or consent to any filings or take any other actions, as may be reasonably deemed by the Company to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by the applicable Additional Indebtedness Designation delivered pursuant to this Section 7.11 and by this Agreement), and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including, without limitation, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

Section 7.12 Senior Priority Representative; Notice of Senior Priority Representative Change. The Senior Priority Representative shall act for the Senior Priority Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction of the Requisite Senior Priority Holders from time to time. Until a Party (other than the existing Senior Priority Representative) receives written notice from the existing Senior Priority Representative, in accordance with Section 7.5 of this Agreement, of a change in the identity of the Senior Priority Representative, such Party shall be entitled to act as if the existing Senior Priority Representative is in fact the Senior Priority Representative. Each Party (other than the existing Senior Priority Representative) shall be entitled to rely upon any written notice of a change in the identity of the Senior Priority Representative which facially appears to be from the then existing Senior Priority Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing Senior Priority Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the Senior Priority Representative.

Section 7.13 Term Loan Collateral Representative. Each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that prior to the date upon which the Discharge of the Senior Priority Obligations shall have occurred, (x) such Junior Priority Agent shall be ineligible to act as the “Term Loan Collateral Representative” under the Base Intercreditor Agreement and shall not act in such capacity, and for purposes of determining the “Term Loan Collateral Representative” under the Base Intercreditor Agreement the Additional Obligations (as defined in the Base Intercreditor Agreement) of such Junior Priority Creditors shall be disregarded and deemed not obligations, (y) such Junior Priority Creditors shall be ineligible to vote on matters requiring the consent or approval of the “Requisite Term Loan Holders” under the Base Intercreditor Agreement and (z) the Additional Term Loan Obligations (as defined in the Base Intercreditor Agreement) of such Junior Priority Creditors shall be disregarded and deemed not outstanding for purposes of calculating “Requisite Term Loan Holders” under the Base Intercreditor Agreement.

Section 7.14 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Priority Secured Parties and the Junior Priority Secured Parties, respectively. Nothing in this Agreement is intended to or shall impair the rights of the Company or any other Credit Party, or the obligations of the Company or any other Credit Party to pay the Term Loan Obligations, the Initial Junior Priority Obligations and any Additional Obligations as and when the same shall become due and payable in accordance with their terms.

Section 7.15 Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.16 Severability. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

Section 7.17 Attorneys’ Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.18 VENUE; JURY TRIAL WAIVER.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RELATED THERETO, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 7.19 Intercreditor Agreement. This Agreement is the Junior Lien Intercreditor Agreement referred to in the Term Loan Credit Agreement, the Initial Junior Priority Credit Facility and each Additional Credit Facility. Nothing in this Agreement shall be deemed to subordinate the right of any Junior Priority Secured Party to receive payment to the right of any Senior Priority Secured Party (whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.20 No Warranties or Liability. Each Party acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other Term Loan Document, any other Initial Junior Priority Document or any other Additional Document. Except as otherwise provided in this Agreement, each Party will be entitled to manage and supervise its respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.21 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any Term Loan Document, any Initial Junior Priority Document or any Additional Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, in the even of any conflict between the Base Intercreditor Agreement and this Agreement, the provisions of the Base Intercreditor Agreement shall control; provided, however, that as permitted by the Base Intercreditor Agreement this Agreement is intended to constitute a separate writing altering the rights between the Senior Priority Creditors on the one hand and the Junior Priority Creditors on the other hand. The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to, or obligations of, the Company or any other Credit Party in the Term Loan Documents, the Initial Junior Priority Documents or any Additional Documents.

Section 7.22 Information Concerning Financial Condition of the Credit Parties. No Party has any responsibility for keeping any other Party informed of the financial condition of the Credit Parties or of other circumstances bearing upon the risk of nonpayment of the Term Loan Obligations, the Initial Junior Priority Obligations or any Additional Obligations, as applicable. Each Party hereby agrees that no Party shall have any duty to advise any other Party of information known to it regarding such condition or any such circumstances. In the event any Party, in its sole discretion, undertakes at any time or from time to time to provide any information to any other Party to this Agreement, it shall be under no obligation (a) to provide any such information to such other Party or any other Party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

[Signature pages follow]

IN WITNESS WHEREOF, the Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, and the Initial Junior Priority Agent, for and on behalf of itself and the Initial Junior Priority Creditors, have caused this Agreement to be duly executed and delivered as of the date first above written.

[ ], in its capacity as Term Loan Agent

By:
Name:
Title:

By:
Name:
Title:

[ ], in its capacity as Senior Priority Representative

By:
Name:
Title:

By:
Name:
Title:

[ ], in its capacity as Initial Junior Priority Agent

By:
Name:
Title:

[[ ], in its capacity as Additional Agent

By:
Name:
Title:][6]

[6]	Add signature block for any Additional Agents.

S-1

ACKNOWLEDGMENT

Each Credit Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the Term Loan Agent, the Term Loan Secured Parties, the Initial Junior Priority Agent, Initial Junior Priority Creditors, any Additional Agent and any Additional Credit Facility Secured Parties, and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement.

CREDIT PARTIES:

BORROWER

By:
Name:
Title:

[SUBSIDIARY GUARANTORS]

By:
Name:
Title:

S-2

EXHIBIT A

ADDITIONAL INDEBTEDNESS DESIGNATION

DESIGNATION dated as of                  , 20    , by [COMPANY]7 (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Junior Lien Intercreditor Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of [        ], 20[    ], among [        ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Term Loan Agent”) for the Term Loan Secured Parties, [        ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Initial Junior Priority Agent”) for the Initial Junior Priority Secured Parties[[        ], as Additional Agent for the Additional Credit Facility Creditors under the [describe applicable Additional Credit Facility]].8 Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of                  , 20     (the “Additional Credit Facility”), among [list any applicable Credit Party], [list Additional Credit Facility Secured Parties] [and Additional Agent, as agent (the “Additional Agent”)].9

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement. Accordingly:

Section 1. Representations and Warranties. The Company hereby represents and warrants to the Term Loan Agent, the Initial Junior Priority Agent, and any Additional Agent that:

(1) The Additional Indebtedness incurred or to be incurred under the Additional Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement;

(2) all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied; and

(3) on the date hereof there does not exist, and after giving effect to the designation of such Additional Indebtedness there will not exist, any Event of Default.

Section 2. Designation of Additional Indebtedness. The Company hereby designates such Additional Indebtedness as Additional Indebtedness under the Intercreditor Agreement and such Additional Indebtedness shall constitute [Senior Priority Debt] [Junior Priority Debt].

[7]	Revise as appropriate to refer to any permitted successor or assign.
[8]	Revise as appropriate to refer to any successor Term Loan Agent or Initial Junior Priority Agent and to add reference to any previously added Additional Agent.
[9]	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Creditors and any Additional Agent.

Ex. A-1

IN WITNESS WHEREOF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

[COMPANY]

By:
Name:
Title:

Ex. A-2

EXHIBIT B

ADDITIONAL INDEBTEDNESS JOINDER

JOINDER, dated as of                  , 20    , among [COMPANY], a Delaware corporation (“Company”), [        ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Term Loan Agent”)10 for the Term Loan Secured Parties, [        ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Initial Junior Priority Agent”)11 for the Initial Junior Priority Secured Parties, [list any previously added Additional Agent] [and insert name of each Additional Agent under any Additional Credit Facility being added hereby as party] and any successors or assigns thereof, to the Junior Lien Intercreditor Agreement dated as of [        ], 20[    ] (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the Term Loan Agent, [and] the Initial Junior Priority Agent [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of                  , 20     (the “Additional Credit Facility”), among [list any applicable Grantor], [list any applicable Additional Credit Facility Secured Parties (the “Joining Additional Creditors”)] [and insert name of each applicable Additional Agent (the “Joining Additional Agent”)].12

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement. The Company has so designated Additional Indebtedness incurred or to be incurred under the Additional Credit Facility as Additional Indebtedness by means of an Additional Indebtedness Designation.

Accordingly, [the Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,]13 hereby agrees with the Term Loan Agent, the Initial Junior Priority Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining Additional Agent, for itself and on behalf of the Joining Additional
Creditors,]14 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a party to the Intercreditor Agreement.

[10]	Revise as appropriate to refer to any successor Term Loan Agent.
[11]	Revise as appropriate to refer to any successor Initial Junior Priority Agent.
[12]	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Creditors and any Additional Agent.
[13]	Revise as appropriate to refer to any Additional Agent being added hereby and any Additional Creditors represented thereby.
[14]	Revise references throughout as appropriate to refer to the party or parties being added.

Ex. B-1

Section 2. Recognition of Claims. The Term Loan Agent (for itself and on behalf of the Term Loan Secured Parties), the Initial Junior Priority Agent (for itself and on behalf of the Initial Junior Priority Secured Parties) and [each of] the Additional Agent[s](for itself and on behalf of any Additional Credit Facility Secured Parties represented thereby) hereby agree that the interests of the respective Creditors in the Liens granted to the Term Loan Agent, the Initial Junior Priority Agent, or any Additional Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Creditors, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Creditors as provided therein regardless of any claim or defense (including without limitation any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the Term Loan Agent, the Initial Junior Priority Agent, any Additional Agent or any Creditor may be entitled or subject. The Term Loan Agent (for itself and on behalf of the Term Loan Secured Parties), the Initial Junior Priority Agent (for itself and on behalf of the Initial Junior Priority Creditors), and any Additional Agent party to the Intercreditor Agreement (for itself and on behalf of any Additional Credit Facility Secured Parties represented thereby) (a) recognize the existence and validity of the Additional Obligations represented by the Additional Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Credit Facility or other applicable Additional Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations. The [Joining Additional Agent (for itself and on behalf of the Joining Additional Creditors] (a) recognize[s] the existence and validity of the Term Loan Obligations and the existence and validity of the Initial Junior Priority Obligations15 and (b) agree[s] to refrain from making or asserting any claim that the Term Loan Credit Agreement, the Initial Junior Priority Credit Facility or other Term Loan Documents or Initial Junior Priority Documents,16 as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

Section 3. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 4. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[Add Signatures]

[15]	Add reference to any previously added Additional Credit Facility and related Additional Obligations as appropriate.
[16]	Add reference to any previously added Additional Credit Facility and related Additional Documents as appropriate.

Ex. B-2

EXHIBIT C

[TERM LOAN CREDIT AGREEMENT][INITIAL JUNIOR PRIORITY CREDIT FACILITY] JOINDER

JOINDER, dated as of                     , 20    , among [        ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Term Loan Agent”)17 for the Term Loan Secured Parties, [ ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Initial Junior Priority Agent”)18 for the Initial Junior Priority Secured Parties, [list any previously added Additional Agent] [and insert name of additional Term Loan Secured Parties, Term Loan Agent, Initial Junior Priority Secured Parties or Initial Junior Priority Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Junior Lien Intercreditor Agreement dated as of [        ], 20[    ] (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the Term Loan Agent19, [and] the Initial Junior Priority Agent20 [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of                     , 20     (the “Joining [Term Loan Credit Agreement][Initial Junior Priority Credit Facility]”), among [list any applicable Credit Party], [list any applicable new Term Loan Secured Parties or new Initial Junior Priority Secured Parties, as applicable (the “Joining [Term Loan][Initial Junior Priority] Secured Parties”)] [and insert name of each applicable Agent (the “Joining [Term Loan][Initial Junior Priority] Agent”)].21

The Joining [Term Loan][Initial Junior Priority] Agent, for itself and on behalf of the Joining [Term Loan][Initial Junior Priority]22 Secured Parties, hereby agrees with the Company and the other Grantors, the [Term Loan][Initial Junior Priority] Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining [Term Loan][Initial Junior Priority] Agent, for itself and on behalf of the Joining [Term Loan][Initial Junior Priority] Secured Parties,]23 hereby agrees to

[17]	Revise as appropriate to refer to any successor Term Loan Agent.
[18]	Revise as appropriate to refer to any successor Initial Junior Priority Agent.
[19]	Revise as appropriate to describe predecessor Term Loan Agent or Term Loan Secured Parties, if joinder is for a new Term Loan Credit Agreement.
[20]	Revise as appropriate to describe predecessor Initial Junior Priority Agent or Initial Junior Priority Secured Parties, if joinder is for a new Initial Junior Priority Credit Facility.
[21]	Revise as appropriate to refer to the new credit facility, Secured Parties and Agents.
[22]	Revise as appropriate to refer to any Agent being added hereby and any Secured Parties represented thereby.
[23]	Revise references throughout as appropriate to refer to the party or parties being added.

Ex. C-1

be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][a] [Term Loan][Initial Junior Priority] Agent. As of the date hereof, the Joining [Term Loan Credit Agreement][Initial Junior Priority Credit Facility] shall be deemed [the][a] [Term Loan Credit Agreement][Initial Junior Priority Credit Facility] under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.

Section 2. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [Term Loan][Initial Junior Priority] Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 3. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[ADD SIGNATURES]

Ex. C-2

EXHIBIT M

to

CREDIT AGREEMENT

FORM OF AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

Reference is made to the Amended and Restated Credit Agreement (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein being used herein as therein defined), dated as of December 1, 2016, among ENVISION HEALTHCARE CORPORATION, a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (as defined therein). Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

                     (the “Assignor”) and                      (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Transfer Effective Date (as defined below), an interest (the “Assigned Interest”) as set forth in Schedule 1 in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents with respect to those credit facilities provided for in the Credit Agreement as are set forth on Schedule 1 (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1.

2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the Assigned Interest and that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches the Note(s), if any, held by it evidencing the Assigned Facilities [and requests that the Administrative Agent exchange such Note(s) for a new Note or Notes payable to the Assignee and (if the Assignor has retained any interest in the Assigned Facilities) a new Note or Notes payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date)].33 The Assignor acknowledges and agrees that in connection with this assignment, (1) the Assignee is an Affiliated Lender and it or its Affiliates may have, and later may come into possession of, information regarding the Loans or the Loan Parties that is not known to the Assignor and that may be material to a decision by such Assignor to assign the Assigned Interests (such information, the “Excluded Information”), (2) such Assignor has independently, without reliance on the

[33]	Should only be requested when specifically required by the Assignee and/or the Assignor, as the case may be.

EXHIBIT M

to

CREDIT AGREEMENT

Assignee, the Borrower, any of its Subsidiaries, any Agent or any other Lender or any of their respective Affiliates, made its own analysis and determination to participate in such assignment notwithstanding such Assignor’s lack of knowledge of the Excluded Information, (3) none of the Assignee, its Subsidiaries, the Agent, the other Lenders or any of their respective Affiliates shall have any liability to the Assignor, and the Assignor hereby waives and releases, to the extent permitted by law, any claims such may have against the Assignee, its Subsidiaries, the Agents, the other Lenders and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (4) the Excluded Information may not be available to the Agents or the other Lenders.

3. The Assignee (a) represents and warrants that (i) it is legally authorized to enter into this Assignment and Assumption (ii) it is an Affiliated Lender; (iii) [each of the terms and conditions set forth Section 11.6(h)(i) of the Credit Agreement have been satisfied with respect to this Assignment and Assumption;]34 (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Subsection 5.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) [agrees that it shall not be permitted to attend or participate in, and shall not attend or participate in, any “lender-only” meetings or receive any related “lender-only” information;]35 (e) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (f) hereby affirms the acknowledgements and representations of such Assignee as a Lender contained in Subsection 10.5 of the Credit Agreement; and (g) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Subsection 11.16 of the Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Subsection 4.11(b) of the Credit Agreement.

4. The effective date of this Assignment and Assumption shall be [            ], [        ] (the “Transfer Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to Subsection 11.6 of the Credit Agreement, effective as of the Transfer Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5. Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Transfer Effective Date or accrued subsequent to the Transfer Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.

[34]	Insert if Assignee is not an Affiliated Debt Fund.
[35]	Insert if Assignee is not an Affiliated Debt Fund.

Ex. M-2

EXHIBIT M

to

CREDIT AGREEMENT

6. From and after the Transfer Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of an Affiliated Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement, but shall nevertheless continue to be entitled to the benefits of (and bound by related obligations under) Subsections 4.10, 4.11, 4.12, 4.13 and 11.5 thereof.

7. Notwithstanding any other provision hereof, if the consents of the Borrower and the Administrative Agent hereto are required under Subsection 11.6 of the Credit Agreement, this Assignment and Assumption shall not be effective unless such consents shall have been obtained.

8. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Ex. M-3

SCHEDULE 1

to

EXHIBIT M

ASSIGNMENT AND ACCEPTANCE

Re: Amended and Restated Credit Agreement (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of December 1, 2016, among ENVISION HEALTHCARE CORPORATION, a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined therein).

Name of Assignor: Name of Assignee:

Transfer Effective Date of Assignment:

Credit Facility Assigned	Aggregate Amount of Term Loans for all Lenders	Amount of Term Loans Assigned

	%	$

[NAME OF ASSIGNEE]		[NAME OF ASSIGNOR]

By:		By:
	Name:		Name:
	Title:		Title:

Accepted for recording in the Register:		Consented To:

JPMORGAN CHASE BANK, N.A., as Administrative Agent		[ENVISION HEALTHCARE CORPORATION

By:		By:
	Name:	Name:
	Title:	Title:	][36]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[36]	Insert only as required by Subsection 11.6 of the Credit Agreement.

EXHIBIT N

to

CREDIT AGREEMENT

FORM OF ACCEPTANCE AND PREPAYMENT NOTICE

JPMORGAN CHASE BANK, N.A.,

     as Administrative Agent under the

     Credit Agreement referred to below

[                    ]

[DATE]

Attention: [                    ]

Re:	ENVISION HEALTHCARE CORPORATION

This Acceptance and Prepayment Notice is delivered to you pursuant to Subsection 4.4(i)(iv) of that certain Amended and Restated Credit Agreement (together with all exhibits and schedules thereto and as the same may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of December 1, 2016, among ENVISION HEALTHCARE CORPORATION, a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined therein). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to Subsection 4.4(i)(iv) of the Credit Agreement, the Borrower hereby notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [●]% (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.

The Borrower expressly agrees that this Acceptance and Prepayment Notice and is subject to the provisions of Subsection 4.4(i) of the Credit Agreement.

The Borrower hereby represents and warrants to the Administrative Agent [,][and] [the Lenders of the Initial Term Loans] [[and]] the Lenders of the [●, 20●]37 Tranche[s]] as follows:

1. At the time of making the Discounted Term Loan Prepayment contemplated by Subsection 4.4(i)(iv), after giving effect thereto, Total Liquidity is equal to or greater than $100.0 million.

[37]	List multiple Tranches if applicable.

2. [At least ten Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date.][At least three Business Days have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.]38

The Borrower acknowledges that the Administrative Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.

The Borrower requests that Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Acceptance and Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[38]	Insert applicable representation.

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

ENVISION HEALTHCARE CORPORATION

By:
Name:
Title:

EXHIBIT O

to

CREDIT AGREEMENT

FORM OF DISCOUNT RANGE PREPAYMENT NOTICE

JPMORGAN CHASE BANK, N.A.,

     as Administrative Agent under the

     Credit Agreement referred to below

[                    ]

[DATE]

Attention: [                    ]

Re:	ENVISION HEALTHCARE CORPORATION

This Discount Range Prepayment Notice is delivered to you pursuant to Subsection 4.4(i)(iii) of that certain Amended and Restated Credit Agreement (together with all exhibits and schedules thereto and as the same may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of December 1, 2016, among ENVISION HEALTHCARE CORPORATION, a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined therein). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to Subsection 4.4(i)(iii) of the Credit Agreement, the Borrower hereby requests that each [Lender of the Initial Term Loans] [[and] each Lender of the [●, 20●]39 Tranche[s]] submit a Discount Range Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the Borrower to each [Lender of the Initial Term Loans] [[and to each] Lender of the [●, 20●]40 Tranche[(s)]].

2. The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is [$[●] of Initial Term Loans] [[and] $[●] of the [●, 20●]41 Tranche[(s)] of Incremental Term Loans] (the “Discount Range Prepayment Amount”).42

3. The Borrower is willing to make Discount Term Loan Prepayments at a percentage discount to par value greater than or equal to [●]% but less than or equal to [●]% (the “Discount Range”).

[39]	List multiple Tranches if applicable.
[40]	List multiple Tranches if applicable.
[41]	List multiple Tranches if applicable.
[42]	Minimum of $10.0 million and whole increments of $1.0 million.

To make an offer in connection with this solicitation, you are required to deliver to the Administrative Agent a Discount Range Prepayment Offer on or before 5:00 p.m. New York time on the date that is three Business Days following the dated delivery of the notice pursuant to Subsection 4.4(i)(i) of the Credit Agreement.

The Borrower hereby represents and warrants to the Administrative Agent and the [Lenders] [[and the] Lenders of the [●, 20●]43 Tranche[s]] as follows:

1. At the time of making the Discounted Term Loan Prepayment contemplated by Subsection 4.4(i)(i) of the Credit Agreement, after giving effect thereto, Total Liquidity is equal to or greater than $100.0 million.

2. [At least ten Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date.][At least three Business Days have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.]44

The Borrower acknowledges that the Administrative Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

The Borrower requests that Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Discount Range Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[43]	List multiple Tranches if applicable.
[44]	Insert applicable representation.

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

ENVISION HEALTHCARE CORPORATION

By:
Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

EXHIBIT P

to

CREDIT AGREEMENT

FORM OF DISCOUNT RANGE PREPAYMENT OFFER

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent under the

Credit Agreement referred to below

[                    ]

[DATE]

Attention: [                    ]

Re:	ENVISION HEALTHCARE CORPORATION

Reference is made to (a) that certain Amended and Restated Credit Agreement (together with all exhibits and schedules thereto and as the same may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of December 1, 2016, among ENVISION HEALTHCARE CORPORATION, a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined therein) and (b) that certain Discount Range Prepayment Notice, dated             , 20    , from the Borrower (the “Discount Range Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Subsection 4.4(i)(iii) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1. This Discount Range Prepayment Offer is available only for prepayment on the [Initial Term Loans] [[and the] [●, 20●]45 Tranche[s]] held by the undersigned.

2. The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Initial Term Loans - $[●]]

[[●, 20●]46 Tranche[s] - $[●]]

[45]	List multiple Tranches if applicable.
[46]	List multiple Tranches if applicable.

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [●]% (the “Submitted Discount”).

The undersigned Lender hereby expressly consents and agrees to a prepayment of its [Initial Term Loans] [[and its] [●, 20●]47 Tranche[s]] indicated above pursuant to Subsection 4.4(i) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate Outstanding Amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[47]	List multiple Tranches if applicable.

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[ ]

By:
Name
Title:

By:
Name
Title:

EXHIBIT Q

to

CREDIT AGREEMENT

FORM OF SOLICITED DISCOUNTED PREPAYMENT NOTICE

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent under the

Credit Agreement referred to below

[                    ]

[DATE]

Attention: [                    ]

Re:	ENVISION HEALTHCARE CORPORATION

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Subsection 4.4(i)(iv) of that certain Amended and Restated Credit Agreement (together with all exhibits and schedules thereto and as the same may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of December 1, 2016, among ENVISION HEALTHCARE CORPORATION, a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined therein). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to Subsection 4.4(i)(iv) of the Credit Agreement, the hereby requests that [each Lender of the Initial Term Loans] [[and] each Lender of the [●, 20●]48 Tranche[s]] submit a Solicited Discounted Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discounted Prepayment Offers is extended at the sole discretion of the Borrower to each [Lender of the Initial Term Loans] [[and to each] Lender of the [●, 20●]49 Tranche[s]].

2. The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):50

[Initial Term Loans - $[●]]

[48]	List multiple Tranches if applicable.
[49]	List multiple Tranches if applicable.
[50]	Minimum of $10.0 million and whole increments of $1.0 million.

[[●, 20●]51 Tranche[s] - $[●]]

To make an offer in connection with this solicitation, you are required to deliver to the Administrative Agent a Solicited Discounted Prepayment Offer on or before 5:00 p.m. New York time on the date that is three Business Days following delivery of this notice pursuant to Subsection 4.4(i)(iv) of the Credit Agreement.

The Borrower requests that Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[51]	List multiple Tranches if applicable.

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

ENVISION HEALTHCARE CORPORATION

By:
Name:
Title:

Enclosure: Form of Solicited Discounted Prepayment Offer

EXHIBIT R

to

CREDIT AGREEMENT

FORM OF SOLICITED DISCOUNTED PREPAYMENT OFFER

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent under the

Credit Agreement referred to below

[                    ]

[DATE]

Attention: [                    ]

Re:	ENVISION HEALTHCARE CORPORATION

Reference is made to (a) that certain Amended and Restated Credit Agreement (together with all exhibits and schedules thereto and as the same may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of December 1, 2016, among ENVISION HEALTHCARE CORPORATION, a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined therein) and (b) that certain Solicited Discounted Prepayment Notice, dated             , 20    , from the Borrower (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice on or before the third Business Day following your receipt of this notice.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Subsection 4.4(i)(iv) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1. This Solicited Discounted Prepayment Offer is available only for prepayment on the [Initial Term Loans][[and the] [●, 20●]52 Tranche[s]] held by the undersigned.

2. The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):

[Initial Term Loans - $[●]]

[52]	List multiple Tranches if applicable.

[[●, 20●]53 Tranche[s] - $[●]]

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [●]% (the “Offered Discount”).

The undersigned Lender hereby expressly consents and agrees to a prepayment of its [Initial Term Loans] [[and its] [●, 20●]54 Tranche[s]] pursuant to Subsection 4.4(i) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate Outstanding Amount not to exceed such Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[53]	List multiple Tranches if applicable.
[54]	List multiple Tranches if applicable.

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

[ ]

By:
Name
Title:

By:
Name
Title:

EXHIBIT S

to

CREDIT AGREEMENT

FORM OF SPECIFIED DISCOUNT PREPAYMENT NOTICE

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent under the

Credit Agreement referred to below

[                    ]

[DATE]

Attention: [                    ]

Re:	ENVISION HEALTHCARE CORPORATION

This Specified Discount Prepayment Notice is delivered to you pursuant to Subsection 4.4(i)(ii) of that certain Amended and Restated Credit Agreement (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of December 1, 2016, among ENVISION HEALTHCARE CORPORATION, a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (as defined therein). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to Subsection 4.4(i)(ii) of the Credit Agreement, the Borrower hereby offers to make a Discounted Term Loan Prepayment to each [Lender of the Initial Term Loans] [[and to each] Lender of the [●, 20●]1 Tranche[s]] on the following terms:

1. This Borrower Offer of Specified Discount Prepayment is available only to each [Lender of the Initial Term Loans] [[and to each] Lender of the [●, 20●]2 Tranche[s]].

2. The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that will be made in connection with this offer shall not exceed $[●] of the [Initial Term Loans] [[and $[●] of the] [●, 20●]3 Tranche[(s)] of Incremental Term Loans] (the “Specified Discount Prepayment Amount”).4

3. The percentage discount to par value at which such Discounted Term Loan Prepayment will be made is [●]% (the “Specified Discount”).

To accept this offer, you are required to submit to the Administrative Agent a Specified Discount Prepayment Response on or before 5:00 p.m. New York time on the date that is three (3) Business Days following the date of delivery of this notice pursuant to Subsection 4.4(i)(ii) of the Credit Agreement.

[1]	List multiple Tranches if applicable.
[2]	List multiple Tranches if applicable.
[3]	List multiple Tranches if applicable.
[4]	Minimum of $10.0 million and whole increments of $1.0 million.

The Borrower hereby represents and warrants to the Administrative Agent [and the Lenders] [[and] each Lender of the [●, 20●]5 Tranche[s]] as follows:

1. At the time of making the Discounted Term Loan Prepayment contemplated by Subsection 4.4(i)(ii) of the Credit Agreement, after giving effect thereto, Total Liquidity is equal to or greater than $100.0 million.

2. [At least ten Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date.][At least three Business Days have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.]6

The Borrower acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

The Borrower requests that Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Specified Discount Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[5]	List multiple Tranches if applicable.
[6]	Insert applicable representation.

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

ENVISION HEALTHCARE CORPORATION

By:
Name:
Title:

Enclosure: Form of Specified Discount Prepayment Response

EXHIBIT T

to

CREDIT AGREEMENT

FORM OF SPECIFIED DISCOUNT PREPAYMENT RESPONSE

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent under the

Credit Agreement referred to below

[                    ]

[DATE]

Attention: [                    ]

Re:	ENVISION HEALTHCARE CORPORATION

Reference is made to (a) that certain Amended and Restated Credit Agreement (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of December 1, 2016, among ENVISION HEALTHCARE CORPORATION, a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (as defined therein) and (b) that certain Specified Discount Prepayment Notice, dated             , 20    , from the Borrower (the “Specified Discount Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Subsection 4.4(i)(ii) of the Credit Agreement, that it is willing to accept a prepayment of the following [Tranches of] Term Loans held by such Lender at the Specified Discount in an aggregate Outstanding Amount as follows:

[Initial Term Loans - $[●]]

[[●, 20●]1 Tranche[s] - $[●]]

The undersigned Lender hereby expressly consents and agrees to a prepayment of its [Initial Term Loans][[and its] [●, 20●]2 Tranche[s]] pursuant to Subsection 4.4(i)(ii) of the Credit Agreement at a price equal to the Specified Discount in the aggregate Outstanding Amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[1]	List multiple Tranches if applicable.
[2]	List multiple Tranches if applicable.

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[ ]

By:
Name
Title:

By:
Name
Title: